AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 6, 1997
                                                    REGISTRATION NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ----------------
                                   FORM S-4
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                                ----------------
                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             Delaware                                3845                               77-0148208
   (STATE OR OTHER JURISDICTION          (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)               IDENTIFICATION NO.)

                           47257 Fremont Boulevard
                          Fremont, California 94538
                                (510) 623-9001
 (ADDRESS,   INCLUDING POSTAL OR ZIP CODE, AND TELEPHONE NUMBER,  INCLUDING AREA
             CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES )

                        The Prentice Hall Corporation
                               1013 Centre Road
                             Wilmington, DE 19805
                                 302-998-0595
   (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                         CODE, OF AGENT FOR SERVICE)
                                ----------------
                               with copies to:
        Jay L. Margulies, Esq.                      Lowell S. Lifschultz, Esq.
Thelen, Marrin, Johnson & Bridges LLP                   Seth Truwit, Esq.
333 West San Carlos Street, 17th Floor             Epstein Becker & Green, P.C.
   San Jose, California 95110-2701                 250 Park Avenue, 14th Floor
                                                     New York, New York 10177


   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AT THE EFFECTIVE TIME OF THE MERGER (THE "MERGER") OF SUNRISE ACQUISITION, INC., A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF SUNRISE TECHNOLOGIES, INC., A DELAWARE CORPORATION, WITH AND INTO EYESYS TECHNOLOGIES, INC., A DELAWARE CORPORATION ("EYESYS"), AS DESCRIBED HEREIN.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                ----------------


                                     CALCULATION OF REGISTRATION FEE
==========================================================================================================
                                                     PROPOSED
                                                 MAXIMUM OFFERING   PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF       AMOUNT TO BE        PRICE PER      AGGREGATE OFFERING     AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED(1)        UNIT(2)            PRICE(2)       REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
Common Stock                  12,411,429 shares      $0.9434          $11,708,702         $3,548.09
----------------------------------------------------------------------------------------------------------
Warrants to Purchase Common
 Stock                               --                 --                 --                    --
----------------------------------------------------------------------------------------------------------

(1) Pursuant to the Merger, an aggregate of 12,411,429 shares of Common Stock of the registrant ("Common Stock") will be (a) issued to holders of convertible subordinated notes, preferred stock or common stock of EyeSys ("EyeSys Stock"), (b) reserved for issuance pursuant to options and warrants to purchase Common Stock to be granted as a result of the Merger to holders of vested options and warrants to purchase EyeSys Stock, or (c) issued to Cowen & Company as partial payment for its services to EyeSys. Any exercise of options or warrants to purchase EyeSys Stock prior to the consummation of the Merger will increase the number of shares of Common Stock issued pursuant to the Merger, and will correspondingly decrease the number of options or warrants granted (and the number of shares of Common Stock reserved for issuance pursuant thereto) as a result of the Merger.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended.

                                ----------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                           46257 FREMONT BOULEVARD
                          FREMONT, CALIFORNIA 94538
                                                                          , 1997

Dear Stockholder:

   You are cordially invited to attend a Special Meeting (the "Sunrise Special Meeting") of the holders of common stock ("Sunrise Stock") of Sunrise
Technologies  International,  Inc.  ("Sunrise"),  to be held on           , 1997
at        a.m., local time, at                    , located at             .

   At the Sunrise Special Meeting, you will be asked to consider and vote upon certain matters in connection with an Agreement and Plan of Merger dated as of December 27, 1996 (the "Merger Agreement"), among Sunrise, Sunrise Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Sunrise ("Merger Sub"), and EyeSys Technologies, a Delaware corporation ("EyeSys"), providing for the merger (the "Merger") of Merger Sub with and into EyeSys, as described in the accompanying Joint Proxy Statement/Prospectus (the "Merger Proposals"). You also will be asked to consider and vote upon two proposals (together, the "Sale Proposals") to sell substantially all of the assets of Sunrise relating to its dental business (the "Asset Sale" and, together with the Merger, the "Proposed Transactions").

   Pursuant to the Merger, Sunrise will issue, or reserve for issuance, up to an aggregate of 12,411,429 shares of Sunrise Stock, subject to adjustment in certain circumstances ("Merger Shares"), to (i) holders of common and preferred stock of EyeSys ("EyeSys Stock"), (ii) holders of vested options and warrants to purchase EyeSys Stock, (iii) holders of convertible subordinated notes of EyeSys and (iv) Cowen & Company as partial payment for its services to EyeSys in connection with the Merger, all as more fully described in the accompanying Joint Proxy Statement/Prospectus under the caption "The Merger and Related Agreements." Holders of vested options and warrants to purchase EyeSys Stock will receive options and warrants, respectively, to purchase Merger Shares (collectively, "Merger Options"). Approval of the Merger Proposals is necessary to permit the issuance of the Merger Shares and Merger Options.

   Sunrise's Board of Directors has unanimously approved the Proposed Transactions, as well as the Merger Agreement and the transactions contemplated thereby, and unanimously recommends a vote in favor of the Merger Proposals and the Sale Proposals.

   In the material accompanying this letter, you will find a Notice of Special Meeting and a Joint Proxy Statement/Prospectus relating to the actions to be taken by Sunrise's stockholders at the Sunrise Special Meeting. The Joint Proxy Statement/Prospectus more fully describes the Merger Agreement and the Proposed Transactions and includes important information concerning Sunrise and EyeSys.

   Whether or not you plan to attend the Sunrise Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your Proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it has been voted at the Sunrise Special Meeting. If you attend the Sunrise Special Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,


                                          David W. Light
                                          Chairman of the Board and Chief
                                          Executive Officer

                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                           46257 FREMONT BOULEVARD
                          FREMONT, CALIFORNIA 94538
                                ----------------
                          NOTICE OF SPECIAL MEETING

TO THE STOCKHOLDERS OF SUNRISE TECHNOLOGIES INTERNATIONAL, INC.:

   You are cordially invited to attend a Special Meeting (the "Sunrise Special Meeting") of the holders of common stock, par value $0.001 per share ("Sunrise Stock"), of Sunrise Technologies International, Inc. ("Sunrise"), to be held on
        ,              , 1997 at        a.m., local time, at        , located at
               .

   At the Sunrise Special Meeting, you will be asked to consider and vote upon certain matters in connection with an Agreement and Plan of Merger dated as of December 27, 1996 (the "Merger Agreement"), among Sunrise, Sunrise Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Sunrise ("Merger Sub"), and EyeSys Technologies, a Delaware corporation ("EyeSys"), providing for the merger (the "Merger") of Merger Sub with and into EyeSys, as described in the accompanying Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus. You also will be asked to consider and vote upon two proposals (together, the "Sale Proposals") to sell substantially all of the assets of Sunrise relating to its dental business (the "Asset Sale" and, together with the Merger, the "Proposed Transactions").

   Specifically, you will be asked to vote on the following matters (the "Proposals"):

   1. To amend Sunrise's Certificate of Incorporation to increase the number of shares of Company Stock authorized to be issued from 40,000,000 to 75,000,000.

   2. To adopt a new stock option plan (the "New Stock Plan") pursuant to which Sunrise would be authorized to issue up to 3,000,000 shares of Sunrise Stock, approximately 330,550 of which shares would be reserved for issuance to persons who are granted options to purchase Sunrise Stock pursuant to the Merger. A copy of the New Stock Plan is attached as Appendix C to the accompanying Joint Proxy Statement/Prospectus.

   3. To approve the Asset Sale to Lares Research, substantially on the terms contained in the Lares Letter of Intent, described in the accompanying Joint Proxy Statement/Prospectus.

   4. To approve the Asset Sale to another purchaser on terms substantially similar to those contained in the Lares Letter of Intent.

   5. For the transaction of such other business as may properly come before said meeting or adjournments thereof.

   You may vote on each of the Proposals independently. Consummation of the Merger is conditioned upon approval of each of Proposals 1 and 2 (together, the "Merger Proposals"). In addition, as one of the conditions to closing the Merger, Sunrise must enter into a binding agreement for the Asset Sale. Approval of each of the Proposals will require the affirmative vote of a majority of the outstanding shares of Sunrise Stock entitled to vote at the Sunrise Special Meeting.

   The Proposed Transactions and the Merger Agreement are more fully described in the accompanying Joint Proxy Statement/Prospectus. Pursuant to the Merger, Sunrise will issue, or reserve for issuance, up to an aggregate of 12,411,429 shares of Sunrise Stock, subject to adjustment in certain circumstances ("Merger Shares"), to (i) holders of common and preferred stock of EyeSys ("EyeSys Stock"), (ii) holders of vested options and warrants to purchase EyeSys Stock,
(iii) holders of convertible subordinated notes of EyeSys and (iv) Cowen & Company as partial payment for its services to EyeSys in connection with the Merger, all as more fully described in the accompanying Joint Proxy
Statement/Prospectus under the caption "The Merger and Related Agreements." Holders of vested options and warrants to purchase EyeSys Stock will receive options and warrants, respectively, to purchase Merger Shares (collectively, "Merger Options"). Approval of the Merger Proposals is necessary to permit the issuance of the Merger Shares and Merger Options.

   In addition to your review of the details of the Proposed Transactions appearing in the accompanying Joint Proxy Statement/Prospectus and in the Merger Agreement, you should carefully review the investment considerations associated with the Proposed Transactions discussed under the section entitled "Risk Factors" in the accompanying Joint Proxy Statement/Prospectus.

   If the Merger is consummated, holders of EyeSys Stock that are entitled to vote to approve the Merger but that do not vote in favor of the Merger and that otherwise comply with Section 262(d) of the Delaware General Corporation Law, as amended (the "Delaware Law"), will be entitled to dissenters' appraisal rights with respect to their shares. The procedures involved in the exercise of such appraisal rights are described in the accompanying Joint Proxy Statement/Prospectus and in Section 262 of the Delaware Law, a copy of which is attached as Appendix B to the Joint Proxy Statement/Prospectus.

   The Board of Directors has fixed the close of business on December 13, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the Sunrise Special Meeting and at any adjournment or postponement thereof.

                                          Sincerely,


                                          David W. Light
                                          Chairman of the Board and Chief
                                          Executive Officer

Fremont, California
                  , 1997

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE
MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE RETURNED A PROXY. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                          EYESYS TECHNOLOGIES, INC.
                               2776 BINGLE ROAD
                              HOUSTON, TX 77055

                                                                          , 1997


Dear Stockholder:

   You are cordially invited to attend a Special Meeting (the "EyeSys Special Meeting") of the holders of common stock, par value $0.001 per share, Series A Preferred Stock and Series B Preferred Stock (collectively, "EyeSys Stock") of EyeSys Technologies, Inc., a Delaware corporation ("EyeSys"), to be held on February 25, 1997 at 10:00 a.m., local time, at EyeSys, located at 2776 Bingle Road, Houston, Texas.

   At the EyeSys Special Meeting, you will be asked to consider and vote upon the adoption of an Agreement and Plan of Merger, dated as of December 27, 1996 (the "Merger Agreement"), among Sunrise Technologies International, Inc., a Delaware corporation ("Sunrise"), Sunrise Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Sunrise ("Merger Sub"), and EyeSys, providing for the merger (the "Merger") of Merger Sub with and into EyeSys, as described in the accompanying Joint Proxy Statement/Prospectus. In connection with the adoption of the Merger Agreement, you will be asked to approve certain amendments to the Certificate of Incorporation of EyeSys, which are necessary to effect the Merger on the terms set forth in the Merger Agreement.

   Pursuant to the Merger, Sunrise will issue, or reserve for issuance, up to an aggregate of 12,411,429 shares of common stock of Sunrise, subject to adjustment in certain circumstances ("Merger Shares"), to (i) holders of EyeSys Stock, (ii) holders of vested options and warrants to purchase EyeSys Stock, (iii) holders of convertible subordinated notes of EyeSys and (iv) Cowen & Company as partial payment for its services to EyeSys in connection with the Merger, all as more fully described in the accompanying Joint Proxy Statement/Prospectus under the caption "The Merger and Related Agreements." Holders of vested options and warrants to purchase EyeSys Stock will receive options and warrants, respectively, to purchase Merger Shares.

   The Board of Directors of EyeSys has unanimously approved the Merger Agreement and the transactions contemplated thereby and unanimously recommends a vote (i) in favor of adoption of the Merger Agreement and approval of the Merger and (ii) in favor of the amendments to the Certificate of Incorporation.

   In the material accompanying this letter, you will find a Notice of Special Meeting and a Joint Proxy Statement/Prospectus relating to the actions to be taken by holders of EyeSys Stock at the EyeSys Special Meeting. The Joint Proxy Statement/Prospectus more fully describes the Merger and the Merger Agreement and includes important information concerning Sunrise and EyeSys.

   Whether or not you plan to attend the EyeSys Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your Proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it has been voted at the EyeSys Special Meeting. If you attend the EyeSys Special Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,


                                          Youssef F. Wakil
                                          Chairman of the Board

                          EYESYS TECHNOLOGIES, INC.
                               2776 BINGLE ROAD
                              HOUSTON, TX 77055
                              --------------------
                           NOTICE OF SPECIAL MEETING

TO THE STOCKHOLDERS OF EYESYS TECHNOLOGIES, INC.:

   You are cordially invited to attend a Special Meeting (the "EyeSys Special Meeting") of the holders of common stock, par value $0.001 per share ("EyeSys Common Stock"), Series A Preferred Stock and Series B Preferred Stock (together, "EyeSys Preferred Stock" and, collectively with EyeSys Common Stock "EyeSys Stock") of EyeSys Technologies, Inc., a Delaware corporation ("EyeSys"), to be held on Tuesday, February 25, 1997 at 10:00 a.m, local time, at EyeSys, located at 2776 Bingle Road, Houston, Texas.

   At the EyeSys Special Meeting, you will be asked to consider and vote upon the adoption of an Agreement and Plan of Merger, dated as of December 27, 1996 (the "Merger Agreement"), among Sunrise Technologies International, Inc., a Delaware corporation ("Sunrise"), Sunrise Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Sunrise ("Merger Sub"), and EyeSys. The Merger Agreement provides for the merger (the "Merger") of Merger Sub with and into EyeSys, with EyeSys surviving as a wholly owned subsidiary of Sunrise and provides that, at the effective time of the Merger (the "Effective Time"), the outstanding shares of EyeSys Stock, vested options and warrants to purchase EyeSys Common Stock, warrants to purchase Series B Preferred Stock and EyeSys Notes (defined herein) will be converted into the right to receive an aggregate of 12,186,479 shares of common stock of Sunrise ("Sunrise Stock"), subject to adjustment for fractional shares, and 224,950 shares of Sunrise Stock will be issued to Cowen & Company as partial payment for its services to EyeSys in connection with the Merger (collectively, the "Merger Shares"), all as more fully described in the accompanying Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Appendix A to the Joint Proxy Statement/Prospectus.

   As a condition to consummation of the Merger, holders of at least 85% of the principal on the convertible subordinated notes of EyeSys due 1997 ("EyeSys Notes") outstanding as of the date of the Merger Agreement (collectively, the "Converting Noteholders"), in accordance with the terms of the EyeSys Notes, shall have surrendered all of their EyeSys Notes to EyeSys and shall have converted such EyeSys Notes, and all accrued but unpaid interest thereon, into EyeSys Common Stock. Pursuant to the terms of the EyeSys Notes, the directors must determine the fair market value of the EyeSys Common Stock, which for purposes of converting the Converting Noteholders' EyeSys Notes shall be the product of the Deemed Sunrise Stock Value (defined herein) and the Common Stock Conversion Price (as defined in the accompanying Joint Proxy Statement/Prospectus). As a further condition to consummation of the Merger, all holders of EyeSys Notes other than the Converting Noteholders shall have agreed
(i) to receive Merger Shares in payment of their EyeSys Notes and (ii) to value the Merger Shares at the greater of (A) the average of the closing bid prices per share over the five (5) day period ending three (3) business days prior to the closing of the Merger Agreement (the "Average Stock Price") and (B) $1.25 per share (the greater of (A) and (B), the "Deemed Sunrise Stock Value"). In addition, as a further condition to consummation of the Merger, holders of a majority of the principal amount of EyeSys Notes outstanding prior to conversion by the Converting Noteholders shall have approved the Proposals (defined herein).

   The following matters (the "Proposals") will be submitted to the stockholders of EyeSys:

      1. Subject to all other conditions of the Merger Agreement having been satisfied, approval to amend Section 4.2.4(b)(ii) of the Restated Certificate of Incorporation of EyeSys (the "EyeSys Certificate") to provide that the Merger Shares will be valued at the Deemed Sunrise Stock Value (the "Series A Amendment");

      2. Subject to all other conditions of the Merger Agreement having been satisfied, approval to amend Section 4.3.4(c) of the EyeSys Certificate to provide that the Merger Shares will be valued at the Deemed Sunrise Stock Value (the "Series B Amendment" and, together with the Series A Amendment, the "Charter Amendments");

      3. Provided that Proposals 1 and 2, above, are approved by the requisite votes, approval and adoption of the Merger Agreement. Giving effect to the conversion of the EyeSys Notes held by the Converting Noteholders, the foregoing amendments to the EyeSys Notes by holders other than the Converting Noteholders and approval of the Charter Amendments, the shares of EyeSys Common Stock will be converted into the right to receive a minimum of 0.195 Merger Shares (assuming (a) a Deemed Sunrise Stock Value of $1.25 per share, and (b) an Effective Time of February 28, 1997).

   A copy of the proposed Charter Amendments is attached as Appendix D to the accompanying Joint Proxy Statement/Prospectus.

   In addition to your review of the details of the Merger appearing in the accompanying Joint Proxy Statement/Prospectus and in the Merger Agreement, you should carefully review the investment considerations associated with the Merger discussed under the section entitled "Risk Factors" in the accompanying Joint Proxy Statement/Prospectus.

   If the Merger is consummated, stockholders of EyeSys that are entitled to vote to approve the Merger but that do not vote in favor of the Merger and that otherwise comply with Section 262(d) of the Delaware General Corporation Law, as amended (the "Delaware Law"), will be entitled to dissenters' appraisal rights with respect to their shares. The procedures involved in the exercise of such appraisal rights are described in the accompanying Joint Proxy Statement/Prospectus and in Section 262 of the Delaware Law, a copy of which is attached as Appendix B to the accompanying Joint Proxy Statement/Prospectus.

   The Board of Directors has fixed the close of business on January 29, 1997, as the record date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

                                          Sincerely,


                                          Youssef F. Wakil
                                          Chairman of the Board

Houston, Texas
        , 1997

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE EYESYS SPECIAL MEETING IN PERSON. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE RETURNED A PROXY. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

   Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Joint Proxy Statement/Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                SUBJECT TO COMPLETION, DATED JANUARY 3, 1997

                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                          EYESYS TECHNOLOGIES, INC.
                            JOINT PROXY STATEMENT
                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                                  PROSPECTUS
                            ------------------------
   This Joint Proxy Statement/Prospectus is being furnished to (a) holders of common stock, par value $0.001 per share ("Sunrise Stock"), of Sunrise Technologies International, Inc., a Delaware corporation ("Sunrise" or the "Company"), (b) holders of common stock, par value $0.001 per share ("EyeSys Common Stock"), Series A Preferred Stock and Series B Preferred Stock (collectively with the EyeSys Common Stock, "EyeSys Stock") and convertible subordinated notes due 1997 ("EyeSys Notes") of EyeSys Technologies, Inc., a Delaware corporation ("EyeSys"), and (c) Cowen & Company, in connection with the proposed merger (the "Merger") of Sunrise Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Sunrise ("Merger Sub"), with and into EyeSys, pursuant to an Agreement and Plan of Merger dated as of December 27, 1996 (the "Merger Agreement"), among Sunrise, Merger Sub and EyeSys. As a result of the Merger, EyeSys will become a wholly owned subsidiary of Sunrise. This Joint Proxy Statement/Prospectus is also being furnished to holders of Sunrise Stock in connection with the proposed sale by Sunrise of substantially all of its assets relating to its dental business (the "Asset Sale").

   Pursuant to the Merger, Sunrise will issue, or reserve for issuance, up to an aggregate of 12,411,429 shares of Sunrise Stock, subject to adjustment in certain circumstances ("Merger Shares"), to (A) holders of (i) EyeSys Stock,
(ii) vested options to purchase EyeSys Common Stock ("EyeSys Options"), (iii) warrants to purchase EyeSys Common Stock ("EyeSys Common Warrants") and warrants to purchase Series B Preferred Stock of EyeSys ("EyeSys Preferred Warrants" and, together with the EyeSys Common Warrants, "EyeSys Warrants"), and (iv) EyeSys Notes, as more fully described under the caption "The Merger and Related Agreements--Manner and Basis of Converting Securities" and "--Treatment of Options and Warrants" and (B) Cowen & Company ("Cowen") as partial payment for their services to EyeSys in connection with the Merger. Holders of EyeSys Options and EyeSys Warrants will receive options and warrants, respectively, to purchase Merger Shares.

   SEE "RISK FACTORS" BEGINNING ON PAGE FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE PROPOSALS TO BE VOTED ON AT THE SPECIAL MEETINGS AND THE ACQUISITION OF THE SECURITIES OFFERED HEREBY.

   This Joint Proxy Statement/Prospectus constitutes (a) the Proxy Statement of Sunrise relating to the special meeting of holders of Sunrise Stock, scheduled to be held on February __, 1997 (the "Sunrise Special Meeting"), (b) the Proxy Statement of EyeSys relating to the special meeting of holders of EyeSys Stock, scheduled to be held on February 25, 1997 (the "EyeSys Special Meeting" and, together with the Sunrise Special Meeting, the "Special Meetings"), and (c) the Prospectus of Sunrise constituting part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") relating to the Merger Shares. All information herein with respect to Sunrise or Merger Sub has been provided by Sunrise, and all information herein with respect to EyeSys has been provided by EyeSys.

   This Joint Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to holders of Sunrise Stock and holders of EyeSys Stock on or about January , 1997, in connection with the solicitation of proxies by management of the respective companies for use at the respective Special Meetings.

         NEITHER THE MERGER NOR THE ISSUANCES OF THE SECURITIES OFFERED
         HEREBY HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Joint Proxy Statement/Prospectus is           .

                              TABLE OF CONTENTS

                                                                    PAGE
AVAILABLE INFORMATION ..........................................      3
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS ................      3
JOINT PROXY STATEMENT/PROSPECTUS SUMMARY .......................      4
   The Companies ...............................................      4
   Special Meetings ............................................      5
   Reasons for the Merger ......................................      6
   The Merger and Related Transactions .........................      7
   Price Range of Common Stock; Dividend Data ..................     11
   Comparison of Rights of Stockholders ........................     11
   New Stock Plan ..............................................     11
   Asset Sale ..................................................     12
SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
 SELECTED FINANCIAL INFORMATION ................................     13
EYESYS TECHNOLOGIES, INC. SELECTED FINANCIAL INFORMATION  ......     14
PRO FORMA (UNAUDITED) CONDENSED COMBINED
 FINANCIAL INFORMATION .........................................     15
RISK FACTORS ...................................................     17
SPECIAL MEETINGS ...............................................     22
THE MERGER AND RELATED TRANSACTION .............................     27
   General .....................................................     27
   Manner and Basis of Converting Securities ...................     27
   Treatment of Options and Warrants ...........................     29
   Conditions to the Merger ....................................     29
   Interests of Certain Persons in the Merger ..................     29
   Restrictions on Resales of Merger Shares ....................     30
   Indemnification; Escrow Agreement ...........................     31
   Certain Federal Income Tax Consequences .....................     32
   Accounting Treatment ........................................     33
   Amendment and Termination ...................................     34
REASONS FOR THE MERGER .........................................     34
MANAGEMENT FOLLOWING THE MERGER ................................     40
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS  ...     44
DESCRIPTION OF SUNRISE COMMON STOCK ............................     52
SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT  ......     54
COMPARISON OF RIGHTS OF HOLDERS OF SUNRISE STOCK AND
 HOLDERS OF EYESYS STOCK .......................................     54
INFORMATION ABOUT SUNRISE ......................................     57
INFORMATION ABOUT EYESYS .......................................     67
AMENDMENT OF SUNRISE'S CERTIFICATE OF INCORPORATION  ...........     75
AMENDMENT OF EYESYS' CERTIFICATE OF INCORPORATION ..............     75
THE NEW STOCK PLAN .............................................     77
THE ASSET SALE .................................................     79
EXPERTS ........................................................     81
LEGAL MATTERS ..................................................     81
INDEX TO FINANCIAL STATEMENTS ..................................    F-1

                            AVAILABLE INFORMATION

   The Company has filed with the Commission a Registration Statement on Form S-4 (together with any amendments, supplements, exhibits, annexes and schedules thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations thereunder, with respect to the Sunrise Stock offered hereby. This Joint Proxy Statement/Prospectus does not include all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in the Joint Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W.,
Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information that the Company files with the Commission electronically are contained in the Internet Web site maintained by the Commission. The Commission's Web site address is http:// www.sec.gov.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THESE MATTERS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR EYESYS. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

               DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This Joint Proxy Statement/Prospectus, as it may be amended or supplemented, and certain documents incorporated by reference herein contain both statements of historical fact and "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Examples of forward-looking statements include: (i) projections of revenue, income, earnings, capital expenditures, dividends, capital structure and other financial items, (ii) statements of the plans and objectives of Sunrise, EyeSys or management of either company, (iii) statements of the future economic performance of Sunrise, EyeSys or the combined company and (iv) the assumptions underlying statements regarding Sunrise, EyeSys or their businesses. Important factors, risks and uncertainties that could cause actual results to differ materially from any forward-looking statements ("Cautionary Statements") are disclosed herein, under the caption "Risk Factors" and elsewhere. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                   JOINT PROXY STATEMENT/PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus and in the exhibits and appendices hereto. In particular, this summary does not contain a complete statement of all provisions of the proposals to be voted on or a complete description of the Merger Agreement.


                                THE COMPANIES

SUNRISE AND MERGER SUB

   Sunrise develops, manufactures and markets laser and other systems for applications in ophthalmology and dentistry.

 The Ophthalmic Business

   Sunrise has developed a patented laser corneal shaping product (the "Sunrise Corneal Shaping System") using laser thermal keratoplasty for the correction of certain refractive disorders of the eye. The Sunrise Corneal Shaping System is designed to treat hyperopia (farsightedness) and presbyopia (loss of variable focusing over distances), disorders which affect hundreds of millions of people worldwide. Currently, eyeglasses or contact lenses are the only means of restoring normal vision to persons affected by these refractive disorders. The Sunrise Corneal Shaping System employs a holmium laser to selectively shrink the collagen in the cornea, thereby changing the curvature of the cornea and the refractive power of the eye, without removing any corneal tissue.

   The Sunrise Corneal Shaping System currently is undergoing premarket clinical studies in the United States as required by the Food and Drug Administration (the "FDA"). Approval from the FDA is required before the Sunrise Corneal Shaping System may be sold commercially in the United States. There can be no assurance FDA approval will be obtained. In any event, the Company does not expect to receive FDA approval prior to 1999. The Sunrise Corneal Shaping System presently is in use in over 10 foreign countries where regulatory approval is not required or has already been achieved.

 The Dental Business

   Although recently Sunrise's primary efforts have been focused on the engineering and development of laser products used in the ophthalmic business, Sunrise began as a developer and manufacturer of dental laser systems. Through the end of 1991, Sunrise was the exclusive developer and manufacturer of dental laser systems for American Dental Technologies, Inc. ("ADT"), and received substantially all of its revenues from the sale of its dLase Dental Laser System (the "Sunrise dLase System") to ADT. Sunrise's exclusive relationship with ADT has since been terminated, and Sunrise has been marketing its dental laser systems directly. In 1990, Sunrise received FDA market clearance to sell the Sunrise dLase System in the United States for soft tissue applications; however, it has not received FDA market clearance for the Sunrise dLase System for hard tissue applications.

   In 1993, pursuant to a joint development and manufacturing agreement with Danville Engineering, Sunrise commenced development of the MicroPrep cavity preparation system (the "Sunrise MicroPrep System"), an air abrasion system used to prepare a cavity for restorative material. Sunrise began distribution of the system in the second quarter of 1994. In October 1995, Sunrise introduced the Associate cavity preparation system, a table-top version of the Sunrise MicroPrep System.

 Principal Executive Offices

   Sunrise was incorporated in 1987 under the laws of the State of California and was reincorporated in 1993 under the laws of the State of Delaware. Prior to effectiveness of the Merger, Merger Sub will be incorporated under the laws of the State of Delaware, for the sole purpose of effecting the Merger. The principal executive offices of Sunrise are, and the principal executive offices of Merger Sub will be, located at 47257 Fremont Boulevard, Fremont, California 94538; telephone (510) 623-9001.

EYESYS TECHNOLOGIES, INC.

   EyeSys  designs,   develops  and  markets  a  line  of  non-invasive  corneal topography systems for use by ophthalmologists and optometrists in surgical planning and evaluation, diagnosis of corneal pathologies and contact lens fitting. Founded in 1986, EyeSys has installed more than 3,000 systems.

   Since late 1994, EyeSys' primary product has been the EyeSys 2000 Corneal Analysis System (the "EyeSys System 2000"). The EyeSys System 2000 combines proprietary hardware used for capturing an image of the patient's cornea, proprietary software used to analyze the captured image and a personal computer to control the hardware and to run the software. The output of the EyeSys System 2000 is a color-coded map of the shape and curvature of the human cornea.

   EyeSys markets its products on a worldwide basis through a combination of direct employees, independent manufacturer representatives and international distributors. EyeSys currently has approximately 40 employees.

   EyeSys was incorporated in 1986 under the laws of the State of Texas and was reincorporated in 1994 under the laws of the State of Delaware. Its principal executive offices are located at 2776 Bingle Road, Houston, Texas 77055; telephone (713) 465-1921.

                               SPECIAL MEETINGS

   The Sunrise Special Meeting is scheduled to be held on                      ,
                  , 1997 at              a.m., local time, at                  ,
located at               . At the Sunrise  Special  Meeting,  holders of Sunrise
Stock will be asked (a) to amend the Certificate of Incorporation of Sunrise (the "Sunrise Certificate") to increase the number of shares of Sunrise Stock authorized to be issued from 40,000,000 to 75,000,000, (b) to adopt the New Stock Plan, pursuant to which Sunrise would be authorized to issue up to 3,000,000 shares of Sunrise Stock, approximately 330,550 of which shares would be reserved for issuance to persons who are granted Sunrise Options (together, the "Sunrise Merger Proposals"), and (c) to approve the Asset Sale either to Lares Research or to another purchaser, substantially on the terms set forth in this Joint Proxy Statement/Prospectus (together, the "Sale Proposals" and, collectively with the Sunrise Merger Proposals, the "Sunrise Proposals").

   Approval of each of the Sunrise Proposals requires the affirmative vote by the holders of a majority (13,934,307 shares) of the Sunrise Stock outstanding as of the Sunrise Record Date.

   The EyeSys Special Meeting is scheduled to be held on Tuesday, February 25, 1997 at 10:00 a.m., local time, at EyeSys, located at 2776 Bingle Road, Houston, Texas. At the EyeSys Special Meeting, holders of EyeSys Stock will be asked (a) to amend Sections 4.2.4(b)(ii) and 4.3.4(c) of the Restated Certificate of Incorporation of EyeSys (the "EyeSys Certificate") to revise certain terms of the Series A Preferred Stock and Series B Preferred Stock (together, the "Charter Amendments"), and (b) to adopt the Merger Agreement and approve the consummation of the Merger and other transactions contemplated thereby (together, the "EyeSys Merger Proposals"). By amending the EyeSys Certificate as set forth in EyeSys Merger Proposals 1 and 2, holders of EyeSys Preferred Stock are agreeing to a minimum deemed value for the Merger Shares of $1.25 per share. If the price per Merger Share, as determined pursuant to the EyeSys Certificate currently in effect, were less than $1.25 per share, holders of EyeSys Preferred Stock would receive fewer Merger Shares than they would have been entitled to receive had such amendments not been approved.

   Approval of each of the Charter  Amendments  requires the affirmative vote of
(a) a majority (4,621,278 shares) of the (i) 3,354,307 shares of EyeSys Common Stock outstanding on the EyeSys Record Date (defined herein), (ii) the 198,479 shares of EyeSys Common Stock into which the 101,784 shares of Series A Preferred Stock outstanding on the EyeSys Record Date are convertible under the EyeSys Certificate based upon the current conversion rate of 1.95 shares of Common Stock for each share of Series A Preferred Stock, and (iii) the 5,522,624 shares of EyeSys Common Stock into which the 4,953,026 shares of Series B Preferred Stock outstanding on the EyeSys Record Date are convertible under the

EyeSys Certificate based upon the current conversion rate of 1.115 shares of Common Stock for each share of Series B Preferred Stock (collectively, the "EyeSys Voting Shares"), all classes of EyeSys Stock voting as one class, (b) holders of a majority of the principal amount of the EyeSys Notes outstanding prior to conversion by the Converting Noteholders, and (c) at least 67% (3,318,528 shares) of the 4,953,026 shares of Series B Preferred Stock outstanding on the EyeSys Record Date, voting as a separate class. Approval of the amendment to Section 4.2.4(b)(ii) of the EyeSys Certificate also requires the approval of a majority (50,893 shares) of the 101,784 shares of Series A Preferred Stock outstanding on the EyeSys Record Date, voting as a separate class.

   Approval and adoption of the Merger Agreement requires the affirmative vote of holders of (a) a majority (4,621,278 shares) of the EyeSys Voting Shares, voting as one class, (b) at least 67% (3,318,528 shares) of the 4,953,026 shares of Series B Preferred Stock outstanding on the EyeSys Record Date, voting as a separate class, and (c) a majority of the principal amount of the EyeSys Notes outstanding prior to conversion by the Converting Noteholders.

                            REASONS FOR THE MERGER

SUNRISE

   Management of Sunrise believes that the Merger is in the best interests of Sunrise and its stockholders. Based on its observations of and experience in the high technology sector of the eye care industry, management believes that the most successful companies are those that provide multiple technologies to a specific market segment. The target market for Sunrise's ophthalmologic systems generally is the same as the target market for EyeSys systems, and EyeSys currently has an established marketing network and large customer base, particularly outside the United States. The Merger automatically will increase the number of technologies that the Company can offer to the combined customer base, and both EyeSys and Sunrise are currently in the process of developing additional technologies and systems. Sunrise also expects to benefit from the economies of scale that the Merger can provide. For example, EyeSys has an experienced, relatively low-cost manufacturing facility in Houston, Texas, where following the Merger Sunrise intends to consolidate manufacturing operations of the combined companies.

EYESYS

   The board of directors of EyeSys has unanimously determined that the Merger is in the best interests of the EyeSys stockholders and recommends a vote in favor of the Merger Agreement. In early 1996, management of EyeSys determined that EyeSys would need to pursue a strategy that would enable it to broaden its product offerings to leverage its distribution channel and achieve profitability. At the same time, management realized that future growth and product development was becoming severely constrained by the requirement for additional capital resources. Under these circumstances, the EyeSys board of directors suggested that the interests of the EyeSys stockholders might best be served by some form of strategic transaction, including (i) the sale of EyeSys,
(ii) an initial public offering or (iii) additional stockholder financings. Management of EyeSys conferred with several financial advisors with respect to this suggestion and, in March 1996, the board of directors authorized EyeSys to retain Cowen & Company, based primarily on Cowen's strengths in the health care industry. In particular, EyeSys believed that Cowen was best suited to provide EyeSys with access to other companies that might be interested in a strategic transaction with EyeSys.

   In reaching its decision to approve the Merger Agreement, the directors reviewed and considered a number of relevant factors, including but not limited to (i) information concerning Sunrise's and EyeSys' respective businesses, current and historical financial performance, operations, products, technologies and management; (ii) the financial condition of the combined companies after the Merger; (iii) the current financial market conditions and historical market prices, volatility and trading information with respect to Sunrise Stock; (iv) publicly available information on Sunrise; (v) a review of other possible merger candidates, their readiness to move to an offer and estimates of their valuation placed on EyeSys; (vi) the prospects of EyeSys continuing as an independent company; (vii) alternative forms of growth financing, including an initial public offering; (viii) the extensive marketing effort undertaken by Cowen in connection with the sale of EyeSys; (ix) the terms and conditions of the Merger, including the parties' representations, warranties and obligations thereunder; (x) the consideration given to the stockholders of EyeSys, including a review of the fairness opinion presented by Cowen; and (xi) the effect of the Merger on the employees and customers of EyeSys. A copy of the fairness opinion presented by Cowen to the board of directors of EyeSys is attached hereto as Appendix E.

                     THE MERGER AND RELATED TRANSACTIONS

EFFECTS OF THE MERGER

   Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into EyeSys and EyeSys, as the surviving corporation, will become a wholly owned subsidiary of Sunrise. Holders of EyeSys Stock and holders of EyeSys Notes will become holders of Sunrise Stock. Holders of EyeSys Options and EyeSys Warrants will become holders of options to purchase Sunrise Stock (collectively, "Sunrise Options") and warrants to purchase Sunrise Stock (collectively, "Sunrise Warrants" and, together with the Sunrise Options, "Merger Options"), respectively. Cowen will receive 224,950 Merger Shares (the "Cowen Shares") as partial payment for its services to EyeSys in connection with the Merger.

EFFECTIVE TIME OF THE MERGER

   Provided that all conditions to consummation of the Merger have been met, the closing of the Merger Agreement (the "Closing") will occur as soon as practicable following the Special Meetings. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (the "Effective Time"). It is anticipated that the Effective Time will be on or about February 28, 1997.

MANNER AND BASIS OF CONVERTING SECURITIES

   The capitalization of EyeSys consists of EyeSys Common Stock, Series A Preferred Stock and Series B Preferred Stock. In addition, EyeSys has outstanding EyeSys Options, EyeSys Warrants and EyeSys Notes. Allocation of the Merger Shares to the holders of such securities will be based upon the greater of (a) the average of the closing bid prices of Sunrise Stock, on a per share basis, over the five (5) day period ending three business days prior the closing of the Merger Agreement (the "Average Stock Price"), and (b) $1.25 per share (the greater of (a) and (b), the "Deemed Sunrise Stock Value").

   As a condition to consummation of the Merger, holders of at least 85% of the principal on the EyeSys Notes outstanding as of the date of the Merger Agreement (collectively, the "Converting Noteholders"), in accordance with the terms of the EyeSys Notes, shall have converted such EyeSys Notes, and all accrued but unpaid interest thereon ("Interest"), into EyeSys Common Stock. Pursuant to the terms of the EyeSys Notes, the directors must determine the fair market value of the EyeSys Common Stock, which for purposes of converting the Converting Noteholders' EyeSys Notes shall be the product of the Deemed Sunrise Stock Value (defined herein) and the Common Stock Conversion Price (defined herein). As a further condition to consummation of the Merger, all holders of EyeSys Notes other than the Converting Noteholders (collectively, the "Nonconverting Noteholders") shall have agreed (i) to receive Merger Shares in payment of their EyeSys Notes and (ii) to value the Merger Shares at the Deemed Sunrise Stock Value. As of the date hereof, the aggregate principal amount of EyeSys Notes outstanding is $2,999,993, of which noteholders that are directors of EyeSys or affiliates of directors of EyeSys (collectively, "Affiliated Noteholders") hold an aggregate principal amount of approximately $2,639,993, representing 88% of the outstanding EyeSys Notes. Assuming conversion of EyeSys Notes into EyeSys Common Stock by all of the Affiliated Noteholders, but not by any other EyeSys Noteholders, between the date hereof and the Effective Time and assuming an Effective Time of February 28, 1997, pursuant to the Merger, the Nonconverting Noteholders will have the right to receive in the aggregate a maximum of 889,443 Merger Shares. Converting Noteholders will have the right to receive Merger Shares based solely on their ownership of the EyeSys Common Stock acquired upon conversion of their EyeSys Notes.

   Each share of Series B Preferred Stock shall be converted into the right to receive such number of Merger Shares as is determined by adding (a) the Series B Preference (defined herein) divided by the Deemed Sunrise Stock Value and (b) the Series B Participation (defined herein). Prior to any allocation of Merger Shares to holders of Series A Preferred Stock or EyeSys Common Stock Equivalents (defined herein), Merger Shares having a value of $1.26 plus accumulated but unpaid dividends on the Series B Preferred Stock through the Effective Time ("Dividends") shall be allocated to each share of Series B Preferred Stock (the "Series B Preference"). Following the allocation of Merger Shares to the Series A Preferred Stock, holders of Series B Preferred Stock shall participate in any allocation to holders of other EyeSys Common Stock Equivalents based on the Series B Conversion Rate (defined herein). Such allocation to each share of Series B Preferred Stock (the "Series B Participation") shall be determined by multiplying (i) the number of shares of EyeSys Common Stock into which each share of Series B Preferred Stock is convertible (the "Series B Conversion Rate") by (ii) the Common Stock Conversion Rate (defined herein). As of the date hereof, an aggregate of 4,953,026 shares of Series B Preferred Stock are outstanding and the Series B Conversion Rate is 1.115 shares. Assuming no conversion of Series B Preferred Stock into EyeSys Common Stock and no exercise of EyeSys Preferred Warrants between the date hereof and the Closing and assuming an Effective Time of February 28, 1997, pursuant to the Merger, the holders of the Series B Preferred Stock will have the right to receive in the aggregate a maximum of 7,035,435 Merger Shares.

   Holders of EyeSys Preferred Warrants, because they do not hold the underlying Series B Preferred Stock, are not entitled to dividends on such Series B Preferred Stock. However, pursuant to the Merger, such holders are entitled to receive a preference equal to $1.26 per share of Series B Preferred Stock underlying the EyeSys Preferred Warrant (the "Warrant Preference"). The number of shares of Sunrise Stock underlying each Sunrise Warrant shall include shares of Sunrise Stock attributable to the Warrant Preference. As of the date hereof, EyeSys Preferred Warrants to purchase an aggregate of 134,921 shares of Series B Preferred Stock are outstanding and the exercise price of such warrants is $1.26 per share. The maximum number of Merger Shares that will be allocated to the Warrant Preference pursuant to the Merger is 136,000.

   Each share of Series A Preferred Stock shall be converted into the right to receive such number of Merger Shares as is determined by dividing the Series A Preference (defined herein) by the Deemed Sunrise Stock Value. Prior to any allocation of Merger Shares to holders of EyeSys Common Stock Equivalents, Merger Shares having a value of $7.00 shall be allocated to each share of Series A Preferred Stock (the "Series A Preference"). As of the date hereof, an aggregate of 101,784 shares of Series A Preferred Stock are outstanding. Assuming no conversion of Series A Preferred Stock into EyeSys Common Stock between the date hereof and the Effective Time, the holders of Series A Preferred Stock will have the right to receive in the aggregate a maximum of 569,990 Merger Shares.

   The Merger Shares remaining after allocation of Merger Shares to satisfy (i) the rights of the Nonconverting Noteholders, (ii) the Series B Preference, (iii) the Warrant Preference, (iv) the Series A Preference and (v) payment of the Cowen Shares (the "Remaining Merger Shares") shall be allocated to the holders of EyeSys Common Stock, Series B Preferred Stock, EyeSys Options and EyeSys Warrants (collectively, the "EyeSys Common Stock Equivalents"), based on the Common Stock Conversion Rate (defined herein). For purposes of allocating Merger Shares, the number of EyeSys Common Stock Equivalents shall be determined by adding the number of shares of EyeSys Common Stock (a) outstanding immediately prior to the Effective Time, including shares of EyeSys Common Stock issuable to Converting Noteholders, (b) issuable pursuant to the exercise of EyeSys Options and EyeSys Common Warrants outstanding immediately prior to the Effective Time,
(c) into which the Series B Preferred Stock outstanding immediately prior to the Effective Time is convertible immediately prior to the Merger and

(d) into which the Series B Preferred Stock underlying the EyeSys Preferred Warrants outstanding immediately prior to the Effective Time would have been convertible immediately prior to the Merger if the EyeSys Preferred Warrants had been exercised. The EyeSys Common Stock Equivalents shall share the Remaining Merger Shares on a pro rata basis, except that holders of EyeSys Common Stock and Series B Preferred Stock shall be entitled to receive Merger Shares and holders of EyeSys Options and EyeSys Warrants shall receive Merger Options. Therefore, the number of Merger Shares into which each EyeSys Common Stock Equivalent shall be convertible (the "Common Stock Conversion Rate") shall be equal to the number of Remaining Merger Shares divided by the number of EyeSys Common Stock Equivalents. Assuming no conversion of Series B Preferred Stock or Series A Preferred Stock into EyeSys Common Stock between the date hereof and the Effective Time and assuming an Effective Time of February 28, 1997, the Common Stock Conversion Rate will be at least 0.195. Accordingly, pursuant to the Merger, each share of EyeSys Common Stock, and each EyeSys Common Stock Equivalent, shall be converted into the right to receive at least 0.195 Merger Shares.

TREATMENT OF OPTIONS AND WARRANTS

   Sunrise shall substitute Sunrise Options and Sunrise Warrants for EyeSys Options and EyeSys Common Warrants, respectively, based on the Common Stock Conversion Rate. The exercise price of each Merger Option shall be the exercise price of the EyeSys Option or EyeSys Common Warrant surrendered divided by the Common Stock Conversion Rate. For example, if the Common Stock Conversion Rate is 0.25, a holder of an EyeSys Option to purchase 1,000 shares of EyeSys Common Stock for $0.50 per share shall receive, pursuant to the Merger, a Sunrise Option to purchase 250 shares of Sunrise Stock for $2.00 per share.

   Sunrise shall substitute Sunrise Warrants for EyeSys Preferred Warrants outstanding as of the Effective Time, based on the Series B Conversion Rate, the Common Stock Conversion Rate and the Warrant Preference. The number of shares of Sunrise Stock underlying each Sunrise Warrant shall be equal to the number of shares of Series B Preferred Stock underlying the EyeSys Preferred Warrant surrendered multiplied by the sum of (a) the Series B Conversion Rate multiplied by the Common Stock Conversion Rate (representing the participation portion of the warrant) and (b) the Warrant Preference per share divided by the Deemed Sunrise Stock Value (representing the preference portion of the warrant). For example, if the Series B Conversion Ratio is 1.115, the Common Stock Conversion Rate is 0.195, and the Deemed Sunrise Stock Value is $1.25 per share, a holder of an EyeSys Preferred Warrant to purchase 10,000 shares of Series B Preferred Stock for $1.26 per share shall receive, pursuant to the Merger, a Sunrise Warrant to purchase 12,254 shares of Sunrise Stock for approximately $1.03 per share.

   Options to purchase EyeSys Common Stock that are not vested at the time of the Merger ("Unvested EyeSys Options") shall be substituted with unvested options to purchase Sunrise Stock ("Unvested Sunrise Options"), based on the Common Stock Conversion Rate. The vesting schedules applicable to the Unvested EyeSys Options shall apply to the Unvested Sunrise Options.

CONDITIONS TO THE MERGER

   Consummation of the Merger is subject to certain conditions, including without limitation: (a) approval of the EyeSys Merger Proposals; (b) approval of the Sunrise Merger Proposals; (c) agreement of Silicon Valley Bank or another lender acceptable to Sunrise to continue the Loan Agreement (defined herein) for at least one year following the Effective Time, at advance rates no greater than those specified in the Loan Agreement and with adjustments to the loan covenants as reflect the merged companies and as are acceptable to Sunrise; (d) consummation of a financing by Sunrise that has produced the greater of (i) $1,700,000 in cash or liquid assets and (ii) sufficient cash or liquid assets to pay certain costs related to the Merger and to cover the reasonably anticipated working capital requirements of Sunrise and EyeSys for at least three (3) months after the Effective Time; (e) execution of a binding agreement for the Asset Sale, for a cash purchase price of at least $4,000,000; (f) execution of all of the Lock Up

Agreements; (g) conversion of at least 85% of the EyeSys Notes outstanding as of the date of the Merger Agreement into EyeSys Common Stock, and (h) declaration of effectiveness of the Registration Statement by the Commission.

LOCK-UP AGREEMENTS

   Each holder of EyeSys Stock that will be entitled to receive pursuant to the Merger more than 125,000 Merger Shares, other than Cowen, will enter into a lock-up agreement with Sunrise which will (i) prohibit for 90 days following the Effective Time the sale of any Merger Shares, and (ii) limit monthly sales of Merger Shares during the following nine-month period to 50,000 shares.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

   The boards of directors of Sunrise and EyeSys have unanimously recommended to their respective stockholders adoption of the Merger Agreement and approval of the transactions contemplated thereby. In considering such recommendations, stockholders should be aware that certain officers and directors of Sunrise and EyeSys may have substantial interests in the Merger, separate from their interests arising from their ownership of securities of Sunrise or EyeSys. Upon consummation of the Merger, it is expected that James E. Crawford, III, a director of EyeSys, will be appointed to the board of directors of Sunrise, and that David W. Light and C. Russell Trenary, III, executive officers of Sunrise, will become executive officers of EyeSys.

   Merger Shares acquired by persons that are affiliates (within the meaning of Rule 145 under the Securities Act) of EyeSys immediately prior to the Effective Time will be registered by Sunrise under the Securities Act as soon as practicable following the expiration of the Lock-Up Agreements.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   If consummated in accordance with the Merger Agreement, the Merger will be a reorganization within the meaning of Internal Revenue Code sections 368(a)(1)(A) and 368(a)(2)(E). Accordingly, (1) no gain or loss will be recognized on the exchange of EyeSys Stock for Sunrise Stock, (2) the tax basis of the Sunrise Stock in the hands of a former EyeSys stockholder will be equal to the basis of the EyeSys Stock surrendered in exchange therefor, and (3) the holding period of the Sunrise Stock in the hands of a former EyeSys stockholder will include the holding period of the EyeSys Stock exchanged therefor, provided that the EyeSys Stock was held as a capital asset at the time of the Merger. For additional details regarding federal income tax consequences of the Merger, including a discussion of the consequences to holders of EyeSys Notes, see "The Merger and Related Transactions--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

   As required by generally accepted accounting principles, the Merger will be accounted for under the purchase method of accounting.

AMENDMENT AND TERMINATION OF THE MERGER AGREEMENT

   An amendment to the Merger Agreement may be made in writing, if signed by the party against whom enforcement of such amendment is sought.

   Notwithstanding adoption of the Merger Agreement by the stockholders of Sunrise and EyeSys, the Merger Agreement may be terminated by written consent of all of the parties at any time prior to the closing. In certain circumstances, such as a breach of the Merger Agreement or if the closing has not occurred by February 28, 1997, any one party may terminate the Merger Agreement by delivery of written notice to the other parties. In the event of termination of the Merger Agreement, all of the parties shall bear their own costs associated with the Merger Agreement and the transactions contemplated thereby. Termination of the Merger Agreement shall not relieve any party from any liability for a breach of the Merger Agreement prior to such termination.

APPRAISAL RIGHTS

   If the Merger is consummated, holders of EyeSys Stock that are entitled to vote to approve the Merger but that do not vote in favor of the Merger and that otherwise comply with Section 262(d) of the Delaware General Corporation Law, as amended (the "Delaware Law"), will be entitled to dissenters' appraisal rights with respect to their shares. The procedures involved in the exercise of such appraisal rights are described herein and in Section 262 of the Delaware Law, a copy of which is attached as Appendix B to the Joint Proxy Statement/Prospectus.

                  PRICE RANGE OF COMMON STOCK; DIVIDEND DATA

   Sunrise Stock is traded in the over-the-counter market. Price information for Sunrise Stock may be obtained from the OTC Bulletin Board. On October 31, 1996, the last trading day prior to the announcement by Sunrise and EyeSys that they had reached an agreement concerning the Merger, the closing price of Sunrise Stock as reported on the OTC Bulletin Board was $1.75 per share. On December 30, 1996, the closing price of Sunrise Stock as reported on the OTC Bulletin Board was $0.906 per share.

   In the past three years, Sunrise has not declared or paid any cash dividend on the Sunrise Stock. Sunrise currently intends to retain any and all future earnings to finance its business. Accordingly, Sunrise does not anticipate paying cash or other dividends on the Sunrise Stock in the foreseeable future.

                     COMPARISON OF RIGHTS OF STOCKHOLDERS

   The rights of holders of EyeSys Stock currently are governed by the General Corporation Law of the State of Delaware (the "Delaware Law"), the EyeSys
Certificate and the Bylaws of EyeSys. Upon consummation of the Merger, stockholders of EyeSys will become stockholders of Sunrise and their rights as stockholders of Sunrise, which is also a Delaware corporation, will be governed by the Delaware Law, the Sunrise Certificate and the Bylaws of Sunrise. In addition, preferred stockholders of EyeSys will become common stockholders of Sunrise. See "Comparison of Rights of Holders of Sunrise Stock and Holders of EyeSys Stock."

                                NEW STOCK PLAN

   If the Merger is consummated, Sunrise Options will be substituted for all the outstanding EyeSys Options and all of the Unvested EyeSys Options. At the Sunrise Special Meeting, holders of Sunrise Stock will be asked to adopt and approve a new stock option plan (the "New Stock Plan") pursuant to which Sunrise would be authorized to issue up to 3,000,000 shares of Sunrise Stock, approximately 330,550 of which shares would be reserved for issuance to persons who had been holders of EyeSys Options or Unvested EyeSys Options and who, as a result of the Merger, receive Merger Options or Unvested Sunrise options, assuming no exercise of EyeSys Options between the date hereof and the Closing. The remaining options under the New Stock Plan will be issuable to employees, directors and consultants of Sunrise, as determined from time to time by the administrator of the New Stock Plan. A copy of the New Stock Plan is attached as Appendix C to this Joint Proxy Statement/Prospectus.

   In 1988, Sunrise adopted the 1988 Stock Option Plan (the "Existing Stock Plan"). Sunrise is authorized to issue up to 3,750,000 shares of Sunrise Stock pursuant to options granted under the Existing Stock Plan ("Existing Plan Options"). As of November 30, 1996, 447,037 shares of Sunrise Stock had been issued pursuant to Existing Plan Options and Existing Plan Options to purchase an additional 2,949,438 shares of Sunrise Stock remained outstanding. The Existing Stock Plan expires in 1998. If the New Stock Plan is adopted, Sunrise will not issue any additional Existing Plan Options. Existing Plan Options outstanding as of the Effective Time will not be affected by the adoption of the New Stock Plan.

   The terms of the New Stock Plan are substantially similar to the terms of the Existing Stock Plan, except that the New Stock Plan (i) enables the administrator of the plan to qualify certain grants for favorable tax treatment,
(ii) provides for transferability of certain options granted under the plan to members of an optionee's immediate family, certain estate planning trusts and other entities; and (iii) expires in 2007.

                                  ASSET SALE

   On November 18, 1996 Sunrise entered into a non-binding letter of intent (the "Lares Letter of Intent") with Lares Research, a privately held company located in Chico, California ("Lares"), providing for the sale of the Sunrise dental business and the assets used in the operation thereof (collectively, the "Dental Business") to Lares in consideration for a cash payment of $5,000,000 at closing, a six-year non-interest bearing promissory note in the principal amount of $2,000,000 and warrants for 2-1/2% of the stock of Lares outstanding at the time of closing. The warrants must be redeemed for $750,000 if Lares has not effected an initial public offering of its common stock within five years after the closing date. The parties expect to enter into a definitive agreement in January 1997. The transaction is subject to several conditions, including (i) the successful completion by Lares of a debt or equity financing to cover the $5,000,000 payment at closing and (ii) the approval of the stockholders of Sunrise. If the transaction closes, Sunrise will pay to ADT a transfer fee of approximately $350,000. ADT has licensed Sunrise and its successors under certain dental patents subject to the payment of the foregoing fee.

   In the event the Asset Sale is not consummated with Lares, Sunrise will seek to sell the dental business to another purchaser on substantially similar terms as those contained in the Lares Letter of Intent. Sunrise is seeking stockholder approval for the Asset Sale to Lares and for any other Asset Sale provided that the aggregate net proceeds to Sunrise are not less than $5,000,000 and the material terms of the Asset Sale are no less favorable to the Sunrise stockholders than those contained in the Lares Letter of Intent.


                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                        SELECTED FINANCIAL INFORMATION

   The statement of operations data set forth below with respect to the fiscal years ended December 31, 1993, 1994 and 1995 and the balance sheet data at December 31, 1994 and 1995 are derived from, and are qualified by reference to, Sunrise's audited financial statements included elsewhere in this Joint Proxy
Statement/Prospectus and should be read in conjunction with those financial statements and the notes thereto. The statement of operations data for the years ended December 31, 1991 and 1992 and the balance sheet data at December 31, 1991, 1992 and 1993 are derived from audited financial statements not included in this Joint Proxy Statement/Prospectus. The statement of operations data for the nine months ended September 30, 1995 and 1996 and the balance sheet data at September 30, 1995 and 1996 are derived from unaudited financial statements. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of results to be expected for the full fiscal year.


                           SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                                                                 NINE MONTHS ENDED
                                                    FISCAL YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                         ------------------------------------------------------  -----------------
                                          1991        1992       1993       1994       1995       1995       1996
                                          ----        ----       ----       ----       ----       ----       ----
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
HISTORICAL STATEMENT OF OPERATIONS
 DATA:
   Net sales .........................   $20,337    $  8,550    $11,860   $  7,578   $  5,294   $  3,680   $  4,327
   Gross profit ......................    11,333       3,604      5,009      1,340      1,637      1,269      1,243
   Purchase of in-process technology         --        8,466        --         --         --         --         --
   Income (loss) from operations  ....     6,038     (13,337)    (6,452)    (6,917)    (4,187)    (2,821)    (4,062)
   Income tax expense (benefit)  .....     2,176      (1,612)       232        --         --         --         --
   Net income (loss) .................     3,986     (11,640)    (6,624)    (6,910)    (4,130)    (2,815)    (4,019)
   Net income (loss) per share(1)  ...      0.52       (1.44)     (0.74)     (0.68)     (0.28)     (0.24)     (0.16)
   Weighted average shares
    outstanding(1) ...................     7,693       8,111      8,955     10,129     14,935     11,487     25,898

                                                        DECEMBER 31,                          SEPTEMBER 30,
                                     ---------------------------------------------------    -----------------
                                      1991       1992       1993       1994       1995       1995       1996
                                      ----       ----       ----       ----       ----       ----       ----
HISTORICAL BALANCE SHEET DATA:
   Working capital ...............   $ 8,545   $  7,877   $ 1,965    $ 1,101    $ 4,541    $ 5,843    $ 3,034
   Total assets ..................    12,596     10,339     5,511      3,822      6,689      8,209      4,983
   Long-term debt ................        98         79        18        --         --         --         --
   Stockholders' equity ..........     9,608      9,038     2,708      1,357      4,745      6,060      3,221

----------
(1) See Note 1 of Notes to Consolidated Financial Statements.


                          EYESYS TECHNOLOGIES, INC.
                        SELECTED FINANCIAL INFORMATION

   The statement of operations data set forth below with respect to the fiscal years ended December 31, 1993, 1994 and 1995 and the balance sheet data at December 31, 1994 and 1995 are derived from, and are qualified by reference to EyeSys' audited financial statements included elsewhere in this Joint Proxy
Statement/Prospectus and should be read in conjunction with those financial statements and the notes thereto. The statement of operations data for the years ended December 31, 1991 and 1992 and the balance sheet data at December 31, 1991, 1992 and 1993 are derived from audited financial statements not included in this Joint Proxy Statement/Prospectus. The statement of operations data for the nine months ended September 30, 1995 and 1996 and the balance sheet data at September 30, 1995 and 1996 are derived from unaudited financial statements. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such period. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of results to be expected for the full fiscal year.

                                                                                            NINE MONTHS ENDED
                                                 FISCAL YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                        ------------------------------------------------    ------------------
                                         1991      1992      1993      1994       1995       1995       1996
                                         ----      ----      ----      ----       ----       ----       ----
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
HISTORICAL STATEMENT OF OPERATIONS
 DATA:
  Net sales .........................   $3,706    $7,777    $9,057    $ 8,298    $ 8,922    $ 7,434    $ 6,319
  Gross profit ......................    2,404     4,745     4,580      3,799      3,832      3,774      2,779
  Income (loss) from operations  ....       64       643      (749)    (3,734)    (3,240)    (1,395)    (2,506)
  Income tax expense (benefit)  .....      --        175       (95)       (38)        16        --          15
  Net income (loss) .................      --        449      (679)    (3,709)    (3,425)    (1,458)    (2,899)
  Net income (loss) per common share       --       0.15     (0.22)     (1.24)     (1.19)     (0.55)     (0.98)

                                                    DECEMBER 31,                      SEPTEMBER 30,
                                    --------------------------------------------    ------------------
                                     1991     1992     1993      1994      1995      1995       1996
                                     ----     ----     ----      ----      ----      ----       ----
HISTORICAL BALANCE SHEET DATA:
  Working capital ................  $  491  $   973  $   885    $1,566    $1,693    $1,240    $(3,205)
  Total assets ...................   1,263    3,064    4,100     4,649     6,814     6,275      5,456
  Long-term debt .................       6      --        44        32     2,629        27        235
  Stockholders' equity (deficit)       604    1,538    1,493     2,403       468     2,428     (2,425)
  Book value per common share  ...    0.21     0.49     0.48      0.74      0.14      0.74      (0.72)

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

   The following table sets forth, in summary form, certain unaudited pro forma condensed combined financial information which gives effect to the acquisition of EyeSys pursuant to the Merger (the "EyeSys Acquisition") and with and without the disposal of Sunrise's dental business and the assets used in the operation thereof (the "Dental Operations") as if they had occurred on January 1, 1995 for purposes of the unaudited pro forma condensed combined statement of operations and as of September 30, 1996 for the purposes of the unaudited pro forma condensed combined balance sheet. The pro forma adjustments have been applied to the financial information derived from the audited financial statements of Sunrise and EyeSys to account for the EyeSys Acquisition as a purchase; accordingly, assets acquired and liabilities assumed will be recorded at their estimated fair values which are subject to further refinement, including appraisals and other analyses, with appropriate recognition given to the effect of current interest rates and income taxes.

   The unaudited summary pro forma condensed combined financial information is not necessarily indicative of what actual results would have been had the EyeSys Acquisition and the disposal of the Dental Operations occurred at the dates indicated nor do they purport to project the future financial position or the results of the Company.

   The unaudited summary pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the audited financial statements, including the notes thereto, of the Company, included elsewhere in this Joint Proxy Statement/Prospectus.

                                                         YEAR ENDED                  NINE MONTHS ENDED
                                                      DECEMBER 31, 1995             SEPTEMBER 30, 1996
                                                 ----------------------------   ----------------------------
                                                 WITH DENTAL   WITHOUT DENTAL   WITH DENTAL   WITHOUT DENTAL
                                                 OPERATIONS      OPERATIONS     OPERATIONS      OPERATIONS
                                                 -----------   --------------   -----------   -------------
PRO FORMA COMBINED STATEMENT OF
 OPERATIONS DATA:
  Net sales ..................................     $14,816        $10,799         $10,646        $ 6,454
  Loss from operations .......................       8,627          6,199           7,468          5,410
  Loss before taxes ..........................       8,739          6,368           7,621          5,593
  Net loss applicable to common shareholders         8,755          6,384           7,636          5,608
  Net loss per share .........................        0.32           0.23            0.20           0.15
  Weighted average shares outstanding  .......      27,375         27,375          38,338         38,338

                                                           SEPTEMBER 30, 1996
                                                       ----------------------------
                                                       WITH DENTAL   WITHOUT DENTAL
                                                       NET ASSETS      NET ASSETS
                                                       -----------   --------------
PRO FORMA COMBINED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments      $ 1,508        $ 3,934
  Working capital ..................................       2,512          2,680
  Total assets .....................................      14,039         14,039
  Long-term obligations ............................         307            307
  Total stockholders' equity .......................       7,079          7,079
  Book value per share(1) ..........................        0.18           0.18
  Common shares outstanding ........................      40,278         40,278

-----------
(1) Book value per share is computed by dividing the pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at September 30, 1996. The pro forma number of shares of common stock outstanding is computed by taking 27,867,000 shares of Sunrise Common Stock outstanding at September 30, 1996 and adding 12,411,429 shares anticipated to be issued for the EyeSys Acquisition.


                     UNAUDITED COMPARATIVE PER SHARE DATA

   The following table sets forth (1) the historical net loss per share and the historical book value per share of Sunrise Common Stock; (2) the historical net loss per share and the historical book value per share of EyeSys Common Stock;
(3) the unaudited pro forma combined net loss per share and the unaudited pro forma combined book value per share after giving effect to the EyeSys
Acquisition and with and without the proposed disposal of the Dental Operations and Net Assets on a retroactive basis excluding the gain (if any) from the sale;
and (4) the unaudited pro forma net income per equivalent EyeSys share assuming an exchange ratio of 0.195. The information presented in the table should be read in conjunction with the unaudited pro forma condensed combined financial statements, the separate historical consolidated financial statements and the interim consolidated unaudited financial statements and the notes thereto appearing elsewhere herein or incorporated by reference. No cash dividends have been declared by Sunrise or EyeSys.


                                                                          SUNRISE                   EQUIVALENT EYESYS
                                                                    PRO FORMA COMBINED             PRO FORMA COMBINED
                                              HISTORICAL       ----------------------------   ----------------------------
                                           -----------------    WITH DENTAL   WITHOUT DENTAL   WITH DENTAL   WITHOUT DENTAL
                                           SUNRISE    EYESYS    OPERATIONS      OPERATIONS     OPERATIONS      OPERATIONS
                                           -------    ------    -----------   --------------   -----------   --------------
NET LOSS PER SHARE
  Fiscal year ended December 31, 1995 ..    0.28       1.19        0.32            0.23           0.06            0.05
  Nine months ended September 30, 1996 .    0.16       0.98        0.20            0.15           0.04            0.03

BOOK VALUE PER SHARE AT
  December 31, 1995 ....................    0.19       0.74          --              --            --               --
  September 30, 1996 ...................    0.12      (0.72)       0.18            0.18           0.04            0.04

   1. Sunrise's and EyeSys' historical net loss per share represents amounts for the year ended December 31, 1995 and the nine months ended September 30, 1996.

   2. Sunrise's and EyeSys' historical book value per share is calculated by dividing stockholders' equity by the number of shares of common stock outstanding at the end of the period. Pro forma combined book value per share is computed by dividing pro forma combined stockholders' equity by the pro forma combined number of shares of common stock outstanding at the end of the period.

   3. The unaudited pro forma combined net loss per share is based on the weighted average number of common shares of Sunrise Common Stock outstanding during the period adjusted to give effect to shares assumed to be issued had the EyeSys Acquisition taken place as of January 1, 1995 (12,411,429 shares based on the exchange ratio of 0.195 of a share of Sunrise Common Stock for each share of EyeSys Common Stock).

   4. The unaudited equivalent EyeSys pro forma combined per share amounts are calculated by multiplying the Sunrise pro forma combined share amounts by the exchange ratio of 0.195 of a share of Sunrise Common Stock for each share of EyeSys Common Stock.

                                 RISK FACTORS

   The following factors should be considered carefully in evaluating the proposals to be voted on at the Special Meetings and the acquisition of the securities offered hereby. For periods following the Merger, references to the products, business, financial results or financial condition of Sunrise or the Company should be considered to refer to Sunrise and its subsidiaries, including EyeSys, unless the context otherwise requires.

HISTORY OF LOSSES; NEED FOR ADDITIONAL CAPITAL

   Since 1992, both Sunrise and EyeSys have incurred substantial losses which have depleted their working capital and reduced their shareholders' equity. Losses have been incurred in both segments of Sunrise's business, dental and ophthalmic, as well as in EyeSys' entire business. Sunrise's and EyeSys' management both believe that the Sunrise dental business and the EyeSys ophthalmic business can be operated at or near break-even levels during 1997, but there can be no assurance that these objectives can be achieved. In addition, the Sunrise ophthalmic business will continue to be a significant consumer of cash as the revenues from such business are not expected to be sufficient to cover its operating costs unless and until FDA approval is obtained to permit domestic sale of the Sunrise Corneal Shaping System, which approval is not expected until 1999 at the earliest.

   The negative cash flows of both Sunrise and EyeSys have been funded during 1995 and 1996 by the sale of additional equity and, in the case of EyeSys, loans from its principal stockholders. At September 30, 1996, the working capital of Sunrise was $3,034,000 and EyeSys had fully exhausted its working capital, even assuming the conversion to equity of all EyeSys stockholder loans. The Company anticipates that it will be required to raise additional working capital to fund its activities for 1997 and beyond. Any additional equity financings may be dilutive to the Company's stockholders. No assurance can be given that financing will be available or that, if available, it will be available on terms favorable to the Company and its stockholders. If funds are not available to satisfy the Company's short-term and long-term operating requirements, the Company may be required to reduce substantially, or eliminate, certain areas of its product development activities, sell off certain assets, limit or suspend its operations in their entirety or, under certain circumstances, be forced to seek protection from creditors under the Bankruptcy Act.

GOING CONCERN REPORT

   Each of Sunrise's and EyeSys' independent auditors have included an explanatory paragraph in their report covering the respective company's financial statements for the year ended December 31, 1995, which paragraph emphasizes substantial doubt as to the respective company's ability to continue as a going concern.

CONTINUING LOSSES EXPECTED

   The Company expects to report operating losses during 1997 and beyond. The losses will come primarily from the expenses of the FDA approval process and underlying clinical studies related to the Sunrise Corneal Shaping System. The Company will not have any domestic revenues from this product line unless and until FDA approval is obtained and the international revenues will not be sufficient to cover the cost of the approval process. Upon completion of the Merger, the Company will operate the EyeSys business which has produced significant operating losses in the past three years. Although management of the Company anticipates that the EyeSys business will return to profitability, the business is not large enough to produce operating income at a level sufficient to overcome the anticipated operating losses from the Sunrise ophthalmic business. In addition, if the Merger closes after December 31, 1996, the Company will take a one time charge in 1997 of approximately $9,000,000 as a result of the acquisition of in process research and development expenses of EyeSys. The Company anticipates the sale of the assets of its dental business during 1997 to raise funds for the continuing clinical studies for the Sunrise Corneal Shaping System. Even if the dental business is retained and can operate profitably, consolidated operating losses would be anticipated at least during 1997.

EFFECTS OF FDA APPROVAL REQUIREMENTS AND GOVERNMENT REGULATION ON
MARKETABILITY OF THE COMPANY'S SYSTEMS

   The Company's activities are subject to extensive regulation by the Food and Drug Administration and similar health authorities in certain foreign countries. The Sunrise Corneal Shaping System is regulated as a Class III medical device by the FDA under the Food, Drug and Cosmetic Act (the "FDC Act"). Class III devices require a Pre-Market Approval by the FDA prior to commercial sale in the U.S. The PMA approval process (and underlying clinical studies) is lengthy and uncertain and requires substantial commitments of the Company's financial resources and management's time and effort. Delays in obtaining or failure to obtain required regulatory approvals or clearances in the U.S. and other countries would postpone or prevent the marketing of the Sunrise Corneal Shaping System and other devices and would impair the Company's ability to generate funds from operations, which in turn would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance the Company will be able to obtain in a timely manner, if at all, required premarket approvals in the United States or Japan for intended uses of the Sunrise Corneal Shaping System, or for any other devices for which the Company may seek approvals or clearances.

   The Company has been issued an Investigational Device Exemption (an "IDE") by the FDA to permit it to generate data necessary to support a Pre-Market Approval application (a "PMA") for the use and marketing of the Company's holmium laser corneal shaping product in laser thermal kerotoplasty ("LTK") applications. The FDA has advised the Company that the initial Phase II(a) clinical trials conducted by the Company did not produce enough statistically significant data to enable the FDA to determine that the treatment algorithms employed in such clinical trials were predictable or effective for the treatment of hyperopia. On September 5, 1996, the FDA authorized the Company to treat an additional 100 subjects at five United States locations in a continuation of Phase II(a) clinical trials using a treatment algorithm developed by the Company in the course of the initial Phase II(a) clinical trials and in the course of studies conducted by ophthalmologists in Mexico, Great Britain and Canada. The continued clinical trial is limited to the treatment of forty subjects for the +1 diopter treatment group and sixty subjects for the +2 diopter treatment group.

   The FDA will grant a PMA with respect to a particular procedure performed with the Sunrise Corneal Shaping System only if and when it is satisfied the use of the device for that procedure is safe and effective treatment for the condition indicated. In granting a PMA, the FDA may restrict the types of patients who may be treated, thereby limiting the market acceptance of the Sunrise Corneal Shaping System. Even if FDA approval is obtained, a marketed product is subject to continual review. Later discovery of previously unknown problems or failure to comply with applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, in addition to possible criminal and/or civil proceedings. Modifications to a device that is the subject of an approved PMA, its labeling, or manufacturing process may require approval by the FDA of PMA supplements or new PMAs. Supplements to a PMA often require the submission of the same type of information required for an initial PMA, except the supplement is generally limited to information needed to support the proposed change from the product covered by the original PMA. There can be no assurance the Sunrise Corneal Shaping System will be shown to be safe and effective, or that it will be approved or cleared by the FDA or foreign regulatory bodies, for the intended uses for which it is being investigated. Modifications could also be required if the Company is unable to reach a satisfactory licensing arrangement with the University of Miami on a jointly developed component of the delivery system. See "--Patent Concerns."

   Any products manufactured or distributed by the Company will be subject to pervasive and continuing regulation by the FDA. The FDC Act also requires the Company to manufacture its products in registered establishments, in accordance with the FDA's Good Manufacturing Practices ("GMP") regulations, and to list its devices with the FDA. Such manufacturing facilities are subject to periodic GMP inspections by the FDA. GMP regulations impose certain procedural and documentation requirements with respect to manufacturing and quality assurance activities. The FDA has proposed changes to the

GMP regulations which will likely increase the cost of compliance with GMP requirements. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission.

   In addition, the introduction of the Company's products in foreign countries may require obtaining individual foreign regulatory clearances in numerous countries. These products have been sold in approximately 15 foreign countries. Sales of the Sunrise Corneal Shaping Systems are restricted in several countries in addition to the United States, including Japan, Canada, Taiwan and Mexico. There can be no assurance the Company will be able to obtain regulatory clearances for its products in the United States or foreign markets.

UNCERTAIN MARKET ACCEPTANCE OF THE SUNRISE CORNEAL SHAPING SYSTEM

   Although the Company has other ophthalmic laser products, the Company has and intends to concentrate its efforts primarily on the development of a holmium laser corneal shaping product for the correction of hyperopia and will be dependent upon the successful development of that system to generate increased revenues. Use of the Sunrise Corneal Shaping System for laser thermal keratoplasty has not yet been introduced commercially in the United States, and there can be no assurance that if approved by the FDA, such system will be accepted by either the ophthalmic community or the general population as an alternative to existing methods of treating refractive vision disorders. Many ophthalmologists may have already invested significant time and resources in developing expertise in other corrective ophthalmic techniques. The acceptance of LTK may be affected adversely by its cost, concerns relating to its safety and efficacy, the lack of third party reimbursement for LTK, general resistance to use of laser products on the eye, the effectiveness of alternative methods of correcting refractive vision disorders, the lack of long-term follow-up data and the possibility of unknown side effects. Promotional efforts by suppliers of products or procedures which are alternatives to the Sunrise Corneal Shaping System, including eyeglasses and contact lenses, may also adversely affect the market acceptance of LTK. The Company's failure to achieve broad market acceptance of LTK will have a material adverse effect on the Company's business, financial condition and results of operations.

SAFETY AND EFFICACY CONCERNS; LACK OF LONG-TERM FOLLOW-UP

   The Company has developed only limited clinical data to date on the safety and efficacy of the Sunrise Corneal Shaping System in correcting farsightedness, and related long-term safety and efficacy data. The FDA has not yet determined whether the Sunrise Corneal Shaping System will prove to be safe or effective for the predictable and reliable treatment of farsightedness or other common vision problems. Potential complications and side effects from the use of the Company's Sunrise Corneal Shaping System include: post-operative discomfort; decreases in contrast sensitivity; temporary increases in intraocular pressure in reaction to post-procedure medication; modest fluctuations in refractive capabilities during healing; unintended over-or under-corrections; regression of effect; and induced astigmatism. There can be no assurance that long-term safety and efficacy data when collected will be consistent with the clinical trial results previously obtained or will demonstrate that the LTK Corneal Shaping System can be used safely and successfully to treat hyperopia in a broad segment of the population on a long-term basis.

NO ASSURANCE OF PROFITABILITY OF EYESYS

   EyeSys currently markets a single product (a corneal topography measuring system) into a highly competitive market. Historically, EyeSys has incurred substantial losses. During 1996, the management of EyeSys took certain actions which it believes will allow EyeSys to operate at or near break-even levels in 1997. The ability of EyeSys to achieve this level of performance is dependent on the demand for the company's product as well as maintaining sufficient research, development and sales and marketing expenditures to meet the requirements of the market. There can be no assurance that the revenues from the EyeSys product line will be sufficient to cover all of the expenses related to such operations. If EyeSys is unable to achieve a break-even cash flow performance, additional levels of capital will be required which will further strain the Company's working capital.

LIMITED TRADING MARKET; APPLICATIONS OF THE PENNY STOCK RULES

   On July 8, 1995, the Sunrise Stock was delisted from The Nasdaq Stock Market because Sunrise was unable to maintain the requisite standards for continued listing. Accordingly, trading of Sunrise Stock is now conducted on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Sunrise Stock.

   While the Company intends to pursue being relisted on The Nasdaq Stock Market, the Company's securities are now subject to the Commission's "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. Consequently, the Company's delisting may affect the ability of broker-dealers to sell the Company's securities and the ability of recipients of securities in this offering to sell their securities in the secondary market. There can be no assurance that the Company will be successful in being relisted on The Nasdaq Stock Market in the near future, if at all.

   The Commission has adopted regulations that define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As a result of these regulations, an investor may find it difficult to dispose of Sunrise Stock.

COMPETITION

  VISION CORRECTION MARKET

   The vision correction industry is subject to intense competition. Patients with hyperopia (farsightedness) can achieve vision correction with eyeglasses, contact lenses and radial keratotomy, as well as with other technologies and surgical techniques currently under development, such as corneal implants and surgery using different types of lasers. Most of the Company's competitors have substantially greater product development capabilities and financial and marketing resources than the Company, which may enable such competitors to market their products or procedures to the consumer and to the ophthalmic community in a more effective manner. The success of any competing alternatives to LTK for treating hyperopia would have a material adverse effect on the Company's business, financial condition and results of operations. The significant competitive factors in the industry include price, convenience, success relative to vision correction, acceptance of new technologies, patient satisfaction and government approval.

   Currently, the excimer laser is the dominant laser used for the treatment of refractive disorders, although it is not currently used to treat hyperopia. In the United States, VISX and Summit are the leading manufacturers of excimer refractive surgical systems. While the Company believes the LTK process offers several distinct advantages over the use of excimer lasers for treating hyperopia, including ease of use and decreased invasiveness, both VISX and Summit have significantly greater financial resources than the Company and have received FDA approval for their respective excimer laser products for treating myopia. Although the VISX and Summit excimer laser products are not currently approved for treating hyperopia in the United States, any alternative treatment offered by VISX or Summit will have a competitive advantage because of the name recognition being created by the current promotion of excimer laser products for correcting refractive errors using lasers.

  CORNEAL TOPOGRAPHY MARKET

   The Corneal Topography Market is highly competitive. There are many companies, both public and private, some with significantly greater resources than EyeSys or Sunrise, engaged in the corneal topography market. These companies include Alcon Laboratories (a subsidiary of Nestle), Humphrey Instruments (a subsidiary of Carl Zeiss), and Tomey Technology. These companies, together with EyeSys and others, market corneal topography instruments which utilize a technology for measuring corneal curvature based on reflected images. Other companies, including PAR Technology and Orbtek, utilize other technologies to measure the corneal surface. There can be no assurances that EyeSys' competitors will not succeed in developing technologies, procedures or products that are more effective or economical than those marketed or being developed by EyeSys or that would render EyeSys' products obsolete or noncompetitive.

   To continue to remain competitive, EyeSys must develop new software and hardware meeting the needs of ophthalmologists and optometrists. The company's future revenues will depend, in part, on its ability to develop and commercialize these new products as well as on the success of development and commercialization efforts of its competitors.

  DENTAL PRODUCTS MARKET

   The Company's dental products include laser systems for soft tissue applications such as gingivectomies and gum contouring and an air abrasive system (MicroPrep) for cavity preparation. The Company's sale of dental laser systems has decreased significantly in the past few years as a result of increased competition as well as a decrease in the size of the total market. The MicroPrep, introduced in 1994, has experienced increased sales levels as a result of growing market acceptance of this new alternative to standard drilling techniques. The Company's primary competitor in the dental market is American Dental Technologies ("ADT"), its former distributor and the holder of basic air abrasion patents (for which Sunrise has a license). ADT offers products competitive with the Company's laser and air abrasive products. The Company's dental products compete with respect to price, ease of use, rapid, effective treatment and breadth of applications. In addition, the Company's dental products compete with conventional dentist drills and conventional soft tissue surgery.

  PATENT CONCERNS

   Although the Company believes it and its subsidiary Laser Biotech hold all of the U.S. process patents for the use of holmium lasers in cornea shaping, foreign process patents and U.S. and foreign apparatus patents for shaping the cornea with holmium lasers have been issued to others. If patents held by others were considered valid and interpreted broadly in an adversarial proceeding, they could be deemed to cover one or more aspects of the Company's holmium laser cornea shaping systems or use of such systems to perform LTK or other procedures. There can be no assurance the Company and Laser Biotech will not be subject to one or more claims for patent infringement, or that the Company and Laser Biotech would prevail in any such action or that its patents will afford protection against competitors with similar technology.

   In addition, the Company has attempted to negotiate with the University of Miami to reach agreement regarding the nonexclusive use of a component of the delivery system used in the Sunrise Corneal Shaping System which was jointly developed by the Company and the University. The Company believes that it will be able to make reasonable arrangements with the University. If, however, the Company is unable to conclude negotiations with the University successfully, the University may seek to prohibit the manufacture, sale and use of the delivery system presently configured in the Sunrise Corneal Shaping System. If the Company is forced to redesign the Sunrise Corneal Shaping System, such redesign efforts could be time consuming, expensive and prolong FDA review.

   In the event the Sunrise Corneal Shaping System is adjudged to infringe a patent in a particular market, the Company and its customers may be enjoined from making, selling and using such system in such market or be required to obtain a royalty-bearing license, if available on acceptable terms. Alternatively, in the event a license is not offered or available, the Company might be required to redesign those aspects of the Sunrise Corneal Shaping System held to infringe so as to avoid infringement. Any redesign could delay reintroduction of the Company's products into certain markets, or may be so significant as to be impractical. If redesign efforts were impractical, the Company could be prevented from manufacturing and selling the infringing products, which would have a material effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON SOLE SOURCE SUPPLIERS

   Certain computer memory chips used by EyeSys in its proprietary hardware are manufactured by a single company. These computer memory chips are subject to rapid innovation and obsolescence. The discontinuance of the manufacturing of this chip may cause EyeSys to redesign certain hardware and software to accommodate a replacement chip. While in the past EyeSys has been successful in these redesign efforts, there can be no assurances that such an event would not prove costly or cause a disruption in sales of corneal topography systems.

                               SPECIAL MEETINGS

SUNRISE SPECIAL MEETING

   The Sunrise Special Meeting is scheduled to be held on              ,
              , 1997, at          a.m., local time, at              , located at
                 . At the Sunrise Special Meeting, holders of Sunrise Stock will be asked to consider and vote upon the following matters (the "Sunrise Proposals"): (1) to amend Sunrise's Certificate of Incorporation to increase the number of shares of Sunrise Stock authorized to be issued from 40,000,000 to 75,000,000, (2) to adopt the New Stock Plan, pursuant to which Sunrise would be authorized to issue up to 3,000,000 shares of Sunrise Stock, approximately 351,000 of which shares would be reserved for issuance to persons who are granted Merger Options (together, the "Sunrise Merger Proposals"), and (3) to approve the Asset Sale, substantially on the terms set forth in this Joint Proxy Statement/Prospectus.

 Record Date; Voting

   The Sunrise board of directors has fixed the close of business on December 13, 1996 as the record date (the "Sunrise Record Date") for the determination of holders of Sunrise Stock entitled to notice of and to vote at the Sunrise Special Meeting. As of the Sunrise Record Date, there were 27,868,613 shares of Sunrise Stock issued and outstanding, held of record by 710 persons.

   Each share of Sunrise Stock is entitled to one vote on each of the Sunrise Proposals. The presence, whether in person or by proxy, of a majority of the outstanding shares of Sunrise Stock is necessary to constitute a quorum at the Sunrise Special Meeting. The affirmative vote of a majority of the votes eligible to be cast at the Sunrise Special Meeting is required to approve each of the Sunrise Proposals.

   As of the Sunrise Record Date, the directors and executive officers of Sunrise, together with their respective affiliates, held 865,913 shares of Sunrise Stock, representing three percent (3%) of the votes to be cast at the Sunrise Special Meeting.

 Revocability of Proxies

   If a person who has executed and returned a proxy is present at the meeting and wishes to vote in person, such person may elect to do so and thereby suspend the power of the proxy holders to vote such proxy. A proxy also may be revoked before it is exercised by filing with the Secretary of Sunrise a duly signed revocation or a proxy bearing a later date.

 Solicitation

   Sunrise will bear the entire cost of the solicitation of proxies from its stockholders, including preparation, assembly, printing and mailing of this Joint Proxy Statement/Prospectus, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Sunrise Stock beneficially owned by others to forward to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram or personal solicitation by directors, officers or other regular employees of Sunrise. No additional compensation will be paid to such persons for such services. Sunrise also intends to employ the services of Beacon Hill Partners, Inc., a professional solicitation company ("Beacon Hill"), to assist with solicitation of Sunrise stockholders. Beacon Hill will be paid a fee of $4,000 plus $3 per telephone call made by Beacon Hill to a Sunrise stockholder entitled to vote at the Sunrise Special Meeting.

   ChaseMellon Shareholder Services LLC, transfer agent and registrar for the Sunrise Stock, will be paid its customary fee, estimated to be $1,500.

EYESYS SPECIAL MEETING

   The EyeSys Special Meeting is scheduled to be held on Tuesday, February 25, 1997, at 10:00 a.m., local time, at EyeSys, located at 2776 Bingle Road, Houston, Texas. At the EyeSys Special Meeting, holders of EyeSys Stock will be asked to consider and vote upon the following matters (the "EyeSys Merger
Proposals"): (1) to amend Section 4.2.4(b)(ii) of the EyeSys Certificate to revise certain terms of the Series A Preferred Stock, (2) to amend Section 4.3.4(c) of the EyeSys Certificate to revise certain terms of the Series B Preferred Stock, and (3) provided that the Charter Amendments are approved, to adopt the Merger Agreement and approve the consummation of the Merger and other transactions contemplated thereby.

 Record Date; Voting

   The EyeSys board of directors has fixed the close of business on January 29, 1997 as the record date (the "EyeSys Record Date") for the determination of holders of EyeSys Stock entitled to notice of and to vote at the EyeSys Special Meeting. As of the EyeSys Record Date, there were 3,354,707 shares of EyeSys Common Stock, 101,784 shares of EyeSys Series A Preferred Stock, and 4,953,026 shares of EyeSys Series B Preferred Stock issued and outstanding.

   The EyeSys Special Meeting shall serve as (a) a meeting of the holders of Series A Preferred Stock, (b) a meeting of the holders of Series B Preferred Stock, and (c) a meeting of the holders of all classes and series of EyeSys Stock (including the Series A Preferred Stock and Series B Preferred Stock). The presence, whether in person or by proxy, of a majority of the votes eligible to be cast is necessary to constitute a quorum at the EyeSys Special Meeting.

   All classes and series of EyeSys Stock, voting as a single class, must approve each of the EyeSys Merger Proposals. Each share of EyeSys Common Stock will be entitled to one vote, each share of Series A Preferred Stock will be entitled to 1.95 votes and each share of Series B Preferred Stock will be entitled to 1.115 votes on each of the EyeSys Merger Proposals. The affirmative vote of a majority of the votes entitled to be cast at the EyeSys Special Meeting is required to approve each of the EyeSys Merger Proposals.

   Holders of Series A Preferred Stock will vote as a separate class on approval of EyeSys Merger Proposal 1. Each share of Series A Preferred Stock will be entitled to one vote . The affirmative vote of a majority of the shares of Series A Preferred Stock outstanding (50,893 shares of Series A Preferred Stock) is required to approve EyeSys Merger Proposal 1. Holders of Series B Preferred Stock will vote as a separate class on approval of each of the EyeSys Merger Proposals. Each share of Series B Preferred Stock will be entitled to one vote. The affirmative vote of not less than 67% of the shares of Series B Preferred Stock outstanding (3,318,528 shares of Series B Preferred Stock) is required to approve each of the EyeSys Merger Proposals. In addition, as a condition to consummation of the Merger, holders of a majority of the principal amount of the EyeSys Notes outstanding prior to conversion by the Converting Noteholders shall have approved each of the EyeSys Merger Proposals.

   As of the EyeSys Record Date, the directors and executive officers of EyeSys, together with their respective affiliates, held EyeSys Stock representing 28% of the EyeSys Common Stock outstanding and 96% of the Series B Preferred Stock outstanding. With respect to the vote of all classes and series of EyeSys Stock voting as a single class, such EyeSys Stock represents 68% of the votes entitled to be cast.

 Revocability of Proxies

   If a person who has executed and returned a proxy is present at the meeting and wishes to vote in person, such person may elect to do so and thereby suspend the power of the proxy holders to vote such proxy. A proxy also may be revoked before it is exercised by filing with the Secretary of EyeSys a duly signed revocation or a proxy bearing a later date.

 Solicitation

   Sunrise will bear the cost of preparing this Joint Proxy Statement/Prospectus. Other costs of soliciting proxies from EyeSys stockholders will be borne by EyeSys. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of EyeSys Stock beneficially owned by others to forward to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram or personal solicitation by directors, officers or other regular employees of EyeSys. No additional compensation will be paid to such persons for such services.

 Appraisal Rights

   Under Section 262 of the Delaware Law ("Section 262"), holders of EyeSys Stock are entitled to appraisal rights in connection with the Merger.

   If the Merger is consummated, holders of EyeSys Stock who (i) hold such shares of record on the date of making a written demand for appraisal as described below, (ii) continuously hold such shares through the Effective Time, and (iii) otherwise comply fully with the procedures prescribed in Section 262 will be entitled to a judicial determination of the "fair value" of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive from the Company payment of such fair value in cash.

   Shares of EyeSys Stock which are outstanding immediately prior to the Effective Time with respect to which appraisal shall have been properly demanded in accordance with Section 262 shall not be converted into the right to receive shares of Sunrise Stock in the Merger at or after the Effective Time unless and until the holder of such shares withdraws his or her demand for such appraisal or becomes ineligible for such appraisal.

   Under Section 262, EyeSys is required to notify each stockholder eligible for appraisal rights of the availability of such appraisal rights not less than 20 days prior to the EyeSys Special Meeting. This Proxy Statement/Prospectus constitutes notice to holders of EyeSys Stock that appraisal rights are available to them.

   The following is a brief summary of the statutory procedures to be followed by a holder of EyeSys Stock in order to perfect appraisal rights under the Delaware Law. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262, a copy of which is attached hereto as Appendix B and is incorporated herein by reference. Any EyeSys Stockholder considering demanding appraisal of shares owned is advised to read the full text of Section 262 contained in Appendix B and to consult legal counsel.

   If any EyeSys stockholder elects to exercise such stockholder's appraisal rights, such stockholder must satisfy each of the following conditions:

      (i) A written demand for appraisal of shares of EyeSys Stock must be delivered to EyeSys by any holder thereof seeking appraisal before the taking of the vote on the Merger at the EyeSys Special Meeting. Such demand must reasonably inform EyeSys that the stockholder intends thereby to demand appraisal of his shares. Merely voting against, or failing to vote in favor of, the approval of the Merger Agreement and the Merger will not constitute a demand for appraisal within the meaning of Section 262.

      (ii)  Stockholders  electing  to exercise  their  appraisal  rights  under
   Section 262 must not vote for approval of the Merger. A failure to vote will satisfy this condition. If, however, a stockholder votes for approval and adoption of the Merger Agreement and the Merger or returns a signed proxy but does not specify a vote against the approval of the Merger, or a direction to abstain, the proxy will be voted for the approval of the Merger, which will have the effect of waiving such stockholder's appraisal rights.

      (iii) Such stockholder must continually hold such shares from the date of the making of the demand through the Effective Time of the Merger.

      (iv) A demand for appraisal must be executed by or for the EyeSys Stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If EyeSys Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If EyeSys Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record so long as the agent identifies the record owner and expressly discloses the fact that, in exercising the demand, such agent is acting as agent for the record owner.

   A record owner who holds EyeSys Stock as a nominee for others may exercise appraisal rights with respect to the shares held for all or fewer than all beneficial owners of shares of EyeSys Stock as to which the holder is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of EyeSys Stock outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand for appraisal. A demand for appraisal submitted by a beneficial owner who is not the record owner will not be honored.

   If any  EyeSys  stockholder  fails to comply  with any of the  conditions  of
Section 262 and the Merger becomes effective, such stockholder will be entitled to receive the consideration provided for in the Merger Agreement, but will have no appraisal rights with respect to such stockholder's EyeSys Stock.

   A holder of EyeSys Stock who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to EyeSys Technologies, Inc., 2776 Bingle Road, Houston, Texas, 77055, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder's name and mailing address and the number of shares of EyeSys Stock covered by the demand, and should state that the stockholder is thereby demanding appraisal in accordance with Section 262.

   Within ten days after the Effective Time, EyeSys must provide notice as to the date of effectiveness of the Merger to each EyeSys Stockholder who has duly and timely delivered demands for appraisal and otherwise complied with Section 262 (a "Dissenting Holder").

   Within 120 days after the Effective Time, any Dissenting Holder is entitled, upon written request, to receive from EyeSys a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received by EyeSys, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by EyeSys.

   Within 120 days after the Effective Time, EyeSys or any Dissenting Holder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of each share of EyeSys Stock. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which holders of EyeSys Stock are entitled to appraisal rights and thereafter will appraise the shares of EyeSys Stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors.

   Holders of EyeSys Stock considering whether to seek appraisal should bear in mind that the fair value of their EyeSys Stock determined under Section 262 could be more than, the same as or less than the value of the consideration to be paid pursuant to the Merger, and that an opinion of an investment banking firm as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262.

   The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and assessed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a Dissenting Holder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any Dissenting Holder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

   A  Dissenting  Holder who has duly  demanded  appraisal  in  compliance  with
Section 262 will not, after the Effective Time, be entitled to vote for any purpose the EyeSys Stock subject to such demand or to receive payment of dividends or other distributions on such EyeSys Stock except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

   At any time within 60 days after the Effective Time, any Dissenting Holder may withdraw his or her demand for appraisal and accept the consideration to be paid under the Merger Agreement without interest. After this period, a Dissenting Holder may withdraw his or her demand for appraisal only with the consent of EyeSys. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time of the Merger, Dissenting Holders' rights to appraisal shall cease and they shall be entitled to receive the consideration to be paid under the Merger Agreement without interest. Inasmuch as EyeSys has no obligation or intention to file such a petition, any holder of EyeSys Stock who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any EyeSys Stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

   Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

                      THE MERGER AND RELATED TRANSACTION

GENERAL

   The following is a summary of certain aspects of the Merger. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Joint Proxy Statement/Prospectus as Appendix A. Sunrise and EyeSys stockholders are urged to review the entire Merger Agreement carefully.

   At the Effective Time, Merger Sub will be merged with and into EyeSys. The corporate existence of Merger Sub will cease and EyeSys will become a wholly owned subsidiary of Sunrise. Also at the Effective Time, Sunrise will issue the Cowen Shares and will repay on behalf of EyeSys approximately $60,000 of stockholder indebtedness currently on the books of EyeSys (not including any indebtedness evidenced by EyeSys Notes).

MANNER AND BASIS OF CONVERTING SECURITIES

   The capitalization of EyeSys consists of EyeSys Common Stock, Series A Preferred Stock and Series B Preferred Stock. In addition, EyeSys has outstanding EyeSys Options, EyeSys Warrants and EyeSys Notes. Allocation of the Merger Shares to the holders of such securities will be based upon the greater of (a) the average of the closing bid prices of the Sunrise Stock, on a per share basis, over the five (5) day period ending three business days prior to the closing of the Merger Agreement (previously defined as the "Average Stock Price"), and (b) $1.25 per share (the greater of (a) and (b), previously defined as the "Deemed Sunrise Stock Value").

   As a condition to consummation of the Merger, holders of at least 85% of principal on the EyeSys Notes outstanding as of the date of the Merger
Agreement, in accordance with the terms of the EyeSys Notes, shall have converted all of their EyeSys Notes and Interest thereon into EyeSys Common Stock at the product of the Deemed Sunrise Stock Value and the Common Stock Conversion Rate. Each holder of an EyeSys Note, other than a Converting Noteholder, shall be entitled to receive such number of Merger Shares as is determined by dividing (i) the outstanding Principal of such holder's EyeSys
Note immediately prior to the Effective Time plus the Contingency Payment (two times the Principal) plus accrued and unpaid Interest on such EyeSys Note through the Effective Time, by (ii) the Deemed Sunrise Stock Value. As of the date hereof, the aggregate principal amount of EyeSys Notes outstanding is $2,999,993, of which Affiliated Noteholders hold an aggregate principal amount of approximately $2,639,993, or 88% of the outstanding EyeSys Notes. Assuming conversion of EyeSys Notes into EyeSys Common Stock by all of the Affiliated Noteholders, but not by any other EyeSys Noteholders, between the date hereof and the Effective Time and assuming an Effective Time of February 28, 1997, pursuant to the Merger, the Nonconverting Noteholders will have the right to receive in the aggregate a maximum of 889,443 Merger Shares.

   Each share of Series B Preferred Stock shall be converted into the right to receive such number of Merger Shares as is determined by adding (a) the Series B Preference divided by the Deemed Sunrise Stock Value and (b) the Series B Participation. Prior to any allocation of Merger Shares to holders of Series A Preferred Stock or EyeSys Common Stock Equivalents, Merger Shares having a value of $1.26 plus accumulated but unpaid Dividends on the Series B Preferred Stock shall be allocated to each share of Series B Preferred Stock (previously defined as the "Series B Preference"). Following the allocation of Merger Shares to cover the Series A Preference and the Warrant Preference, holders of Series B Preferred Stock shall participate in the allocation to holders of other EyeSys Common Stock Equivalents based on the Series B Conversion Rate. Such allocation to each share of Series B Preferred Stock (previously defined as the "Series B Participation") shall be determined by multiplying (i) the number of shares of EyeSys Common Stock into which each share of Series B Preferred Stock is convertible by (ii) the Common Stock Conversion Rate. As of the date hereof, an aggregate of 4,953,026 shares of Series B Preferred Stock are outstanding and the Series B Conversion Rate is 1.115 shares. Assuming no conversion of Series B Preferred Stock into EyeSys Common Stock and no exercise of EyeSys Preferred Warrants between the date hereof and the Closing and assuming the Closing occurs as of February 28, 1997, pursuant to the Merger, the holders of the Series B Preferred Stock will have the right to receive in the aggregate a maximum of 7,035,435 Merger Shares.

   Holders of EyeSys Preferred Warrants, because they do not hold the underlying Series B Preferred Stock, are not entitled to dividends on such Series B Preferred Stock. However, pursuant to the Merger, such holders are entitled to receive the Warrant Preference. The number of shares of Sunrise Stock underlying the Sunrise Warrant that is substituted for an EyeSys Preferred Warrant shall include shares of Sunrise Stock attributable to the Warrant Preference. As of the date hereof, EyeSys Preferred Warrants to purchase an aggregate of 134,921 shares of Series B Preferred Stock are outstanding and the exercise price of such warrants is $1.26 per share. The maximum number of Merger Shares that will be allocated to the Warrant Preference pursuant to the Merger is 136,000.

   Each share of Series A Preferred Stock shall be converted into the right to receive such number of Merger Shares as is determined by dividing the Series A Preference by the Deemed Sunrise Stock Value. Prior to any allocation of Merger Shares to holders of EyeSys Common Stock Equivalents, Merger Shares having a value of $7.00 shall be allocated to each share of Series A Preferred Stock (previously defined as the "Series A Preference"). As of the date hereof, an aggregate of 101,784 shares of Series A Preferred Stock are outstanding. Assuming no conversion of Series A Preferred Stock into EyeSys Common Stock between the date hereof and the Effective Time, the holders of Series A Preferred Stock will have the right to receive in the aggregate a maximum of 569,990 Merger Shares.

   The Merger Shares remaining after allocation of Merger Shares to satisfy (i) the rights of the Nonconverting Noteholders, (ii) the Series B Preference, (iii) the Warrant Preference, (iv) the Series A Preference and (v) payment of the
Cowen Shares (previously defined as the "Remaining Merger Shares") shall be allocated to the holders of EyeSys Common Stock, Series B Preferred Stock, EyeSys Options and EyeSys Warrants, based on the Common Stock Conversion Rate. For purposes of allocating Merger Shares, the number of EyeSys Common Stock Equivalents shall be determined by adding the number of shares of EyeSys Common Stock (a) outstanding as of the Closing, including shares of EyeSys Common Stock issuable to Converting Noteholders, (b) issuable pursuant to the exercise of EyeSys Options and EyeSys Common Warrants, (c) into which the Series B Preferred Stock is convertible immediately prior to the Merger, and (d) into which the Series B Preferred Stock underlying the EyeSys Preferred Warrants would have been convertible had the EyeSys Preferred Warrants been exercised. The EyeSys Common Stock Equivalents shall share the Remaining Merger Shares on a pro rata basis, except that holders of EyeSys Common Stock and Series B Preferred Stock shall be entitled to receive Merger Shares and holders of EyeSys Options and EyeSys Warrants shall receive Merger Options. Therefore, the Common Stock Conversion Rate shall be equal to the number of Remaining Merger Shares divided by the number of EyeSys Common Stock Equivalents. Assuming no conversion of Series B Preferred Stock or Series A Preferred Stock into EyeSys Common Stock between the date hereof and the Effective Time and assuming an Effective Time of February 28, 1997, the Common Stock Conversion Rate will be at least 0.195. Accordingly, pursuant to the Merger, each share of EyeSys Common Stock, and each EyeSys Common Stock Equivalent, shall be converted into the right to receive at least 0.195 Merger Shares.

   The following table sets forth certain information regarding the conversion of the securities of EyeSys pursuant to the Merger, assuming an Effective Time of February 28, 1997. This information is provided solely to illustrate potential results of the Merger and does not reflect Sunrise's or EyeSys' projections as to the future value, market price or range of the Sunrise Stock.

                                     MERGER SHARES ISSUABLE TO
                  --------------------------------------------------------------
                  NON-CONVERTING     SERIES B        SERIES A         EYESYS
                   NOTEHOLDERS      PREFERRED       PREFERRED         COMMON
DEEMED SUNRISE     (PER $1,000     STOCKHOLDERS    STOCKHOLDERS    STOCKHOLDERS
STOCK VALUE($)     FACE VALUE)     (PER SHARE)     (PER SHARE)    (PER SHARE)(1)
---------------   --------------   -------------   -------------  --------------
      1.25              2,470            1.42            5.60           0.195

      1.75              1,764            1.35            4.00           0.435

      2.25              1,372            1.30            3.11           0.569


----------
(1) Also applies to EyeSys Common Stock issuable to Converting Noteholders.

   Notwithstanding the foregoing, any shares of EyeSys Stock held by a Dissenting Holder will not be converted into Merger Shares, but instead will be purchased by Sunrise for its "fair value," as determined in accordance with Delaware Law. See "Special Meetings--EyeSys Special Meeting--Appraisal Rights."

TREATMENT OF OPTIONS AND WARRANTS

   Sunrise will substitute Sunrise Options and Sunrise Warrants, respectively, for all EyeSys Options and EyeSys Common Warrants outstanding as of the Effective Time, based on the Common Stock Conversion Rate. The exercise price of each Merger Option shall be the exercise price of the EyeSys Option or EyeSys Common Warrant surrendered divided by the Common Stock Conversion Rate. For example, if the Common Stock Conversion Rate is 0.25, a holder of an EyeSys Option to purchase 1,000 shares of EyeSys Common Stock for $0.50 per share shall receive, pursuant to the Merger, a Merger Option to purchase 250 shares of Sunrise Stock for $2.00 per share.

   Sunrise will substitute Sunrise Warrants for all EyeSys Preferred Warrants outstanding as of the Effective Time, based on the Series B Conversion Rate, the Common Stock Conversion Rate and the Warrant Preference. The number of shares of Sunrise Stock underlying each Sunrise Warrant shall be equal to the number of shares of Series B Preferred Stock underlying the EyeSys Preferred Warrant surrendered multiplied by the sum of (a) the Series B Conversion Rate multiplied by the Common Stock Conversion Rate (representing the participation portion of the warrant) and (b) the Warrant Preference per share divided by the Deemed Sunrise Stock Value (representing the preference portion of the warrant). For example, if the Series B Conversion Rate is 1.115, the Common Stock Conversion Rate is 0.195 and the Deemed Sunrise Stock Value is $1.25 per share, a holder of an EyeSys Preferred Warrant to purchase 10,000 shares of Series B Preferred
Stock for $1.26 per share shall receive, pursuant to the Merger, a Sunrise Warrant to purchase 12,254 shares of Sunrise Stock for approximately $1.03 per share.

   Sunrise will substitute Unvested Sunrise Options for all options to purchase EyeSys Common Stock that are not vested at the time of the Merger, based on the Common Stock Conversion Price. The vesting schedules applicable to the Unvested EyeSys Options shall apply to the Unvested Sunrise Options.

CONDITIONS TO THE MERGER

   Consummation of the Merger is subject to certain conditions, including without limitation: (a) approval of the EyeSys Merger Proposals; (b) approval of the Sunrise Merger Proposals; (c) agreement of Silicon Valley Bank or another lender acceptable to Sunrise to continue the Silicon Valley Bank Loan Agreement, dated as of March 31, 1995, as amended, pursuant to which Silicon Valley Bank agreed to loan EyeSys up to $2,100,000 (the "Loan Agreement"), for at least one year following the Effective Time, at advance rates no greater than those specified in the Loan Agreement, with such adjustments to the loan covenants as reflect the merged companies and as are acceptable to Sunrise; (d) consummation of a financing by Sunrise that has produced the greater of (i) $1,700,000 in cash or liquid assets and (ii) sufficient cash or liquid assets to pay Transaction Costs (as defined in the Merger Agreement) and certain other costs related to the Merger and to cover the reasonably anticipated working capital requirements of Sunrise and EyeSys for at least three (3) months after the Effective Time; (e) execution of a binding agreement for the Asset Sale to Lares or another purchaser, for a cash purchase price of at least $4,000,000, which sale shall be (i) expected to close within 90 days of the Effective Time and
(ii) not subject to any financing contingency, unless such contingency has been waived by the purchaser thereunder; (f) execution of all of the Lock-Up Agreements; (g) conversion of at least 85% of the EyeSys Notes outstanding as of the date of the Merger Agreement into EyeSys Common Stock, and (g) declaration of effectiveness of the Registration Statement by the Commission.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

   The boards of directors of Sunrise and EyeSys have unanimously recommended to their respective stockholders adoption of the Merger Agreement and approval of the transactions contemplated thereby. In considering such recommendations, stockholders should be aware that certain officers and directors of

Sunrise and EyeSys may have substantial interests in the Merger, separate from their interests arising from their ownership of securities of Sunrise or EyeSys. Upon consummation of the Merger, it is expected that James Crawford, III, a director of EyeSys, will be appointed to the board of directors of Sunrise, and that David W. Light and C. Russell Trenary, III, executive officers of Sunrise, will become executive officers of EyeSys.

   Merger Shares acquired by persons that are affiliates (within the meaning of Rule 145 under the Securities Act) of EyeSys immediately prior to the Effective Time will be registered by Sunrise under the Securities Act as soon as practicable following the expiration of the Lock-Up Agreements.

   As of the Sunrise Record Date, directors and officers of Sunrise and their affiliates have the right to vote approximately 3% of the outstanding shares of Sunrise Stock eligible to vote at the Sunrise Special Meeting. Each of such persons has indicated its intent to vote or direct the vote of all of the outstanding shares of Sunrise Stock over which such person has voting control in favor of adoption of the Merger Agreement and other Sunrise Merger Proposals.

   As of the EyeSys Record Date, directors and officers of EyeSys and their affiliates have the right to vote approximately 68% of the EyeSys Voting Shares and approximately 96% of the Series B Preferred Stock eligible to vote at the EyeSys Special Meeting. Each of such persons has indicated its intent to vote or direct the vote of all of the outstanding shares of EyeSys Stock over which such person has voting control in favor of adoption of the Merger Agreement and amendment of the EyeSys Certificate of Incorporation.

RESTRICTIONS ON RESALES OF MERGER SHARES

  LOCK-UP AGREEMENTS

   Each holder of EyeSys Stock that will be entitled to receive pursuant to the Merger more than 125,000 Merger Shares will enter into a lock-up agreement with Sunrise which will (i) prohibit for 90 days following the Effective Time the sale of any Merger Shares and (ii) limit monthly sales of Merger Shares during the following nine-month period to 50,000 shares.

  RESALES BY AFFILIATES OF EYESYS

   Merger Shares issued to any person, other than an "affiliate" of EyeSys or Sunrise, generally will be freely tradable, in the over-the-counter market and otherwise. A person is an "affiliate" of a company if the person directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such company. Generally, officers, directors and significant stockholders of a company are deemed to be affiliates of the company.

   Merger Shares issued to any person who may be deemed to be an "affiliate" of EyeSys may not be sold by such persons except (a) pursuant to an effective registration statement under the Securities Act covering resale of such Merger Shares, or (b) pursuant to an applicable exemption from registration under the Securities Act. In addition, affiliates of EyeSys may be able to resell Merger Shares pursuant to the exemption from registration provided by Rule 145 under the Securities Act.

   In order for resales of Merger Shares to be made under Rule 145 within the first two years following the Effective Time, the following conditions must be met:

      (a) at the time of the proposed sale, Sunrise is current in filing the reports required to be filed by it under the Exchange Act ("Exchange Act Reports");

      (b) the number of Merger Shares to be sold, together with all other sales of Sunrise Stock by or for the account of the selling person within the preceding three months, does not exceed one percent of the shares of Sunrise Stock outstanding (as shown in the most recent report or statement published by Sunrise);

      (c) the Merger Shares are sold in a "brokers' transaction," within the meaning of Section 4(4) of the Securities Act or in one or more transactions directly with a "market maker," as that term is defined in Section 3(a)(38) of the Exchange Act; and

      (d) the person selling the Merger Shares shall not (i) solicit or arrange for the solicitation of orders to buy Sunrise Stock in connection with the offer or sale of Merger Shares or (ii) make any payment in connection with the transaction to any person other than the broker who executes the order to sell the Merger Shares.

   Under the current rules of the Commission, beginning two years after the Effective Time, Merger Shares may be sold under Rule 145 by persons who were affiliates of EyeSys at the time of the Merger so long as, at the time of the proposed sale, (a) Sunrise is current in filing its Exchange Act Reports, and
(b) the person selling Merger Shares is not an affiliate of Sunrise. Under the current rules of the Commission, beginning three years after the Effective Time, Merger Shares may be sold under Rule 145 by persons who were affiliates of EyeSys at the time of the Merger so long as such person is not, and has not been for at least three months, an affiliate of Sunrise.

  REGISTRATION RIGHTS

   Sunrise has agreed to file a registration statement, as soon as practicable following termination of the Lock-Up Agreements, relating to the resale of those Merger Shares and shares of Sunrise Stock acquired pursuant to Merger Options that had been subject to the Lock-Up Agreements that are held by affiliates of Sunrise or persons who had been affiliates of EyeSys. In addition, Sunrise shall include shares issuable pursuant to the exercise of Sunrise Warrants on any registration statement it may file during 1997 in connection with a private placement of Sunrise Stock that occurs after the Closing; provided, however, that any such registration statement will not include any shares subject to the Lock-Up Agreements. If the shares underlying the Sunrise Warrants are not registered during 1997, then within a reasonable period of time after March 31, 1998, Sunrise will file a registration statement relating to such shares of Sunrise Stock.

INDEMNIFICATION; ESCROW AGREEMENT

   Pursuant to the Merger Agreement, all of the representations and warranties, covenants and agreements of EyeSys under the Merger Agreement ("EyeSys Obligations") shall survive the Closing for a period of at least twelve (12) months. No claim for indemnification for breach of an EyeSys Obligation may be commenced by Sunrise after first anniversary of the Closing; however, if a claim is made prior to such date, the representations and warranties at issue and the claim shall survive until the claim is finally determined and, if applicable, shares are released in settlement of such determination.

   In order to secure the indemnification obligations of the EyeSys stockholders and noteholders under the Merger Agreement, twenty percent (20%) of the Merger Shares issuable to holders of EyeSys Stock and EyeSys Notes at the Effective Time shall be held in escrow ("Escrow Shares"). Assuming no exercise of EyeSys Options or EyeSys Warrants between the date hereof and the Closing and assuming no dissenting shares, approximately 2,300,000 Merger Shares will be Escrow Shares. By approving the Merger Agreement and accepting the Merger Shares, the EyeSys stockholders and noteholders agree that the Escrow Shares shall be available to indemnify, defend, protect and hold harmless each of Sunrise, Merger Sub and EyeSys, as the surviving corporation, and any of their respective affiliates ("Indemnified Persons") from and against any and all Losses (as defined in the Merger Agreement) that any Indemnified Person shall incur or suffer and which arise from or are attributable to any breach, inaccuracy or failure of EyeSys to perform any EyeSys Obligations.

   The aggregate liability of the EyeSys stockholders with respect to the matters set forth above shall not exceed the Escrow Shares, and all claims for indemnification shall be paid solely from the escrow account. To the extent that an Indemnified Person makes a claim against the escrow account pursuant to the Escrow Agreement, and such claim is paid in Escrow Shares, then for purposes of such payment, the Escrow Shares shall be valued at the greater of (a) $1.40 and
(b) the average of the closing bid price of Sunrise Stock as reported on the OTC Bulletin Board (or other over-the-counter quotation system), on a per share basis, over the 30-day period ending three (3) business days prior to the date Escrow Shares are to be released.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  GENERAL

   In the opinion of Thelen, Marrin, Johnson & Bridges, counsel to Sunrise, the following discussion describes the material United States federal income tax consequences of the Merger to holders of EyeSys Stock and EyeSys Notes ("EyeSys Securities") that hold such securities as capital assets.

   This section is a summary of certain United States federal income tax considerations that may be relevant to holders of EyeSys Securities that are exchanged for Merger Shares. The discussion does not address the federal income tax consequences of the conversion of EyeSys Options or EyeSys Warrants. The section represents the opinion of Thelen, Marrin, Johnson & Bridges insofar as it relates to matters of law and legal conclusions. This section is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Subsequent changes may cause the tax consequences to vary materially from the consequences described below.

   No attempt has been made in the following discussion to comment on all United States federal income tax matters affecting holders of EyeSys Securities. Moreover, the discussion does not address the circumstances of certain types of holders subject to special treatment under federal income tax law (for example, dealers in securities, banks, tax exempt organizations, insurance companies and stockholders who acquired their shares through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan). Accordingly, each holder of EyeSys Stock or EyeSys Notes should consult, and should depend upon, his or her own tax adviser in analyzing the federal, state, local and foreign tax consequences of the Merger.

  Conversion of EyeSys Notes

   The conversion of EyeSys Notes into EyeSys Common Stock pursuant to the conversion right provided in the Eyesys Notes will be a non-taxable transaction, except to the extent that EyeSys Common Stock is received in payment of accrued interest on the Eyesys Notes. EyeSys Common Stock received in payment of accrued interest on the Eyesys Notes will be taxable as ordinary income.

   The tax basis of EyeSys Common Stock received in a non-taxable transaction in exchange for EyeSys Notes will be equal to the tax basis of the EyeSys Notes surrendered, and the holding period of such stock will include the holding period of such Eyesys Notes. The tax basis of EyeSys Common Stock received in payment of interest on the Eyesys Notes will be equal to the fair market value of such stock at the time received, and the holding period of such stock will begin at the time of receipt.

  EXCHANGE OF EYESYS COMMON AND PREFERRED STOCK FOR SUNRISE COMMON STOCK

   If at least 80% of the EyeSys Stock is exchanged for Sunrise Stock in accordance with the Merger Agreement, the merger of Merger Sub with and into EyeSys will be a reorganization within the meaning of Code sections 368(a)(1)(A) and 368(a)(2)(E). Each of Sunrise, Merger Sub and EyeSys will be a party to the reorganization. Accordingly:

      (1) No gain or loss will be recognized on the exchange of EyeSys Common Stock, Series A Preferred Stock or Series B Preferred Stock for Sunrise Stock;

      (2) The tax basis of the Sunrise Stock in the hands of a former EyeSys stockholder will be equal to the basis of the EyeSys Stock surrendered in exchange therefor; and

      (3) The holding period of the Sunrise Stock in the hands of a former EyeSys stockholder will include the holding period of the EyeSys Stock exchanged therefor, provided that the EyeSys Stock was held as a capital asset at the time of the Merger.

  EXCHANGE OF EYESYS NOTES FOR SUNRISE COMMON STOCK

   a) Accrued Interest and Original Issue Discount

   The fair market value of Sunrise Stock received in payment of accrued interest will be treated as interest income to the holders. In addition, the fair market value of any Sunrise Stock received in satisfaction of the Contingency Payment provisions of the EyeSys Notes will be treated as interest income to the holders pursuant to the original issue discount provisions of sections 1271-1275 of the Code. The tax basis of Sunrise Stock treated as interest income will be the fair market value of such stock at the time of the Merger. The holding period of such stock will begin at the time of the Merger.

   b) Exchange treatment

   The tax consequences of the exchange of EyeSys Notes for Sunrise Stock (other than Sunrise Stock treated as interest income) will depend on whether the EyeSys Notes constitute "securities" for federal income tax purposes. If the EyeSys Notes are "securities" for such purposes, no gain or loss will be recognized on the exchange of such EyeSys Notes for Sunrise Stock (other than Sunrise Stock treated as interest income) pursuant to the Merger. In such event, the tax basis of the Sunrise Stock so received will be equal to the tax basis of the EyeSys Notes exchanged, and the holding period of the Sunrise Stock so received will include the holding period of the EyeSys Notes exchanged, provided that the EyeSys Notes were held as capital assets. If the EyeSys Notes are not "securities" for federal income tax purposes, gain or loss will be recognized on the exchange in an amount equal to the difference between the tax basis of the EyeSys Notes surrendered and the fair market value of the Sunrise Stock received in exchange therefor (other than Sunrise Stock treated as interest income). In such event, the tax basis of the Sunrise Stock in the hands of an exchanging EyeSys Note holder will be equal to the fair market value of the Sunrise Stock on the date of the exchange, and the holding period of the Sunrise Stock will begin on the date of the exchange.

   Whether a debt instrument constitutes a security for the purpose of the reorganization provisions of the Internal Revenue Code is determined under case law based on all of the facts and circumstances. In general, notes having a term of less than five years are not considered to be securities for federal income tax purposes. However, some cases have considered factors other than the term of the notes in classifying instruments as securities. Such factors have included the nature of the debt, the degree of participation by the note holders in the business of the corporation, the extent of proprietary interest compared with the similarity of the note to a cash payment and the purpose of the advances. Because the issue turns in part on facts and circumstances existing at the time holders acquired the EyeSys Notes and counsel to Sunrise lacks information regarding those facts and circumstances, counsel cannot express an opinion as to whether the EyeSys Notes will be treated as securities for tax purposes.
Accordingly, each holder of EyeSys Notes should consult his or her own tax adviser on this issue.

  RECEIPT OF DISPROPORTIONATE CONSIDERATION

   In Rev. Rul. 73-233, 1973-1 C.B. 179, the Internal Revenue Service held that the exchange of shares pursuant to a corporate merger was taxable to the extent that the majority stockholder of the acquired corporation allowed the minority stockholders to receive an amount of stock in the surviving corporation that was disproportionate to their pre-merger ownership of stock of the acquired corporation. The stated purpose for the majority stockholder's action was to induce the minority stockholders to vote in favor of the merger. Although counsel to Sunrise believes that Rev. Rul. 73-233 should not apply to the exchanges made pursuant to the Merger, it is possible that the Internal Revenue Service could take a contrary position. Accordingly, each holder of EyeSys Securities should consult his or her own tax adviser regarding the potential application of Rev. Rul. 73-233 to the holder's situation.

  APPRAISAL RIGHTS

   A holder of EyeSys Stock who perfects appraisal rights under Delaware law and receives solely cash in exchange for EyeSys Stock will recognize taxable gain or loss measured by the difference between the holder's basis in the EyeSys Stock and the amount of cash received. Such gain or loss will be taxed as capital gain or loss if the holder held the EyeSys Stock as a capital asset at the time of the Merger.


ACCOUNTING TREATMENT

   As required by generally accepted accounting principles and pursuant to APB Opinion No. 16, "Business Combinations," the Merger will be accounted for under the purchase method of accounting.

The purchase price will be allocated to the tangible and intangible assets and liabilities of the acquired business based on the relative fair values of such assets and liabilities. Such allocations are subject to final determination, which may differ from the values set forth in this document.

AMENDMENT AND TERMINATION

   An amendment to the Merger Agreement may be made in writing, if signed by the party against whom enforcement of such amendment is sought.

   Notwithstanding adoption of the Merger Agreement by the stockholders of Sunrise and EyeSys, the Merger Agreement may be terminated by written consent of all of the parties at any time prior to the closing. In addition, any party may terminate the Merger Agreement at any time prior to the Closing by delivery of written notice to the other parties to the Merger Agreement if (1) EyeSys (in the case of a termination by Sunrise) or Sunrise or Merger Sub (in the case of a termination by EyeSys) has breached or violated the Merger Agreement and has failed to cure such violation within the time specified in the Merger Agreement,
(2) any representation or warranty made by EyeSys (in the case of a termination by Sunrise) or Sunrise or Merger Sub (in the case of a termination by EyeSys) is false or inaccurate in any material respect or there is a material misrepresentation or omission by EyeSys (in the case of a termination by Sunrise) or Sunrise or Merger Sub (in the case of a termination by EyeSys), or
(3) the Closing has not occurred by February 28, 1997.

   In the event of termination of the Merger Agreement, all of the parties shall bear their own costs associated with the Merger Agreement and the transactions contemplated thereby. Termination of the Merger Agreement shall not relieve any party from any liability for a breach of the Merger Agreement prior to such termination.

                            REASONS FOR THE MERGER

SUNRISE

   Management of Sunrise believes that the Merger is in the best interests of Sunrise and its stockholders. Based on its observations of and experience in the high technology sector of the eye care industry, management believes that the most successful companies are those that provide multiple technologies to a specific market segment.

   The target market for Sunrise's ophthalmologic systems generally is the same as the target market for EyeSys systems. Mapping the cornea is a critical step that must be taken prior to cornea shaping procedures and other corrective treatments. Purchasers of EyeSys' corneal mapping technology, therefore, are potential purchasers of Sunrise's laser cornea shaping technology. EyeSys currently has an established marketing network and large customer base, particularly outside the United States, where the Sunrise Corneal Shaping System can be commercially sold. Accordingly, the Merger will immediately increase the marketing and distribution networks for Sunrise's systems.

   The Merger also will immediately increase the number of technologies that the Company can offer to the combined customer base. Further, both EyeSys and Sunrise are currently in the process of developing additional technologies and systems.

   Sunrise also expects to benefit from the economies of scale that the Merger can provide. For example, EyeSys has an experienced, relatively low-cost manufacturing facility in Houston, Texas, where following the Merger Sunrise intends to consolidate manufacturing operations of the combined companies.

   Consummation of the Merger is subject to approval by holders of a majority of the shares of Sunrise Stock outstanding as of the Sunrise Record Date of each of
(a) the Sunrise Merger Proposal to amend the Sunrise Certificate to increase the number of authorized shares of Sunrise Stock from 40,000,000 to 75,000,000, and
(b) the Sunrise Merger Proposal to adopt the New Stock Option Plan.

          THE BOARD OF DIRECTORS OF SUNRISE UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE SUNRISE MERGER PROPOSALS.

EYESYS

   In 1995, to respond to anticipated future demand related to projected growth in the laser surgery industry, EyeSys invested heavily to develop its sales and marketing channel. In early 1996, in part because anticipated growth in the PRK laser industry had been slower than previously expected, the EyeSys Board of Directors and EyeSys management determined that EyeSys would need to pursue a strategy that would enable EyeSys to broaden its product offerings to more fully leverage its distribution channel and also achieve profitability. At the same time, EyeSys realized that future growth and product development was becoming severely constrained by the requirement for additional capital resources. Under these circumstances, the EyeSys Board of Directors discussed assessments made by EyeSys management and suggested that the interests of EyeSys Stockholders might best be served by some form of strategic transaction, including (i) the possible sale of EyeSys, (ii) an initial public offering, or (iii) the possibility of additional stockholder financings. The EyeSys Board of Directors also considered the possible countervailing risks of consummating, or even seriously considering or pursuing, any such transaction, including diversion of EyeSys management resources, disruption of EyeSys' business which might be caused by uncertainty regarding EyeSys' future among employees and the possible adverse impact upon employees and customers served by EyeSys.

   In March 1996, after further discussions with EyeSys management, the EyeSys Board of Directors authorized EyeSys management to retain Cowen & Company to initiate discussions with, and receive inquiries from, various companies which either had expressed interest in or were likely to have an interest in acquiring EyeSys or engaging in other possible transactions with EyeSys. Based upon contacts with potential partners, four parties submitted initial indications of interest in acquiring EyeSys, with two of these parties submitting final offers.

   In reaching its unanimous decision to enter into and endorse the Merger Agreement, the EyeSys Board reviewed and considered a number of relevant factors. The factors considered included, but were not limited to: (i) information concerning Sunrise's and EyeSys' respective businesses, current and historical financial performance, operations, products, technologies and management; (ii) the financial condition of the combined companies after the Merger; (iii) the current financial market conditions and historical market prices, volatility and trading information with respect to Sunrise Stock; (iv) the publicly available information on Sunrise; (v) a review of other possible merger candidates, their readiness to move to an offer, and estimates of their valuation placed on EyeSys; (vi) the prospects of EyeSys continuing as an independent company; (vii) alternative forms of growth financing, including an initial public offering; (viii) the extensive marketing effort undertaken by Cowen in connection with the sale of EyeSys; (ix) the terms and conditions of the Merger, including the parties' representations, warranties and obligations thereunder; (x) the consideration given to the stockholders of EyeSys including a review of the fairness opinion presented by Cowen & Company; and (xi) the effect of the Merger on the employees and customers of EyeSys.

   The EyeSys Board of Directors believes that the Merger will be beneficial to EyeSys for the additional following reasons: (i) there exists considerable synergy in the strategic and technical plans of the two companies that will provide both short and long term benefits including the possible integration of EyeSys' corneal topography technology with the Sunrise Corneal Shaping System;
(ii) economies of scale may be achieved in marketing activities, including advertising, tradeshows and other related activities of the combined companies;
(iii) there is a perceived compatibility of the corporate cultures of EyeSys and Sunrise; and (iv) the receipt by EyeSys' stockholders of Sunrise Stock which is publicly traded and therefore will provide an increase in liquidity.

   The EyeSys Board of Directors considered a variety of potentially negative factors in its deliberations concerning the Merger, including, but not limited to: (i) the requirement by the combined company for additional financings and the possibility that these financings may not be achieved; (ii) the future dilutive effects of anticipated financings; (iii) the possibility that the Merger might not be consummated and the effect of public announcement of the Merger on EyeSys' operating results, customers and personnel; (iv) the uncertainty in gaining FDA approval for the Sunrise Corneal Shaping System; (v) the lack of significant revenues to be generated by the Sunrise Corneal Shaping system until FDA approval for domestic marketing is obtained; (vi) the risks related to the anticipated sale of Sunrise's dental business and the resultant market reaction and effects on the market capitalization of Sunrise Stock; and (vii) the risks associated with liquidity and volatility of Sunrise Stock.

   In view of the wide variety of factors considered, both positive and negative, the EyeSys Board of Directors did not find it practical to and did not quantify or otherwise assign relative weights to the specific factors considered. Although the EyeSys Board of Directors did not quantify specific factors, the EyeSys Board of Directors did utilize a framework to evaluate each of the alternatives and determined that the anticipated benefits of the Merger outweighed the potentially negative factors considered.

   Consummation of the Merger is subject to stockholder approval of each of the following EyeSys Merger Proposals:

   The EyeSys Merger Proposal to amend Section 4.2.4(b)(ii) of the EyeSys Certificate to provide that the Merger Shares will be valued at the Deemed Sunrise Stock Value must be approved by the affirmative vote of holders of (a) a majority (4,621,278 shares) of the EyeSys Voting Shares, voting as one class,
(b) a majority (50,893 shares) of the 101,784 shares of Series A Preferred Stock outstanding on the EyeSys Record Date, voting as a separate class, (c) at least 67% (3,318,528 shares) of the 4,953,026 shares of Series B Preferred Stock outstanding on the EyeSys Record Date, voting as a separate class, and (d) a majority of the principal amount of EyeSys Notes outstanding prior to conversion by the Converting Noteholders.

   The EyeSys Merger Proposal to amend Section 4.3.4(c) of the EyeSys Certificate to provide that the Merger Shares will be valued at the Deemed Sunrise Stock Value must be approved by the affirmative vote of holders of (a) a majority (4,621,278 shares) of the EyeSys Voting Shares, voting as one class,
(b) at least 67% (3,318,528 shares) of the 4,953,026 shares of Series B Preferred Stock outstanding as of the EyeSys Record Date, and (c) a majority of the principal amount of EyeSys Notes outstanding prior to conversion by the Converting Noteholders.

   The EyeSys Merger Proposal to adopt the Merger Agreement and approve the transactions contemplated thereby requires the affirmative vote of the holders of (a) a majority (4,621,278 shares) of the EyeSys Voting Shares, voting as one class, (b) at least 67% (3,318,528 shares) of the 4,953,026 shares of Series B Preferred Stock outstanding as of the EyeSys Record Date, and (c) a majority of the principal amount of EyeSys Notes outstanding prior to conversion by the Converting Noteholders.

           THE BOARD OF DIRECTORS OF EYESYS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION AND APPROVAL OF EACH OF THE EYESYS MERGER PROPOSALS.

OPINION OF FINANCIAL ADVISOR

   Cowen & Company has acted as financial advisor to EyeSys in connection with the Merger. Pursuant to an engagement letter dated March 5, 1996 (the "Cowen Engagement Letter"), EyeSys retained Cowen to furnish financial advisory and investment banking services with respect to assisting EyeSys in evaluating strategic business alternatives, including the possible sale of EyeSys. As part of this assignment, Cowen was asked to render an opinion to the Board of Directors of EyeSys (the "EyeSys Board") as to the fairness, from a financial point of view, to the holders of EyeSys Stock, of the consideration to be paid to the holders of EyeSys Stock pursuant to the Merger Agreement. On December 20, 1996, Cowen delivered certain of its written analyses and its oral opinion to the EyeSys Board, to the effect that, as of December 20, 1996, the consideration to be received pursuant to the Merger Agreement, is fair, from a financial point of view, to the holders of EyeSys Stock. THE FULL TEXT OF THE WRITTEN OPINION OF COWEN, DATED DECEMBER 27, 1996, IS ATTACHED HERETO AS APPENDIX E. HOLDERS OF EYESYS STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY COWEN. THIS SUMMARY OF THE WRITTEN OPINION OF COWEN SET FORTH IN THE PROXY

STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. Cowen's analyses and opinion were prepared for the EyeSys Board and are directed only to the fairness, from a financial point of view, of the consideration to be received by holders of EyeSys Stock pursuant to the Merger Agreement and do not constitute an opinion as to the merits of the transaction contemplated by the Merger Agreement or a recommendation to any holders of EyeSys Stock as to how to vote at the EyeSys Special Meeting. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm's length between EyeSys and Cowen, and the EyeSys Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to Cowen is contingent upon consummation of the Merger.

   Cowen was selected by EyeSys as its financial advisor, and to render an opinion to the EyeSys Board, because Cowen is a nationally recognized investment banking firm and because the principals of Cowen have substantial experience in transactions similar to the Merger and are familiar with EyeSys and its businesses. As part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes.

   In arriving at its opinion, Cowen reviewed (a) certain information, furnished to it by EyeSys, of a business and financial nature regarding EyeSys; (b) discussed with the EyeSys management EyeSys' competitive position, current and anticipated future conditions in the ophthalmic instrument industry and the potential strategic synergies of a combination with Sunrise; and (c) held meetings and discussions with representatives of the management of EyeSys and Sunrise to discuss the business operations, historical financial results and future prospects of EyeSys, Sunrise and the combined company. In addition, Cowen
(i) reviewed the Merger Agreement; (ii) compared EyeSys from a financial point of view with certain other similar companies that were deemed by Cowen to be relevant; (iii) considered the financial terms, to the extent publicly available, of selected recent business transactions deemed to be similar in whole or in part to the Merger; (iv) performed a discounted future net income valuation analysis of EyeSys based on projections provided by EyeSys' management; (v) reviewed certain publicly available filings of Sunrise with the Securities and Exchange Commission, including consolidated financial statements for the fiscal years ended December 31, 1993, 1994, and 1995 and the fiscal quarter ended September 30, 1996; (vi) reviewed historical market prices and trading volumes of Sunrise Stock from December 1, 1995 to December 19, 1996, and compared those trading histories with other companies deemed relevant; (vii) analyzed pro forma ownership in the combined company by holders of EyeSys Stock; and, (viii) at the request of the EyeSys Board, solicited third party indications of interest in acquiring all or substantially all of the stock or assets of EyeSys. Cowen also reviewed other publicly available information and conducted such other studies, analyses, inquiries and investigations as it deemed appropriate. Cowen noted in its opinion that it had not been provided with detailed financial projections by Sunrise.

   Cowen assumed and relied, without independent verification, upon the accuracy and completeness of the financial and other information that was provided to it by EyeSys or its representatives, or that was otherwise reviewed by it. In addition, with respect to the financial projections furnished to Cowen by the management of EyeSys, Cowen assumed the attainability of the financial results therein and that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of EyeSys. Because such projections are inherently subject to uncertainty, none of EyeSys, Cowen or any other person assumes responsibility for their accuracy. Cowen did not make any independent valuation or appraisal of the assets or liabilities of EyeSys or Sunrise, nor has Cowen been furnished with any such appraisals. Cowen made no independent investigations of any legal matters affecting EyeSys or Sunrise. Cowen's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, December 20, 1996. It should be understood that, although developments subsequent to December 20, 1996 may affect its opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion.

   The following is a summary of certain financial analyses performed by Cowen to arrive at its opinion. Cowen performed certain procedures, including each of the financial analyses described below and reviewed with the management of EyeSys the assumptions on which such analyses were based and other factors, including the current and projected financial results of EyeSys and Sunrise. No limitations were imposed by the EyeSys Board with respect to the investigations made or procedures followed by Cowen in rendering its opinion.

   EXCLUSIVE SALE PROCESS. In addition to the financial analysis described below, in rendering its opinion, Cowen also considered the extensive marketing effort it undertook in connection with the sale of EyeSys. As part of this process, at the request of the EyeSys Board, Cowen contacted 35 potential acquirers and ultimately received four indications of interest in acquiring all or substantially all of the stock or assets of EyeSys.

   TRANSACTION ANALYSIS. Cowen reviewed the financial terms, to the extent publicly available, of twenty-five selected transactions (collectively, the "Selected Transactions") involving the acquisition of companies in the diagnostic medical technology industry (the "Selected Diagnostic Medical Technology Transactions") and the acquisition of companies in the ophthalmology instrument industry (the "Selected Ophthalmic Instrument Transactions"), which were announced or completed since November 1991.

   Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents ("Enterprise Value") paid in the Selected Transactions as a multiple of the latest twelve month revenues, earnings before interest, income taxes, depreciation and amortization ("EBITDA"), and earnings before interest expense and taxes ("EBIT"). Cowen also examined the multiples of equity value paid in the Selected Transactions to book value, and the latest twelve month earnings per share. In conducting its analysis, Cowen noted that EyeSys' latest twelve month EBITDA, EBIT and net income as well as book value were negative.

   Such analysis indicated that, on the basis of the Enterprise Value paid, the Selected Diagnostic Medical Technology Transactions had a median valuation of
1.9 times revenue and the Selected Ophthalmic Transactions had a median valuation of 1.0 times revenue. The corresponding multiple of revenue for EyeSys implied by Sunrise's offer is 1.6x.

   Although the Selected Transactions were used for comparison purposes, none of such transactions is directly comparable to the Merger.

   ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES. To provide contextual data and comparative market information, Cowen compared selected historical operating and financial ratios for EyeSys to the corresponding data and ratios of certain companies whose securities are publicly traded and which Cowen believes have operating, market valuation, and trading valuations similar to what might be expected if EyeSys were a publicly traded entity. These companies included Autonomous Technologies Corp., Coherent, Inc., Premier Laser Systems, Inc., Summit Technology, Inc., VISX, Inc., Chiron Corp., Escalon Medical Corp., KeraVision, Inc. and Staar Surgical Company (the "Selected Companies"). Such data and ratios include Enterprise Value of such Selected Companies as a multiple of revenues, EBTIDA and EBIT for the latest reported twelve month period, and the market capitalization of common stock of such Selected Companies as a multiple of book value. Cowen also examined the ratios of the current prices of the Selected Companies to the latest twelve month earnings per share ("EPS"), current calendar year EPS (as estimated by Institutional Brokers Estimating System ("IBES") and First Call) and estimated EPS for the following calendar year (as estimated by IBES and First Call) for these companies. In conducting its analysis, Cowen noted that EyeSys' latest twelve month EBITDA, EBIT and net income; estimated calendar 1996 and calendar 1997 net income; and book value were negative.

   Such analysis indicated that, of the Selected Companies, the median value of Enterprise Value as a multiple of latest twelve month revenue was 3.7x, as compared to the corresponding multiple for EyeSys implied by Sunrise's offer of 1.6x.

   Although the Selected Companies were used for comparison purposes, none of such companies is directly comparable to EyeSys.

   DISCOUNTED FUTURE NET INCOME ANALYSIS. Cowen estimated the range of values for EyeSys based upon the discounted present value of the projected 1998 calendar net income of EyeSys. This analysis was based upon projections supplied by the management of EyeSys. In performing this analysis, Cowen utilized discount rates of 15.0x to 25.0x. Utilizing this methodology, the equity value of EyeSys ranged from $7.3 million to $14.4 million.

   PRO FORMA OWNERSHIP ANALYSIS OF THE COMBINED ENTITY. Cowen analyzed pro forma ownership in the combined company by holders of EyeSys Stock. Cowen's analysis concluded that holders of EyeSys stock would own approximately 32% of the combined company.

   SUNRISE'S  HISTORICAL  STOCK  PRICE  TRADING  HISTORY.   Cowen  reviewed  the
historical market prices and trading volumes of Sunrise Common Stock between December 1, 1995 and December 19, 1996. Cowen observed that during this period approximately 44 of Sunrise's shares traded between prices of $1.26 and $1.75 and that the average daily trading volume of Sunrise shares traded was approximately 90,115 during this period.

   The summary set forth above does not purport to be a complete description of the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the EyeSys Board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

   Pursuant to the Cowen Engagement Letter, EyeSys has agreed to pay certain fees to Cowen for its financial advisory services provided in connection with the Merger. If the Merger is consummated, Cowen will be entitled to receive an aggregate transaction fee consisting of (i) $25,000 cash paid to it by EyeSys prior to the Merger, (ii) $100,000 cash to be paid by Sunrise following the Merger and (iii) 224,950 shares of Sunrise Stock to be issued to Cowen as of the Effective Time. If the Merger is not consummated as contemplated in the Merger Agreement, EyeSys has agreed to pay Cowen an advisory fee of $50,000 in consideration for Cowen's professional services. Additionally, EyeSys has agreed to reimburse Cowen for its out-of-pocket expenses (including the reasonable fees and expenses of its counsel) incurred or accrued during the period of, and in connection with, Cowen's engagement. EyeSys has also agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of services performed by Cowen as financial advisor to EyeSys in connection with the Merger, unless such liabilities arose out of Cowen's gross negligence, bad faith or willful misconduct.

                       MANAGEMENT FOLLOWING THE MERGER

   The current executive officers of EyeSys are Frederick J. Ruegsegger, President and Chief Executive Officer, and Henry Kuehn, Chief Operating Officer, and the current executive officers of Sunrise are David W. Light, Chairman of the Board and Chief Executive Officer, C. Russell Trenary, III, President and Chief Operating Officer and Joseph W. Shaffer, Vice President and Secretary. Immediately following the Merger, Mr. Light and Mr. Trenary will become Chief Executive Officer and President, respectively, of EyeSys. In addition, immediately following the Merger, James E. Crawford, III, currently a director of EyeSys, will be appointed to the Board of Directors of Sunrise.


   Accordingly, the executive officers and directors of Sunrise following the Merger (collectively, the "Resulting Management") will consist of the following persons:

       NAME                 AGE                      POSITION
       ----                 ---                      --------
David W. Light ..........   51   Chairman of the Board and Chief Executive
                                 Officer and Class I Director

C. Russell Trenary, III     39   President and Chief Operating
                                 Officer and Class III Director

Joseph W. Shaffer .......   50   Vice President, Secretary and Class II Director

Ronald A. Slocum ........   56   Class I Director

James E. Crawford, III  .   49   Class II Director

Joseph D. Koenig ........   66   Class III Director

   Mr. Light was appointed Chairman of the Board and Chief Executive Officer of Sunrise in November 1996. From October 1994 to November 1996, Mr. Light served as President and Chief Executive Officer of Sunrise. Mr. Light was appointed to the Board of Directors of Sunrise in October 1994. From March 1994 until the time he joined Sunrise, Mr. Light was a private consultant to Sunrise. Prior to March 1994, Mr. Light was Vice President of Operations of Advanced Polymer Systems, Inc., a polymer-based drug delivery company. Mr. Light received a B.B.A. degree from Boise State University and is a licensed Certified Public Accountant.

   Mr. Trenary was appointed President and Chief Operating Officer of Laser Biotech, Inc., a wholly owned subsidiary of Sunrise, in May 1996. In November 1996, Mr. Trenary was appointed President and Chief Operating Officer of Sunrise and was also appointed to the Board of Directors of Sunrise. From 1995 until the time he joined Sunrise, Mr. Trenary served as Senior Vice President of sales and marketing for Vidamed, Inc. Prior to 1995, Mr. Trenary served in various positions with Allergan, Inc., most recently as Senior Vice President, General Manager of AMO Surgical Products, an ophthalmic business with annual revenues of $140 million and an employee base of 800. Mr. Trenary received a B.S. degree from Miami University and an M.B.A. degree from Michigan State University.

   Mr. Shaffer, a co-founder of Sunrise, has been a director of Sunrise and has held an executive officer position with Sunrise since its inception. From April 1987 to October 1988, Mr. Shaffer served as President and Chief Executive
Officer and, from October 1988 until January 1991, Mr. Shaffer served as President. Since 1991, Mr. Shaffer has been a Vice President of Sunrise. Prior to founding Sunrise, Mr. Shaffer was employed by the medical division of Coherent, Inc., a laser manufacturer, as Electrical Engineering Section Manager. Mr. Shaffer holds a B.S. degree in Electrical Engineering from the University of New Mexico.

   Mr. Slocum was appointed to the board of directors of Sunrise in December 1994. Mr. Slocum has been employed by Bank of America Idaho since 1991 and is currently the President, Chief Executive Officer and Chairman of the Board of Bank of America Idaho. Mr. Slocum is also a Director of Bank of America Oregon. Mr. Slocum received a B.S. degree in Business Management from San Diego University.

   Mr. Crawford has served as a director of EyeSys since June 1994. Mr. Crawford is a partner of Frontenac Company, one of the Company's stockholders. Mr. Crawford joined Frontenac in 1992 following eight (8) years at William Blair Venture Partners, where he was a general partner. Prior to joining William Blair Venture Partners, he spent six years in operating positions at Mark Controls Corporation, where he directed the research and development and marketing and sales organizations. Mr. Crawford also has been a management consultant with McKinsey & Company. He is a Phi Beta Kappa electrical engineering graduate of Princeton University and studied economics at Oxford University on a Rhodes Scholarship.

   Joseph D. Koenig was appointed to the board of directors of Sunrise in December 1994. Mr. Koenig had also served as a director of Sunrise from August 1991 through January 1994. He has been a consultant for Koenig Associates, a management consultant firm, since October 1984. Mr. Koenig is also a director of Ancot Corporation, Hench Controls Corporation and Cardiac Mariners. Mr. Koenig received a B.S. degree in Electrical Engineering from the University of Illinois.

   Except for Mr. Crawford, who will be appointed to the board of directors of Sunrise in connection with the Merger, none of the members of the Resulting Management was selected as an executive officer or director of Sunrise pursuant to any arrangement or understanding. There are no family relationships between any of the members of the Resulting Management.

  COMPENSATION OF EXECUTIVE OFFICERS

   The following table sets forth certain information regarding the compensation paid by the Company during the past three fiscal years to Messrs. Light and Trenary. Compensation information with respect to Mr. Shaffer, who also will be an executive officer in the Resulting Management, is omitted from this Joint
Proxy  Statement/Prospectus in accordance with the rules of the Commission.  Mr.
Shaffer's annual salary and bonus have not exceeded $100,000 in any of the past three fiscal years.

                                                                             LONG-TERM
                                                    ANNUAL                  COMPENSATION
                                          YEAR    SALARY ($)    BONUS ($)  AWARDS (#)(1)
                                          ----    ----------    --------   --------------
David W. Light                            1996     220,000 (2)     Nil       600,000
 Chairman of the Board and                1995     220,000 (2)     Nil       500,000 (3)
 Chief Executive Officer                  1994      47,680         Nil       500,000 (3)
C. Russell Trenary, III                   1996     131,753 (4)     Nil       650,000
 President and Chief Operating Officer

------------
(1) Reflects the number of shares of Sunrise Stock underlying options granted by Sunrise.
(2) Includes a deferred compensation payment of $60,000 made on each anniversary of Mr. Light's employment with the Company.
(3) In 1994, Mr. Light was granted an option to purchase 500,000 shares of Sunrise Stock at an exercise price of $2.00 per share (the "Initial Option"). On June 20, 1995, Mr. Light exchanged the Initial Option for an an option to acquire 500,000 shares of Sunrise Stock at a price of $1.00 per share (the "Replacement Option"), pursuant to Sunrise's option exchange program described below (the "Exchange Program").
(4) Represents amounts paid to Mr. Trenary for his service to the Company, which began on April 30, 1996.

   The following table sets forth certain information regarding the options granted to Messrs. Light and Trenary in 1996.

                                                                                    POTENTIAL REALIZABLE
                                                                                           VALUE AT
                            NUMBER OF                                               ASSUMED ANNUAL RATE OF
                           SECURITIES     PERCENT OF                                      STOCK PRICE
                           UNDERLYING    TOTAL OPTIONS                                   APPRECIATION
                            OPTIONS       GRANTED TO      EXERCISE                    FOR OPTION TERM(2)
                           GRANTED IN      EMPLOYEES        PRICE      EXPIRATION  ------------------------
       NAME                 1996(1)         IN 1996       PER SHARE       DATE          5%          10%
       ----                 -------       ----------      ---------    ----------       --          ---
David W. Light .........    600,000           28%           $1.03       9/10/06      $389,879    $986,878
C. Russell Trenary, III     250,000           12%            1.63       4/30/06       286,275     649,450
                            400,000           19%            1.03       9/10/06       259,916     657,919

(1) Options granted generally become exercisable for 25% of the shares one year after the granted date and 1/36th of the remaining shares subject to the option become exercisable each month thereafter.

(2) The 5% and 10% assumed rates of appreciation applied to the fair market value of the Sunrise Stock over the term of the options are prescribed by the rules of the Commission and do not represent Sunrise's estimate or projection of the future price of the Sunrise Stock.



   The following table sets forth certain information with respect to the exercise of options during the last fiscal year and the number and value of unexercised options held as of the end of the last fiscal year.


                                                                 NUMBER OF
                                                           SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                          SHARES ACQUIRED                   UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                          ON EXERCISE OF      VALUE         AT THE END OF 1996         AT THE END OF 1996
       NAME                 OPTIONS (#)    REALIZED ($)  EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
       ----               --------------   ------------  -------------------------  -------------------------
David W. Light .........        Nil             --            366,666/733,334                Nil/Nil
C. Russell Trenary, III         Nil             --            162,500/487,500                Nil/Nil

  COMPENSATION OF DIRECTORS

   Each non-employee director of Sunrise receives a fee of $300 for each meeting of the board of directors attended. In the fiscal year ended December 31, 1996, the total compensation paid to non-employee directors was $3,900. Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at meetings of the board of directors. Each non-employee director of Sunrise also receives a stock option grant under the 1994 Non-Employee
Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of Sunrise or an affiliate of such directors are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are not intended by Sunrise to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended.

   Options granted under the Directors' Plan are non-discretionary. An option to purchase 20,000 shares of Sunrise Stock was or is automatically granted to each non-employee director (a) at the time the board of directors approved the Directors' Plan, or (b) the first time a person is elected or appointed as a non-employee director. Options granted to non-employee directors at the time the board of directors approved the Directors' Plan initially had an exercise price of $2.00 per share. In 1995, such options were exchanged for replacement options, with an exercise price of $1.00 per share, pursuant to the Exchange Program.

  EXCHANGE PROGRAM

   The Exchange Program was established by the board of directors of Sunrise in December 1994 based on its determination that (a) the purpose of issuing stock options to employees to provide an equity incentive would not be achieved for employees holding options exercisable above the market price and (b) it was critical to the best interests of Sunrise and the stockholders of Sunrise to retain the services of its employees. Pursuant to the Exchange Program, at such times as the board of directors or Compensation Committee determines to conduct an exchange of options thereunder (the "Exchange Offer"), employees holding options with exercise prices higher than the then fair market value of the Sunrise Stock shall be offered the opportunity to exchange such options for new options ("replacement options"), which would have substantially the same terms as the options exchanged therefor, except that the exercise price would be the fair market value of the Sunrise Stock at the time the board of directors or Compensation Committee determined to effect the Exchange Offer. Replacement options cannot be exercised, except under certain circumstances, for six months from the date of exchange.

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed combined financial statements represent the three proposals envisaged by this document. (1) that Sunrise may acquire EyeSys, (2) that Sunrise may dispose of the Dental Business and (3) that Sunrise may acquire EyeSys and dispose of the Dental Business.

EYESYS ACQUISITION

   On October 29, 1996 the Company entered into a Memorandum of Understanding with EyeSys Technologies, Inc. (EyeSys) providing for the EyeSys Acquisition (together with the assumption of certain liabilities), subject to post-closing adjustments and conditions. The EyeSys Acquisition will be funded primarily through issuance of 12,186,479 shares of Sunrise Stock to current stockholders and noteholders of EyeSys. In November 1996, the Company announced that it had entered into a definitive merger agreement which provides for the EyeSys acquisition.

   The unaudited pro forma condensed combined financial information ("Sunrise & EyeSys Pro Forma Combined") gives effect to the EyeSys Acquisition as if it had occurred on January 1, 1995 for purposes of the unaudited pro forma condensed combined statement of operations and as of September 30, 1996 for the purposes of the unaudited pro forma condensed combined balance sheet. The pro forma adjustments have been applied to the financial information derived from the financial statements of the Company and EyeSys to account for the EyeSys Acquisition as a purchase; accordingly, assets acquired and liabilities assumed will be recorded at their estimated fair values with appropriate recognition given to the effect of current interest rates and income taxes.

   The EyeSys Acquisition will be accounted for using the purchase method of accounting. The unaudited pro forma condensed combined financial information for the EyeSys Acquisition has been prepared on the basis of assumptions described in the notes thereto and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of EyeSys based on preliminary estimates of their fair value. The actual allocation may differ from that reflected in the unaudited pro forma condensed combined financial information after valuations subsequent to the closing of the EyeSys Acqusition have been finalized. This in process charge has been excluded from the unaudited pro forma condensed combined statement of operations included herein because it is nonrecurring.

DISPOSAL OF DENTAL OPERATIONS

   Sunrise also may dispose of its dental business and assets used in the operation thereof ("Dental Operations"). Sunrise has accepted a non-binding letter of intent to sell its Dental Operations to an unrelated third party. If the transaction is completed, Sunrise expects to receive consideration of $5,000,000 in cash, $2,000,000 of non-interest bearing promissory notes receivable in six equal annual installments beginning December 31, 1997 and warrants. This transaction is subject to certain conditions including the acquirer's ability to complete a private placement in an amount not less than $5 million.

   The unaudited condensed combined financial information ("Sunrise Net of Dental Assets to be Sold" and "Sunrise and EyeSys Net of Dental Assets Pro Forma Combined") gives effect to the disposal of the Dental Operations both without and with (respectively) the proposed EyeSys Acquisition, as if the transaction(s) had occurred on January 1, 1995 for the purposes of the unaudited statements of operations and as of September 30, 1996 for the purposes of the unaudited balance sheet.

EYESYS ACQUISITION AND DISPOSAL OF DENTAL OPERATIONS

   The unaudited pro forma condensed combined financial information is not necessarily indicative of what actual results would have been had the EyeSys Acquisition and the disposal of the Dental Operations occurred at the dates indicated nor do they purport to project the future financial position or the results of the Company.

   The unaudited pro forma condensed combined balance sheet as of September 30, 1996 has been prepared by combining the historical balance sheet of Sunrise as of September 30, 1996, with the historical balance sheet of EyeSys as of September 30, 1996 after eliminating the Net Dental Assets to be Sold and gives effect to the pro forma adjustments as described in the notes hereto.

   The unaudited pro forma condensed combined statements of operations have been prepared by combining the historical consolidated statement of operations of the Company with the historical combined statement of operations of EyeSys after eliminating the Net Dental Assets to be Sold and gives effect to the pro forma adjustments as described in the notes thereto.

   The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the historical financial statements, including the notes thereto, of the companies, included elsewhere in this Prospectus.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              SEPTEMBER 30, 1996
                                (IN THOUSANDS)

                              SUNRISE                        PRO FORMA
                            TECHNOLOGIES       EYESYS       ADJUSTMENTS
                           INTERNATIONAL,   TECHNOLOGIES    FOR EYESYS
                                INC.            INC.        ACQUISITION
                           --------------   ------------    ------------
                                (A)             (B)             (C)
ASSETS
Cash and cash
 equivalents ............      $1,443         $    65        $   --
Accounts receivable  ....       1,014           2,419            --
Inventories .............       2,031           1,762            --
Prepaid expenses ........         308             123            --
                               ------          ------        ------
Total current assets  ...       4,796           4,369            --
Net property, plant &
 equipment ..............         187           1,012            --
Other non-current assets           --              75            --
Intangible assets .......          --              --         3,600 (2)
                               ------          ------        ------
Total non-current assets          187           1,087         3,600
                               ------          ------        ------
Total assets ............      $4,983          $5,456        $3,600
                               ======          ======        ======

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                                           SUNRISE &
                            SUNRISE &      SUNRISE                        SUNRISE NET    EYESYS NET OF
                             EYESYS      TECHNOLOGIES       SUNRISE        OF DENTAL     DENTAL ASSETS
                            PRO FORMA   INTERNATIONAL,   DENTAL ASSETS     ASSETS TO       PRO FORMA
                            COMBINED         INC.         TO BE SOLD        BE SOLD        COMBINED
                            ---------   --------------   -------------    -----------    --------------
                               (D)           (E)              (F)             (G)             (H)
ASSETS
Cash and cash
 equivalents ............    $ 1,508       $ 1,443         $  2,426        $ 3,869          $ 3,934
Accounts receivable  ....      3,433         1,014               --          1,014            3,433
Inventories .............      3,793         2,031           (1,988)            43            1,805
Prepaid expenses ........        431           308             (270)            38              161
                             -------        ------          --------        ------          -------
Total current assets  ...      9,165         4,796              168          4,964            9,333
Net property, plant &
 equipment ..............      1,199           187             (168)            19            1,031
Other non-current assets          75            --               --             --               75
Intangible assets .......      3,600            --               --             --            3,600
                             -------        ------          --------        ------          -------
Total non-current assets       4,874           187             (168)            19            4,706
                             -------        ------          --------        ------          -------
Total assets ............    $14,039        $4,983          $    --         $4,983          $14,039
                             =======        ======          ========        ======          =======

-------------
(a) Represents historical Sunrise financial statements, including Net Dental Assets to be sold.

(b)  Represents historical EyeSys financial statements.

(c)  Represents pro forma adjustments following the EyeSys purchase by Sunrise.

(d) Represents pro forma combined financial statements of Sunrise and EyeSys [d=a+b+c].

(e) Represents historical Sunrise financial statements, including Net Dental Assets to be sold (same as column a).

(f) Represents historical Sunrise Dental Assets to be sold and consideration received therefrom exclusive of any gain which may be realized on sale.

(g) Represents historical Sunrise, Net of Dental Assets to be sold and consideration received therefrom exclusive of any gain which may be realized on sale [g=e-f].

(h) Represents pro forma combined financial statements of Sunrise and EyeSys Net of Dental Assets to be sold and cash received therefrom exclusive of any gain which may be realized on sale [h=d-f].

 See accompanying notes to the Pro Forma Condensed Combined Financial Statements

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              SEPTEMBER 30, 1996
                                (IN THOUSANDS)

                                SUNRISE                        PRO FORMA
                              TECHNOLOGIES       EYESYS       ADJUSTMENTS
                             INTERNATIONAL,   TECHNOLOGIES    FOR EYESYS
                                  INC.            INC.        ACQUISITION
                                  ---             ---         -----------
                                  (A)             (B)             (C)
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Notes payable .............     $     --        $  1,902      $     --
Notes payable to
 stockholders, current
 maturities ...............           --           3,000        (3,000) (4)
Accounts payable ..........          770           1,535            --
Accrued interest on
 convertible debt .........           --             183          (183) (4)
Accrued payroll and
 related expenses .........          306             509            --
Accrued warranty ..........          324             138            --
Other accrued expenses  ...          362             307           500 (2)
                                --------        --------      --------
Total current liabilities          1,762           7,574        (2,683)
Term notes payable ........           --             235            --
Long-term deferred income
 tax ......................           --              72            --
                                --------        --------      --------
Total non-current
 liabilities ..............           --             307            --
                                --------        --------      --------
Convertible preferred
 stock ....................           --           6,703        (6,703) (5)
Common stock ..............           28           2,006        (1,994) (6)
Additional paid-in capital        31,688             --         12,788 (7)
Less treasury stock at
 cost .....................          --              --            --
Accumulated deficit .......      (28,495)        (11,134)        2,192 (8)
                                --------        --------      --------
Total stockholders' equity         3,221          (2,425)        6,283
                                --------        --------      --------
Total liabilities and
 stockholders' equity  ....     $  4,983        $  5,456      $  3,600
                                ========        ========      ========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                                             SUNRISE &
                              SUNRISE &      SUNRISE                        SUNRISE NET    EYESYS NET OF
                               EYESYS      TECHNOLOGIES       SUNRISE        OF DENTAL     DENTAL ASSETS
                              PRO FORMA   INTERNATIONAL,   DENTAL ASSETS     ASSETS TO       PRO FORMA
                              COMBINED         INC.         TO BE SOLD        BE SOLD        COMBINED
                              ---------    ------------    -----------       ---------     -------------
                                 (D)           (E)              (F)             (G)             (H)
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Notes payable .............   $  1,902       $     --           $--          $     --        $  1,902
Notes payable to
 stockholders, current
 maturities ...............         --             --            --                --              --
Accounts payable ..........      2,305            770            --               770           2,305
Accrued interest on
 convertible debt .........         --             --            --                --              --
Accrued payroll and
 related expenses .........        815            306            --               306             815
Accrued warranty ..........        462            324            --               324             462
Other accrued expenses  ...      1,169            362            --               362           1,169
                              --------       --------           ----         --------        --------
Total current liabilities        6,653          1,762            --             1,762           6,653
Term notes payable ........        235             --            --                --             235
Long-term deferred income
 tax ......................         72             --            --                --              72
                              --------       --------           ----         --------        --------
Total non-current
 liabilities ..............        307             --            --                --             307
                              --------       --------           ----         --------        --------
Convertible preferred
 stock ....................         --             --            --                --              --
Common stock ..............         40             28            --                28              40
Additional paid-in capital      44,476         31,688            --            31,688          44,476
Less treasury stock at
 cost .....................        --              --            --                --              --
Accumulated deficit .......    (37,437)       (28,495)           --           (28,495)        (37,437)
                              --------       --------           ----         --------        --------
Total stockholders' equity       7,079          3,221            --             3,221           7,079
                              --------       --------           ----         --------        --------
Total liabilities and
 stockholders' equity  ....   $ 14,039       $  4,983           $--          $  4,983        $ 14,039
                              ========       ========           ====         ========        ========

------------
(a) Represents historical Sunrise financial statements, including Net Dental Assets to be sold.

(b)  Represents historical EyeSys financial statements.

(c)  Represents pro forma adjustments following the EyeSys purchase by Sunrise.

(d) Represents pro forma combined financial statements of Sunrise and EyeSys [d=a+b+c].

(e) Represents historical Sunrise financial statements, including Net Dental Assets to be sold (same as column a).

(f) Represents historical Sunrise Dental Assets to be sold and consideration received therefrom exclusive of any gain which may be realized on sale.

(g) Represents historical Sunrise, Net of Dental Assets to be sold and consideration received therefrom exclusive of any gain which may be realized on sale [g=e-f].

(h) Represents pro forma combined financial statements of Sunrise and EyeSys Net of Dental Assets to be sold and cash received therefrom exclusive of any gain which may be realized on sale [h=d-f].

 See accompanying notes to the Pro Forma Condensed Combined Financial Statements

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                             SUNRISE
                           TECHNOLOGIES       EYESYS
                          INTERNATIONAL,   TECHNOLOGIES     PRO FORMA
                               INC.            INC.        ADJUSTMENTS
                               ---             ---         ------------
                               (A)             (B)             (C)
Net Revenues ...........     $ 4,327         $ 6,319        $    --
Cost of revenues .......       3,084           3,540             --
                             -------         -------        -------
Gross profit ...........       1,243           2,779             --
Other costs and
 expenses
Engineering &
 development ...........         494             898             --
Sales, marketing &
 regulatory ............       2,938           3,201             --
General and
 administrative ........       1,873           1,186            900 (2)
                             -------         -------        -------
Total other costs and
 expenses ..............       5,305           5,285            900
                             -------         -------        -------
Net income/(loss) from
 operations ............      (4,062)         (2,506)          (900)
                             -------         -------        -------
Net interest
 income/(expense) ......          43            (379)           183 (4)
                             -------         -------        -------
Net income/(loss)
 before taxes ..........      (4,019)         (2,885)          (717)
Income tax expense  ....          --              15             --
                             -------         -------        -------
Net income/(loss) ......     $(4,019)        $(2,900)       $  (717)
                             =======         =======        =======
Net loss per share  ....     $ (0.16)                       $ (0.06)
                             =======                        =======
Shares used in
 calculation of net
 loss per share ........      25,898                         12,411
                             =======                        =======

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                           SUNRISE &                                                   SUNRISE &
                            EYESYS        SUNRISE          LESS                      EYESYS NET OF
                              PRO       TECHNOLOGIES     SUNRISE       SUNRISE     DENTAL OPERATIONS
                             FORMA     INTERNATIONAL,     DENTAL      OPTHAMALIC       PRO FORMA
                           COMBINED         INC.        OPERATIONS    OPERATIONS       COMBINED
                           --------         ---         ----------    ----------       --------
                              (D)           (E)            (F)           (G)              (H)
Net Revenues ...........    $10,646       $ 4,327        $ 4,192       $   135          $ 6,454
Cost of revenues .......      6,624         3,084          3,039            45            3,585
                            -------       --------       -------       -------          -------
Gross profit ...........      4,022         1,243          1,153            90            2,869
Other costs and
 expenses
Engineering &
 development ...........      1,392           494            379           115            1,013
Sales, marketing &
 regulatory ............      6,139         2,938          2,021           917            4,118
General and
 administrative ........      3,959         1,873            811         1,062            3,148
                            -------       --------       -------       -------          -------
Total other costs and
 expenses ..............     11,490         5,305          3,211         2,094            8,279
                            -------       --------       -------       -------          -------
Net income/(loss) from
 operations ............     (7,468)       (4,062)        (2,058)       (2,004)          (5,410)
                            -------       --------       -------       -------          -------
Net interest
 income/(expense) ......       (153)           43             30            13             (183)
                            -------       --------       -------       -------          -------
Net income/(loss)
 before taxes ..........     (7,621)       (4,019)        (2,028)       (1,991)          (5,593)
Income tax expense  ....         15            --             --            --               15
                            -------       --------       -------       -------          -------
Net income/(loss) ......    $(7,636)      $(4,019)       $(2,028)      $(1,991)         $(5,608)
                            =======       =======        =======       =======          =======
Net loss per share  ....    $ (0.20)      $ (0.16)                     $ (0.08)         $ (0.15)
                            =======       =======                      =======          =======
Shares used in
 calculation of net
 loss per share ........     38,338        25,898                       25,898           38,338
                            =======       =======                      =======          =======

----------

(a)  Represents  historical  Sunrise  financial  statements,   including  Dental
     Operations to be sold.

(b)  Represents historical EyeSys financial statements.

(c)  Represents pro forma adjustments following the EyeSys purchase by Sunrise.

(d) Represents pro forma combined financial statements of Sunrise and EyeSys [d=a+b+c].

(e)  Represents  historical  Sunrise  financial  statements,   including  Dental
     Operations to be sold (same as column a).

(f)  Represents historical Sunrise Dental Operations to be sold.

(g)  Represents historical Sunrise, Net of Dental Operations to be sold [g=e-f].

(h) Represents pro forma combined financial statements of Sunrise and EyeSys Net of Dental Operations to be sold [h=d-f].

 See accompanying notes to the Pro Forma Condensed Combined Financial Statements

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                             SUNRISE
                           TECHNOLOGIES       EYESYS
                          INTERNATIONAL,   TECHNOLOGIES     PRO FORMA
                               INC.            INC.        ADJUSTMENTS
                             -------         -------        -------
                               (A)             (B)             (C)
Net Revenues ...........     $ 5,294         $ 9,522        $   --
Cost of revenues .......       3,657           5,090            --
                             -------         -------        -------
Gross profit ...........       1,637           4,432            --
Other costs and
 expenses
Engineering &
 development ...........         503           1,946            --
Sales, marketing &
 regulatory ............       2,992           4,726            --
General and
 administrative ........       2,329           1,000          1,200 (2)
                             -------         -------        -------
Total other costs and
 expenses ..............       5,824           7,672          1,200
                             -------         -------        -------
Net income/(loss) from
 operations ............      (4,187)         (3,240)        (1,200)
                             -------         -------        -------
Net interest
 income/(expense) ......          57            (169)           --
                             -------         -------        -------
Net income/(loss)
 before taxes ..........      (4,130)         (3,409)        (1,200)
Income tax expense  ....          --              16             --
                             -------         -------        -------
Net income/(loss) ......     $(4,130)        $(3,425)       $(1,200)
                             =======         =======        =======
Net loss per share  ....     $ (0.28)                       $ (0.10)
                             =======                        =======
Shares used in
 calculation of net
 loss per share ........      14,935                         12,411
                             =======                        =======

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                           SUNRISE &                                                   SUNRISE &
                            EYESYS        SUNRISE          LESS                      EYESYS NET OF
                              PRO       TECHNOLOGIES     SUNRISE       SUNRISE     DENTAL OPERATIONS
                             FORMA     INTERNATIONAL,     DENTAL      OPTHAMALIC       PRO FORMA
                           COMBINED         INC.        OPERATIONS    OPERATIONS       COMBINED
                            -------       --------       -------       -------          -------
                              (D)           (E)            (F)           (G)              (H)
Net Revenues ...........    $14,816       $  5,294       $ 4,017       $ 1,277          $10,799
Cost of revenues .......      8,747         3,657          2,848           809            5,899
                            -------       --------       -------       -------          -------
Gross profit ...........      6,069         1,637          1,169           468            4,900
Other costs and
 expenses
Engineering &
 development ...........      2,449           503            299           204            2,150
Sales, marketing &
 regulatory ............      7,718         2,992          2,225           767            5,493
General and
 administrative ........      4,529         2,329          1,073         1,256            3,456
                            -------       --------       -------       -------          -------
Total other costs and
 expenses ..............     14,696         5,824          3,597         2,227           11,099
                            -------       --------       -------       -------          -------
Net income/(loss) from
 operations ............     (8,627)       (4,187)        (2,428)       (1,759)          (6,199)
                            -------       --------       -------       -------          -------
Net interest
 income/(expense) ......       (112)           57             57            --             (169)
                            -------       --------       -------       -------          -------
Net income/(loss)
 before taxes ..........     (8,739)       (4,130)        (2,371)       (1,759)          (6,368)
Income tax expense  ....         16            --             --            --               16
                            -------       --------       -------       -------          -------
Net income/(loss) ......    $(8,755)      $(4,130)       $(2,371)      $(1,759)         $(6,384)
                            =======       =======        =======       =======          =======
Net loss per share  ....    $ (0.32)      $ (0.28)                     $ (0.12)         $ (0.23)
                            =======       =======                      =======          =======
Shares used in
 calculation of net
 loss per share ........     27,375        14,935                       14,935           27,375
                            =======       =======                      =======          =======

----------
(a) Represents historical Sunrise financial statements, including Net Dental Operations to be sold.

(b)  Represents historical EyeSys financial statements.

(c)  Represents pro forma adjustments following the EyeSys purchase by Sunrise.

(d) Represents pro forma combined financial statements of Sunrise and Eyesys [d=a+b+c].

(e)  Represents  historical  Sunrise  financial  statements,   including  Dental
     Operations to be sold (same as column a).

(f)  Represents historical Sunrise Dental Operations to be sold.

(g)  Represents historical Sunrise, Net of Dental Operations to be sold [g=e-f].

(h) Represents pro forma combined financial statements of Sunrise and EyeSys Net of Dental Operations to be sold [h=d-f].

 See accompanying notes to the Pro Forma Condensed Combined Financial Statements

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                        COMBINED FINANCIAL STATEMENTS
  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND THE YEAR ENDED DECEMBER 31, 1995

   The pro forma condensed combined financial statements gives effect to the following pro forma adjustments:

(1) EYESYS ACQUISITION

    On October 29, 1996, the Company signed a memorandum of understanding to acquire EyeSys Technologies, Inc. for 12,500,000 shares. This acquisition will be accounted for as a purchase pursuant to APB Opinion No. 16, "Business Combinations." The respective purchase price will be allocated to the assets and liabilities of the acquired business based on their relative fair values. Such allocations are subject to change due to operating results of EyeSys prior to Closing and finalization of valuation assumptions at the time of Closing. The final values may differ from those set forth below.


(2) DISPOSAL OF DENTAL OPERATIONS

    On November 18, 1996 the Company signed a non-binding letter of intent to sell its Dental Operations and related assets to an unrelated party. Consideration is anticipated to be $5 million in cash, $2 million of non-interest bearing promissory notes receivable in six equal annual installments beginning December 31, 1997 and warrants to purchase 2.5% of the common stock of the purchaser. Completion of this transaction is subject to certain conditions including the acquirer's ability to complete a private placement in an amount not less than $5 million. The pro forma condensed consolidated balance sheet column Sunrise Net of Dental Operations reflects the elimination of the assets of the Dental Operations to be sold as though the transaction occurred at the balance sheet date.

    The unaudited pro forma financial statement column Sunrise Net of Dental Operations reflects the proceeds of the sale equal to the net assets to be disposed. No profit, if any ultimately arises, has been reflected in the column Sunrise Net of Dental Operations Pro Forma Combined due to (a) the significant conditions and uncertainties associated with this proposed transaction and (b) the nonrecurring nature of this transaction.

                                  BOOK VALUE        ESTIMATED FAIR VALUE AT
                             AT SEPTEMBER 30, 1996    SEPTEMBER 30, 1996
                             ---------------------  ------------------------
                                             (IN THOUSANDS)
TANGIBLE ASSETS:
Total current assets  .....        $ 4,369                 $  4,369
Property and equipment  ...          1,012                    1,012
Other assets ..............             75                       75
                                   -------                 --------
Total identified assets  ..          5,456                    5,456
INTANGIBLE ASSETS:
In-process technology  ....            --                     8,942
Assembled work force  .....            --                       700
Customer base .............            --                     1,100
Trademark and trade name  .            --                     1,800
                                   -------                 --------
Total intangible assets  ..            --                    12,542
                                   -------                 --------
Total assets ..............          5,456                   17,998
Less: liabilities assumed            4,698                    4,698
                                   -------                 --------
  Net assets acquired .....        $   758                 $ 13,300
                                   =======                 ========
Purchase price calculation
Stock consideration .......                                $ 12,800
Transaction costs .........                                     500
                                                           --------
Total purchase price  .....                                $ 13,300
                                                           ========

   The following table represents the amortization of intangible assets arising upon the EyeSys Acquisition:

                                                               AMORTIZATION       AMORTIZATION
                             AMORTIZATION   ESTIMATED FAIR  NINE MONTHS ENDED      YEAR ENDED
INTANGIBLE ASSET                PERIOD          VALUE       SEPTEMBER 30, 1996  DECEMBER 31, 1995
----------------                ------          -----       ------------------  -----------------
                               (YEARS)                         (IN THOUSANDS)
Assembled workforce  .....        3             $  700             $175              $  233
Customer base ............        3              1,100              275                 367
Trademark and trade name          3              1,800              450                 600
                                                ------             ----              ------
                                                $3,600             $900              $1,200
                                                ======             ====              ======

(3) In accordance with generally accepted accounting principles, the Company will allocate a portion of the EyeSys purchase price to in-process research and development. This allocation has resulted in an immediate write-off of an estimated $9,000,000 of in-process research and development as a charge to operations upon consummation of the EyeSys Acquisition with a corresponding charge to retained earnings. This charge is reflected in the unaudited pro forma condensed combined balance sheet but not in the unaudited pro forma condensed combined statement of operations.

    The allocation of the purchase price to in-process research and development was based upon a third party independent appraisal. The valuation analysis relied upon a standard income approach, specifically a discounted cash flow method. The scope of the analysis included discussions with company management regarding the nature of the technology, its stage of development, regulatory affairs, the cost of the remaining development effort to attain technological feasibility and the riskiness of the associated cash flows.

(4) As a condition to consummation of the Merger, prior to the Effective Time, at least 85% of the convertible debt of EyeSys (including accrued and unpaid interest thereon) must be converted into equity of EyeSys, which equity will be converted into the right to receive Merger Shares pursuant to the Merger. The remainder of the convertible debt of EyeSys (including accrued and unpaid interest thereon) also will be converted into the right to receive Merger Shares pursuant to the Merger. The aggregate of the convertible debt is approximately $3,000,000. Accrued but unpaid interest on all of the convertible debt, which is included in current liabilities, aggregates approximately $183,000.


(5) All outstanding preferred stock of EyeSys will be converted into the right to receive common stock of Sunrise pursuant to the Merger and hence is eliminated in the pro forma balance sheet.


(6) Pro Forma Common Stock

       Eliminate EyeSys issued common stock                     (2,006)
       Par value of Sunrise Stock to be issued as
         considered for EyeSys Acquisition                          12
                                                               -------
                                                               $(1,994)
                                                               =======


(7) Pro Forma Additional Paid in Capital

       Stock consideration (Note 2 above)                        12,800
       Par value of Sunrise Stock to be issued as
         consideration for EyeSys Acquisition                       (12)
                                                                -------
                                                                $12,788
                                                                =======

(8) Pro Forma Accumulated Deficit

       Eliminate EyeSys accumulated deficit                      11,134
       In-process technology acquired (per Note 2 above)         (8,942)
                                                                -------
                                                                $ 2,192
                                                                =======

                     DESCRIPTION OF SUNRISE COMMON STOCK

   The current authorized capitalization of Sunrise consists of 40,000,000 shares of Sunrise Stock and 2,000,000 shares of Preferred Stock, par value $0.001 per share ("Sunrise Preferred Stock"). As of the Sunrise Record Date, there were issued and outstanding 27,868,613 shares of Sunrise Stock. No shares of Sunrise Preferred Stock have been issued or reserved for issuance by the board of directors of Sunrise.

   The following summary of the terms of Sunrise's capital stock does not purport to be complete and is qualified in its entirety by reference to the terms set forth in the Sunrise Certificate. For a discussion of the material differences between the rights of the holders of EyeSys Stock and the rights of the holders of Sunrise Stock, see "Comparison of Rights of Holders of EyeSys Stock and Sunrise Stock."

COMMON STOCK

   Holders of Sunrise Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of Sunrise. Stockholders do not have cumulative voting rights. In the event of a liquidation, dissolution or winding up of Sunrise, the holders of Sunrise Stock are entitled to share equally and ratably in any assets remaining after the payment of all debts and liabilities of Sunrise, subject to the prior rights, if any, of the holders of Sunrise Preferred Stock. Holders of Sunrise Stock do not have preemptive or other subscription or conversion rights. Sunrise Stock is not subject to redemption and the outstanding shares are, and the Merger Shares issued in accordance with the Merger Agreement will be, fully paid and nonassessable.

PREFERRED STOCK

   Sunrise Preferred Stock may be issued from time to time in one or more series, as determined by the Sunrise Board of Directors. The directors may fix or alter from time to time the designation, powers, preferences and rights of the shares of each series of Sunrise Preferred Stock, provided that the directors may alter the qualifications, limitations or restrictions of any series of Sunrise Preferred Stock only prior to the issuance of any shares of such series. The directors may also establish from time to time the number of shares constituting any series of Sunrise Preferred Stock. The directors may increase or decrease the number of shares subsequent to the issuance of shares of a series, so long as the directors do not decrease the number of authorized shares of a series below the number of shares of such series then outstanding.

   As of the date hereof, the directors have not designated any series of Sunrise Preferred Stock.

PRICE RANGE OF COMMON STOCK

   As of September 30, 1996, there were 717 holders of record of Sunrise Stock. Price information for Sunrise Stock may be obtained from the OTC Bulletin Board. The table below sets forth the reported high and low bid quotations of Sunrise Common Stock as reported on the OTC Bulletin Board for the periods indicated.

                                              HIGH      LOW
                                              ----      ---
                   1994
                   First Quarter ..........   $6.50    $4.25
                   Second Quarter .........   $6.25    $4.25
                   Third Quarter ..........   $4.50    $1.63
                   Fourth Quarter .........   $3.00    $1.13

                   1995
                   First Quarter ..........   $1.97    $0.69
                   Second Quarter .........   $1.25    $0.56
                   Third Quarter ..........   $2.37    $0.50
                   Fourth Quarter .........   $2.44    $0.94

                   1996
                   First Quarter ..........   $2.94    $1.13
                   Second Quarter .........   $2.31    $1.13
                   Third Quarter ..........   $2.00    $0.88
                   Fourth Quarter (through
                    December 30, 1996)  ...   $2.13    $0.81

   On October 31, 1996, the last trading day prior to the announcement by Sunrise and EyeSys that they had reached an agreement concerning the proposed merger, the closing price of Sunrise Stock as reported on the OTC Bulletin Board was $1.75 per share. On December 30, 1996, the closing price of Sunrise Stock as reported on the OTC Bulletin Board was $0.906 per share. The over-the-counter market quotations provided herein may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

   No established trading market exists for EyeSys Common Stock. As of the EyeSys Record Date, there were approximately 65 holders of record of EyeSys Common Stock, approximately 43 holders of record of warrants for EyeSys Common Stock and approximately 61 holders of record of options to purchase shares of EyeSys Common Stock.

DIVIDEND POLICY

   In the past three years, Sunrise has not declared or paid any cash dividend on the Sunrise Stock. Sunrise currently intends to retain any and all future earnings to finance its business. Accordingly, Sunrise does not anticipate paying cash or other dividends on the Sunrise Stock in the foreseeable future.

   EyeSys has never declared or paid and, even absent consummation of the Merger, has no present intentions to declare or pay any cash dividends on the EyeSys Stock in the foreseeable future

           SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

   The following table sets forth the beneficial ownership of Sunrise Stock as of November 30, 1996 by certain members of management and by all executive officers and directors of Sunrise, as a group. Sunrise is not aware of any person who beneficially owns more than 5% of the outstanding Sunrise Stock.

                                                            BENEFICIAL OWNERSHIP(1)
                                                   ------------------------------------------
                                                                 PERCENT OF      PERCENT OF
                                                                SHARES PRIOR     SHARES AS A
                                                   NUMBER OF       TO THE       RESULT OF THE
                                                    SHARES         MERGER          MERGER
                                                    ------         ------          ------
David W. Light(2) ..............................     415,000        1.5              1.0
C. Russell Trenary, III(3) .....................     162,500         *                *
Joseph W. Shaffer ..............................     815,913        2.9              2.0
Joseph D. Koenig(4) ............................      13,334         *                *
Ronald A. Slocum(5) ............................      23,334         *                *
All executive officers and directors as a group
 (5 persons)(2)(3)(4)(5) .......................   1,430,081        5.1              3.5

----------
* Less than one percent

(1) Based on information provided by each of the identified officers and directors.

(2) Includes 375,000 shares that Mr. Light does not currently own, but which he has the right to acquire within 60 days of November 30, 1996, pursuant to Existing Plan Options.

(3) Consists of shares that Mr. Trenary does not currently own, but which he has the right to acquire within 60 days of November 30, 1996, pursuant to Existing Plan Options.

(4) Consists of shares that Mr. Koenig does not currently own, but which he has the right to acquire within 60 days of November 30, 1996, pursuant to Existing Plan Options.

(5) Includes 13,334 shares that Mr. Slocum does not currently own, but which he has the right to acquire within 60 days of November 30, 1996.

             COMPARISON OF RIGHTS OF HOLDERS OF SUNRISE STOCK AND
                           HOLDERS OF EYESYS STOCK

GENERAL

   Pursuant to the Merger, shares of EyeSys Stock will be converted into shares of Sunrise Stock. The following is a summary of material differences between the rights of holders of Sunrise Stock and EyeSys Stock. Because each of Sunrise and EyeSys is incorporated under the Delaware Law, differences between the rights of holders of Sunrise Stock and EyeSys Common Stock arise from various provisions of the Sunrise Certificate, the EyeSys Certificate, the Bylaws of Sunrise ("Sunrise Bylaws") and the Bylaws of EyeSys ("EyeSys Bylaws"). Differences between the rights of holders of Sunrise Stock and Series A Preferred Stock or Series B Preferred Stock also arise from the lack of preference provisions in the Sunrise Stock.

   The following summary does not purport to be a complete statement of the rights of holders of Sunrise Stock and EyeSys Stock under, and is qualified in its entirety by reference to, the Delaware law and the respective Certificates of Incorporation and Bylaws of Sunrise and EyeSys.

PREFERENCE RIGHTS

   The Series A Preferred Stock and Series B Preferred Stock have certain preferences over the EyeSys Common Stock and include certain provisions that are not applicable to common stock, such as (i) liquidation preferences, (ii) dividend preferences, (iii) conversion rights, (iv) redemption rights, (v) class voting rights and (vi) in the case of the Series B Preferred Stock, participation rights. The holders of Sunrise Stock do not possess any similar or comparable preferential rights.

AMENDMENT OF CERTIFICATE OF INCORPORATION

   The Sunrise Certificate provides that the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock shall be required to alter, amend or repeal certain articles of the Sunrise Certificate, including but not limited to those articles that address (i) the creation, power and structure of the Board of Directors, (ii) the rights and powers of the stockholders, (iii) the limitation of liability and indemnification of directors, and (iv) the amendment of the Certificate of Incorporation. The EyeSys Certificate provides that no provision of such certificate shall be amended to diminish the rights and privileges of the holders of the Series B Convertible Preferred Stock without the written consent of the holders of not less than sixty-seven percent (67%) of the outstanding shares of Series B Convertible Preferred Stock.

AMENDMENT OF BYLAWS

   The Sunrise Certificate and the Sunrise Bylaws provide that the Sunrise Bylaws may be amended by either (i) the affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then outstanding shares of the voting stock of the corporation, or (ii) the Board of Directors. The EyeSys Certificate and EyeSys Bylaws provide that the EyeSys Bylaws may be amended by either (i) a majority of the stockholders entitled to vote, or (ii) the Board of Directors.

STOCKHOLDER POWER TO CALL SPECIAL STOCKHOLDERS MEETING; STOCKHOLDER NOMINATIONS AND PROPOSALS

   The Sunrise Certificate and Bylaws provide that special meetings of the stockholders may be called by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors. The Sunrise Certificate and Bylaws do not contain a provision whereby the stockholders may call a special meeting. The EyeSys Bylaws provide that a special meeting of the stockholders may be called by (i) the Board of Directors, (ii) the Chairman of the Board of Directors, (iii) the President, or (iv) any one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent of the votes at such meeting.

   The Sunrise Bylaws contain advance notice provisions regarding stockholder nominations for directors and other stockholder proposals. To submit a nomination of any person for election to the Sunrise Board of Directors at the annual meeting, a stockholder must provide advance notice to Sunrise of the name of and certain other information regarding the nominee and the proposing stockholder. To be effective, such notice must be received by Sunrise not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year's annual meeting; provided however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder to be timely must be so received not earlier than the 90th day prior to such annual meeting nor later than the 60th day prior to such meeting or, in the event public announcement of the date of such annual meeting is first made by Sunrise fewer than seventy (70) days prior to the date of such meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Sunrise. Unless a stockholder nominee is nominated in accordance with these provisions, he or she is not eligible for election as a director. In addition to the foregoing, a stockholder who wishes to have any business considered at the annual meeting must provide similar advance notice to Sunrise regarding the business to be conducted and other information regarding the proposing stockholder. Unless such advance notice provisions are satisfied, no business proposed by a stockholder shall be considered at the annual meeting.

ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS

   The Sunrise Certificate provides that no action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Sunrise Bylaws and that no action shall be taken by the stockholders by written consent. The EyeSys Bylaws provide that any action that may be taken at any annual or special meeting of the stockholders of EyeSys may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

NUMBER OF DIRECTORS; CLASSIFIED BOARD

   The Sunrise Certificate provides that the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors. The Sunrise Certificate further provides that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. The Sunrise Board of Directors is presently comprised of five members. The EyeSys Bylaws generally provide that the number of directors of the corporation shall be not less than five (5) nor more than (9), the actual number to be determined from time to time by the Board of Directors. The EyeSys Board of Directors is presently comprised of six members.

REMOVAL OF DIRECTORS

   The Sunrise Certificate provides that no director shall be removed without cause. The Sunrise Certificate further provides that the entire Board of Directors, or any individual director may be removed from office with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock entitled to vote at an election of directors. The EyeSys Bylaws provide that any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

INDEMNIFICATION OF DIRECTORS

   The Sunrise Bylaws provide that Sunrise shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware Law; provided, however, that the extent of such indemnification may be limited by individual contracts with directors or executive officers; and, provided, further, that under certain circumstances Sunrise shall not be required to indemnify any director or executive officer in connection with any proceeding initiated by such person. The Sunrise Bylaws further provide that the corporation shall advance expenses incurred by any person who was or is a director or executive officer of Sunrise or was serving at the request of Sunrise as a director or executive officer of another entity by reason of the fact that he is or was such a director or executive officer. The EyeSys Certificate provides that each person who is or was a director or officer of the corporation and each person who serves or served at the request of the corporation as a director, officer or partner of another entity shall be indemnified by the corporation to the fullest extent authorized by the Delaware Law. The EyeSys Bylaws provide that the corporation shall indemnify any person who was or is a party to any proceeding by reason of the fact that he is or was a director, officer, employee or agent of EyeSys, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, so long as such person acted in "good faith" and "in a manner he reasonably believed to be in or not opposed to the best interests of the corporation." Notwithstanding the foregoing, the EyeSys Bylaws provide that no person shall be indemnified thereunder for any expenses or amounts paid in settlement with respect to any action to recover short-swing profits under
Section 16(b) of the Securities Exchange Act of 1934, as amended.

                          INFORMATION ABOUT SUNRISE

BUSINESSES

 The Ophthalmic Business

   Sunrise and its wholly owned subsidiary, Laser Biotech, Inc., a California corporation, are the holders of certain patents and patent applications covering a laser thermal keratoplasty technique for reshaping the cornea to correct certain refractive disorders of the eye. In 1992, Sunrise acquired Laser Biotech and began clinical trials with a prototype Sunrise Corneal Shaping System pursuant to an Investigational Device Exemption from the FDA. In January 1996, Sunrise decided to have Laser Biotech independently pursue the research and development and governmental approvals required in order to commercialize the Sunrise Corneal Shaping System in the United States. As a result, certain Sunrise personnel, and other resources associated with the LTK program were transferred to Laser Biotech.

   The Sunrise Corneal Shaping System alters the shape of the cornea to correct certain refractive disorders such as hyperopia (farsightedness) and presbyopia (loss of variable focusing over distances). The Sunrise Corneal Shaping System employs a holmium laser to shrink selectively the collagen in the cornea, changing the curvature of the cornea and thereby changing the refractive power of the eye, without removing corneal tissue. The Sunrise Corneal Shaping System was introduced outside the United States in 1993 and is currently sold to ophthalmologists in over 15 countries for use in treatment of hyperopia. The Sunrise Corneal Shaping System has been found to be most effective for the treatment of patients with low hyperopia, in the +1 to +2 diopter treatment groups, which covers the majority of those requiring treatment for hyperopia.

   The Sunrise Corneal Shaping System currently is undergoing premarket clinical studies in the United States as required by the FDA. Approval from the FDA is required before the Sunrise Corneal Shaping System may be sold commercially in the United States. There can be no assurance FDA approval will be obtained. In any event, Sunrise does not expect to receive FDA approval prior to 1999.

   The IDE issued to Sunrise by the FDA permits Sunrise to generate data necessary to support a PMA application for the use and marketing of the Sunrise Corneal Shaping System. The FDA has advised Sunrise that the initial Phase II(a) clinical trials conducted by Sunrise did not produce enough statistically significant data to enable the FDA to determine that the treatment algorithms employed in such clinical trials were predictable or effective for the treatment of hyperopia. On September 5, 1996, the FDA authorized Sunrise to treat an additional 100 subjects at five United States locations in a continuation of Phase II(a) clinical trials using a treatment algorithm developed by Sunrise in the course of the initial Phase II(a) clinical trials and in the course of studies conducted by ophthalmologists in Mexico, Great Britain and Canada. The continued clinical trial is limited to the treatment of forty subjects for the +1 diopter treatment group and sixty subjects for the +2 diopter treatment group.

 The Vision Correction Market

   Products and procedures that correct vision impairment resulting from refractive errors of the eye constitute one of the largest medical markets worldwide. In the United States, approximately 150 million people use eyewear (glasses or contact lenses) to correct refractive errors. In 1994, United States consumers spent approximately $14 billion for such purchases. Outside the United States, at least 300 million additional people use eyewear to correct refractive errors. Many eyewear users with myopia (nearsightedness) have sought refractive surgery procedures, such as radial keratotomy and photo refractive keratectomy ("PRK"), as an alternative to eyewear. PRK has been used in an estimated 250,000 procedures worldwide, with a very limited number of such procedures performed in the United States. In PRK, an excimer laser is used to remove irreversibly tissue within the optical zone to reshape the cornea. The FDA issued a PMA to Summit Technologies, Inc. ("Summit") in October 1995 for the use of its excimer laser system in PRK procedures. Currently, the excimer laser is the dominant laser used for the treatment of refractive disorders.

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  The Sunrise Corneal Shaping System

   Sunrise believes that the Sunrise Corneal Shaping System, which uses the LTK process, offers several advantages over the use of excimer lasers for treating hyperopia, including ease of use and decreased invasiveness. In contrast to radial keratotomy and PRK procedures, there is no surgical trauma or major inconvenience in the Sunrise Corneal Shaping System.

   The Sunrise Corneal Shaping System incorporates a holmium laser source built into a standard slit-lamp to perform the LTK procedure. A slit-lamp is a binocular microscope used regularly by ophthalmologists to examine an eye binocularly under high magnification. The Sunrise Corneal Shaping System delivers simultaneous laser beams in a symmetrical ring of spots whose diameter can be varied. This system allows for easy alignment on the patient's eye and the delivery of a two-second or less exposure for the treatment. To the knowledge of Sunrise, after use of the system in at least four thousand treatments, no patient has ever suffered a vision-threatening complication. The LTK procedure typically is performed on the area of the eye that is outside the central visual zone, leaving the central cornea untouched.

   Two direct competitors of Sunrise have developed LTK devices for the treatment of hyperopia: Summit and TechnoMed, a German company. Both of these competitors produce a contact-mode holmium laser system equipped with a hand-held probe that delivers laser energy to a single spot on the cornea during each application. The physician must move the probe sequentially from spot to spot in order to produce treatment patterns. Since laser energy is not delivered simultaneously and symmetrically to a ring of spots, as it is with the Sunrise Corneal Shaping System, the cornea is changed asymmetrically during treatment, which may lead to irregular induced astigmatism. Sunrise believes that the contact-mode treatment of the Summit and TechnoMed devices will not be embraced by physicians. Further, based on discussions with its patent counsel, Sunrise believes that Summit's holmium laser system may violate certain of Sunrise's patents.

   Sunrise has developed two other products for the ophthalmic business. The first, a holmium laser system designed to perform a filtering procedure for treatment of glaucoma, the gLase 210 System, was developed in 1990. The gLase 210 System filtering procedure relieves pressure inside the eye by making a small hole in the sclera. The design characteristics and the unique delivery device of the gLase 210 System enable ophthalmologists to perform the procedure on an outpatient basis. Foreign sales of the gLase 210 System commenced on a limited basis during the second quarter of 1990. Domestic sales began in December 1990 upon receipt by Sunrise of FDA clearance to commence commercial sale of the product in the United States for the filtering procedure. The gLase 210 System currently is marketed through dealers in the United States and distributors abroad. Sunrise has also obtained an IDE for a second laser product used in the treatment of glaucoma. The IDE permits treatment of up to six persons, only one of whom has been treated to date.

  The Dental Business

   Although recently Sunrise's primary efforts have been focused on the engineering and development of laser products used in the ophthalmic business, Sunrise began as a developer and manufacturer of dental laser systems. Through the end of 1991, Sunrise was the exclusive developer and manufacturer of dental laser systems for American Dental Technologies, Inc. and received substantially all of its revenues from the sale of its dLase Dental Laser System (the "Sunrise dLase System") to ADT. Sunrise's exclusive relationship with ADT has since been terminated, and Sunrise has been marketing its dental laser systems directly. In 1990, Sunrise received FDA market clearance to sell the Sunrise dLase System in the United States for soft tissue applications; however, it has not received FDA market clearance for the Sunrise dLase System for hard tissue applications.

   The SunLase 800 System is a portable laser system designed to be used in dentistry for hard tissue applications, such as treatment of dental caries (cavities) and precarious dental lesions. The SunLase 800 System is also used for soft tissue cutting procedures in the oral cavity. Sunrise introduced the SunLase 800 System for sales in international markets during the third quarter of 1992. The SunLase 800 System incorporates a memory feature that allows a dentist the choice of up to eight programmable treatment

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settings.  The application of solid-state  laser technology  provides  low-cost, efficient and reliable operations. No special utilities are required and the unit plugs into a standard electrical outlet. In March 1993, Sunrise introduced
in  the  United   States  market  two  dental  laser  systems  for  soft  tissue applications: the SunLase 400 System, a four watt system and the SunLase Master, an eight watt system.

   In 1993, pursuant to a joint development and manufacturing agreement with Danville Engineering, Sunrise commenced development of the MicroPrep cavity preparation system (the "Sunrise MicroPrep System"), an air abrasion system used to prepare a cavity for restorative material. The Sunrise MicroPrep System combines the technology developed by Danville Engineering with the electronics, system engineering and manufacturing skills of Sunrise. Sunrise began distribution of the system in the second quarter of 1994. In the United States, the Sunrise MicroPrep System is marketed through distributors as well as Sunrise's direct sales force. Outside the United States, the Sunrise MicroPrep System is marketed through exclusive distributors on a country-by-country basis. In October 1995, Sunrise introduced the Associate cavity preparation system, a table-top version of the Sunrise MicroPrep System.

GOVERNMENT REGULATION

   Sunrise's activities are subject to extensive regulation by the FDA and similar health authorities in certain foreign countries. The Sunrise Corneal Shaping System is regulated as a Class III medical device by the FDA under the FDC Act. Class III devices require a PMA by the FDA prior to commercial sale in the U.S. The PMA approval process (and underlying clinical studies) is lengthy and uncertain and requires substantial commitments of Sunrise's financial resources and management's time and effort. Delays in obtaining or failure to obtain required regulatory approvals or clearances in the U.S. and other countries would postpone or prevent the marketing of the Sunrise Corneal Shaping System and other devices and would impair Sunrise's ability to generate funds from operations, which in turn would have a material adverse effect on Sunrise's business, financial condition and results of operations. There can be no assurance Sunrise will be able to obtain in a timely manner, if at all, required premarket approvals in the United States or Japan for intended uses of the Sunrise Corneal Shaping System, or for any other devices for which Sunrise may seek approvals or clearances.

   Sunrise has been issued an IDE by the FDA to permit it to generate data necessary to support a PMA application for the use and marketing of Sunrise's holmium laser corneal shaping product in LTK applications. The FDA has advised Sunrise that the initial Phase II(a) clinical trials conducted by Sunrise did not produce enough statistically significant data to enable the FDA to determine that the treatment algorithms employed in such clinical trials were predictable or effective for the treatment of hyperopia. On September 5, 1996, the FDA authorized Sunrise to treat an additional 100 subjects at five United States locations in a continuation of Phase II(a) clinical trials using a treatment algorithm developed by Sunrise in the course of the initial Phase II(a) clinical trials and in the course of studies conducted by ophthalmologists in Mexico, Great Britain and Canada. The continued clinical trial is limited to the treatment of forty subjects for the +1 diopter treatment group and sixty subjects for the +2 diopter treatment group.

   The FDA will grant a PMA with respect to a particular procedure performed with the Sunrise Corneal Shaping System only if and when it is satisfied the use of the device for that procedure is safe and effective treatment for the condition indicated. In granting a PMA, the FDA may restrict the types of patients who may be treated, thereby limiting the market acceptance of the Sunrise Corneal Shaping System. Even if FDA approval is obtained, a marketed product is subject to continual review. Later discovery of previously unknown problems or failure to comply with applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, in addition to possible criminal and/or civil proceedings. Modifications to a device that is the subject of an approved PMA, its labeling, or manufacturing process may require approval by the FDA of PMA supplements or new PMAs. Supplements to a PMA often require the submission of the same type of information required for an initial PMA, except the supplement is generally limited to information needed to support the proposed change from the product covered by the original PMA. There can be no assurance the Sunrise Corneal Shaping System will be shown to be safe and effective, or that it will be approved or cleared by the FDA or foreign regulatory bodies, for the intended uses for which it is being

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investigated. Modifications could also be required if Sunrise is unable to reach a satisfactory licensing arrangement with the University of Miami on a jointly developed component of the delivery system. See "Risk Factors--Patent Concerns."

   Any products manufactured or distributed by Sunrise will be subject to pervasive and continuing regulation by the FDA. The FDC Act also requires Sunrise to manufacture its products in registered establishments, in accordance with the FDA's Good Manufacturing Practices ("GMP") regulations, and to list its devices with the FDA. Such manufacturing facilities are subject to periodic GMP inspections by the FDA. GMP regulations impose certain procedural and documentation requirements with respect to manufacturing and quality assurance activities. The FDA has proposed changes to the GMP regulations which will likely increase the cost of compliance with GMP requirements. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission.

   In addition, the introduction of Sunrise's products in foreign countries may require obtaining individual foreign regulatory clearances in numerous countries. These products have been sold in approximately 15 foreign countries. Sales of the Sunrise Corneal Shaping Systems are restricted in several countries in addition to the United States, including Japan, Canada, Taiwan and Mexico. There can be no assurance Sunrise will be able to obtain regulatory clearances for its products in the United States or foreign markets.

PATENTS AND PROPRIETARY TECHNOLOGY

   In addition to United States process patents for use of holmium lasers in corneal shaping held by Sunrise and Laser Biotech, foreign process patents and United States and foreign apparatus patents for shaping the cornea with holmium lasers have been issued to others. If patents held by others were considered valid and interpreted broadly in an adversarial proceeding, they could be deemed to cover one or more aspects of the holmium laser cornea shaping system or use of such systems to perform LTK or other procedures. There can be no assurance that Sunrise or Laser Biotech will not be subject to one or more claims for patent infringement, or that Sunrise and Laser Biotech would prevail in any such action. See "Risk Factors--Patent Concerns." Sunrise has attempted to negotiate with the University of Miami (the "University") to reach agreement regarding the non-exclusive use of a component of the delivery system used in the Sunrise Corneal Shaping System which was jointly developed by Sunrise and the University. Sunrise believes that it will be able to make reasonable arrangements with the University. If, however, Sunrise is unable to conclude negotiations with the University successfully, the University may seek to prohibit the manufacture, use and sale of the delivery system presently configured in the Sunrise Corneal Shaping System. If Laser Biotech is forced to redesign the Sunrise Corneal Shaping System, such efforts could be time consuming, expensive and prolong or prohibit FDA review.

   In the United States, Sunrise holds seven patents on methods and apparatus for thermal modification of collagen (in the cornea and in other tissues), including those upon which the Sunrise Corneal Shaping System and the Sunrise gLase 210 System are based. Internationally, Sunrise holds twelve patents on ophthalmic lasers and apparatus for corneal shaping in the European community, Japan and Canada. Additional patent applications are pending, although there can be no assurance that any of these patents will be granted.

   Summit also holds certain United States and international patents on LTK technology. Summit has acknowledged in certain filings with the Commission that it may be infringing with respect to Laser Biotech's LTK method patents; this infringement may prohibit Summit from manufacturing or selling LTK systems in the United States. However, Summit is specifically exempt from patent litigation arising from U.S. sales prior to completion of its U.S. clinical trial. Further, an infringement action by Sunrise or Laser Biotech would require management to expend efforts and resources that might otherwise be devoted to Sunrise's operations. There can be no assurance that Sunrise or Laser Biotech will bring any such infringement action or, if brought, the same would be successful in such an infringement action.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATION

 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

RESULTS OF OPERATIONS

   Revenues of $1,767,000 and $4,327,000 for the three-and nine-month periods ended September 30, 1996 represent 357% and 18% increases, respectively over the $387,000 and $3,680,000 for the same periods in 1995. MicroPrep, Sunrise's air abrasion cavity preparation system introduced in June 1994, continues to exhibit strong customer acceptance and accounted for approximately 60% of Sunrise's revenues for the three-and nine-month periods ended September 30, 1996.

   Gross profit as a percentage of sales was 41% for the three months ended September 30, 1996. Gross profit for the same period of 1995 was negative 14% due to the effect of fixed manufacturing costs on a relatively low sales volume. For the nine-month period ended September 30, 1996, gross profit as a percentage of sales increased from 34% to 41%. This increase is due to increased absorption of overheads due to higher sales and production volumes.

   Engineering and  development  expenses  increased  $30,000 (25%) and $143,000
(41%) to $149,000 and $494,000 for the three-and nine-month periods ended September 30, 1996, over the $119,000 and $351,000 expense for the same periods in 1995. This increased effort was directed primarily toward Sunrise's air abrasion product line with relatively level spending on the advancement of the LTK system.

   General and administrative expenses for the three-month period ended September 30, 1996 decreased to $668,000 from $734,000 for the same period in 1995. This decrease is due to decreased legal expenses and Sunrise's efforts to reduce costs. General and administrative expenses for the nine-month period ended September 30, 1996 increased to $1,873,000 from $1,646,000 in the same period of 1995. The increase is due to relatively higher legal expenses in earlier quarters of 1996.

   Sales, marketing and regulatory costs increased $409,000 (77%) and $845,000 (40%) to $942,000 and $2,938,000 for the three and nine months ended September 30, 1996, respectively, from the $533,000 and $2,093,000 for the same 1995 periods, due to increased costs relating to the implementation of a direct sales organization as well as increased marketing and regulatory costs.

FINANCIAL CONDITION

   As of September 30, 1996 Sunrise had $1,443,000 in cash and cash equivalents. Sunrise's operating activities used $4,528,000 in the nine months ended September 30, 1996 and used $4,495,000 in cash during fiscal 1995. A substantial portion of the 1995 and 1996 losses were funded by the $7.5 million net proceeds received from the completion of private placements of 15,100,000 shares of Sunrise's common stock at prices ranging from $0.50 to $0.625 per share in June and September 1995. In August 1996, Sunrise closed a private placement of approximately 2,300,000 shares of its common stock in exchange for approximately $2,200,000 net proceeds to Sunrise. This financing will be used primarily to support FDA clinical trials for the Sunrise Corneal Shaping System, ongoing research and development, and general and administrative costs including costs associated with possible acquisitions.

   Working capital amounted to $4,541,000 at December 31, 1995 and decreased to $3,034,000 at September 30, 1996. Working capital, including the proceeds from the private placements, was used to fund Sunrise's 1995 and 1996 losses.

   Sunrise's current operations continue to be cash-flow negative, further straining Sunrise's limited working capital resources. The level of current product sales is not sufficient to provide enough cash for adequate working capital to expand the dental business and support ongoing marketing and regulatory development of the ophthalmic subsidiary. To continue its current level of operations, it will be necessary for Sunrise to obtain additional working capital resources from the placement of debt or equity instruments or the sale of some of its assets or it will be necessary for Sunrise to curtail or suspend operations.

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 FOR THE YEAR ENDED DECEMBER 31, 1995

OVERVIEW

   The Company has incurred substantial losses in the past three years which have seriously depleted its working capital. Sales of its existing dental products at current levels will not be sufficient to sustain both the existing business and the continued development and regulatory licensing of additional products including the LTK system. Sunrise has been able to raise additional working capital for all aspects of its business through the private placement of its common stock. These private placements raised $13,051,000 in 1994 and 1995 in new equity for Sunrise. Sunrise is seeking to raise additional working capital for all aspects of its business. If Sunrise is unable to obtain additional working capital, it may be forced to substantially curtail its activities and could, under certain circumstances, be forced to eliminate or suspend operations.

   Since its inception, Sunrise has been engaged in the design, development, manufacture and sale of laser systems for applications in medicine and dentistry. Sunrise's first commercial product, the Sunrise dLase System, was developed pursuant to a series of development, manufacturing and marketing agreements with American Dental Technologies, Inc. Pursuant to its agreements with ADT, Sunrise had exclusive manufacturing rights to this product and ADT had exclusive distribution rights and owns the technology rights including related patent rights. ADT commenced foreign sales of the Sunrise dLase System in December 1988 and, following clearance from the FDA to market the product for soft tissue applications, commenced United States distribution at the end of the second quarter of 1990. Sunrise filed a PMA with the FDA for treatment of precarious lesions in October 1988, which was denied in August 1990, and commenced additional clinical trials for this application in 1991 after conferring with the FDA with respect to a new protocol. In the first quarter of 1993, Sunrise received FDA approval to expand the clinical studies to add more patients, an additional research site, and include the treatment of 2o caries. Sunrise filed a new PMA during 1994. In February 1996 the FDA's dental products advisory board voted not to recommend pre-market approval of Sunrise's dental laser for hard tissue applications. Sunrise is currently evaluating this development in relation to the overall marketing of the dental laser and whether it should continue to pursue FDA approval for hard tissue.

   Commencing in late 1990, Sunrise completed development of two new holmium laser systems, the gLase 210 and sLase 210, and obtained United States and certain foreign regulatory approvals for filtering and thermal sclerostomy procedures for treatment of glaucoma, percutaneous disc compression procedures for minimally invasive back surgery, as well as general and orthopedic surgical procedures.

   In the first half of 1992, Sunrise completed the acquisitions of in-process technology from Laser Biotech and Emmetropix Corporation ("Emmetropix"), which together had patents, patent applications and other proprietary technology relating to laser thermal keratoplasty, which Sunrise believes will be useful in the treatment of myopia, hyperopia, and astigmatism. Phase I clinical trials using a prototype system commenced in mid-1992 pursuant to an Investigational Device Exemption from the FDA. The results of Phase I were filed with the FDA in the summer of 1993 and permission was granted by the FDA to commence Phase IIa in the fourth quarter of 1993. Sunrise completed Phase IIa clinical trials of the LTK system for hyperopia in the United States in November 1994. In February 1995, Sunrise filed its request with the FDA to commence Phase IIb clinical trials. In a March 1995 letter, the FDA cited various deficiencies in Sunrise's February letter and requested additional information. In December 1995, Sunrise submitted the requested additional information. In January 1996, the FDA responded to Sunrise's submittal by requesting current follow-up data on all Phase IIa patients. In March 1996, Sunrise provided the current follow-up data on all Phase IIa patients and received approval to expand its Phase II study in April 1996. Sunrise does not expect it will receive FDA approval of the LTK system for several years.

   In April 1993 Sunrise entered into an agreement with Danville Engineering to develop the MicroPrep, an air abrasive unit for cavity preparation by dentists. A 510(k) was filed with the FDA in July 1993. Sunrise received FDA clearance to commence commercial sale of the product in the United States on May 3, 1994.


   Sunrise expects some of its products will require filing of a 510(k) application or a PMA with the FDA prior to marketing in the United States. In the past, Sunrise has encountered significant delays with

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respect to its PMA filing with the FDA for hard tissue dental  applications  and has been required to perform additional clinical studies to support such application There can be no assurance Sunrise's applications to the FDA, when filed, will ultimately receive marketing approval or will be approved in a timely manner, the FDA will not request additional information or, where a 510(k) application is filed, the FDA will not require Sunrise to file a PMA for such products.

   Through 1991, revenues increased dramatically, and a substantial portion of Sunrise's revenues were derived from sales of the dLase 300 to ADT, accounting for approximately 90% and 79% of revenues in 1990 and 1991, respectively. Furthermore, since all dental products were marketed through ADT, Sunrise did not have significant sales and marketing expenses until 1991, when Sunrise began marketing the gLase 210. In early 1992, ADT withdrew earlier forecasts and advised Sunrise that orders for 1992 would be significantly reduced. Sunrise terminated its development and domestic distribution agreements with ADT, and ADT filed for arbitration regarding termination of the agreements as well as ownership of several new lasers developed by Sunrise in late 1991 and 1992. In the third quarter of 1992, Sunrise commenced sale of the SunLase 800, an eight-watt dental laser system, in Europe through established dental laser distributors. The arbitration was settled in February 1993, and, pursuant to the terms of settlement, both parties have equal rights to the eight-watt system developed by Sunrise. Sunrise was free to develop, manufacture and market dental lasers for its own account and has obtained royalty-bearing licenses under ADT's patents for this purpose. Sunrise also relinquished its rights to exclusively manufacture the dLase 300 for ADT or develop or manufacture future dental products for ADT. Sunrise currently markets the SunLase 800 and SunLase 400, a four watt dental laser system, overseas through established dental distributors. In late February 1993, Sunrise introduced the SunLase and SunLase Master, a four-watt and eight-watt system, respectively, for sale in the United States.

   On August 31, 1994, Sunrise sold certain assets associated with its surgical laser business to David Hennings, an individual, in exchange for 275,000 shares of Sunrise's common stock held by Mr. Hennings and a note receivable of $48,000. Sunrise also granted royalty-bearing licenses to certain patents owned by Sunrise. Up until the time of the transaction, Mr. Hennings was an employee and officer of Sunrise. Subsequent to the transaction, Mr. Hennings resigned his position on Sunrise's board of directors. The loss in disposition of these assets, which was facilitated through the formation of a new subsidiary, was not significant.

   As a result of termination of the ADT business relationship and competition in the dental industry, sales of Sunrise's dental laser products decreased from a high of $20 million in 1991, to less than $4 million in 1994. Revenues from the sale of dental laser products were expected to stabilize or slightly increase in 1995. However, the termination of the representation of the product line by Sunrise's German distributor adversely affected 1995 revenues. Sales of the MicroPrep, a non-laser dental product, which commenced in mid-1994, (see "Business") are becoming a more important part of Sunrise's total revenues. Sunrise does not expect any other products to contribute significantly to sales in 1996, and its results are highly dependent on the sale of these products. Significant revenues from sales of the LTK system cannot be anticipated until and unless U.S. regulatory approvals are obtained, a process which is expected to take no less than three additional years.

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   The following table sets forth certain operations data as a percentage of net revenue for the periods indicated.

                                    YEAR ENDED DECEMBER 31,
                                    ------------------------
                                    1995    1994    1993
                                    ----    ----    ----
Net Revenues ....................   100%    100%    100%
Cost of revenues ................    69      82      58
                                    ---     ---     ---
Gross profits ...................    31      18      42
Other costs and expenses:
  Engineering and development  ..     9      20      18
  Sales, marketing and regulatory    57      50      48
  General and Administration  ...    44      39      30
                                    ---     ---     ---
Total other costs and expenses  .   110     109      96
                                    ---     ---     ---
Loss from operations ............   (79)    (91)    (54)
Interest income, net of expense       1      --       0
                                    ---     ---     ---
Loss before taxes on income  ....   (78)    (91)    (54)
Income tax expense (benefit)  ...    --      --       2
                                    ---     ---     ---
Net Loss ........................   (78)%   (91)%   (56)%
                                    ===     ===     ===

REVENUES

   1993 revenues of $11,860,000 reflect a full year of sales activity in the international marketplace for the SunLase 800 and introduction of the LTK product internationally in December 1993. Revenues decreased to $7,578,000 in 1994, approximately a 36% reduction from the 1993 levels. All product lines suffered volume decreases in 1994 when compared to 1993 with the exception of the newly introduced MicroPrep. Sunrise exited the surgical products market upon the sale of its surgical laser operation business to David R. Hennings, a co-founder and director of Sunrise. The sale was consummated in the third quarter of 1994. The MicroPrep, an air abrasive cavity preparation system, showed strong initial customer acceptance in both the domestic and international marketplaces following its June 1994 introduction. Revenues decreased to $5,294,000 in 1995, approximately a 30% reduction from the 1994 levels. Substantially all of this decrease is attributed to the dental laser product line, which experienced a revenue reduction in excess of 50%. The decrease is principally related to the German market, where Sunrise's exclusive distributor discontinued its representation of the product line. Sunrise's MicroPrep and Corneal Shaping System product lines maintained 1994 volume levels. Another factor influencing Sunrise's drop in revenue was its decision in July 1995 to rely less upon its domestic distributors and develop its own direct sales force. Although this strategic change should provide Sunrise with better control over its future sales, the short term impact (during the last half of 1995) adversely affected sales because of the training costs and learning curve for the new sales organization.

   In 1993, approximately 95% of Sunrise's dental laser sales were to international customers with very little market penetration in the United States. Although domestic laser sales increased in 1994, Sunrise experienced a 48% drop in total worldwide dental laser sales. Sunrise's marketing and sales efforts indicate dentists have been confused by the variety of lasers offered for dental applications and the market for dental lasers may not expand significantly until FDA approval for hard tissue applications has been obtained (see "Competition"-"Dentistry"). Sunrise believes university based educational programs coupled with clinical support may allow the dental laser market to become viable at some future date. This marketing program will require significant effort and expenses in order to establish a market presence in the United States.

   For those international sales not made in United States dollars, Sunrise, when appropriate, engages in foreign currency management to minimize the impact of foreign exchange fluctuations.

GROSS PROFIT

   Gross profit margins were 42%, 18% and 31% in 1993, 1994 and 1995 respectively. The major factors contributing to the significant reduction in gross profit margins in 1994 from the 1993 levels include lower

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revenues  of  Sunrise's  high  margin  laser   products,   underutilization   of
manufacturing capacity due to decreased product shipments and increased product costs associated with the MicroPrep product line. The 1995 improvement in gross profit margin, when compared to 1994, is attributed to introduction of the cost reduced MicroPrep Director, price increases for dental lasers and the Corneal Shaping System (CSS) being a greater percentage of total Company revenues. The CSS product line has a higher gross profit margin than Sunrise's blended profit margin. Underutilization of manufacturing capacity continues to adversely affect gross profit margins.

ENGINEERING AND DEVELOPMENT

   Engineering and development expenses were $2,170,000, $1,561,000 and $503,000 for the years ended 1993, 1994, and 1995, respectively. Engineering and development expenses decreased to $503,000 in 1995, approximately a 68% reduction from the 1994 level. This reduction is principally due to the effect of the sale of the surgical products line (see "Overview").

SALES, MARKETING AND REGULATORY

   Sales, Marketing and Regulatory expenses were $5,686,000, $3,763,000, and $2,992,000 for the years ended 1993, 1994, and 1995 respectively.

   Sunrise currently markets its ophthalmic lasers and dental products through a direct sales organization working with dealers, distributors and manufacturer's representatives in the United States. Distribution for all products internationally is handled through distributors.

   Sunrise had five direct sales employees at the end of 1993 and 1994, and thirteen at the end of 1995. During the first quarter of 1993, Sunrise began to aggressively pursue relationships with foreign distributors to market the SunLase dental laser systems, resulting in increased sales and marketing expenses. Increased spending for the United States market commenced during the second quarter of 1993 with the development of brochures, attendance at trade shows and discussions with United States distributors. 1994 sales, marketing, and regulatory expenses decreased 34% from the 1993 levels. This reduction is due primarily to reduced sales commissions resulting from a drop in revenues and curtailment of advertising and promotional expenditures. Sales, Marketing and Regulatory expenses decreased to $2,992,000 in 1995, approximately a 20% reduction from the 1994 level. This reduction is principally due to lower international sales and marketing costs, including commissions, as a result of decreased revenues in Germany.

GENERAL AND ADMINISTRATIVE

   General  and   administrative   expenses  were  $3,605,000,   $2,933,000  and
$2,329,000 for the years ended 1993, 1994, and 1995 respectively.

   Sunrise's general and administrative expenses consist primarily of product liability and officer and director liability insurance premiums; accounting, legal and other fees related to financial transactions, patent and general corporate matters, and litigation, as well as provisions for Sunrise's allowance for bad debts. Expenses associated with the arbitration of the ADT contract dispute and continued legal expenses associated with ADT legal actions in federal and state courts in Michigan and California resulted in substantial legal fees in all three years. Sunrise implemented a reduction in workforce in December 1993 which resulted in a charge of approximately $175,000. Sunrise's expansion of the foreign distribution network resulted in a significant increase in the 1993 allowance for bad debts as compared with prior periods when substantially all sales were made to domestic customers. Sunrise anticipates on-going legal actions with ADT will result in continued high levels of legal expenses in 1996. The major factors accounting for the decrease in general and administrative expenses in 1994 from 1993 were lower salaries and related benefits, reduction in the provision for doubtful accounts and an increase in currency exchange gains. General and administrative expenses decreased to $2,329,000 in 1995, approximately a 20% reduction from the 1994 level.

   Although legal expenses, both general corporate and litigation, remain at high levels they are much lower than in 1994 and principally account for the lower spending level.

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INCOME TAXES

   In 1993, a provision of $232,000 was made to write off deferred tax assets which had been recorded in previous years. At December 31, 1995 and 1994, all deferred tax assets computed in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" have been fully offset by a valuation allowance.

   As of December 31, 1995, Sunrise had federal net operating loss carry-forwards of approximately $18,800,000. The ownership provisions of the Internal Revenue Code of 1986 would limit utilization of the carry-forwards should there be a substantial change in Sunrise's ownership.

NET LOSS

   Sunrise  reported  losses of  $6,624,000,  $6,910,000 and $4,130,000 in 1993,
1994, and 1995 respectively.

   The net loss in 1993 was due primarily to increased sales and marketing expenses associated with Sunrise's efforts to establish relationships with dental laser distributors in the United States, expenses associated with the development of MicroPrep, clinical work on the LTK system, sales launch of the LTK system internationally in late 1993, legal expenses associated with ADT litigation and the stockholders' class action suit settlement, and an increase in the reserve for bad debts.

   The net loss in 1994 was due principally to a severe drop in ophthalmic laser sales in both the domestic and international marketplace and a decrease in foreign sales of dental lasers. Somewhat offsetting these reductions were the initial sales of the MicroPrep, Sunrise's air abrasive product introduced in June 1994, and across-the-board reductions in operating expenses.

   The net loss in 1995 was due principally to the continued low level of sales, excess manufacturing capacity and Sunrise's need to maintain the basic sales, marketing, regulatory and corporate infrastructure. Although across-the-board operating expense reduction totaled $2,433,000 in 1995 when compared to 1994, the reductions did not offset the low level of sales volume.

LIQUIDITY AND CAPITAL RESOURCES

   As of December 31, 1995 Sunrise had $3,514,000 in cash and cash equivalents. Sunrise's operating activities used $4,495,000 in cash during 1995. A substantial portion of the 1995 loss was funded by the $7.5 million net proceeds received from the completion of private placements of 15,100,000 shares of Sunrise's common stock at prices ranging from $0.50 to $0.625 per share in June and September, 1995.

   Working capital amounted to $1,101,000 at December 31, 1994 and increased to $4,541,000 at December 31, 1995. Working capital, including the proceeds from the private placement, was used to fund Sunrise's 1995 loss and pay down its Accounts Payable.

   Sunrise's current operations continue to be cash flow negative, further straining Sunrise's working capital resources. The level of current product sales is not sufficient to provide enough cash to pursue the dental business and support ongoing development and regulatory approval of the LTK system. In order to continue its current level of operations, it will be necessary for Sunrise to obtain additional working capital resources, whether from debt or equity sources. If Sunrise is unable to obtain additional working capital resources from the placement of debt or equity instruments or the sale of some of its assets, it may be necessary for Sunrise to curtail or suspend operations.

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                           INFORMATION ABOUT EYESYS

OVERVIEW

   EyeSys  designs,   develops  and  markets  a  line  of  non-invasive  corneal topography systems for use by ophthalmologists and optometrists in surgical planning and evaluation, diagnosis of corneal pathologies and contact lens fitting. Founded in 1986, EyeSys has installed more than 3,000 systems.

   The EyeSys System 2000 combines proprietary hardware used for capturing an image of the patient's cornea, proprietary software used to analyze the captured image and a personal computer to control the hardware and to run the software. The output of the EyeSys System 2000 is a color-coded map of the shape and curvature of the human cornea that vision care professionals can easily interpret and utilize for treatments such as refractive and cataract surgery and corneal transplants, for diagnosis of astigmatisms and corneal pathology, and for contact lens fitting and custom lens manufacturing.

MARKET BACKGROUND

   The eye is analogous to a camera, with three main components: the lens (comprised of the cornea and the lens) which focuses the light, the aperture (the iris) which regulates the amount of light passing through the system and the film (the retina) which receives the image for subsequent processing by the brain. Approximately 75% of the refractive or focusing power of the eye is provided by the curvature of the anterior cornea. As with conventional lenses, a steeper cornea has greater refractive power and a shorter focal length, while a flatter cornea has less refractive power and a longer focal length. Approximately 40% of the world population suffers from refractive error great enough to require correction with spectacles, contact lenses or refractive surgery.

   Refractive errors result when the eye cannot properly focus images on the retina. The most common refractive errors include myopia, hyperopia and astigmatism. In the myopic (or nearsighted) eye, light rays are focused in front of the retina. The myopic patient can clearly see nearby objects, while distant objects appear blurry. Alternatively, the hyperopic (or farsighted) eye has a focal length which is too long. The hyperopic patient can clearly see distant objects, but nearby objects appear out of focus. In the astigmatic eye, the curvature of the cornea is non-uniform. This non-uniformity causes light passing through various portions of the cornea to be focused at different locations either in front of, on or behind the retina. The astigmatic patient experiences blurry vision at any distance. The correction of these refractive errors is the primary driver in the vision care marketplace and dominates the practices of most ophthalmologists and optometrists throughout the world.

   Because of the importance of the cornea to visual performance, virtually all ophthalmologists and optometrists have historically used a measuring instrument known as a keratometer to quantify corneal curvature. This instrument obtains four measurement points reflected on a 3 millimeter diameter circle on the cornea. Because of the small number of data points and other limitations of this instrument, it cannot accurately measure asymmetrical curvatures. This is clinically significant because, according to clinical studies, more than one out of every three people suffers from asymmetric refractive errors. While in the past the limitations of keratometry were accepted since only symmetrical refractive errors were correctable with glasses or contact lenses, this is no longer the case. Advanced contact lens designs and refractive surgical procedures provide clinicians and patients with a variety of optical solutions, even for asymmetrical errors, and require more accurate information over a greater area of the cornea.

   Applications of corneal topography technology include:

   o Refractive Surgery: More than 140 million Americans suffer from refractive errors requiring them to wear glasses or contact lenses. Every year there are an estimated 65-70 million patient visits to ophthalmologists and optometrists in the U.S. which result in the purchase of over 60 million eyeglasses and contact lenses. It is also estimated that over 40% of the world's population suffers from refractive errors significant enough to require some form of correction. Many industry analysts believe that emerging refractive surgery techniques will be attractive to a significant number of these patients. Corneal topography has important applications in selecting the appropriate procedure for each patient, preoperative surgical planning, postoperative evaluation and patient follow-up.

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   o  Cataract Surgery:  Cataract surgery is a procedure involving removal of an opacified natural crystalline lens, primarily in elderly patients. The evacuated lens is replaced with an implant called an intraocular lens. Corneal topography can help the surgeon improve pre-surgical planning, assess and correct surgically induced astigmatism (which is the most frequent complication caused by IOL surgery), potentially improve the
      calculation   of  the  implanted  IOL  power,   and  support   combination
      cataract/refractive surgical procedures.

   o Corneal Transplants: Corneal topography provides important information for other surgical procedures, including post operative evaluation of corneal transplants. An increasing number of corneal transplants are performed using corneal topography to provide for improved surgical outcomes by allowing the practitioner to evaluate surgical technique and adjust postoperative treatment. EyeSys estimates that approximately 50,000 corneal transplants are performed in the U.S. each year.

   o Diagnosis of Astigmatism and Corneal Pathology: Corneal topography is a valuable technology for the analysis and diagnosis of astigmatism and various corneal pathologies, including keratoconus, pellucid marginal degeneration and contact lens-induced corneal warpage. Because of the aforementioned limitations of keratometers, many of these patients have pathology that cannot be accurately measured by keratometry, the most widely used method of measuring corneal curvature.

   o Contact Lens Fitting and Custom Lens Manufacturing: Corneal topography has several applications in contact lens fitting and manufacturing, including
      (i) identification of irregular and hard-to-fit corneas, (ii) detection of contact-lens induced corneal warpage, (iii) computerized selection of lenses and evaluation of fit, (iv) custom designed contact lenses and (v) verification of lens parameters. EyeSys believes that the combination of an affordable corneal topography system and applications software targeted at improving contact lens fitting is particularly attractive to optometrists and general ophthalmologists who currently fit contact lenses. EyeSys has developed a software application, Pro-Fit (Trade Mark), which utilizes the available corneal topography data to recommend lenses which can be selected from a comprehensive worldwide database of rigid gas permeable (RGP or "hard") and soft lenses. Clinical testing of Pro-Fit shows that the use of this application software can yield dispensable RGP prescriptions over 90% of the time providing for dramatic improvements in the quality of contact lens fits and can result in a significant saving of clinicians' time. Traditional RGP lens fitting, based on keratometer readings, is often a trial and error process, consuming clinician or staff time and can be uncomfortable for patients.

TECHNOLOGY BACKGROUND

   While corneal curvature is generally referred to as the key variable in determining how well light is focused on the retina, it is in fact the tear film which is the first physiological surface encountered by light rays as they enter the ocular system. The general shape and curvature of the tear film is naturally determined by the cornea, but this liquid layer does act to smooth small surface irregularities and presents a better optical surface than the corneal tissue. For this reason, vision care specialists have used images reflected off the anterior tear film for over 100 years to study the refractive power of the cornea.

   To obtain more information about corneal curvature than was otherwise available, a pattern of concentric, alternating black and white rings, such as that used by EyeSys, was first used by Antonio Placido in 1890. These reflected images optically correlate with the image generated on the retina which leads to vision. By the capture of the reflected image (virtual image) of this known pattern, EyeSys' corneal topography system can calculate corneal curvature and refractive power to within 0.13 diopter (a unit of measure of the refractive power of a lens). For reference, spectacle or contact lens correction targets refraction within 0.25 diopter of 20/20 vision and refractive surgery is considered very successful if within 0.50 diopters of 20/20 vision. In fact, the refractive instrumentation used by ophthalmologists and optometrists operates only in 0.25 diopter steps since changes smaller than this are insignificant with respect to their impact on quality of vision. EyeSys' corneal topography system operates by detecting each of 18 edges (rings) of alternating black to white and white to black transitions. These rings are then

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compared to calibration  files of known surfaces in order to compute  curvature.
Although EyeSys' instrument has proven to be accurate in its measurements of the corneal surface in numerous studies, EyeSys is actively engaged in bringing improved placido and image processing technology to the market to maintain its clinical and competitive position.

CURRENT PRODUCTS

   o EyeSys 2000 Corneal Analysis System: In the fourth quarter of 1994 EyeSys launched the System 2000 corneal topography instrument and Microsoft Windows based software targeted at refractive surgeons, general ophthalmologists and optometrists for diagnostic, surgical and contact lens fitting applications. The primary function of the instrument is to position a patient for corneal image capture, acquire the image of reflected rings and send the image to an Intel based personal computer for further processing. The System 2000 is modular and is marketed as a proprietary computer peripheral and software. The System 2000 hardware interfaces to the computer via a parallel port connection, allowing EyeSys to unbundle the computer, monitor, printer, tables and other third party items. This can significantly lower the price to the customer by allowing physicians to utilize hardware they already own. Customers that need to purchase non-proprietary hardware are given the option of ordering through EyeSys or obtaining suitable hardware on their own.

The EyeSys System 2000 software modules are Microsoft Windows applications and include the following basic modules:

   o Patient Examination Software: This core application is the fundamental software marketed by EyeSys and is required to perform corneal topography examinations. It provides the control functions for EyeSys' System 2000 instrumentation as well as image processing and basic topographical mapping capability.

   o Patient History Software: This application provides a database for patient topographic and demographic data as well as the results of other tests performed as part of an eye examination. This software includes the ability to compare multiple corneal topography examinations for a patient allowing the clinician to monitor surgical and other corneal changes over time. Features include the ability to digitally subtract multiple examinations, providing high resolution analysis of corneal changes.

   o Advanced Diagnostic Software: This application provides software tools to allow for diagnosing corneal pathologies and analyzing visual function. More specifically, this package presents unique information on the cornea's refractive power, aspherecity and optical surface distortion.

   o Pro-Fit Contact Lens Fitting Software: Pro-Fit utilizes the available corneal topography data to recommend specific lenses which can be selected from a comprehensive worldwide database of rigid gas permeable (RGP or "hard") and soft lenses. This application also has been designed for the needs of foreign markets, particularly for the European market where contact lens fitting methods and practices differ from those in the United States.

   o DirectLink Co-management Software: DirectLink software allows the transmission of patient topographical and other information between vision care practitioners or between contact lens fitters and contact lens laboratories.

   EyeSys has recently introduced a new program of software and hardware support agreements to extend the one-year hardware warranty on its instrumentation and one year of software support (unlimited phone support and software updates). For all customers not covered under warranty or extended service contracts, repairs are billed on a time and materials basis, either by EyeSys or its international distributors. Under its software support program, EyeSys markets software maintenance contracts, which include free software upgrades and updates and unlimited phone support.

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PRODUCTS UNDER DEVELOPMENT

   In addition to the continued development of new and enhanced software for corneal topography, EyeSys has development programs in the following areas:

   o System 2000 with Checkerboard Placido: Subject to the successful completion of clinical studies, EyeSys expects to introduce a newly designed placido (a term referring to the concentric ring image the instrument projects onto the cornea) technology. EyeSys believes that enhancements to the basic placido technology will improve corneal analysis by providing both enhanced accuracy and additional information. EyeSys is therefore developing a polar grid pattern or "checkerboard" placido employing a checkerboard pattern which allows for traditional radial image analysis as well as a new dimension of circumferential analysis using rings which are segmented into alternating black and white boxes. The processing benefits of the polar grid may include (i) more information,
      (ii) improved accuracy and (iii) more reliable detection of the pupil and limbus contour. The checkerboard placido has been designed to be an easy field upgrade for existing EyeSys System 2000 customers and will require no changes, other than to the placido disc itself, to the System 2000 hardware. This new placido will require a software upgrade incorporating the new image processing required by the checkerboard pattern as well as the display of new information generated.

   o Spatially Resolved Refractometer (SRR): EyeSys has entered into a worldwide exclusive license agreement with CollOptics, Inc. of Palo Alto, California for certain patents and technology which will allow it to develop and commercialize a new diagnostic instrument for the measurement and analysis of total ocular refraction across a number of data points on the anterior surface of the cornea (i.e., in a spatially resolved manner). This instrument, originally developed by The General Electric Company, if successfully commercialized, is expected to represent a major advance in ocular diagnosis and has the potential to change the practice patterns for ophthalmologists and optometrists in measuring refraction.

      Clinicians today use manual, time consuming trial and error methods to determine the amount of refractive correction required for spectacles, contact lenses and refractive surgery. In many practices, refractions comprise most of the daily effort by many clinicians or their staff. The SRR is intended to eliminate or greatly reduce the need for manually performed tests. This can result in a significant cost savings to the clinician. Additionally, in combination with corneal topography information, this refraction data can enable the calculation of a detailed (spatially resolved) new contour for the anterior surface of the eye which will provide corrected vision. In this manner, the SRR can aid not only in more accurate refraction of patients, but can also ideally provide a surgical road map for use in conjunction with laser and other refractive surgical modalities.

SALES AND MARKETING

   EyeSys' products are sold to end-users through a sales channel which is configured as follows:

   o United States: EyeSys sells its products directly to end users through a mix of direct sales representatives employed by EyeSys and independent manufacturers' representatives. Direct sales representatives are 100% focused on the sales of EyeSys' products while independent manufacturers' representatives typically sell other ophthalmic capital equipment, in addition to EyeSys'. All sales representatives are managed by EyeSys' Houston based Director of Sales for North America. EyeSys also employs a national accounts manager who focuses on surgicenter companies, vision care chains, contact lens labs and large group practices. Telemarketing representatives, based in Houston, generate qualified leads for new systems, upgrades, trade-ins and support agreements.

   o International: EyeSys sells its products to independent distributors who in turn resell within their geographic territories. EyeSys utilizes approximately 40 distributors covering over 60 countries. EyeSys' distributors typically carry other ophthalmic capital equipment, regularly call on ophthalmic clinicians with synergistic products and remain well established within their geographic areas. International distributors are supported by EyeSys' sales manager located in Paris, France,

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      whose  efforts  are  supplemented  in the Asia  Pacific  region by EyeSys'
      regional sales manager located in Singapore. Selling prices to independent distributors reflect a discount of approximately 30% from published list prices. Distributors assume service and support obligations for sales in their territory with EyeSys providing back up support. In addition, distributors are responsible for maintaining product inventory as well as performing invoicing and collection activities. International sales are denominated in U.S. dollars and are subject to risks common to export activities, including government regulation and trade barriers. EyeSys currently has systems installed in over 50 countries around the world.

   For 1995, the U. S. accounted for approximately 50% of revenues and 35% of unit shipments, and international markets accounted for 50% of revenues and 65% of unit shipments.

GOVERNMENT REGULATION AND PRODUCT TESTING

   In the United States, medical devices are subject to review by the FDA. The Federal Food, Drug and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations govern or influence the testing, manufacture, safety, labeling, storage, record keeping, reporting, approval, advertising and promotion of such products. Prior to marketing, substantially all medical devices must undergo FDA review by means of a 510(k) pre-market notification (a "Notification") or a PMA. In order to obtain clearance from the FDA for a new medical device by way of a Notification ("510(k) Clearance"), the manufacturer must show that the device is "substantially equivalent" to a device or devices cleared by the FDA prior to 1976. In order for the FDA to clear a new medical device by way of a PMA ("PMA Clearance"), the manufacturer must show that the new device is safe and effective, based primarily on extensive clinical testing. The System 2000 is classified by the FDA as a Class I medical device. To date, the FDA has required only that EyeSys obtain a 510(k) Clearance.

   A company that desires to market medical devices must also comply with FDA-established Good Manufacturing Practices regulations. EyeSys has been inspected by the FDA twice, most recently in March 1996.

   Sales of medical devices outside the United States are subject to widely varying regulatory requirements, depending on the country. EyeSys generally relies on distributors for sales outside the United States, and requires such distributors to obtain regulatory approval for all EyeSys products sold in the distributors' respective territories.

FACILITIES

   EyeSys' manufacturing, research and development and office facilities are located in Houston, Texas, in approximately 22,750 square feet of leased space. The lease on the facilities expires in September 2000. EyeSys will have the option to terminate the lease beginning in 1998, for a payment equal to the unamortized portion of the landlord's leasehold improvements plus two months rent. Management of EyeSys believes that sufficient space exists in the current facilities or can be reasonably obtained to satisfy its currently projected needs.

COMPETITION

   EyeSys' primary competitors in the corneal topography market are Tomey Technology ("Tomey"), Alcon Surgical, Inc., a subsidiary of Nestle ("Alcon"), and Humphrey Instruments, a subsidiary of Carl Zeiss ("Humphrey").

   Tomey, a Japanese ophthalmic diagnostic instrument manufacturer, has historically been EyeSys' principal established competitor. Tomey initially obtained worldwide marketing rights for the TMS-1 topography system from Computed Anatomy, the product's developer, and subsequently purchased Computed Anatomy. Computed Anatomy first introduced a placido disk based topography unit at the 1987 American Academy of Ophthalmology ("AAO") meeting. The Tomey instrument distinguishes itself with a small placido and a very short working distance.

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   Alcon,  by its 1993  acquisition  of Visioptic  Inc.,  became a competitor of
EyeSys, with considerable financial and marketing strength. Visioptic first introduced its placido disc based topography system at the AAO in 1989. The founder of Visioptic, Sami El Hage, OD, is a pioneer in three-dimensional measurement of the cornea and holds several patents on both the EH-270 placido ring based system and algorithms used in the device.

   Humphrey, with its acquisition of the corneal topography business of Optical Radiation Corporation (ORC), entered the corneal topography market at the American Academy of Ophthalmology meeting in San Francisco in October 1994. Humphrey has a strong international reputation in diagnostic instrumentation and is a formidable competitor.

   Other placido based instruments and technologies are marketed or are under development by other companies, although to date none of such companies has achieved appreciable market share. Included among placido based companies are Topcon America Corporation, Opticon and TechnoMed GmbH. Non-placido based technologies are marketed by PAR Technology Corporation, Kerametrics, Inc. and Orbtek. EyeSys anticipates that it will encounter established competitors as it enters new markets for ophthalmic instrumentation. Some of these competitors may have greater financial, technical and marketing resources.

EMPLOYEES

   As of November 30, 1996, EyeSys had 39 employees, of whom 30 work at the Houston facility. None of the employees is covered by a collective bargaining agreement and EyeSys believes its relationships with employees are good.

LEGAL PROCEEDINGS

   EyeSys is subject to various legal proceedings in the ordinary course of its business. Currently, EyeSys is party to the following litigation. The Chubb Group of Insurance Companies, the insurance carrier for EyeSys, has assumed the defense of these claims. EyeSys holds a general liability insurance policy in which the policy limits are One Million Dollars ($1,000,000) and an excess umbrella insurance policy in which the limits are Ten Million Dollars ($10,000,000). No provision with respect to the following litigation has been made in EyeSys' financial statements.

 Rollins v. International Vision Expo, et al.

   On November 13, 1995, Richardo Rollins and Lisa Rollins instituted a legal action against EyeSys, The International Expo and Conference Incorporating Optifair, Ophthalmic Instrument Company, Opis Software by Bright Eyedeas and Nano Film in the Supreme Court of the State of New York, County of Queens. The complaint alleges that on April 2, 1995, as a result of the negligence of one or more of the defendants, Mr. Rollins slipped and fell in an area of the Jacob K. Javitz Convention Center where several of the defendants (including EyeSys) had previously maintained booths during a trade show. At the time of the accident, the booths that were used by the defendants during the trade show had been removed from the floor of the Convention Center. As a result of the accident, Mr. Rollins claims to have sustained severe injuries and seeks relief in the amount of Five Million Dollars ($5,000,000). Mrs. Rollins has also asserted a claim for loss of consortium and seeks relief in the amount of One Hundred Thousand Dollars ($100,000).

 Stothers v. EyeSys

   On March 22, 1996, Alvin B. Stothers, an individual, filed a complaint against EyeSys in the District Court of Harris County, Texas. The complaint alleges that on December 21, 1995, Mr. Stothers slipped and fell on property leased by EyeSys and as a result sustained substantial injuries. At the time of the accident, the Plaintiff was employed by a subcontractor that had been hired to perform some remodeling work on the premises leased by EyeSys. As a result of the accident, Plaintiff alleges that he sustained deep burns on his arm and a partial tear of his rotator cuff. Plaintiff contends that his injuries are the result of negligence on the part of EyeSys and seeks damages in the amount of Five Million Dollars ($5,000,000).

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

   EyeSys commenced operations in 1986 and has devoted the majority of its efforts and resources to date to the development of corneal topography technology and, commencing in the first quarter of 1990, to the manufacture and marketing of its products.

 FINANCIAL CONDITION

   As of September 30, 1996, EyeSys had $64,935 in cash and cash equivalents. EyeSys' operating activities used $2,935,038 in the nine months ended September 30, 1996 and $2,912,071 during fiscal 1995. A substantial portion of the 1995 and 1996 losses were funded by the $1.5 million proceeds received from the completion of the private placement of Series B Preferred Stock in June 1995, $3.0 million proceeds received from the completion of the private placement of Convertible Subordinated Notes and Warrants in the period from December 1995 through May 1996, and approximately $2.6 million in proceeds from lines of credit with a bank.

   Working capital amounted to $1,692,648 at December 31, 1995 and decreased to ($3,204,946) at September 30, 1996. Working capital, including the proceeds from the 1995 and 1996 private placements and the line of credit with a bank, was used to fund EyeSys' 1995 and 1996 losses.

   EyeSys current operations continue to be cash flow negative, further straining its limited working capital resources. Management believes that the current level of product sales may allow EyeSys to operate near a break-even level of performance during the next few months. The ability of EyeSys to achieve this level of performance is dependent on the demand for EyeSys' product as well as maintaining sufficient research, development and sales and marketing expenditures to meet the requirements of the market. If EyeSys is unable to operate near a break-even level of performance, losses requiring additional levels of capital will be incurred.

 RESULTS OF OPERATIONS

   Revenues or Net Sales: Revenues of $2,085,087 and $6,319,167 for the three and nine month periods ended September 30, 1996 represent 6% and 15% decreases, respectively over revenues of $2,223,634 and $7,433,795 for the same periods in 1995. In 1995 EyeSys recognized revenues associated with a one time software licensing transaction of $400,000 and $600,000 for the three and nine month periods ended September 30, 1995, respectively, which are included in EyeSys' reported revenues. Revenues from this source have not recurred in 1996. EyeSys' total unit shipments have increased from the first nine months of 1995 to the first nine months of 1996, while at the same time average selling prices have decreased resulting in a reduction of overall revenue, even after considering the one time licensing revenues mentioned above. Additionally, EyeSys has experienced a decrease of $358,000 in accessory revenues (comprising third party computers, printers and tables) associated with customers choosing to purchase such items from other sources.

   EyeSys reported revenues of $9,521,968 and $8,297,967 for the years ended December 31, 1995 and 1994 respectively, an increase of 15%. During 1995 EyeSys recognized revenues of $600,000 associated with a one time software licensing transaction. Additionally, unit shipments of EyeSys corneal topography systems increased 35% between 1994 and 1995. This increase is not fully reflected by a commensurate increase in product revenues because of a decrease in average selling prices and because of a decrease of $587,000 in accessory revenues (comprising third party computers, printers and tables) associated with customers choosing to purchase such items from other sources. Prior to 1995, the majority of all EyeSys shipments were required to include the purchase of accessories from EyeSys. Beginning in 1995 such items could be purchased separately.

   EyeSys reported revenues of $8,297,967 and $9,057,092 for the years ended December 31, 1994 and 1993, respectively, a decrease of 8%. This decrease resulted mainly from a decrease in average selling prices and a delay in product shipments at the end of 1994 associated with the introduction of a new corneal topography system by EyeSys.

   Gross Profit: Gross profit decreased as a percentage of revenues from 57% and 51% for the three and nine month periods ended September 30, 1995, respectively, to 44% and 44% for the same periods in 1996. This is due primarily to EyeSys having recognized revenues associated with a one time software

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

licensing transaction of $400,000 and $600,000 for the three and nine month periods ended September 30, 1995, respectively, which are included in EyeSys' reported revenues and against which no costs of sales were incurred. Were it not for this revenue, gross profits would have been 47% and 46% for the three and nine month periods ended September 30, 1995, respectively.

   Gross profit increased as a percentage of revenues from 46% to 47% between 1994 and 1995. This is due primarily to EyeSys having recognized $600,000 of revenues associated with a one time software licensing transaction in 1995 and against which no costs of sales were incurred. Were it not for this revenue, gross profits would have decreased from 46% to 43% between 1994 and 1995. This is due primarily to a decrease in average selling price.

   Gross profit decreased as a percentage of revenues from 51% to 46% between 1993 and 1994. This is due primarily to a decrease in average selling price.

   Selling, General & Administrative Expenses: Selling, general and administrative expenses ("SG&A") increased from $1,141,182 and $3,722,248 for the three and nine month periods ended September 30, 1995, respectively, to $1,223,201 and $4,387,303 for the same periods in 1996, an increase of 7% and 18%, respectively. This increase results primarily from EyeSys adding direct sales representatives in certain territories in the United States and increased marketing costs associated with sales to optometrists.

   SG&A expenses increased from $5,277,651 to $5,726,183 for the years ended December 31, 1994 and 1995, respectively, an increase of 8%. The increase results primarily from an increase in sales and marketing costs associated with EyeSys entering the optometry market.

   SG&A expenses increased from $4,013,378 to $5,277,651 for the years ended December 31, 1993 and 1994, respectively, an increase of 32%. The increase results primarily from the costs associated with a new product launch in 1994 and a general increase in sales and marketing expenditures associated primarily with EyeSys' U.S. product marketing.

   Research & Development Expenses: Research and development expenses ("R&D") decreased from $417,214 and $1,447,459 for the three and nine month periods ended September 30, 1995, respectively, to $227,940 and $897,770 for the same periods in 1996, a decrease of 45% and 38% respectively. This decrease results primarily from EyeSys focusing its development efforts on a smaller number of projects than was previously the case.

   R&D expenses decreased from $2,255,320 to $1,946,153 for the years ended December 31, 1994 and 1995, a decrease of 14%. This resulted primarily from a decrease in outside engineering charges in 1995 vs. 1994 due to one time costs incurred in 1994 associated with the design of a new product by EyeSys.

   R&D expenses increased from $1,315,231 to $2,255,320 for the years ended December 31, 1993 and 1994, respectively, an increase of 71%. This resulted primarily from an increase in software and hardware development costs leading up to a new product launch in the fourth quarter of 1994.

   Net Income. Net losses of $689,519 and $2,899,537 for the three and nine month periods ended September 30, 1996, respectively, represent increases of 118% and 99%, respectively, over net losses of $316,009 and $1,457,629 for the same periods in 1995. In 1995 EyeSys recognized revenues associated with a one time software licensing transaction of $400,000 and $600,000 for the three and nine month periods ended September 30, 1995 which are included in EyeSys' reported net income. Revenues from this source have not recurred in 1996. Were it not for this one time revenue, losses for the three and nine month periods ended September 30, 1995 would have been $716,009 and $2,057,629.

   Net losses decreased from $3,708,657 to $3,424,996 for the years ended December 31, 1994 and 1995, respectively, a decrease of 8%. This resulted primarily from the one time software licensing transaction of $600,000, together with increased costs in other areas of EyeSys.

   Net losses increased from $679,453 to $3,708,657 for the years ended December 31, 1993 and 1994, an increase of 446%.

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             AMENDMENT OF SUNRISE'S CERTIFICATE OF INCORPORATION

Sunrise is authorized to issue up to 40,000,000 shares of Sunrise Stock, of which 27,868,613 shares were issued and outstanding as of the Sunrise Record Date. In connection with the Merger, Sunrise expects to issue approximately 11,720,000 shares of Sunrise Stock, including shares to be issued to Cowen, and to reserve for issuance approximately 750,000 shares of Sunrise Stock for issuance pursuant to the future exercise of Merger Options and Unvested Sunrise Options. Therefore, in order to consummate the Merger, the authorized capitalization of Sunrise needs to be increased.

   In addition, Sunrise historically has issued Sunrise Stock in order to raise working capital to fund its activities. In 1995, Sunrise effected two (2) private placements of an aggregate of 15,100,000 shares of Sunrise Stock. Until FDA approval is granted for commercial distribution of the Sunrise Corneal Shaping System, even if the Merger and the Asset Sale are consummated, Sunrise expects to continue to require to raise working capital to fund its activities, which may involve additional private placements or offerings of Sunrise Stock. Accordingly, management of Sunrise considers it desirable to increase the authorized Sunrise Stock to 75,000,000 shares. Approval of the Sunrise Merger Proposal to amend the Sunrise Certificate to increase the number of shares of Sunrise Stock authorized to be issued from 40,000,000 to 75,000,000 requires the affirmative vote of holders of a majority (13,934,307 shares) of the Sunrise Stock outstanding as of the Sunrise Record Date.

       THE BOARD OF DIRECTORS OF SUNRISE UNANIMOUSLY RECOMMENDS A VOTE FOR AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF SUNRISE STOCK FROM 40,000,000 TO 75,000,000.

              AMENDMENT OF EYESYS' CERTIFICATE OF INCORPORATION

   In order to effect the allocation of Merger Shares as proposed in the Merger Agreement, the terms of the Series A Preferred Stock and Series B Preferred Stock must be amended. Based on its consideration of the contributions made to EyeSys by its stockholders and of the prospective benefits of the Merger that may be realized by the EyeSys stockholders, management of EyeSys has determined it to be in the interests of all of the EyeSys stockholders to effect the allocation of the Merger Shares as proposed in the Merger Agreement. A copy of the proposed amendments to the EyeSys Certificate is attached hereto as Appendix D.

SERIES A PREFERRED STOCK

   The Merger will be deemed to be a "Liquidation" within the meaning of Section
4.2.4 of the EyeSys Certificate. Pursuant to the terms of the Series A Preferred Stock, the value of the Merger Shares is deemed to be the average of the closing bid prices over the five (5) day period ending three (3) business days prior to the closing of the Merger (previously defined as the "Average Stock Price"). Pursuant to the Merger Agreement, the Deemed Sunrise Stock Value is the greater of the Average Stock Price and $1.25. Accordingly, if the Average Stock Price is less than $1.25, the holders of Series A Preferred Stock will receive fewer Merger Shares than they otherwise would have been entitled to receive. Under the EyeSys Certificate as currently in effect, if the Average Stock Price were equal
to $            per share  (the  closing  bid price on  January , 1997,  the day before the mailing of this Joint Proxy Statement/Prospectus), each share of Series A Preferred Stock would be converted into the right to receive
Merger Shares. By contrast, giving effect to EyeSys Proposal 1, if the minimum Deemed Sunrise Stock Value of $1.25 per share were used to determine the conversion rate, each share of Series A Preferred Stock would be converted into
the right to receive                 Merger Shares.

SERIES B PREFERRED STOCK

   The Merger will be deemed to be a "Liquidation" within the meaning of Section
4.3.4 of the EyeSys Certificate. Pursuant to the terms of the Series B Preferred Stock, in the event of a Liquidation, the holders of Series B Preferred Stock are entitled to be paid, among other things, an amount equal to $1.26 per share plus accumulated but unpaid dividends on the Series B Preferred Stock. Pursuant to the Merger Agreement, each share of Series B Preferred stock shall be converted into the right to receive, among

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other  things,  the right to receive a certain  number of Merger Shares based on the Deemed Sunrise Stock Value. Accordingly, if the stock price at the Effective Time were less than $1.25 per share, the holders of Series B Preferred Stock would receive fewer Merger Shares than they otherwise would have been entitled to receive. For example, if the price per Merger Share as determined pursuant to
the  EyeSys  Certificate  currently  in effect  were  equal to $             per
share (the closing bid price on January , 1997, the day before the mailing of this Proxy Statement) and the Effective Time were February 28, 1997, each share
of Series B Preferred Stock would be converted into               Merger Shares.
By contrast, giving effect to EyeSys Merger Proposal 2, if the minimum Deemed Sunrise Stock Value of $1.25 per share were used to determine the conversion rate, and the Effective Time were February 28, 1997, each share of Series B
Preferred Stock would be converted into the right to receive              Merger
Shares.

   The EyeSys Merger Proposal to amend Section 4.2.4(b)(ii) of the EyeSys Certificate to provide that the Merger Shares will be valued at the Deemed Sunrise Stock Value must be approved by the affirmative vote of holders of (a) a majority (4,621,278 shares) of the EyeSys Voting Shares, voting as one class,
(b) a majority (50,893 shares) of the 101,784 shares of Series A Preferred Stock outstanding as of the EyeSys Record Date, and (c) a majority of the principal amount of EyeSys Notes outstanding prior to conversion by the Converting Noteholders.

   The EyeSys Merger Proposal to amend Section 4.3.4(c) of the EyeSys Certificate to provide that the Merger Shares will be valued at the Deemed Sunrise Stock Value must be approved by the affirmative vote of holders of (a) a majority (4,621,278 shares) of the EyeSys Voting Shares, voting as one class,
(b) at least 67% (3,318,528 shares) of the 4,953,026 shares of Series B Preferred Stock outstanding as of the EyeSys Record Date, and (c) a majority of the principal amount of EyeSys Notes outstanding prior to conversion by the Converting Noteholders.

       THE BOARD OF DIRECTORS OF EYESYS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENTS TO THE TERMS OF THE SERIES A PREFERRED STOCK AND THE SERIES B PREFERRED STOCK IN ORDER TO EFFECT THE ALLOCATION OF MERGER SHARES AS PROPOSED IN THE MERGER AGREEMENT.

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                              THE NEW STOCK PLAN

BACKGROUND

   Sunrise is authorized to issue up to 3,750,000 shares of Sunrise Stock pursuant to options granted under the Existing Stock Plan. As of December 16, 1996, options to purchase an aggregate of 447,037 shares of Sunrise Stock had been exercised and options to purchase an aggregate of 2,949,438 shares of Sunrise Stock were outstanding. Pursuant to the terms of the Merger Agreement, Sunrise is to issue to holders of options to purchase EyeSys Stock Sunrise Options, Sunrise Warrants and Unvested Sunrise Options to purchase an aggregate of approximately 330,550 shares of Sunrise Stock (collectively, "Substituted Options").

   The Existing Stock Plan expires in 1998. Rather than extending the term of the Existing Stock Plan, the directors of Sunrise have determined it to be preferable to adopt the New Stock Plan for grants of Substituted Options and, in the future, for grants to employees, directors and consultants of the Company.

   The stated purposes of the 1996 Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the employees, directors and consultants of the Company and to promote the success of the Company's business.

   Options may be issued under the New Stock Plan ("New Plan Options") to any person, including an officer or director, employed by the Company or an affiliate of the Company, or to any person who is engaged by the Company or an affiliate of the Company to render consulting services, provided that such person is compensated for such services ("Eligible Optionees"). As of December 16, 1996, approximately 40 persons (not including employees, directors and consultants of EyeSys), would have qualified as Eligible Optionees under the New Stock Plan. New Plan Options may be incentive stock options within the meaning of Section 422 of the Code ("ISOs") or nonstatutory stock options ("NSOs").

   The New Stock Plan will be administered by the board of directors of Sunrise, except to the extent the board of directors elects to delegate such powers and responsibilities to a committee (in either case, the "Administrator"). The Administrator will have the power to determine from time to time the Eligible Optionees to be granted New Plan Options, as well as the power to determine the terms and conditions of such New Plan Options, within the parameters set forth in the New Stock Plan. The Sunrise Board may amend or terminate the New Stock Plan at any time and for any reason, subject to any required regulatory approval and any required approval of the stockholders of the Company.

   Approval of the Sunrise Merger Proposal to adopt the New Stock Plan requires the affirmative vote of holders of a majority (13,934,907 shares) of the Sunrise Stock outstanding as of the Sunrise Record Date.

       THE BOARD OF DIRECTORS OF SUNRISE UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE NEW STOCK PLAN.

 DESCRIPTION OF NEW PLAN OPTIONS

   The provisions of individual New Plan Options need not be identical, but each New Plan Option shall be subject to the following provisions: (a) the term of a New Plan Option may not be longer than ten (10) years from the date of grant,
(b) the exercise price of an ISO shall not be less than 100% of the fair market value of the underlying Company Stock, and the exercise price of an NSO shall not be less than 85% of the fair market value of the underlying Company Stock, and (c) a New Plan Option shall not be transferable except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code); provided that an NSO may also be transferred to an immediate family member of the optionee, a trust for the benefit of immediate family members of the optionee or a partnership in which immediate family members are the only partners.

 EXERCISE OF NEW PLAN OPTIONS

   A New Plan Option shall be deemed to be exercised when written notice of such exercise has been given to the Company and full payment for the Sunrise Stock to be purchased pursuant thereto has been received by the Company. Payment of the exercise price of a New Plan Option shall be made in the form authorized by the Administrator, which may be (a) by cash, check or promissory note or (b) with shares of Sunrise Stock that either (i) have been owned by the optionee for more than six (6) months on the date of surrender or (ii) were not acquired, directly or indirectly, from the Company.

 ALLOCATION OF NEW PLAN OPTIONS

   The potential benefit to be received by an optionee is dependent on increases in the price of the Sunrise Stock prior to the exercise of the option. Accordingly, the ultimate dollar value of options is not currently ascertainable. As of December 16, 1996, the closing bid price of the Sunrise Stock on the OTC Bulletin Board was $0.88 per share.

   The following table sets forth certain information with respect to options granted in 1996 under the Existing Stock Plan to the members of the Resulting Management, to the current executive officers of Sunrise as a group and to all employees (excluding executive officers) of Sunrise as a group. Allocation among such persons and such groups of Existing Plan Options in 1996 is not necessarily indicative of the allocation to be made of New Plan Options in 1997.

                                                                       NUMBER OF SHARES OF
                                                    EXERCISE PRICE OF     SUNRISE STOCK
                                                       OPTIONS ($)     UNDERLYING OPTIONS
                                                    -----------------  -------------------
David W. Light
Chairman of the Board and Chief Executive Officer            1.03             600,000

C. Russell Trenary, III
President and Chief Operating Officer                   1.03-1.63             650,000

Executive Officer Group                                 1.03-1.63           1,400,000

Non-Executive Officer Employee Group                    0.97-2.88             950,000

   The Existing Plan Options granted in 1996 generally become exercisable as to 25% of the underlying shares of Sunrise Stock one year after the grant date and as to 1/36th of the remaining underlying shares each month thereafter.

 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a summary of the principal anticipated United States federal income tax considerations of the grant and exercise of a New Plan Option to and by an optionee who is resident in the United States. It is based on the current provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the "Current Tax Rules"). This discussion is general only and is not a substitute for independent advice from an individual's own tax and other advisors.

   With respect to EyeSys Options that are ISOs, the Company intends to treat the issuance of Substituted Options as a "substitution" as defined in Section 424(a) of the Code. Accordingly, after the Merger, such Substituted Options will continue to be treated as ISOs. The grant date shall be deemed to be the date of the original issuance by EyeSys, and such Substituted Options will not be treated as having been granted by Sunrise. All other Substituted Options will be NSOs.

 INCENTIVE STOCK OPTIONS

   No taxable income will be recognized by an Eligible Optionee upon the grant of an ISO, and no taxable income will be recognized at the time the ISO is exercised, so long as the optionee remains an employee of the Company (or a parent or subsidiary corporation) at all times during the period beginning on the grant date of the ISO and ending on the date three months before the date of exercise. However, the difference between the fair market value of the Sunrise Stock purchased on exercise of the ISO and the exercise price of the ISO generally will constitute a tax preference item for purposes of the alternative minimum tax. If the optionee does not dispose of the Sunrise Stock so purchased within two years of the grant date of the ISO, nor within one year of the date of exercise (together, the "Holding Periods"), any profit or loss recognized upon a subsequent disposition will be long-term capital gain or loss.

   If an optionee disposes of the Sunrise Stock purchased on exercise of an ISO within either of the Holding Periods, the optionee will recognize ordinary income in the year of disposition equal to the amount of ordinary income the optionee would have recognized from the exercise of the option with respect to Sunrise Stock so purchased had the option been an NSO at the time of exercise or, if less, the difference between the amount received upon disposition and the exercise price. For this purpose, the delivery of shares within either of the Holding Periods, as payment of part or all of the exercise price of an ISO, will constitute a disposition.

   So long as the optionee does not dispose of any shares purchased under an ISO before the expiration of the Holding Periods, no business expense deduction may be taken by the Company. To the extent that the optionee recognizes ordinary income due to a disqualifying disposition of stock, the Company may take a business expense deduction.

 NONSTATUTORY STOCK OPTIONS

   An optionee will not recognize any taxable income at the time an NSO is granted. Upon exercise of the NSO, an optionee generally will recognize ordinary income, for United States income tax purposes, equal to the excess, if any, of the then fair market value of the Sunrise Stock acquired over the exercise price of the NSO. Any taxable income recognized in connection with the exercise of an NSO generally will be subject to tax withholding by the Company, and the Company generally will be entitled to United States income tax deductions to the extent and in the year that such taxable income is recognized by the optionee.

   When an optionee sells Sunrise Stock acquired pursuant to the exercise of an NSO, any difference between the sale price and the optionee's tax basis in the Sunrise Stock acquired will be treated as capital gain or loss.

 DIVIDENDS

   Dividends payable on Sunrise Stock out of earnings and profits of the Company are ordinary income taxable at ordinary income rates.

                                THE ASSET SALE

   The stockholders of Sunrise will be asked to approve the sale of substantially all of the assets of its dental business to Lares Research or to another purchaser if the proposed transaction with Lares is not completed. Management is recommending the Asset Sale to raise cash for completion of clinical studies on the Sunrise Corneal Shaping System. Management believes that, given the Company's limited resources, it will be in the best interest of the stockholders to concentrate these resources on the field of ophthalmology, with particular emphasis on the vision correction market. Although the Dental Business has seen improvement in the past six months, the Company has experienced significant operating losses on this product line during the last few years, which has severely depleted the Company's available working capital.

THE PROPOSED SALE

   On November 18, 1996, the Company entered into a non-binding Letter of Intent with Lares Research, Inc. ("Lares"), a privately held company located in Chico, California, providing for the sale of the Dental Business. The parties expect to enter into a definitive purchase agreement in January 1997. The transaction is subject to Lares' ability to raise $5,000,000 in a private placement to fund the closing date payment described below. There is no assurance that Lares will be able to attract private equity capital and, if Lares is unsuccessful, the transaction will be abandoned. Lares is wholly owned by the family of Craig Lares and has had no experience in raising capital. Lares has been a privately held family-owned business for over 40 years.

   If Lares is able to raise the required capital, the Company would transfer to Lares all assets associated with the Dental Business except for cash and accounts receivable (book value at September 30, 1996 of approximately $2,426,000). All liabilities of the Dental Business would be retained by Sunrise, except for certain obligations relating to royalties and a supply contract. Lares would pay Sunrise $5,000,000 at closing, would issue a six-year non-interest bearing promissory note in the principal amount of $2,000,000, payable in six annual installments beginning on December 31, 1997, and would issue to Sunrise a warrant for 2-1/2% of the stock of Lares outstanding at the time of closing. The warrant must be redeemed for $750,000 if Lares has not effected an initial public offering of its common stock within five years after the closing date.

ALTERNATIVE AUTHORITY TO SELL DENTAL BUSINESS

   In the event the transaction with Lares is not consummated, Sunrise will seek to sell the Dental Business to another purchaser on substantially similar terms as those contained in the Lares Letter of Intent. At the Sunrise Special
Meeting, the stockholders of Sunrise will be asked to authorize the Board of Directors to sell the Dental Business to an alternative purchaser, on the condition that the transaction would be completed on or prior to December 31, 1997 and would result in cash proceeds to Sunrise of not less than $5,000,000. Management does not presently have any other definitive transaction to present and is limited under its arrangement with Lares to discussions of back-up offers until the end of February 1997. Management believes that it is in the stockholders' best interests to sell the dental assets to fund the ophthalmic activities and is concerned about the time and expense involved in scheduling a new stockholders' meeting to approve a specific future transaction. Therefore, management is seeking the limited contingent authority at this time to enable it to complete a replacement transaction without the necessity for resolicitation.

   Approval of each of the Sale Proposals to sell the dental business and the assets used in the operation thereof (i) to Lares pursuant to the Lares Letter of Intent or (ii) to another purchaser on substantially similar terms, requires the affirmative vote of holders of a majority (13,934,307 shares) of the Sunrise Stock outstanding as of the Sunrise Record Date.

       THE BOARD OF DIRECTORS OF SUNRISE UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE ASSET SALE TO LARES AND A VOTE FOR THE ASSET SALE TO ANOTHER PURCHASER ON SUBSTANTIALLY SIMILAR TERMS AS THOSE CONTAINED IN THE LARES LETTER OF INTENT, IN THE EVENT THE ASSET SALE IS NOT CONSUMMATED WITH LARES.

                                   EXPERTS

   The consolidated financial statements of Sunrise Technologies International, Inc. at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, included in this Joint Proxy Statement/Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   The balance sheets of EyeSys Technologies, Inc. at December 31, 1995 and 1994 and the statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, included in this Joint Proxy Statement/Prospectus and Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of such firm as experts in accounting and auditing.

                                LEGAL MATTERS

   Certain legal matters with respect to the validity of the Merger Shares and Merger Options and statements as to United States taxation herein under the caption "Certain United States Federal Tax Consequences" will be passed upon for Sunrise by Thelen, Marrin, Johnson & Bridges, San Francisco, California. Certain legal matters in connection with the Merger will be passed upon for EyeSys by Epstein Becker & Green, P.C., New York, New York.


                        INDEX TO FINANCIAL STATEMENTS

                                                                                                    PAGE
SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
Audited Financial Statements:
  Report of Ernst & Young LLP ..................................................................     F-2
  Consolidated Balance Sheets at December 31, 1995 and 1994 ....................................     F-3
  Consolidated Statements of Operations for the years ended
   December 31, 1995, 1994 and 1993 ............................................................     F-4
  Consolidated Statements of Stockholders' Equity for the three years ended
   December 31, 1995 ...........................................................................     F-5
  Consolidated Statements of Cash Flows for the years ended
   December 31, 1995, 1994 and 1993 ............................................................     F-6
  Notes to Consolidated Financial Statements, December 31, 1995 ................................     F-7
Unaudited Financial Statements:
  Consolidated Statements of Operations for the three months ended September 30, 1996
   and 1995 and for the nine months ended September 30, 1996 and 1995 ..........................     F-15
  Consolidated Balance Sheets at September 30, 1996 and December 31, 1995 ......................     F-16
  Consolidated Statements of Cash Flows, Increase (decrease) in cash and cash equivalents
   for the nine months ended September 30, 1996 and 1995 .......................................     F-17
  Notes to Consolidated Financial Statements, September 30, 1996 ...............................     F-18
Schedule II--Valuation and Qualifying Accounts .................................................     F-20

EYESYS TECHNOLOGIES, INC.
Audited Financial Statements:
  Report of Coopers & Lybrand L.L.P. ...........................................................     F-21
  Balance Sheets at December 31, 1994 and 1995 .................................................     F-22
  Statements of Operations at December 31, 1993, 1994 and 1995 .................................     F-23
  Statements of Changes in Stockholders' Equity for the three years ended December 31, 1995  ...     F-24
  Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 ................     F-25
  Notes to Financial Statements, December 31, 1995 .............................................     F-26
Unaudited Financial Statements:
  Balance Sheets at September 30, 1996 and December 31, 1995 ...................................     F-37
  Statements of Operations for the three months ended September 30, 1996 and 1995 and
   for the nine months ended September 30, 1996 and 1995 .......................................     F-38
  Statements of Cash Flows for the nine months ended September 30, 1996 and 1995  ..............     F-39
  Notes to Financial Statements, September 30, 1996 ............................................     F-40

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS
SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

   We have audited the accompanying consolidated balance sheet of Sunrise Technologies International, Inc. as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedule listed in the Index at
Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sunrise Technologies International, Inc. at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

   The accompanying consolidated financial statements have been prepared assuming that Sunrise Technologies International, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.


                                                             Ernst & Young LLP
Palo Alto, California
March 1, 1996


                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                         CONSOLIDATED BALANCE SHEETS


                                                                               DECEMBER 31,
                                                                           ---------------------
                                                                             1995        1994
                                                                           --------    --------
                                                                           (IN THOUSANDS)
ASSETS
   Current assets:
   Cash and cash equivalents ...........................................   $  3,514    $    559
   Accounts receivable, net of allowance of $25,000 and $450,000 in
    1995 and 1994 ......................................................      1,048         770
   Inventories .........................................................      1,666       1,955
   Prepaid expenses ....................................................        257         282
                                                                           --------    --------
     Total current assets ..............................................      6,485       3,566
   Property and equipment, net .........................................        204         256
                                                                           --------    --------
     Total assets ......................................................   $  6,689    $  3,822
                                                                           ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
   Accounts payable ....................................................   $  1,097    $  1,375
   Accrued payroll and related expenses ................................        181         150
   Accrued warranty ....................................................        324         324
   Current portion of capital lease obligations ........................        --           18
   Other accrued expenses ..............................................        342         598
                                                                           --------    --------
     Total current liabilities .........................................      1,944       2,465

Commitments and contingencies
  Stockholders' equity:
     Preferred Stock, $0.001 par value;  2,000,000 shares authorized, none issued or  outstanding  Common  stock,  $0.001 par value;
       40,000,000  shares  authorized, 25,280,056 and 10,459,286 shares
       issued and outstanding at December 31, 1995 and 1994, respectively.       25          10
   Additional paid-in-capital ..........................................     29,196      22,312
     Less treasury stock at cost, 275,000 shares at
       December 31, 1994 ..............................................        --         (619)
     Accumulated deficit ...............................................    (24,476)    (20,346)
                                                                           --------    --------
       Total stockholders' equity ......................................      4,745       1,357
                                                                           --------    --------
       Total liabilities and stockholders' equity ......................   $  6,689    $  3,822
                                                                           ========    ========

                              See accompanying notes.

                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         YEARS ENDED DECEMBER 31,
                                                      ------------------------------
                                                       1995        1994        1993
                                                     -------     -------     -------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenues .....................................   $ 5,294     $ 7,578     $11,860
Cost of revenues .................................     3,657       6,238       6,851
                                                     -------     -------     -------
Gross profit .....................................     1,637       1,340       5,009
Other costs and expenses:
  Engineering and development ....................       503       1,561       2,170
  Sales, marketing and regulatory ................     2,992       3,763       5,686
  General and administrative .....................     2,329       2,933       3,605
                                                     -------     -------     -------
    Total other costs and expenses ...............     5,824       8,257      11,461
                                                     -------     -------     -------
Loss from operations .............................    (4,187)     (6,917)     (6,452)
Interest income, net of expense ..................        57           7          60
                                                     -------     -------     -------
Loss before taxes on income ......................    (4,130)     (6,910)     (6,392)
Income tax expense (benefit) .....................       --          --          232
Net loss .........................................   $(4,130)    $(6,910)    $(6,624)
                                                     =======     =======     =======
Net loss per share ...............................   $ (0.28)    $ (0.68)    $ (0.74)
                                                     =======     =======     =======
Shares used in calculation of net loss per share      14,935      10,129       8,955
                                                     =======     =======     =======

                           See accompanying notes.


                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     THREE YEARS ENDED DECEMBER 31, 1995

                                                                                         RETAINED
                                          COMMON STOCK        ADDITIONAL                 EARNINGS          TOTAL
                                      ---------------------    PAID-IN      TREASURY   (ACCUMULATED    SHAREHOLDERS'
                                      SHARES      AMOUNTS      CAPITAL       STOCK       DEFICIT)         EQUITY
                                    ----------    --------     -------       -----       --------           -----
                                                          (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balance at December 31, 1992  .....    8,907,209    $ 15,850         --          --        $ (6,812)        $ 9,038
  Recapitalization in the State of
   Delaware .......................          --      (15,841)     15,841         --             --              --
  Exercise of warrants and options       101,084         --          294         --             --              294
  Net loss ........................          --                      --          --          (6,624)         (6,624)
                                      ----------    --------     -------       -----       --------           -----
Balance at December 31, 1993  .....    9,008,293           9      16,135         --         (13,436)          2,708
  Sale of common stock, net of
   offering costs .................    1,250,000           1       5,507         --             --            5,508
  Exercise of warrants and options       200,993         --          670         --             --              670
  Treasury stock acquired through
   sale of surgical laser business           --          --          --         (619)           --             (619)
  Net loss ........................          --          --          --          --          (6,910)         (6,910)
                                      ----------    --------     -------       -----       --------           -----
Balance at December 31, 1994  .....   10,459,286          10      22,312        (619)       (20,346)          1,357
  Sale of common stock, net of
   offering costs .................   15,100,000          15       7,528         --             --            7,543
  Cancellation of treasury stock  .     (275,000)        --         (619)        619            --              --
  Other ...........................       (4,570)        --          (25)        --             --              (25)
  Net Loss ........................          --          --          --          --          (4,130)         (4,130)
                                      ----------    --------     -------       -----       --------           -----
Balance at December 31, 1995  .....   25,279,716    $     25     $29,196       $ --        $(24,476)          4,745
                                      ----------    --------     -------       -----       --------           -----

                           See accompanying notes.


                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
               INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                             YEARS ENDED DECEMBER 31,
                                                         ---------------------------------
                                                           1995        1994        1993
                                                         -------     -------     -------
                                                                  (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss .............................................   $(4,130)    $(6,910)    $(6,624)
Adjustments to reconcile net loss to net cash
   used in operating activities:
Depreciation and amortization ........................       102         469         871
Provision for doubtful accounts ......................        25          --         845
Changes in assets and liabilities:
   Accounts receivable ...............................      (303)        777         237
   Inventories .......................................       289         (68)        685
   Prepaid taxes and other ...........................        25         (69)        855
   Accounts payable ..................................      (278)     (1,091)      1,789
   Accrued payroll and related expenses ..............        31          68         (13)
   Accrued warranty ..................................        --         181          38
   Other accrued expenses ............................      (256)        571        (241)
                                                         -------     -------     -------
Total adjustments ....................................      (365)        838       5,066
                                                         -------     -------     -------
Net cash used in operating activities ................    (4,495)     (6,072)     (1,558)
                                                         -------     -------     -------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment ...................       (50)        (22)       (384)
   Sale of short-term investments ....................        --          --         958
                                                         -------     -------     -------
   Net cash (used in) provided by investing activities.      (50)        (22)        574
                                                         -------     -------     -------

CASH FLOWS FROM FINANCING ACTIVITIES
Payment on capital lease obligations .................       (18)        (61)        (79)
Issuance of common stock, net of offering costs  .....     7,518       6,178         293
                                                         -------     -------     -------
Net cash provided by financing activities ............     7,500       6,117         214
                                                         -------     -------     -------
Net increase (decrease) in cash and equivalents  .....     2,955          23        (770)
Cash and cash equivalents at beginning of period  ....       559         536       1,306
                                                         -------     -------     -------
Cash and cash equivalents at end of period  ..........   $ 3,514     $   559     $   536
                                                         =======     =======     =======

                           See accompanying notes.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1995

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS

   Sunrise Technologies International, Inc. (the "Company") develops, manufactures and markets laser systems and other products for applications in ophthalmology and dentistry. The Company was organized as a California corporation in March 1987 and was reincorporated in Delaware in June 1993 as Sunrise Technologies International, Inc. The Company continues to do business under the name Sunrise Technologies, Inc.


BASIS OF PRESENTATION

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all material intercompany balances and transactions.

   The Company has incurred significant losses for the last several years and at December 31, 1995 has an accumulated deficit of $24,476,000. The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company's long term ability to continue as a going concern is dependent upon returning to profitable operations. Management's plans include increasing sales through increased direct sales and marketing efforts on existing products and pursuing timely regulatory approval for certain products under development. Management also recognizes the need for infusion of cash during the fiscal year 1996 and is actively pursuing various options including securing additional equity financing.

INDUSTRY SEGMENT AND CONCENTRATION OF RISK

   The Company, which operates in a single industry segment, designs, manufactures, markets and services medical laser and air abrasive systems. The Company sells its products to customers in the medical industries globally. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations. One customer accounted for 21%, 57% and 53% of revenues in 1995, 1994 and 1993 respectively.

   Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash investments and trade receivables. The Company invests its excess cash in deposits with major banks, in U.S. Treasury and U.S. Agency obligations.

CONCENTRATION OF OTHER RISKS

   The Company's operating results each quarter are subject to various uncertainties as discussed in the Company's Annual Report on 10-K for 1995, including uncertainties related to the composition, timing and size of orders from the shipments to major customers, variations in product mix and variations in product cost and competitive pressures.

   One of the more significant risks potentially affecting the Company's operating results is the fact that a substantial portion of the Company's net revenues in each quarter generally result from shipments during the latter part of the quarter. Because the Company establishes its operating expense level based on expected revenue, if anticipated shipments in any quarter do not occur as expected, gross profits may be adversely affected. For these and other reasons, the Company may not learn of shortfalls in revenues, margins or other financial results until later in a quarter. Any such shortfall could have an immediate and significant adverse effect on the trading price of the Company's common stock.

   Inventories: Most components used in the Company's air abrasive and laser systems are purchased from outside sources. Certain components in the air abrasive systems are currently purchased from a single supplier. The failure of such supplier to meet its commitment on schedule could have a material adverse effect on the Company. If the sole source supplier were to go out of business or otherwise become unable to meet its supply commitments, the process of locating and qualifying alternate sources could require up to several months during which time the Company's production could be delayed. Such delays could adversely affect the Company's business and financial results.

   International Operations: Sunrise's international business is an important contributor to the Company's net revenues and gross profits. Substantially all of Sunrise's international sales are denominated in the U.S. dollar and an increase in the value of the U.S. dollar relative to foreign currencies could make products sold internationally less competitive. The Company does not have any overseas offices.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


CASH AND CASH EQUIVALENTS

   Cash consists of cash on deposit with banks and highly liquid investments with a maturity from the date of purchase of 90 days or less. As of December 31, 1995 and 1994, the Company did not hold any investments in debt or equity securities.

INVENTORIES

   Inventories are stated at the lower of cost (first-in, first-out) or market. Inventory at December 31, consists of:

                                         1995      1994
                                        ------    ------
                                         (IN THOUSANDS)
                    Raw materials  ...  $  909    $1,262
                    Work-in-process ..     237       377
                    Finished goods  ..     520       316
                                        ------    ------
                                        $1,666    $1,955
                                        ======    ======

PROPERTY AND EQUIPMENT

   Property and equipment is stated at cost and depreciated using the straight-line method for financial reporting over estimated useful lives of two to five years. Assets under capitalized leases are amortized over the shorter of the term of the lease or their useful lives, and such amortization is included with depreciation expense. Property and equipment at December 31, consists of:

                                                 1995       1994
                                                -------    -------
                                                  (IN THOUSANDS)
                    Machinery and equipment..   $ 1,412    $ 1,458
                    Computer Equipment ......       599        503
                    Furniture and fixtures ..       207        207
                    Leasehold improvements ..       167        167
                                                -------    -------
                                                  2,385      2,335
                    Less accumulated
                     depreciation and
                     amortization ...........    (2,181)    (2,079)
                                                -------    -------
                                                $   204    $   256
                                                =======    =======

NET LOSS PER SHARE

   Net loss per share for the years ended December 31, 1995, 1994 and 1993 is based solely on weighted average shares of common stock outstanding during the period. Common equivalent shares have not been considered in the computation since their inclusion would have an antidilutive effect.

REVENUE RECOGNITION

   Revenues are recognized at time of shipment. A provision for the estimated future cost of warranty is made at the time a sale is recorded.

CONCENTRATION OF CREDIT RISK, SIGNIFICANT CUSTOMERS AND EXPORT SALES

   The Company performs on-going credit analysis of its customers. The Company maintains reserves for potential credit losses and such losses have been within management's expectations. One customer accounted for 21%, 57% and 53% of revenues in 1995, 1994 and 1993 respectively.


   The Company had export sales by region as follows:

                                 1995      1994      1993
                                ------    ------   -------
                                      (IN THOUSANDS)
              Europe ........   $1,948    $4,291   $ 7,400
              Pacific Rim  ..    1,192       139     1,363
              Canada ........      248       393        82
              Other .........      282       363     1,354
                                ------    ------   -------
                Total .......   $3,670    $5,186   $10,199
                                ======    ======   =======

ACCOUNTING FOR STOCK-BASED COMPENSATION

   In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation," which is effective for the Company's December 31, 1996 financial statements. Statement 123 allows companies to either account for stock-based compensation under the new provisions of Statement 123 or under the provisions of APB 25, but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of Statement 123 had been adopted. The Company intends to continue accounting for its stock-based compensation in accordance with the provisions of APB 25. As such, the adoption of Statement 123 will not impact the financial position or the results of operations of the Company.

2. TAXES ON INCOME

   Effective January 1, 1993, the Company changed its method of accounting for income taxes to the liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). As permitted under the new standard, prior years' financial statements have not been restated. The cumulative effect of adopting SFAS 109 was not material.

   The provision for income taxes for each of the three years ended December 31, consists of:

                                         1995      1994      1993
                                         ----      ----      ----
                                              (IN THOUSANDS)
           Federal:
             Current ................     --        --         --
             Deferred (prepaid)  ....     --        --        232
                                          --        --        232
                                         ----      ----      ----
           State:
             Current ................     --        --         --
                                         ----      ----      ----
                                         $--       $--       $232
                                         ====      ====      ====

   The provision for income taxes differs from the amount computed by applying the statutory federal income tax rates to income before income taxes. The source and tax effect of the differences is as follows:

                                            1995      1994      1993
                                            ----      ----      ----
                                                 (IN THOUSANDS)
     Statutory Rate ....................    (35)      (35)      (35)
     Purchase of in-process technology       --        --        --
     Foreign sales corporation .........     --        --        --
     Other .............................     --        --        --
     NOL's not benefited which have
      been reserved ....................     35        35        35
     Increase in valuation reserve  ....     --        --         4
                                            ----      ----      ----
                                             --        --         4

   Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities for 1995 and 1994 are as follows:

                                                          1995       1994
                                                        -------    -------
                                                           (IN THOUSANDS)
      Deferred tax assets:
        Net Operating Loss Carryforwards ............         0    $ 5,168
        Research Credits (expire 2005-2009)  ........       642        577
        Inventory valuation adjustment ..............       188        206
        Bad Debt Reserve ............................        10        181
        Other .......................................       751        706
                                                        -------    -------
          Total deferred tax asset ..................     8,766      6,838
      Valuation allowance for deferred tax assets ...    (8,766)    (6,838)
                                                        -------    -------
      Net deferred tax assets .......................   $    --    $    --
                                                        =======    =======

   As of December 31, 1995, the Company had federal and state net operating loss carryforwards of approximately $18,800,000 and $8,400,000 respectively. The change in the Company's valuation allowance from 1993 to 1994 was an increase of $2,601,000. The net operating loss and credit carryforwards will expire at various dates through 2010 if not utilized.

   The ownership change provisions of the Internal Revenue Code of 1986 and similar state provisions would limit utilization of the carryforwards should there be a substantial change in the Company's ownership. The annual limitation may result in the expiration of net operating losses and credits before utilization.

3. COMMITMENTS AND CONTINGENCIES

LEASES

   The Company leased certain equipment under noncancellable capital leases. The cost of assets under capital leases as of December 31, 1994 was approximately $236,000 and accumulated amortization applied to assets under capital leases was $236,000 and $231,000 at December 31, 1995 and in 1994 respectively. The Company leases certain of its facilities and equipment under a noncancellable operating lease. Rent expense was $281,000, $279,000 and $271,000 in 1995, 1994 and 1993,
respectively.


   The following is a schedule by year of future minimum lease payments at December 31, 1995:

                                                  OPERATING
                                               (IN THOUSANDS)
                 Year ending December 31,
                   1996 ....................       $245
                   1997 ....................         24
                                                   ----
                 Total minimum payments
                  required ...............         $269
                                                   ====

CONTINGENCIES

 American Dental Technologies, Inc. v. Sunrise Technologies International,
 Inc.

   In October 1993, the Company filed an action against American Dental Technologies, Inc., formerly American Dental Laser, Inc., in Alameda County Superior Court. The complaint asserts a cause of action for breach of contract and seeks compensatory damages in excess of $900,000, as well as attorneys' fees and costs. The case arises from a dispute between the parties regarding their rights and obligations under the terms of the settlement agreement that terminated their manufacturing/distribution relationship for dental products. In December 27, 1993, ADT filed a general answer to the complaint denying all material allegations thereof and asserting various affirmative defenses. In addition, ADT filed a cross-complaint against the Company asserting causes of action for breach of contract, fraud, unfair competition, unfair trade practices, interference with contract and prospective economic advantage, indemnity, and injunctive and declaratory relief. The Company filed its answer to the cross-complaint in January 1994, generally denying all the allegations thereof and asserting various affirmative defenses. This matter was brought to trial in July 1995, resulting in a jury verdict in the Company's favor on July 28, 1995. Subsequently, on November 14, 1995, ADT deposited with the court a cashier's check in the amount of $1,410,267 and filed an appeal of the jury verdict, which is presently pending. Such amount has not been recorded on the Company's book pending outcome of the appeal. The Company believes the outcome of this legal proceeding will not have a material adverse effect on the financial position, results of operations or liquidity of the Company.

 Sunrise Technologies International, Inc. and Danville Engineering, Inc. v. American Dental Technologies, Inc.

   In May 1994, the Company and Danville Engineering, Inc. filed two separate actions against ADT in the U.S. District Court for the Northern District of California seeking a declaration of invalidity and non-infringement of five patents related to air-abrasive dental technology. The patents at issue are either owned or exclusively licensed by ADT. ADT acknowledged the patents in one of the cases and did not cover Sunrise products. Accordingly, this action was dismissed. ADT brought a motion to dismiss both complaints for lack of subject matter jurisdiction, which was denied on July 7, 1994. ADT answered the complaints on October 12, 1994. The answers assert numerous affirmative defenses, as well as a counterclaim that the Company and Danville have infringed one of ADT's patents by the manufacture, sale or use of the MicroPrep. The counterclaim seeks damages, injunctive relief, attorneys' fees, costs, and a declaration of validity and infringement. ADT also seeks a declaration of validity for the remaining patents. Discovery is currently pending. The Company believes it has meritorious defenses to the cross-complaint. The Company believes the outcome of this legal proceeding will not have a material adverse effect on the financial position, results of operations or liquidity of the Company.

 American Dental Technologies, Inc. v. Sunrise Technologies International, Inc. et al.

   In October 1994, ADT filed an action against the Company and several of its distributors in the U.S. District Court for the Eastern District of Michigan, alleging infringement of a newly-issued patent assigned to ADT, which covers technology and uses related to air-abrasive dental products. This action appears to involve substantially the same issues as the actions filed by the Company in the Northern District of California, but is based on a patent which has not issued at the time the Company filed its claims. In December 1994, the Company filed a motion to dismiss this action as to one of the distributor defendants and to transfer the remainder of the case to California for consolidation with the California declaratory relief actions filed by the Company against ADT. The Company's motion was granted in May 1995. The case was transferred and has been consolidated. Discovery is currently pending. The Company vigorously denies the plaintiffs allegations and believes it has meritorious defenses to this claim. The Company believes the outcome of this legal proceeding will not have a material adverse effect on the financial position, results of operations or liquidity of the Company.

4. STOCKHOLDERS' EQUITY

COMMON STOCK

   As of December 31, 1995, there remains 38,340 warrants to purchase common stock which were issued in connection with the acquisition of Laser Biotech, Inc. in April 1992. The exercise prices of these warrants range from $3.70 to $9.26 per share.

   In September 1995, the Company completed a private placement of 13,000,000 shares of common stock. In connection with the private placement, the placement agent received a warrant to purchase 675,000 shares of common stock. The exercise price for these warrants is $0.55 and they are exercisable at any time before September 6, 2000.

   In June 1995, the Company completed a private placement of 2,100,000 shares of common stock.

   In February 1994, the Company completed a private placement of 1,250,000 shares of common stock. In connection with the private placement, the placement agent received a warrant to purchase 62,500 shares of common stock. The exercise price for these warrants is $6.00 and they are exercisable at any time before February 8, 1999.

   In conjunction with the 1992 private placement, the placement agent received a warrant to purchase 25,000 shares of common stock for $8.05 per share. The warrant is exercisable at any time prior to August 28, 1997 and is not redeemable by the Company.

   As of December 31, 1995, there were warrants outstanding to purchase 800,840 shares of common stock.

STOCK OPTION PLAN

   In 1988, the Company adopted the 1988 Stock Option Plan (the "Plan") under which employees, directors and consultants may be granted incentive or nonstatutory stock options. Under the Plan, incentive stock options must be granted at an exercise price of not less than the fair market value of the common stock at the date of grant, except that options granted to stockholders owning greater than 10 percent of the total voting power of all classes of stock of the Company must have an exercise price of not less than 110 percent of the fair market value at the date of grant. Nonstatutory options must be at least 85 percent of fair market value at the date of grant. Options granted generally provide that 25 percent of the shares subject thereto become exercisable one year after the date of grant and 1/36 of the remaining shares subject to the option become exercisable each month thereafter. The Plan expires in 1998.


   Information with respect to Plan activity is as follows:

                                                  OUTSTANDING OPTIONS
                                 SHARES       -----------------------------
                                AVAILABLE                        SHARE
                                FOR GRANT       SHARES           PRICE
                               ----------      --------         --------
Balance, December 31, 1993        415,350        771,900      $0.75 -$8.50
Shares reserved ............      440,000          --              --
Granted ....................   (1,168,214)     1,168,214        $2.00
Exercised ..................       --           (189,561)     $0.75 -$5.63
Canceled ...................      582,339       (582,339)     $1.25 -$8.50
                               ----------     ----------      ------------
Balance, December 31, 1994        269,475      1,168,214      $0.75 -$2.00
Shares reserved ............    1,550,000         --              --
Granted ....................   (1,633,331)     1,633,331      $0.97 -$2.50
Exercised ..................       --             --              --
Canceled ...................    1,497,381     (1,497,381)        $1.00
                               ----------     ----------      ------------
Balance, December 31, 1995      1,683,529      1,304,164      $0.75 -$2.50
                               ==========      =========      ============

   As of December 31, 1995 and 1994, options to purchase 472,840 and 555,119 shares respectively were exercisable. In 1995, 1,058,331 options to purchase shares were reissued at $1.00 per share prices under an option exchange program. During 1994 options outstanding were cancelled and reissued under an option exchange program.

EMPLOYEE STOCK PURCHASE PLAN

   In June 1992, the Company adopted the 1992 Employee Stock Purchase Plan under which 200,000 shares have been reserved for issuance. Eligible employees may purchase common stock at 85 percent of the lower of the closing price of the stock on the offering date or the exercise date determined by the Board of Directors. Purchases are limited to 10 percent of each employee's compensation. As of December 31, 1995 and 1994, 34,689 shares had been issued under the plan.

5. SALE OF ASSETS

   On August 31, 1994, the Company sold certain assets associated with its surgical laser business to David Hennings, an individual, in exchange for 275,000 shares of the Company's common stock held by Mr. Hennings and a note receivable of $48,000. The Company also granted royalty-bearing licenses to certain patents owned by the Company. Up until the time of the transaction, Mr. Hennings was an employee and officer of the Company. Subsequent to the transaction, Mr. Hennings also resigned his position on the Company's board of directors. The loss in disposition of these assets, which was facilitated through the formation of a new subsidiary, was not significant.

6. SUPPLEMENTAL STATEMENT OF CASH FLOWS INFORMATION

                                              1995    1994      1993
                                              ----    ----      ----
                                                  (IN THOUSANDS)
CASH PAID (REFUNDED) DURING THE YEAR FOR:
  Interest ............................        --      --      $  60
  Income taxes ........................        --      --      $(826)


Supplemental schedule of noncash investing and financing activities:

                                              1995    1994    1993
                                              ----    ----    ----
                                                (IN THOUSANDS)
Acquisition of equipment pursuant to
capital gains lease obligations  ....         --      --       $8


7. EVENTS SUBSEQUENT TO DATE OF AUDITORS REPORT

   LITIGATION SETTLEMENTS

   In July 1996, the Company settled all of its outstanding litigation with American Dental Technologies ("ADT"). These matters were reported on most recently in the Company's Form 10-K for the year ended December 31, 1995. The material terms of the settlement are as follows:

      1. Sunrise waived its rights to collect a judgment of $940,000 obtained against ADT in a prior case, which had been subject to an appeal by ADT.

      2. Sunrise obtained a non-exclusive license to certain ADT patents covering air abrasion systems used in dental applications.

      3. Sunrise will pay ADT a royalty of 7% on all air abrasion products shipped after December 31, 1996.

      4. If Sunrise sells its dental air abrasion business before July 1998, it must pay to ADT a transfer fee equal to 10% of the amount received for the air abrasion business.

   PROPOSED ACQUISITION

   On October 29, 1996 the Company signed a Memorandum of Understanding to acquire EyeSys Technologies, Inc. for approximately 12,500,000 newly-issued shares of common stock. Completion of the transaction is subject to approval by the stockholders of both companies and other conditions. Closing conditions include a requirement that Sunrise raise additional working capital.

   PROPOSED DISPOSAL

   On November 18, 1996 the Company signed a Letter of Intent to sell its Dental Operations to Lares Research. Consideration for the sale will be $5 million in cash on completion, $2 million in non-interest-bearing promissory notes receivable in six annual installments beginning December 31, 1997 and warrants to purchase 2.5% of the outstanding common stock of Lares Research. This transaction is subject to stockholder approval and other conditions including Lares' ability to complete a private placement in an amount not less than $5 million.


                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (unaudited)

                                             THREE MONTHS ENDED      NINE MONTHS ENDED
                                                SEPTEMBER 30,           SEPTEMBER 30,
                                             -------------------    -------------------
                                              1996        1995        1996        1995
                                            -------     -------     -------     -------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenues .....................          $ 1,767     $   387     $ 4,327     $ 3,680
Cost of revenues .................            1,046         440       3,084       2,411
                                            -------     -------     -------     -------
Gross profit (loss) ..............              721         (53)      1,243       1,269
Other costs and expenses:
  Engineering and development  ...              149         119         494         351
  Sales, marketing and regulatory.              942         533       2,938       2,093
  General and administrative  ....              668         734       1,873       1,646
                                            -------     -------     -------     -------
Total other costs and expenses  ..            1,759       1,386       5,305       4,090
                                            -------     -------     -------     -------
Loss from operations .............           (1,038)     (1,439)     (4,062)     (2,821)
Interest income ..................               10           2          43           6
                                            -------     -------     -------     -------
Net loss .........................          $(1,028)    $(1,437)    $(4,019)    $(2,815)
                                            =======     =======     =======     =======
Net loss per share ...............          $ (0.04)    $ (0.11)    $ (0.16)    $ (0.24)
                                            =======     =======     =======     =======
Shares used in calculation of net
 loss per share ..................           26,932      13,234      25,898      11,487
                                            =======     =======     =======     =======

                           See accompanying notes.


                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                         CONSOLIDATED BALANCE SHEETS
                                 (Unaudited)

                                                                                SEPTEMBER 30,    DECEMBER 31,
                                                                                    1996             1995
                                                                                 --------         --------
                                                                                (UNAUDITED)        (NOTE)
                                                                                       (IN THOUSANDS)
                                    ASSETS
Current assets:
   Cash and cash equivalents .................................................   $  1,443         $  3,514
   Accounts receivable, net of allowance .....................................      1,014            1,048
   Inventories ...............................................................      2,031            1,666
   Prepaid expenses ..........................................................        308              257
                                                                                 --------         --------
     Total current assets ....................................................      4,796            6,485
Property and equipment, net ..................................................        187              204
                                                                                 --------         --------
     Total assets ............................................................   $  4,983         $  6,689
                                                                                 ========         ========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable ..........................................................   $    770         $  1,097
   Accrued payroll and related expenses ......................................        306              181
   Accrued warranty ..........................................................        324              324
   Other accrued expenses ....................................................        362              342
                                                                                 --------         --------
     Total current liabilities ...............................................      1,762            1,944
Commitments and contingencies
Stockholders' equity:
   Preferred stock, $0.001 par value,  2,000,000 shares authorized,  none issued or outstanding.  Common stock,  $0.001 par value,  40,000,000  shares  authorized,
    27,866,613 and 25,280,056 shares issued and outstanding at
    September 30, 1996 and December 31, 1995 respectively. ...................         28               25
   Additional paid-in-capital ................................................     31,688           29,196
   Accumulated deficit .......................................................    (28,495)         (24,476)
                                                                                 --------         --------
     Total stockholders' equity ..............................................      3,221            4,745
                                                                                 --------         --------
     Total liabilities and stockholders' equity ..............................   $  4,983         $  6,689
                                                                                 ========         ========

Note: The consolidated balance sheet at December 31, 1995 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                           See accompanying notes.


                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
               INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (unaudited)

                                                                                NINE MONTHS ENDED
                                                                                  SEPTEMBER 30,
                                                                              -------------------
                                                                                1996        1995
                                                                              -------     -------
                                                                                 (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss ..................................................................   $(4,019)    $(2,815)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and additions to allowance
  for doubtful accounts ...................................................        85          78
Changes in assets and liabilities:
  Accounts receivable .....................................................         4         437
  Inventories .............................................................      (365)        284
  Prepaid expenses ........................................................       (51)        (81)
  Accounts payable ........................................................      (327)        (30)
  Accrued payroll and related expenses ....................................       125          25
  Other accrued expenses ..................................................        20        (299)
Total adjustments .........................................................      (509)        414
Net cash used in operating activities .....................................    (4,528)     (2,401)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment ........................................       (38)        (39)
Net cash used in investing activities .....................................       (38)        (39)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment on capital lease obligations ......................................        --         (12)
Issuance of common stock, net of offering costs ...........................     2,495       7,573
Purchase of Treasury Stock ................................................        --         (55)
Net cash provided by financing activities .................................     2,495       7,506
Net increase (decrease) in cash and equivalents ...........................    (2,071)      5,066
Cash and cash equivalents at beginning of period ..........................     3,514         559
Cash and cash equivalents at end of period ................................   $ 1,443     $ 5,625

                           See accompanying notes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (unaudited)
                               September 30, 1996

1. BASIS OF PRESENTATION

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all material intercompany balances and transactions.

   The consolidated financial data at and for the periods ended September 30, 1996 and 1995 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) that the management of Sunrise Technologies International, Inc. believes to be necessary for fair presentation of the periods presented. Interim results are not necessarily indicative of results for the full year. The financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1995 included in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission.

   The Company has incurred significant losses for the last several years and, at September 30, 1996 has an accumulated deficit of approximately $28,495,000. The accompanying condensed financial statements have been prepared assuming the Company will continue as a going concern. The Company's long-term ability to continue as a going concern is dependent on returning to profitable operations. Management's plans include increasing sales through expanded marketing efforts for existing products and pursuing timely regulatory approval for certain products under development. Management also recognizes the need for infusion of cash and is actively pursuing various options including securing additional equity financing. If the Company is unable to obtain additional working capital resources from the placement of debt or equity instruments, or the sale of some of its assets, it will be necessary for the Company to curtail or suspend operations.

2. NET LOSS PER SHARE

   Net loss per share for the periods ended September 30, 1996 and 1995 is based solely on weighted average shares of common stock outstanding during the period. Common equivalent shares have not been considered in the computation since their inclusion would have an antidilutive effect.

3. REVENUE RECOGNITION

   Revenues are recognized at time of shipment.

4. INVENTORIES

   Inventories are stated at the lower of cost (first-in, first-out) or market and consisted of the following on the dates indicated:

                               SEPTEMBER 30,    DECEMBER 31,
                                   1996             1995
                                  ------           ------
                                      (IN THOUSANDS)
           Raw materials  ..      $1,166           $  909
           Work-in-process..         435              237
           Finished goods  .         430              520
                                  ------           ------
                                  $2,031           $1,666
                                  ======           ======

5. INCOME TAXES

   Due to the Company's losses from operations, all deferred tax assets, which primarily result from net operating loss carry forwards, have been offset in full by a valuation allowance in accordance with SFAS No. 109.

6. LITIGATION SETTLEMENTS

   In July 1996, the Company settled all of its outstanding litigation with American Dental Technologies ("ADT"). These matters were reported on most recently in the Company's Form 10-K for the year ended December 31, 1995. The material terms of the settlement are as follows:

      1. Sunrise waived its rights to collect a judgment of $940,000 obtained against ADT in a prior case, which had been subject to an appeal by ADT.

      2. Sunrise obtained a non-exclusive license to certain ADT patents covering air abrasion systems used in dental applications.

      3. Sunrise will pay ADT a royalty of 7% on all air abrasion products shipped after December 31, 1996.

      4. If Sunrise sells its dental air abrasion business before July 1998, it must pay to ADT a transfer fee equal to 10% of the amount received for the air abrasion business.

7. SUBSEQUENT EVENTS

   On October 29, 1996 the Company signed a Memorandum of Understanding to acquire EyeSys Technologies, Inc. for 12,500,000 newly-issued shares of common stock. Completion of the transaction is subject to approval by the stockholders of both companies and other conditions. Closing conditions include a requirement that Sunrise raise additional working capital.

   On November 18, 1996 the Company signed a Letter of Intent to sell its Dental Operations to Lares Research. Consideration for the sale will be $5 million in cash on completion, $2 million in non-interest-bearing promissory notes receivable in six annual installments beginning December 31, 1997 and warrants to purchase 2.5% of the outstanding common stock of Lares Research. This transaction is subject to stockholder approval and other conditions including Lares' ability to complete a private placement in an amount not less than $5 million.


                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

                                                          ADDITIONS
                                            BALANCE AT    CHARGED TO                            BALANCE AT
                                            BEGINNING     COSTS AND                                END
                                            OF PERIOD      EXPENSES     DEDUCTIONS   OTHER(A)   OF PERIOD
                                            ----------    ----------    ----------   --------   ----------
                                                                (IN THOUSANDS)
Year ended December 31, 1993
Reserves and allowances deducted
 from assets accounts:
  Allowance for uncollectible accounts       $135          $846         $  --       $  --        $981
  Allowance for inventory .............      $349          $537         $  --       $  --        $886

Year ended December 31, 1994
Reserves and allowances deducted
 from assets accounts:
  Allowance for uncollectible accounts       $981          $ --         $  --       $(531)       $450
  Allowance for inventory .............      $886          $ --         $  --       $(373)       $513

Year ended December 31, 1995
Reserves and allowances deducted
 from assets accounts:
  Allowance for uncollectible accounts       $450          $ 25         $(450)      $  --        $ 25
  Allowance for inventory .............      $513          $250         $(295)      $  --        $468

(a) Amounts relate to valuation allowance assigned to disposed assets as discussed in note 5 to the consolidated financial statements.

Report of Independent Accountants



To the Board of Directors and Stockholders
EyeSys Technologies, Inc.:

We have audited the accompanying balance sheets of EyeSys Technologies, Inc. as of December 31, 1994 and 1995, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1993, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EyeSys Technologies, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1993, 1994 and 1995, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the financial statements, the Company has reported net losses of $679,453, $3,708,657 and $3,424,996 for the years ended December 31, 1993, 1994 and 1995, respectively, and was in default of several loan covenants relating to its revolving lines of credit. In addition, the Company has not repaid these obligations within the respective terms. The above conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 13. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                       /s/ Coopers & Lybrand L.L.P.

                                       COOPERS & LYBRAND L.L.P.

Houston, Texas
March 11, 1996, except for Notes 5 and 13
as to which the date is April 26, 1996


                           EYESYS TECHNOLOGIES, INC.
                                BALANCE SHEETS

                                                                                   DECEMBER 31,    DECEMBER 31,
                                                                                       1994            1995
                                                                                   -----------    ------------
                                    ASSETS
Current assets:
   Cash and cash equivalents ...................................................   $   149,085    $    730,968
   Receivables, net of allowance for doubtful accounts of $207,263 and
    $219,262, respectively .....................................................     2,135,587       2,601,015
   Inventories .................................................................     1,345,556       1,827,644
   Prepaid expenses ............................................................        81,702         177,122
                                                                                   -----------    ------------
     Total current assets ......................................................     3,711,930       5,336,749
Property and equipment, net .................................................          924,230       1,312,286
Deposits and other assets ...................................................           12,795         164,768
                                                                                   -----------    ------------
     Total assets ..............................................................   $ 4,648,955    $  6,813,803

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable and current maturities of long-term debt ......................   $    12,647    $    158,786
   Notes payable to stockholders, current maturities ...........................           --              --
   Accounts payable ............................................................     1,433,493       2,784,611
   Accrued liabilities .........................................................       582,416         548,584
   Customer deposits ...........................................................        78,638          69,653
   Deferred revenue ............................................................        38,325          80,992
   Accrued interest payable to stockholders ....................................           --            1,475
                                                                                   -----------    ------------
     Total current liabilities .................................................     2,145,519       3,644,101
Deferred income taxes ..........................................................        69,000          72,000
Long-term debt, less current maturities ........................................        31,737       1,347,058
Notes payable to stockholders ..................................................           --        1,282,238
Commitments and contingencies
Stockholders' equity:
   Series A: noncumulative  convertible preferred stock, 350,000 shares authorized;
    101,784 shares issued and  outstanding at December 31, 1994 and 1995 ($7.00 per share or $712,488 aggregate liquidation preference at
    December 31, 1994 and 1995) ................................................       630,791         630,791
   Series B: cumulative, convertible preferred stock, 3,762,552 and 4,953,026 at December 31, 1994 and 1995, respectively,  shares authorized;  3,762,552 and
    4,953,026  shares  issued  and  outstanding  at  December  31,  1994 and  1995, respectively, ($1.31 and $1.39 per share or $4,935,910 and $6,884,544 aggregate liquidation preference at December 31, 1994 and 1995,
    respectively) ..............................................................     4,598,379       6,071,869
   Common stock; no par or stated value, 20,000,000 shares authorized;
    3,238,311 and 3,324,374 shares issued and outstanding at December 31, 1994
    and 1995, respectively .....................................................     1,982,749       1,999,962
   Accumulated deficit .........................................................    (4,809,220)     (8,234,216)
                                                                                   -----------    ------------
     Total stockholders' equity ................................................     2,402,699         468,406
                                                                                   -----------    ------------
     Total liabilities and stockholders' equity ................................   $ 4,648,955    $  6,813,803
                                                                                   ===========    ============

   The accompanying notes are an integral part of the financial statements.

                           EYESYS TECHNOLOGIES, INC.
                           STATEMENTS OF OPERATIONS

                                                       DECEMBER 31,    DECEMBER 31,     DECEMBER 31,
                                                           1993            1994             1995
                                                       -----------     ------------     ------------
Revenues:
  Product revenue ..................................   $ 9,057,092     $  8,297,967     $  8,921,968
  License fee revenue ..............................           --               --           600,000
                                                       -----------     ------------     ------------
                                                         9,057,092        8,297,967        9,521,968
                                                       -----------     ------------     ------------
Expenses:
  Costs of sales ...................................     4,477,155        4,498,840        5,089,694
  Selling, general and administrative ..............     4,013,378        5,277,651        5,726,183
  Research and development .........................     1,315,231        2,255,320        1,946,153
                                                       -----------     ------------     ------------
    Total operating costs and expenses .............     9,805,764       12,031,811       12,762,030
                                                       -----------     ------------     ------------
Loss from operations ...............................      (748,672)      (3,733,844)      (3,240,062)
Interest expense, net of other income of $1,413 and
 $28,953 for 1994 and 1995, respectively ...........        25,310           12,813          169,238
                                                       -----------     ------------     ------------
Loss before income tax (provision) benefit  ........      (773,982)      (3,746,657)      (3,409,300)
Income tax (provision) benefit .....................        94,529           38,000          (15,696)
                                                       -----------     ------------     ------------
Net loss ...........................................      (679,453)      (3,708,657)      (3,424,996)
Less preferred stock dividends .....................           --          (195,094)        (448,635)
                                                       -----------     ------------     ------------
Net loss to common stockholders ....................   $  (679,453)    $ (3,903,751)    $ (3,873,631)
                                                       ===========     ============     ============
Net loss per common share ..........................   $      (.22)    $      (1.24)    $      (1.19)
                                                       ===========     ============     ============
Weighted average shares outstanding ................     3,139,927        3,142,852        3,265,034
                                                       ===========     ============     ============

   The accompanying notes are an integral part of the financial statements.


                          EYESYS TECHNOLOGIES, INC.
                STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                        SERIES A                 SERIES B
                                     PREFERRED STOCK          PREFERRED STOCK
                                   -------------------     ---------------------
                                    SHARES      AMOUNT       SHARES      AMOUNT
                                   --------    --------     --------    ---------
Balance at January 1, 1993  ....       --     $    --            --    $      --
Issuance of common shares for
 cash under incentive Stock
 Option Plan ...................       --          --            --           --
Issuance of preferred stock for
 cash ..........................   101,784     712,488           --           --
Payment of offering costs
 related to the preferred stock
 issuance ......................       --      (81,697)          --           --
Net loss for the year ended
 December 31, 1993 .............       --          --            --           --
                                   -------    ---------    ---------   -----------
Balance at December 31, 1993  ..   101,784     630,791           --           --
                                   -------    ---------    ---------   -----------
Issuance of common shares for
 cash under incentive Stock
 Option Plan ...................       --          --            --           --
Issuance of preferred stock for
 cash ..........................       --          --      3,737,770   $4,709,591
Issuance of preferred stock for
 consulting services ...........       --          --         24,782       31,225
Payment of offering costs
 related to the preferred stock
 issuance ......................       --          --            --      (142,437)
Net loss for the year ended
 December 31, 1994 .............       --          --            --           --
                                   -------    ---------    ---------   -----------
Balance at December 31, 1994  ..   101,784     630,791     3,762,552    4,598,379
                                   -------    ---------    ---------   -----------
Issuance of common shares for
 cash under incentive Stock
 Option Plan ...................       --          --            --           --
Issuance of preferred stock for
 cash ..........................       --          --      1,190,474    1,499,999
Payment of offering costs
 related to the preferred stock
 issuance ......................       --          --            --       (26,509)
Net loss for the year ended
 December 31, 1995 .............       --          --            --           --
                                   -------    ---------    ---------   -----------
Balance at December 31, 1995  ..   101,784    $630,791     4,953,026   $6,071,869
                                   =======    =========    =========   ===========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                           COMMON STOCK
                                       -----------------------      ACCUMULATED
                                       SHARES        AMOUNT          DEFICIT          TOTAL
                                      ---------    -----------     ------------    ------------
Balance at January 1, 1993  ....      3,138,936    $1,958,656     $  (421,110)    $ 1,537,546
Issuance of common shares for
 cash under incentive Stock
 Option Plan ...................          3,125         4,843              --            4,843
Issuance of preferred stock for
 cash ..........................            --            --               --          712,488
Payment of offering costs
 related to the preferred stock
 issuance ......................            --            --               --          (81,697)
Net loss for the year ended
 December 31, 1993 .............            --            --          (679,453)       (679,453)
                                      ---------    -----------     ------------    ------------
Balance at December 31, 1993  ..      3,142,061     1,963,499       (1,100,563)      1,493,727
                                      ---------    -----------     ------------    ------------
Issuance of common shares for
 cash under incentive Stock
 Option Plan ...................         96,250        19,250              --           19,250
Issuance of preferred stock for
 cash ..........................            --            --               --        4,709,591
Issuance of preferred stock for
 consulting services ...........            --            --               --           31,225
Payment of offering costs
 related to the preferred stock
 issuance ......................            --            --               --         (142,437)
Net loss for the year ended
 December 31, 1994 .............            --            --        (3,708,657)     (3,708,657)
                                      ---------    -----------     ------------    ------------
Balance at December 31, 1994  ..      3,238,311     1,982,749       (4,809,220)     (2,402,699)
                                      ---------    -----------     ------------    ------------
Issuance of common shares for
 cash under incentive Stock
 Option Plan ...................         86,063        17,213              --           17,213
Issuance of preferred stock for
 cash ..........................            --            --               --        1,499,999
Payment of offering costs
 related to the preferred stock
 issuance ......................            --            --               --          (26,509)
Net loss for the year ended
 December 31, 1995 .............            --            --        (3,424,996)     (3,424,996)
                                      ---------    -----------     ------------    ------------
Balance at December 31, 1995  ..      3,324,374    $1,999,962     $(8,234,216)    $   468,406
                                      =========    ===========     ============    ============

   The accompanying notes are an integral part of the financial statements.

                                      F-24


                                          EYESYS TECHNOLOGIES, INC.
                                          STATEMENTS OF CASH FLOWS

                                                         DECEMBER 31,    DECEMBER 31,     DECEMBER 31,
                                                             1993            1994             1995
                                                         -----------     ------------     ------------
Cash flows from operating activities:
Net loss .............................................   $  (679,453)    $ (3,708,657)    $ (3,424,996)
                                                         -----------     ------------     ------------
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization expense ..............       136,319          208,723          348,898
  Bad debt expense ...................................       100,976          165,000          195,200
  Loss on disposal of property and equipment  ........       113,000              --             3,493
  Deferred federal income tax expense ................           --            22,000            3,000
  Compensation for consulting services paid
    through issuance of preferred stock ..............           --            31,225              --
  Changes in operating assets and liabilities:
     Decrease (increase) in accounts receivable  .....        92,555         (573,881)        (660,628)
     Decrease (increase) in income tax refundable  ...      (283,000)             --               --
     Decrease (increase) in inventories ..............    (1,129,449)         125,921         (482,088)
     Decrease (increase) in prepaid expenses  ........        33,846           14,904          (95,420)
     Decrease (increase) in deposits and other assets         34,072           (2,154)        (151,973)
     Increase (decrease) in accounts payable  ........       784,028         (146,213)       1,351,118
     Increase (decrease) in accrued liabilities  .....      (167,765)         347,869          (33,832)
     Increase (decrease) in customer deposits  .......        40,727           23,970           (8,985)
     Increase (decrease) in deferred revenue  ........        56,205          (24,380)          42,667
     Increase in accrued interest to stockholders  ...           --               --             1,475
     Decrease in income taxes payable ................       (83,500)             --               --
                                                         -----------     ------------     ------------
       Total adjustments .............................      (271,986)         192,984          512,925
                                                         -----------     ------------     ------------
       Net cash used in operating activities .........      (951,439)      (3,515,673)      (2,912,071)
                                                         -----------     ------------     ------------
Cash flows from investing activities:
  Capital expenditures ...............................      (216,443)        (458,833)        (742,329)
  Proceeds from disposals of property and
    equipment ........................................           --               --             1,882
                                                         -----------     ------------     ------------
        Net cash used in investing activities ........      (216,443)        (458,833)        (740,447)

Cash flows from financing activities:
  Proceeds from revolving line of credit  ............       572,000           75,000        1,594,000
  Repayment of revolving line of credit ..............      (200,000)        (647,000)        (519,552)
  Proceeds from notes payable ........................        (8,835)         329,780          424,699
  Repayment of notes payable .........................           --          (341,316)         (37,687)
  Proceeds from bridge loans .........................           --               --         1,282,238
  Proceeds from issuance of preferred stock  .........       712,488        4,709,591        1,499,999
  Offering costs in connection with issuance of
    preferred stock ..................................       (81,697)        (142,437)         (26,509)
  Proceeds from issuance of common stock  ............         4,843           19,250           17,213
                                                         -----------     ------------     ------------
        Net cash provided by financing activities  ...       998,799        4,002,868        4,234,401
                                                         -----------     ------------     ------------
Net increase (decrease) in cash and
  cash equivalents  ..................................      (169,083)          28,362          581,883
Cash and cash equivalents at beginning of period .....       289,806          120,723          149,085
                                                         -----------     ------------     ------------
Cash and cash equivalents at end of period  ..........   $   120,723     $    149,085     $    730,968
                                                         ===========     ============     ============

   The accompanying notes are an integral part of the financial statements.

                            EyeSys Technologies, Inc.

                          Notes to Financial Statements

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   EyeSys Technologies, Inc. (the "Company"), formerly EyeSys Laboratories, Inc., manufactures and distributes a specialized line of diagnostic ophthalmic equipment which was internally developed by the Company for medical equipment distributors and doctors geographically located in North and South America, Europe and portions of Asia. Targeted markets include ophthalmologists and optometrists affiliated with refractive networks or contact lens labs. Domestic and foreign sales each comprise approximately 50% of the Company's sales. The Company faces competition from primarily three other companies in the corneal topography market. The following is a summary of the Company's significant accounting policies.

TECHNOLOGY AND PATENTS

   The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and changing customer needs. The Company believes that its future success will depend, in part, upon its ability to change and its ability to identify and develop technical innovations and apply them to new products designed for specific ophthalmic applications. The Company's success depends, in part, on its ability to continue to have patent protection for its products, maintain trade secret protection and operate without infringing the proprietary rights of others. The Company intends to vigorously defend its patents against any infringements. The Company has been issued several patents and several others are pending, all of which were internally developed.

REGULATIONS

   The Company's medical equipment is subject to review by the United States Food and Drug Administration (the "FDA"). The EyeSys Corneal Analysis system is categorized by the FDA as a Class One medical device and to date, has required only Regulation 510(k) Notification in the United States. To date, the Company has been inspected twice and has not received a notice of noncompliance with regulations specified by the FDA. In addition, sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The Company requires its distributors to obtain regulatory approval for the Company's products in their territories.

CASH AND CASH EQUIVALENTS

   For purposes of reporting cash flows the Company considers any highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. For these short-term instruments, the carrying amount approximates estimated fair value.

INVENTORIES

   Inventories, consisting of finished goods and parts and materials for construction of ophthalmic equipment, are stated at the lower of cost or market value with cost determined using the first-in, first-out (FIFO) method. A valuation allowance is provided, if necessary, to reduce obsolete inventory to its estimated net realizable value.

PROPERTY AND EQUIPMENT

   Property and equipment is recorded at cost. Disposals are removed at cost less accumulated depreciation and any gain or loss from disposition is reflected in income currently. Depreciation is provided over the estimated useful lives of the depreciable assets using the straight-line method for financial reporting purposes and an accelerated method for tax reporting purposes. All equipment is depreciated over an estimated useful life of 5 years. Additions or improvements that increase the value or extend the life of an asset are capitalized. Maintenance and repairs are expensed as incurred.

1. DESCRIPTION OF BUSINESS AND SUMMARY OF
   SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

PROVISION FOR WARRANTY CLAIMS

   Estimated warranty costs are accrued at the time of sale of the warranted products. Actual results could differ from those estimates.

INCOME TAXES

   Income taxes have been provided in accordance with the liability method of accounting for income taxes (See Note 8). Accordingly, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year end. A valuation allowance is provided, if necessary, to reduce any resulting deferred tax assets to their estimated net realizable value. Actual results could differ from those estimates.

REVENUE RECOGNITION

   The Company generally recognizes revenue upon shipment of its product to the customer. Revenue from the sale of extended warranties is deferred and recognized ratably over the warranty period. Revenues from extended warranties totaled approximately $85,000 and $172,000 for the years ended December 31, 1994 and 1995, respectively. Revenues from license fees are recognized upon delivery of the software and completion of substantially all obligations.

RESEARCH AND DEVELOPMENT

   Research and development costs are expensed as incurred.

CONCENTRATIONS OF CREDIT AND MARKET RISK

   The Company sells products and grants credit primarily to medical equipment distributors and doctors geographically located in North and South America, Europe and portions of Asia. The Company investigates customers but generally does not require collateral for credit granted.

   The Company maintains its cash in demand deposits with major financial institutions selected by management based upon management's assessment of the financial stability of such financial institutions. Balances periodically exceed the $100,000 level covered by federal depository insurance; however, the Company has experienced no losses.

ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING STANDARDS

   The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, entitled "Accounting for Stock-Based Compensation" ("SFAS No. 123"), in October 1995. The Company is required to adopt either the new accounting rules or the new disclosure rules of SFAS No. 123 no later than its fiscal year ending December 31, 1996. The Company has decided to adopt the disclosure requirements of SFAS No. 123.

LOSS PER SHARE

   Loss per share is computed on the basis of the weighted average number of shares of common stock and common stock equivalents, if inclusion of such equivalents is not anti-dilutive, outstanding during the periods.

1. DESCRIPTION OF BUSINESS AND SUMMARY OF
   SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

RECLASSIFICATIONS

   Certain amounts previously reported in the 1994 financial statements have been reclassified to conform with the 1995 presentation.

2. ACCOUNTS RECEIVABLE, NET:

   Accounts receivable, net consisted of the following at:

                                           DECEMBER 31,    DECEMBER 31,
                                               1994            1995
                                           -----------     -----------
         Accounts receivable, trade  ...   $ 2,263,020     $ 2,749,260
         Federal income tax refundable          62,970             --
         Employee advances and other  ..        16,860          71,017
                                           -----------     -----------
           Total .......................     2,342,850       2,820,277
         Less allowance for doubtful
          accounts .....................      (207,263)       (219,262)
                                           -----------     -----------
           Accounts receivable, net  ...   $ 2,135,587     $ 2,601,015
                                           ===========     ===========

3. INVENTORIES:

   Inventories consisted of the following at:

                                      DECEMBER 31,    DECEMBER 31,
                                          1994            1995
                                      -----------     -----------
         Parts and materials  .....   $   681,413     $ 1,020,277
         Work in process ..........       134,250         120,055
         Finished goods inventory         617,272         721,472
                                      -----------     -----------
                                        1,432,935       1,861,804
         Obsolescence reserve  ....       (87,379)        (34,160)
                                      -----------     -----------
                                      $ 1,345,556     $ 1,827,644
                                      ===========     ===========

4. PROPERTY AND EQUIPMENT, NET:

   Property and equipment, net, consisted of the following at:

                                           DECEMBER 31,    DECEMBER 31,
                                               1994            1995
                                           -----------     -----------
         Computer equipment ............   $   618,622     $   780,123
         Demonstration units ...........       296,248         329,845
         Office furniture and fixtures         266,403         381,705
         Machinery and equipment  ......        54,172         119,324
         Tooling and fixtures ..........       119,708         415,594
         Leasehold improvements ........        29,615          60,617
                                           -----------     -----------
           Total .......................     1,384,768       2,087,208
         Less accumulated depreciation        (460,538)       (774,922)
                                           -----------     -----------
           Property and equipment, net..   $   924,230     $ 1,312,286
                                           ===========     ===========

   Demonstration units represent the Company's internally produced diagnostic ophthalmic devices that were removed from inventory at cost for placement at medical or research facilities to promote sales. Depreciation expense totaled $195,772 and $335,947 for fiscal years 1994 and 1995, respectively.


 5. NOTES PAYABLE AND LONG-TERM DEBT:

   Notes payable and long-term debt consisted of the following at:

                                                                                    DECEMBER 31,    DECEMBER 31,
                                                                                        1994            1995
                                                                                     ---------      -----------
Uncollateralized bridge loans payable to stockholders, bearing interest at approximately 10.5% per year. Principal and interest payments due in June 1997. At any time, at the option of the holders, the loans are convertible into shares of common stock based on the
 estimated fair value of the common stock at the conversion date  ...............         --        $ 1,282,238
Less current maturities .........................................................         --               --
                                                                                     ---------      -----------
                                                                                          --        $ 1,282,238
                                                                                     =========      ===========
Notes  payable  to a bank under  $1,000,000  domestic  revolving  line of credit agreement funded by Silicon Valley Bank, bearing interest at approximately 10.5%
 per year,  due monthly.  Advances  under this  agreement are due in March 1996.
 This note is collateralized by all assets except inventory and fixed assets. On
 April 26, 1996, the Company renewed the revolving line of credit through
 January 15, 1997 ...............................................................         --        $   398,992
Notes payable to a bank under $1,000,000 foreign revolving line of
 credit   agreement   funded  by  Silicon  Valley  Bank,   bearing  interest  at
 approximately  10% per year, due monthly.  Advances under this agreement are due
 in  March  1996.  This  note  is   collateralized   by  certain  inventory  and
 receivables. On April 26, 1996, the Company renewed the
 revolving line of credit through January 15, 1997 ..............................         --           675,457
Notes payable to a partnership, bearing interest at approximately 9.12%
 per year. Principal and interest payments due in monthly
 installments based on a loan factor of 3.2137% through July 1998. This
 note is collateralized by certain fixed assets and equipment  ..................         --           212,986
Notes payable to a partnership, bearing interest at approximately
 10.17% per year. Principal and interest payments due in monthly installments based on a loan factor of 3.2137% through January 1999.
 This note is collateralized by certain fixed assets and
 equipment ......................................................................         --           186,671
Other, principally capitalized leases (See Note 6) ..............................    $  44,384          31,738
                                                                                     ---------      -----------
                                                                                        44,384        1,505,844
Less current maturities .........................................................      (12,647)        (158,786)
                                                                                     ---------      -----------
                                                                                     $  31,737      $ 1,347,058
                                                                                     =========      ===========

   Approximate maturities of long-term debt and notes payable to stockholders under existing terms at December 31, 1995 are as follows:

            FISCAL YEARS ENDING IN:
            -----------------------
                  1996 ...................  $   158,786
                  1997 ...................    2,453,158
                  1998 ...................      121,411
                  1999 ...................       54,727
                                            -----------
                                            $ 2,788,082
                                            ===========

   The weighted average interest rate for fiscal year 1995 was 10.29%.

    The domestic and foreign revolving note payable agreements contain certain covenants, the most restrictive of which requires that the Company maintain a minimum net worth of not less than $2,450,000.

   At December 31, 1995, the Company was in violation of this, the quick ratio, debt to net worth ratio and other reporting covenants, which could allow the financial institution to accelerate the maturity of the note. The fair value of notes payable and long-term debt approximates carrying value as the related obligations accrue interest at a rate which is consistent with that currently offered for similar obligations.

   In connection with the renewal of the revolving lines of credit on April 26, 1996, the Company obtained an additional $650,000 term note payable to Silicon Valley Bank which is guaranteed by certain investors. Advances shall accrue interest at prime plus 2.25% and are payable monthly. The entire amount of such advances and all accrued but unpaid interest are due and payable on January 15, 1997. The Company issued to Silicon Valley Bank a warrant for 158,730 shares of common stock at an exercise price of $.20 which represents current market value.

6. CAPITAL LEASE OBLIGATION:

   The Company leases certain office equipment, which is included in property and equipment, under an agreement which is classified as a capital lease. Amortization of the lease is included in depreciation.

                                         DECEMBER 31,    DECEMBER 31,
                                            1994            1995
                                         ---------       ---------
Equipment held under capital lease       $  64,755       $  64,755
Accumulated amortization ...........       (18,347)        (31,298)
                                         ---------       ---------
                                         $  46,408       $  33,457
                                         =========       =========

   The following is a summary of required future minimum lease payments associated with this capital lease obligation at December 31, 1995.

              1996 ..........................  $ 16,217
              1997 ..........................    16,217
              1998 ..........................     2,703
                                               --------
              Total minimum lease payments  .    35,137
              Less amount representing
               interest expense .............     3,399
                                               --------
              Present value of minimum lease
               payments at December 31, 1995
               (See Note 5) .................    31,738
              Less current portion ..........    13,865
                                               --------
              Noncurrent portion ............  $ 17,873
                                               ========

 7. ACCRUED LIABILITIES:

   Accrued liabilities consisted of the following:

                                       DECEMBER 31,    DECEMBER 31,
                                           1994            1995
                                        ---------       ---------
         Accrued professional fees      $  20,259       $  33,952
         Accrued marketing costs  ..       43,904             --
         Sales taxes payable .......       37,283          16,884
         Accrued commissions .......      238,866         137,158
         Accrued warranty costs  ...      127,274         127,902
         Accrued payroll ...........       23,322          56,219
         Accrued vacation ..........       62,329          70,929
         Accrued interest payable  .          --            8,632
         Other .....................       29,179          96,908
                                        ---------       ---------
                                        $ 582,416       $ 548,584
                                        =========       =========

8. INCOME TAXES:

   The composition of deferred tax assets and liabilities and the related tax effects as of December 31, 1994 and 1995 were as follows:

                                                1994           1995
                                           ------------   -------------
         Allowance for doubtful accounts
          receivable ....................  $     70,000   $     90,000
         Inventory reserves .............        89,000         46,000
         Warranty service reserve  ......        44,000         44,000
         Deferred revenue ...............        13,000         27,000
         Research and development credit
          carryforward ..................       156,000        191,000
         Other ..........................         7,000         48,000
         Net operating loss carryforward      1,144,000      2,269,000
                                           ------------   ------------
           Total assets .................     1,523,000      2,715,000
         Liability--property and
          equipment basis ...............       (69,000)       (72,000)
         Valuation allowance ............    (1,523,000)    (2,715,000)
                                           ------------   ------------
           Net deferred tax liabilities..  $    (69,000)  $    (72,000)
                                           ============   ============

   The change in the total valuation allowance for the year ended December 31, 1995 was a net increase of approximately $1.2 million. This change resulted primarily from operating losses incurred during 1995.

 8. INCOME TAXES, CONTINUED:

   The difference between the 1993, 1994 and 1995 income tax provision (benefit) in the accompanying statement of operations and the amount that would result if the U.S. federal statutory rate of 34% were applied to the pre-tax financial loss was as follows:

                                              1993                          1994                           1995
                                     --------------------------   ---------------------------   ----------------------------
                                                   PERCENTAGE                     PERCENTAGE                     PERCENTAGE
                                                   OF PRETAX                      OF PRETAX                      OF PRETAX
                                      AMOUNT         INCOME         AMOUNT          INCOME         AMOUNT          INCOME
                                    ----------       -----       ------------        ----       ------------         ---
Benefit of federal income tax at
 statutory rate .................   $ (263,086)      (34.0)%     $ (1,273,863)      (34.0)%     $ (1,159,162)      (34.0)%
State income tax, net of federal
 benefit ........................        3,300         0.5                --          --                 --          --
Research and development tax
 credits ........................      (37,000)       (4.8)           (64,999)       (1.7)           (35,499)       (1.0)
Increase in valuation reserve  ..      200,000        25.8          1,323,000        35.3          1,192,000        35.0
Other ...........................        2,257         0.3            (22,138)       (0.6)            18,357         0.4
                                    ----------       -----       ------------        ----       ------------         ---
                                    $  (94,529)      (12.2)%     $    (38,000)       (1.0)%     $     15,696         0.4%
                                    ==========       =====       ============        ====       ============         ===

   The components of the income tax provision (benefit) for the years ended December 31, 1993, 1994 and 1995, were as follows:

                                              1993           1994         1995
                                           ----------     ---------    --------
Current
  Foreign ..............................          --            --     $ 12,696
  Federal ..............................   $ (160,529)    $ (60,000)       --
                                           ----------     ---------    --------
                                             (160,529)      (60,000)     12,696
                                           ----------     ---------    --------
Deferred
  Federal ..............................       61,000        22,000       3,000
  State ................................        5,000           --          --
                                           ----------     ---------    --------
                                               66,000        22,000       3,000
                                           ----------     ---------    --------
    Total income tax provision (benefit)   $  (94,529)    $ (38,000)   $ 15,696
                                           ==========     =========    ========

   At December 31, 1995, the Company had net operating loss and tax credit carryforwards of approximately $6,761,000 and $191,000, respectively, which expire between 2009 and 2010. The utilization of the net operating loss carryforward is limited by approximately $918,000 relating to certain ownership changes under Internal Revenue Code Section 382. The utilization of the tax credit carryforward will be limited by certain provisions under Internal Revenue Code Section 382.

9. STOCKHOLDERS' EQUITY:

   On June 15, 1994, the Company's board of directors authorized the issuance of 3,762,552 shares of Series B Cumulative Preferred Stock ("Series B Preferred Stock"), and subsequently issued 3,737,770 shares at $1.26 per share. Additionally, 24,782 shares of preferred stock were issued in exchange for consulting services valued at $31,225, approximately the fair value of the preferred shares. Holders of the Series B Preferred Stock are entitled to receive dividends at the rate of $.10 per share per year, payable in preference to any payments of dividends on Common Stock. The Series B Preferred Stock is convertible to common stock at the option of the holder with the value of the Series B Preferred Stock initially fixed at $1.26 per share and the value of the common shares determined by an independent appraisal. (The value of the Series B Preferred Stock for purposes of conversion is subject to periodic adjustment). The Series B Preferred Stock is automatically convertible to common stock upon the closing of a pubic offering of the Company's common stock meeting certain criteria as described in the amendment to the Company's articles of incorporation authorizing the issuance of Preferred Stock. At December 31, 1995 and 1994, the Company had approximately $449,000 and $195,000, respectively, in undeclared cash Series B Preferred dividends. The undeclared dividends are required to be paid upon conversion of the Series B Preferred Stock to common stock. During 1995, an additional 1,190,474 shares of Series B preferred stock were authorized and issued at $1.26 per share.

   On February 5, 1993, the Company's board of directors authorized the issuance of 350,000 shares of Series A noncumulative preferred stock ("Series A Preferred Stock") and, subsequently, issued 101,784 shares at $7.00 per share. Holders of the Series A Preferred Stock are entitled to receive dividends at the rate of $0.70 per share per year, payable in preference to any payment of dividends on common stock. The Series A Preferred Stock is convertible to common stock at the option of the holder, on a value basis, with the value of the Preferred Stock initially fixed at $7.00 per share and the value of common shares determined by independent appraisal. (The value of the Series A Preferred Stock for purposes of conversion is subject to periodic adjustment). The Series A Preferred Stock is automatically convertible to common stock upon the closing of a public offering of the Company's common stock meeting certain criteria as described in the amendment to the Company's articles of incorporation authorizing the issuance of Preferred Stock. On April 5, 1995, the Company authorized 3,000,000 shares of nondesignated preferred stock. As of December 31, 1995, there was no nondesignated preferred stock issued or outstanding.

NON QUALIFIED STOCK OPTIONS

   In years ended prior to December 31, 1994, the Company issued stock options to certain stockholders and other individuals who provided services to the Company. The following is an analysis of stock option activity during the years ended December 31, 1993 and 1994:

                                   YEAR ENDED DECEMBER 31, 1993
---------------------------------------------------------------------------------------------------
                             UNEXERCISED                               UNEXERCISED
                             OPTIONS AT                  OPTIONS         OPTIONS       ORIGINAL
 OPTION PRICE      YEAR       BEGINNING     OPTIONS    EXERCISED OR      AT END       DURATION OF
   PER SHARE      GRANTED     OF PERIOD     GRANTED      CANCELED       OF PERIOD       OPTION
   ---------      -------     ---------     -------      --------       ---------       ------
     $1.55         1992        214,516          --           --          214,516        5 years
      2.15         1992         15,000          --           --           15,000        5 years
      2.55         1992         30,000          --           --           30,000        5 years
      3.53         1993         95,000      157,000       95,000         157,000        5 years
                               -------      -------       ------         -------
                               354,516      157,000       95,000         416,516
                               =======      =======       ======         =======

                                 YEAR ENDED DECEMBER 31, 1994
--------------------------------------------------------------------------------------------------
                             UNEXERCISED                           UNEXERCISED
                             OPTIONS AT                              OPTIONS       ORIGINAL
 OPTION PRICE      YEAR       BEGINNING     OPTIONS    OPTIONS       AT END       DURATION OF
   PER SHARE      GRANTED     OF PERIOD     GRANTED    CANCELED     OF PERIOD       OPTION
   ---------      -------     ---------     -------    --------     ---------       ------
     $1.55         1992        214,516         --      214,516          --          5 years
      2.15         1992         15,000         --       15,000          --          5 years
      2.55         1992         30,000         --       30,000          --          5 years
      3.53         1993        157,000         --      157,000          --          5 years
                               -------       ----      -------        ----
                               416,516         --      416,516          --
                               =======       ====      =======        =====

INCENTIVE STOCK OPTION PLAN

   Effective March 1, 1992, the stockholders adopted the Company's 1992 Incentive Stock Option Plan (the "ISOP"). The ISOP provides for the granting of options to purchase the Company's common stock by officers or other key employees of the Company upon the terms and conditions determined by a committee of the Board of Directors which administers the ISOP (1,000,000 shares of the Company's no par common stock were reserved for issuance under the ISOP). The ISOP expires in February 2002, and no further options or rights may be granted thereafter. Options granted under the ISOP generally expire ten years from the date of grant and the option price is market value, as determined by an independent appraisal. Options for 770,500 of the 1,000,000 shares reserved for issuance under the Plan have been issued based upon fair market values ranging from $1.55 to $3.53 per share. The following is an analysis of stock option activity in the ISOP during the years ended December 31, 1993 and 1994:

                                   YEAR ENDED DECEMBER 31, 1993
--------------------------------------------------------------------------------------------------
                             UNEXERCISED                               UNEXERCISED
                             OPTIONS AT                  OPTIONS         OPTIONS       ORIGINAL
 OPTION PRICE      YEAR       BEGINNING     OPTIONS    EXERCISED OR      AT END       DURATION OF
   PER SHARE      GRANTED     OF PERIOD     GRANTED      CANCELED       OF PERIOD       OPTION
   ---------      -------    ----------     -------      --------       ---------       -------
     $1.55         1992        377,250          --        19,000         358,250        10 years
      2.15         1992         17,500          --         3,000          14,500        10 years
      2.55         1992         66,000          --           --           66,000        10 years
      2.80         1992         95,000          --           --           95,000        10 years
      3.53         1993            --       244,750        8,000         236,750        10 years
                               -------      -------       ------         -------
                               555,750      244,750       30,000         770,500
                               =======      =======       ======         =======

                                 YEAR ENDED DECEMBER 31, 1994
-------------------------------------------------------------------------------------------------
                             UNEXERCISED                           UNEXERCISED
                             OPTIONS AT                              OPTIONS       ORIGINAL
 OPTION PRICE      YEAR       BEGINNING     OPTIONS    OPTIONS       AT END       DURATION OF
   PER SHARE      GRANTED     OF PERIOD     GRANTED    CANCELED     OF PERIOD       OPTION
   ---------      -------    ----------     -------    --------     ---------       -------
     $1.55         1992        358,250         --      358,250          --          10 years
      2.15         1992         14,500         --       14,500          --          10 years
      2.55         1992         66,000         --       66,000          --          10 years
      2.80         1992         95,000         --       95,000          --          10 years
      3.53         1993        236,750         --      236,750          --          10 years
                               -------      -------    -------        -----
                               770,500         --      770,500          --
                               =======      =======    =======        =====

   All stock options were granted at option prices believed to be in excess of the fair value of the stock at the date of grant and accordingly, no compensation was recognized in connection with the granting of such options.

   Effective July 19, 1994, the stockholders adopted the Company's 1994 Stock Option Plan (the "Plan") as a replacement to the previous nonqualified stock option plan and incentive stock option plan. Each incentive stock option or nonqualified stock option was replaced on the same terms as the surrendered option, except that the exercise price shall be the current fair market value of the common stock, $.20 per share, at date of grant. At December 31, 1995 and 1994, a total of 2,100,000 shares of common stock were reserved for issuance under the Plan. Generally, for new employees, initial stock options granted vest 25% at the end of the first year and approximately two percent per month for the next 36 months. For existing employees, subsequent stock options granted vest at approximately two percent per month for 48 months. The following is an analysis of stock option activity in the Plan during the years ended December 31, 1994 and 1995:

                                     YEAR ENDED DECEMBER 31, 1995
----------------------------------------------------------------------------------------------------
                             UNEXERCISED                                UNEXERCISED
                             OPTIONS AT                    OPTIONS        OPTIONS        ORIGINAL
 OPTION PRICE      YEAR       BEGINNING      OPTIONS      EXERCISED       AT END        DURATION OF
   PER SHARE      GRANTED     OF PERIOD      GRANTED     OR CANCELED     OF PERIOD        OPTION
   ---------      -------     ---------      -------     -----------     ---------        -------
      $.20         1994             --      1,686,629      242,395       1,444,234      1 to 10 years
      .20          1995       1,444,234       455,600      168,335       1,731,499      1 to 10 years

COMMON STOCK PURCHASE WARRANTS

   On September 28, 1994, the Board of Directors granted 80,000 common stock purchase warrants to certain of the Company's consultants. The exercise price of the warrants is $.20 and the warrants are exercisable as of the date of issuance. On December 14, 1994, the Board of Directors granted an additional 18,000 common stock purchase warrants. As of December 31, 1994, no warrants had been exercised. During 1995, 18,000 warrants were exercised.

SERIES B PREFERRED STOCK PURCHASE WARRANTS

   On March 28, 1995, the Company issued 15,873 Series B preferred stock purchase warrants to Silicon Valley Bank. The exercise price of the warrants is $1.26 and the warrants are exercisable as of the date of issuance. On November 16, 1995, the Board of Directors issued 119,048 Series B preferred stock purchase warrants in connection with a loan agreement. The exercise price of the warrants is $1.26 and the warrants are exercisable as of the date of issuance. As of December 31, 1995, no Series B preferred stock warrants have been exercised.

10. OPERATING LEASE COMMITMENT:

   The Company leases its principal place of operations under a noncancelable operating lease. At December 31, 1995 the minimum future rental payments, including common area maintenance charges, due under this lease for the remainder of the lease term were as follows:

                       YEAR ENDING
                       DECEMBER 31,
                       ------------
                          1996  .......   $138,707
                          1997  .......    141,960
                          1998  .......    158,340
                          1999  .......    158,340
                          2000  .......    118,755

   Total rent expense incurred under operating leases for the years ended December 31, 1993, 1994 and 1995 was approximately $96,000, $117,000 and
$121,000, respectively.

11. EMPLOYEE BENEFIT PLAN:

   Effective October 1, 1993, the Company adopted a defined contribution profit sharing 401(k) plan covering substantially all full time employees who have attained the age of twenty-one. Under the terms of the plan, employees who have completed at least one month of service may contribute from 1% to 20% of their annual salary to the plan. At the discretion of the Company, such contributions are available for matching contributions. The Company made no contributions to the plan for the years ended December 31, 1993, 1994 and 1995.

12. SUPPLEMENTAL CASH FLOW INFORMATION:

                                   DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                       1993            1994            1995
                                     ---------       --------        ---------
Cash paid for interest expense       $  24,267       $ 42,184        $ 187,724
                                     =========       ========        =========
Cash paid for income taxes  ....     $ 157,102       $   --          $  12,696
                                     =========       ========        =========

13. CONTINUING OPERATIONS AND BASIS OF PRESENTATION:

   The Company reported net losses for the years ended December 31, 1994 and 1995 of $3,708,657 and $3,424,996, respectively. During the year, the Company was in default of the minimum net worth covenant, quick ratio, debt to net worth ratio and other reporting requirements relating to its revolving lines of credit. Effective April 26, 1996, the Company renewed its lines of credit and obtained an additional $650,000 term note payable to Silicon Valley Bank which is guaranteed by certain investors. Advances shall accrue interest at prime plus 2.25% and are payable monthly. The entire amount of such advances and all accrued but unpaid interest are due and payable at January 15, 1997. Management has implemented or is in the process of implementing plans to improve profitability and financial position by obtaining additional equity investments and reducing expenses.

   On April 17, 1996, the Company executed an extension of the bridge loans. From January 1, 1996 through April 17, 1996, the Company's investors have provided approximately $1,458,000 under the uncollateralized bridge loans. In addition, on April 26, 1996, the Company renewed the notes payable to Silicon Valley Bank extending the maturity date and modifying the financial covenants of the notes. In connection with the renewal, a warrant for 158,730 shares of common stock was issued to Silicon Valley Bank at an exercise price of $.20 which represents the estimated current market value of the Company's stock. The Company has also engaged an investment banking firm to advise it with respect to various potential transactions by one or more third parties.

   As part of the effort to ensure the long-term viability of the Company, management is enacting a plan to significantly reduce expenses while maintaining important sales and marketing activities. The Company believes that these expense reductions will bring the Company to break even operations for the last nine months of 1996.

   The Company's financial statements have been prepared using accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or liabilities that might be necessary should the Company be unable to continue in existence.

14. SUBSEQUENT EVENT (UNAUDITED):

   For the nine months ended September 30, 1996, EyeSys has continued to incur significant losses. As a result, the Company obtained uncollateralized bridge loans from various stockholders totaling approximately $1.7 million during the period ended September 30, 1996 and is currently attempting to raise additional capital.

   On October 29, 1996, the Company entered into an agreement ("Agreement") with Sunrise Technologies International, Inc. ("Sunrise") to merge with or into Sunrise. As consideration for the merger, Sunrise will issue up to an aggregate of approximately 12.4 million shares of its common stock (subject to adjustment) based on the average bid price of Sunrise's common stock at a certain date specified in the Agreement. Additionally, Sunrise will issue options or warrants to acquire Sunrise common stock to the holders of unexercised EyeSys options and warrants. The transaction will be closed on or about February 28, 1997.


                          EYESYS TECHNOLOGIES, INC.
                                BALANCE SHEETS
                                 (Unaudited)

                                                                                      SEPTEMBER 30,    DECEMBER 31,
                                                                                          1996             1995
                                                                                      -------------    ------------
                               ASSETS
Current assets:
   Cash and cash equivalents ............................................             $      64,935    $    730,968
   Receivables, net of allowance for doubtful accounts of $188,238 and
    $219,262, respectively ..............................................                 2,419,359       2,601,015
   Inventories ..........................................................                 1,762,284       1,827,644
   Prepaid expenses .....................................................                   122,521         177,122
                                                                                      -------------    ------------
     Total current assets ...............................................                 4,369,099       5,336,749
Property and equipment, net .............................................                 1,012,076       1,312,286
Deposits and other assets ...............................................                    74,684         164,768
                                                                                      -------------    ------------
     Total assets .......................................................             $   5,455,859    $  6,813,803
                                                                                      =============    ============

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable and current maturities of long-term debt  ..............             $   1,902,529    $    158,786
   Notes payable to stockholders, current maturities ....................                 2,999,993             --
   Accounts payable .....................................................                 1,534,890       2,784,611
   Accrued liabilities ..................................................                   777,948         548,584
   Customer deposits ....................................................                    43,549          69,653
   Deferred revenue .....................................................                   132,025          80,992
   Accrued interest payable to stockholders .............................                   183,111           1,475
                                                                                      -------------    ------------
     Total current liabilities ..........................................                 7,574,045       3,644,101
Deferred income taxes ...................................................                    72,000          72,000
Long-term debt, less current maturities .................................                   234,860       1,347,058
Notes payable to stockholders ...........................................                      --         1,282,238
Commitments and contingencies
Stockholders' equity:
   Series A: noncumulative  convertible preferred stock, 350,000 shares authorized;
    101,784  shares issued and  outstanding  at September 30, 1996 and December 31,
    1995 ($7.00 per share or $712,488 aggregate liquidation preference at September
    30, 1996 and December 31, 1995) ......................................                  630,791         630,791
   Series B: cumulative, convertible preferred stock, 4,953,026 at
    September  30, 1996 and  December 31, 1995,  respectively,  shares  authorized;
    4,953,026 and 3,762,552 shares issued and outstanding at September 30, 1996 and
    December 31, 1995,  respectively,  ($1.47 and $1.39 per share or $7,258,993 and
    $6,884,544 aggregate liquidation  preference at September 30, 1996 and December
    31, 1995, respectively) .............................................                6,071,869       6,071,869
   Common stock; no par or stated value, 20,000,000 shares authorized;
    3,354,307 and 3,324,374 shares issued and outstanding at September
    30, 1996 and December 31, 1995, respectively ........................                2,006,047       1,999,962
   Accumulated deficit ..................................................              (11,133,753)     (8,234,216)
                                                                                     -------------    ------------
     Total stockholders' equity .........................................               (2,425,046)        468,406
                                                                                     -------------    ------------
     Total liabilities and stockholders' equity .........................            $   5,455,859    $  6,813,803
                                                                                     =============    ============

   The accompanying notes are an integral part of the financial statements.


                           EYESYS TECHNOLOGIES, INC.
                           STATEMENTS OF OPERATIONS
                                 (Unaudited)

                                                 THREE MONTHS    THREE MONTHS     NINE MONTHS      NINE MONTHS
                                                    ENDED           ENDED            ENDED            ENDED
                                                  SEPTEMBER       SEPTEMBER        SEPTEMBER        SEPTEMBER
                                                   30, 1996        30, 1995        30, 1996         30, 1995
                                                  ----------     -----------     ------------     ------------
Revenues: ..................................
  Product revenue ...........................    $ 2,085,087     $ 1,823,634     $  6,319,167     $  6,833,795
  License fee revenue .......................           --          400,000              --           600,000
                                                  ----------     -----------     ------------     ------------
                                                   2,085,087       2,223,634        6,319,167        7,433,795
                                                  ----------     -----------     ------------     ------------
Expenses:
  Costs of sales .............................     1,175,778         962,677        3,539,902        3,659,551
  Selling, general and administrative  .......     1,223,201       1,141,182        4,387,303        3,722,248
  Research and development ...................       227,940         417,214          897,770        1,447,459
                                                  ----------     -----------     ------------     ------------
    Total operating costs and expenses  ......     2,626,919       2,521,073        8,824,975        8,829,258
                                                  ----------     -----------     ------------     ------------
Loss from operations .......................        (541,832)       (297,439)      (2,505,808)      (1,395,463)
Interest  expense,  net of other  income of
 $21,030  and  $23,286  for the three
 months and nine months ended September 30,
 1995, respectively .........................        147,687          18,570          378,729           62,166
                                                  ----------     -----------     ------------     ------------
Loss before income tax (provision) benefit          (689,519)       (316,009)      (2,884,537)      (1,457,629)
Income tax (provision) benefit ...............           --              --           (15,000)             --
                                                  ----------     -----------     ------------     ------------
Net loss .....................................      (689,519)     $  (316,009)    $ (2,899,537)    $ (1,457,629)
Less preferred stock dividends ...............      (124,816)       (124,816)        (374,449)        (324,490)
                                                  ----------     -----------     ------------     ------------
Net loss to common stockholders ..............    $ (814,335)    $  (440,825)    $ (3,273,986)    $ (1,782,119)
                                                  ==========     ===========     ============     ============
Net loss per common share ....................    $     (.24)    $      (.14)    $       (.98)    $       (.55)
                                                  ==========     ===========     ============     ============
Weighted average shares outstanding  .........     3,354,307       3,261,311        3,349,732        3,259,472
                                                  ==========     ===========     ============     ============

   The accompanying notes are an integral part of the financial statements.


                           EYESYS TECHNOLOGIES, INC.
                           STATEMENTS OF CASH FLOWS
                                 (Unaudited)


                                                                         NINE             NINE
                                                                        MONTHS           MONTHS
                                                                         ENDED            ENDED
                                                                       SEPTEMBER        SEPTEMBER
                                                                       30, 1996         30, 1995
                                                                     ------------     ------------
Cash flows from operating activities:
   Net loss ......................................................   $ (2,899,537)    $ (1,457,629)
                                                                     ------------     ------------
   Adjustments to reconcile net loss to net cash used in
     operating activities:
   Depreciation and amortization expense .........................        383,523          248,113
   Bad debt expense ..............................................         16,000              --
   Loss on disposal of property and equipment ....................          3,067            3,548
   Changes in operating assets and liabilities:
     Decrease (increase) in accounts receivable ..................        165,656         (576,987)
     Decrease (increase) in income tax refundable ................            --            60,284
     Decrease (increase) in inventories ..........................         65,360         (660,994)
     Decrease (increase) in prepaid expenses .....................         54,601          (91,004)
     Decrease (increase) in deposits and other assets ............         90,084         (222,381)
     Increase (decrease) in accounts payable .....................     (1,249,721)         300,432
     Increase (decrease) in accrued liabilities ..................        229,364          (50,373)
     Increase (decrease) in customer deposits ....................        (26,104)          (8,387)
     Increase (decrease) in deferred revenue .....................         51,033          109,317
     Increase in accrued interest to stockholders ................        181,636              --
                                                                     ------------     ------------
       Total adjustments .........................................        (35,501)        (888,432)
                                                                     ------------     ------------
       Net cash used in operating activities .....................     (2,935,038)      (2,346,061)
                                                                     ------------     ------------
Cash flows from investing activities:
   Capital expenditures ..........................................        (87,936)        (376,548)
   Proceeds from disposals of property and equipment  ............          1,556              --
                                                                     ------------     ------------
       Net cash used in investing activities .....................        (86,380)        (376,548)
Cash flows from financing activities:
   Proceeds from revolving line of credit ........................      1,088,682              --
   Repayment of revolving line of credit .........................       (300,826)             --
   Proceeds from notes payable ...................................            --         1,178,506
   Repayment of notes payable ....................................       (156,311)             --
   Proceeds from bridge loans ....................................      1,717,755              --
   Proceeds from issuance of preferred stock .....................            --         1,478,002
   Proceeds from issuance of common stock ........................          6,085            4,600
                                                                     ------------     ------------
       Net cash provided by financing activities .................      2,355,385        2,661,108
                                                                     ------------     ------------
   Net decrease in cash and cash equivalents .....................       (666,033)         (61,501)
   Cash and cash equivalents at beginning of period ..............        730,968          149,085
                                                                     ------------     ------------
   Cash and cash equivalents at end of period ....................   $     64,935     $     87,584
                                                                     ============     ============

   The accompanying notes are an integral part of the financial statements.

                            EyeSys Technologies, Inc.

                    Notes to Financial Statements (Unaudited)

1. BASIS OF PRESENTATION:

   The financial statements as of and for the periods ended September 30, 1996 and 1995 are unaudited, but in the opinion of management include all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations. Interim results are not necessarily indicative of year-end results. The financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1995.

2. CONTINGENCIES:

TECHNOLOGY AND PATENTS

   The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and changing customer needs. The Company believes that its future success will depend, in part, upon its ability to change and its ability to identify and develop technical innovations and apply them to new products designed for specific ophthalmic applications. The Company's success depends, in part, on its ability to continue to have patent protection for its products, maintain trade secret protection and operate without infringing the proprietary rights of others. The Company intends to vigorously defend its patents against any infringements. The Company has been issued several patents and several others are pending, all of which were internally developed.

REGULATIONS

   The Company's medical equipment is subject to review by the United States Food and Drug Administration (the "FDA"). The EyeSys Corneal Analysis system is categorized by the FDA as a Class One medical device and to date, has required only Regulation 510(k) Notification in the United States. To date, the Company has been inspected twice and has not received a notice of noncompliance with regulations specified by the FDA. In addition, sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The Company requires its distributors to obtain regulatory approval for the Company's products in their territories.

3. SUBSEQUENT EVENTS:

MERGER

   For the nine months ended September 30, 1996, the Company has continued to incur significant losses. As a result, the Company has obtained bridge loans (See "Convertible Debt" below) and is attempting to raise additional capital. On October 29, 1996, the Company entered into an agreement ("Agreement") with Sunrise Technologies International, Inc. ("Sunrise") to merge with or into Sunrise. As consideration for the merger, Sunrise will issue up to an aggregate of approximately 12.4 million shares of its common stock (subject to adjustment) based on the average bid price of Sunrise's common stock at a certain date specified in the Agreement. Additionally, Sunrise will issue options or warrants to acquire Sunrise common stock to the holders of unexercised EyeSys options and warrants. The transaction will be closed on or about February 28, 1997.

   The Company's financial statements have been prepared using accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business. The finanical statements do not include any adjustments relating to the recoverability and classification of recorded assets or liabilites that might be necessary should the Company be unable to continue in existence.

CONVERTIBLE DEBT

   During the nine months ended September 30, 1996, the Company obtained uncollateralized bridge loans from various stockholders totaling approximately $1.7 million. The loans bear interest at approximately 10.5% per year. Principal and accrued interest are payable in June 1997. At any time, at the option of the holder, the loans are convertible into shares of common stock based on the estimated fair value of the common stock at the conversion date.

                                  APPENDIX A
                         AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger is made as of December 27, 1996 by and among Sunrise Technologies International, a Delaware corporation, Sunrise
Acquisition, Inc., a Delaware corporation, and EyeSys Technologies, Inc., a Delaware corporation.

                                   RECITALS

   A. The parties hereto intend that, subject to the terms and conditions hereinafter set forth, SAI, a wholly owned subsidiary of Sunrise, will be merged with and into EyeSys (the "Merger") in accordance with this Agreement and the applicable provisions of the laws of the State of Delaware, with EyeSys surviving as a wholly-owned subsidiary of Sunrise. All outstanding shares of EyeSys Common Stock, EyeSys Series A Preferred Stock and EyeSys Series B Preferred Stock and the EyeSys Notes will be converted into the right to receive shares of Sunrise Common Stock.

   B. All outstanding EyeSys Common Stock Warrants, Preferred Warrants and EyeSys Options shall be converted into warrants and options, as the case may be, to purchase Sunrise Common Stock. EyeSys Common Stock, Preferred Stock, EyeSys Notes, EyeSys Options and EyeSys Warrants shall be collectively referred to herein as "Interests in EyeSys."

   C. By executing this Agreement, the parties hereto intend to adopt a plan of reorganization within the meaning of Section 368(a) the Internal Revenue Code of 1986.

   NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                  ARTICLE I
                                 DEFINITIONS

   1.1 Definitions. The following terms shall have the following meanings for purposes of this Agreement:

   "Agreement" means this Agreement and Plan of Merger among Sunrise, SAI and EyeSys, dated as of December 27, 1996.

   "Asset Sale" shall mean the sale of substantially all of the assets of Sunrise relating to its dental business.

   "Bank" means the Silicon Valley Bank.

   "Certificate of Merger" shall mean that certificate, substantially in the form attached hereto as Exhibit D, which shall be filed in the office of the Delaware Secretary of State at the Effective Time.

   "Code" means the Internal Revenue Code of 1986.

   "Claim" or "Claims" shall mean any and all claims, demands, causes of action, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys' fees, and any other expenses incurred, assessed or sustained by or against EyeSys.

   "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985.

   "Closing" shall have the meaning stated in Section 2.4.

   "Common Stock Conversion Rate" shall be determined by dividing (a) the Remaining Merger Shares, by (b) the EyeSys Common Stock Equivalents.

   "Converting Noteholder" shall mean a holder of an EyeSys Note who elects to convert such note into EyeSys Common Stock prior to the Closing.

   "Contingency Payment" means, with respect to each EyeSys Note, the Principal of such Note multiplied by a factor of two (2).

   "Cowen" shall mean Cowen & Company, a limited partnership.

   "Cowen Shares" shall mean 224,950 shares of Sunrise Common Stock.

   "Deemed Sunrise Stock Value" shall mean the greater of (a) $1.25 per share of Sunrise Common Stock, and (b) the average of the closing bid price for Sunrise Common Stock, on a per share basis, over the 5-day period ending three (3) business days prior to the Closing.

   "Dividends" with respect to a share of Series B Preferred Stock shall mean the accumulated and unpaid dividends thereon immediately prior to the Effective Time.

   "Effective Time" shall have the meaning stated in Section 2.5.

   "ERISA" means the Employee Retirement Income Security Act of 1974.

   "Escrow Agreement" shall mean that agreement pursuant to which certain Merger Shares shall be held in escrow for a period of one (1) year after the Effective Time as the source of payment for the indemnification obligations of EyeSys pursuant to Article 7 of this Agreement substantially in the form of Exhibit B attached hereto.

   "Escrow Shares" shall have the meaning given in Section 2.3.

   "Exchange Act" means the Securities Exchange Act of 1934.

   "EyeSys" shall mean EyeSys Technologies, Inc., a Delaware corporation.

   "EyeSys Common Stock" shall mean all of the issued and outstanding shares of EyeSys Common Stock.

   "EyeSys Common Stock Equivalents" shall mean the total of (a) the number of shares of EyeSys Common Stock outstanding immediately prior to the Effective Time, including shares of EyeSys Common Stock issuable to Converting Noteholders, (b) the number of shares of EyeSys Common Stock issuable upon exercise of vested EyeSys Options and EyeSys Common Warrants immediately prior to the Effective Time, (c) the number of shares of EyeSys Common Stock issuable upon conversion of the shares of Series B Preferred Stock outstanding immediately prior to the Effective Time, and (d) the number of shares of EyeSys Common Stock issuable upon conversion of the shares of Series B Preferred Stock issuable upon exercise of the Preferred Warrants outstanding immediately prior to the Effective Time.

   "EyeSys Common Warrants" means all warrants to purchase EyeSys Common Stock outstanding immediately prior to the Effective Time.

   "EyeSys Financials" shall have the meaning given in Section 3.5 of this Agreement.

   "EyeSys Investor Consents" shall have the meaning indicated in Section
2.1(a).

   "EyeSys Letter" means that certain disclosure letter certified by the President and Secretary of EyeSys and delivered by EyeSys to Sunrise prior to the Closing which describes certain matters regarding EyeSys and sets forth exceptions to certain representations and warranties made by EyeSys for the benefit of Sunrise and SAI in this Agreement.

   "EyeSys Lock Up Agreements" has the meaning given in Section 2.7.

   "EyeSys Material Adverse Effect" means any fact, event or condition, or the absence of any fact, event or condition, as the context requires, which, individually or in the aggregate, would have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of EyeSys, or which would constitute a liability of EyeSys, individually in excess of $10,000, or in the aggregate in excess of $25,000.

   "EyeSys Notes" means those certain convertible subordinated issued by EyeSys prior to the date of this Agreement and outstanding immediately prior to the Closing.

   "EyeSys Options" shall mean all options outstanding immediately prior to the Effective Time to purchase EyeSys Common Stock.

    "EyeSys Pension Plan" shall have the meaning given in Section 3.12.

   "EyeSys Stockholders" has the meaning given in Section 2.7.

   "EyeSys Warrants" means all outstanding EyeSys Common Warrants and all outstanding Preferred Warrants.

   "First Amendment to the Restated Certificate of Incorporation of EyeSys" means the Certificate of Amendment of the Restated Certificate of Incorporation of EyeSys in the form attached hereto as Exhibit E.

   "Form 10-K" shall have the meaning given in Section 4.14 of this Agreement.

   "Hazardous Substances" shall mean any asbestos, petroleum or any substance or material defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or other similar term, by any federal, state or local environmental statute, regulation or ordinance presently in effect, including, without limitation, any material or substance which is designated or defined as a "hazardous substance," "hazardous waste" or "toxic substance" in (a) the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq., and any amendments thereto, (b) the Federal Resource Conservation and Recovery Act 42 U.S.C. 6901 et seq., and any amendments thereto, (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., and any amendments thereto, or (d) the Hazardous Material Transportation Act, 49 U.S.C. 1801 et seq., and any amendments thereto.

   "Interest" with respect to an EyeSys Note shall mean the accrued and unpaid interest thereon immediately prior to the Closing.

   "Interests in EyeSys" shall have the meaning given in Recital B.

   "GAAP" means generally accepted accounting principles.

   "Intellectual Property" shall have the meaning given in Section 3.11 of this Agreement.

   "Loan Agreement" has the meaning given in Section 5.14 of this Agreement.

   "Losses" shall have the meaning given in Section 7.1 of this Agreement.

   "Merger" shall mean the merger of SAI, a wholly owned subsidiary of Sunrise, into EyeSys on the terms and conditions set forth in this Agreement.

   "Merger Shares" shall mean the sum of (a) 12,186,479 shares of Sunrise Common Stock allocable to the holders of Interests in EyeSys as indicated in Section 2.2, and (b) any additional shares required as a result of the elimination of fractional shares pursuant to Section 2.2(c).

   "Nonconverting Noteholders" shall mean a holder of an EyeSys Note that does not elect to convert such note into EyeSys Common Stock prior to the Closing.

   "Preferred Stock" shall collectively refer to the Series A Preferred Stock and the Series B Preferred Stock.

   "Preferred Warrants" means all of the warrants to purchase Series B Preferred Stock which are outstanding immediately prior to the Effective Time.

   "Principal" with respect to an EyeSys Note shall mean the outstanding principal amount of such EyeSys Note immediately prior to the Effective Time.

   "Proxy Statement/Prospectus" means the Joint Proxy Statement/Prospectus furnished by Sunrise and EyeSys to their respective shareholders for special meetings of the shareholders of each company to be held on or about January 31, 1997.

   "Registration Statement" means that certain registration statement on Form S-4 to be filed with the Securities and Exchange Commission by Sunrise in connection with the registration of the issuance of the Merger Shares.

    "Remaining Merger Shares" shall mean the difference between the Merger Shares and the sum of the aggregate number of the Merger Shares (1) into which
(a) the EyeSys Notes held by the Nonconverting Noteholders are convertible at the Effective Time, (b) the Series A Preferred Stock is convertible at the Effective Time, (c) the Series B Preferred is convertible at the Effective Time in consideration for the Series B Preference on all such shares, and (2) issuable upon exercise of the Sunrise Warrants issuable to the holders of the Preferred Warrants at the Effective Time in consideration for the Series B Warrant Preference on all such warrants.

   "Returns" shall have the meaning given in Section 3.20 of this Agreement.

   "SAI" shall mean Sunrise Acquisition, Inc., a Delaware corporation.

   "SEC" shall mean the Securities and Exchange Commission.

   "SEC Documents" shall have the meaning given in Section 4.14 of this Agreement.

   "Series A Preference" with respect to a share of Series A Preferred Stock shall mean $7.00.

   "Series A Preferred Stock" means all of the outstanding shares of EyeSys Series A Preferred Stock immediately prior to the Effective Time.

   "Series B Conversion Rate" is the number of shares of EyeSys Common Stock into which each share of Series B Preferred Stock is convertible based on the terms of the Series B Preferred Stock contained in the Restated Certificate of Incorporation of EyeSys, which as of the date of this Agreement is 1.115.

   "Series B Participation" with respect to a share of Series B Preferred Stock shall mean the product of (a) the Series B Conversion Rate, and (b) the Common Stock Conversion Rate.

   "Series B Preference" with respect to a share of Series B Preferred Stock shall mean the sum of $1.26 and the Dividends thereon.

   "Series B Preferred Stock" means all of the outstanding shares of EyeSys Series B Preferred Stock immediately prior to the Effective Time.

   "Series B Warrant Participation" with respect to Preferred Warrants shall mean the product of (a) the Series B Conversion Rate, and (b) the Common Stock Conversion Rate.

   "Series B Warrant Preference" shall mean a preference equal to $1.26 per share.

   "Shareholder Guarantees" has the meaning given in Section 5.14 of this Agreement.

   "Shareholder Guarantors" has the meaning given in Section 5.15 of this Agreement.

   "Sunrise" shall mean Sunrise Technologies International, a Delaware corporation.

   "Sunrise Common Stock" means the common stock of Sunrise.

   "Sunrise Letter" means that certain disclosure letter certified by the President and Secretary of Sunrise and delivered by Sunrise to EyeSys prior to the Closing which describes certain matters regarding Sunrise and SAI and sets forth exceptions to certain representations and warranties made by Sunrise and SAI for the benefit of EyeSys in this Agreement.

   "Sunrise Material Adverse Effect" means any fact, event or condition, or the absence of any fact, event or condition, as the context requires, which, individually or in the aggregate, could or would have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Sunrise.

   "Sunrise Options" has the meaning given in Section 2.8(b).

   "Sunrise Prepayment Agreement" has the meaning given in Section 4.15 of this Agreement.

   "Sunrise Stock Option Plan" shall have the meaning given in Section 2.1(c) of this Agreement.

   "Sunrise Warrants" has the meaning given in Section 2.8(b).

    "Taxes" shall have the meaning given in Section 3.20 of this Agreement.

   "Transactional Costs" means such standard and customary fees and costs as may be reasonably claimed in connection with rendering services related to the Merger on behalf of EyeSys by Cowen, the accounting firm of Coopers & Lybrand and the following law firms: Epstein Becker & Green P.C., Hopkins & Sutter, and Gardere, Wynn, Sewell & Riggs, L.L.P.

   1.2 General Terms. As used in this Agreement, the terms "herein," "herewith," and "hereof" are references to this Agreement, taken as a whole, the term "includes" or "including" shall mean "including, without limitation," and references to a "Section," "subsection," "clause," "Article," "Exhibit," "Appendix," or "Schedule" shall mean a Section, subsection, clause, Article, Exhibit, Appendix or Schedule of this Agreement, as the case may be, unless in any such case the context requires otherwise. All references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made, and reference to a Law includes any amendment or modification thereof. The singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa.

                                  ARTICLE 2
                                PLAN OF MERGER

   2.1 Board of Directors' and Stockholders' Approval.

   (a) The board of directors of EyeSys has duly adopted this Agreement and, prior to the Closing, this Agreement shall be submitted for approval by (1) at least 67 of the outstanding shares of Series B Preferred Stock voting as a separate class, (2) a majority of the outstanding shares of the following voting as one class: EyeSys Common Stock, Series A Preferred Stock on an as converted basis and Series B Preferred Stock on an as converted basis, and (3) the holders of a majority of the outstanding principal under the EyeSys Notes. In addition, as conditions to the consummation of the Merger:

      (i) the First Amendment to the Restated Certificate of Incorporation of EyeSys which amends the Restated Certificate of Incorporation of EyeSys to provide that if the Merger is consummated the Series A Preference and the Series B Preference shall be converted into Sunrise Common Stock valued at the Deemed Sunrise Stock Value shall be approved by (1) a majority of the outstanding shares of the following voting as one class: EyeSys Common Stock, Series A Preferred Stock on an as converted basis, and Series B Preferred Stock on an as converted basis, (2) with respect to the amendment of Section 4.3.4(c) of the Restated Certificate of Incorporation of EyeSys, at least 67 of the outstanding shares of Series B Preferred Stock voting as a separate class, (3) with respect to the amendment of Section 4.2.4(b)(ii), a majority of the holders of Series A Preferred Stock voting as a separate class and at least 67% of the outstanding shares of Series B Preferred Stock voting as a separate class, and (4) the holders of a majority of the outstanding principal under the EyeSys Notes;

      (ii) on or before January 15, 1997, each holder of an EyeSys Note which has not been converted as of such date shall agree that upon consummation of the Merger such EyeSys Note shall (1) be converted into the right to receive shares of Sunrise Common Stock under Section 2.2(b) as payment in full of such EyeSys Note, and (2) that such Sunrise Common Stock shall be valued at the Deemed Sunrise Stock Value; and

      (iii) on or before the Closing, the holders of at least 85 of the outstanding principal under the EyeSys Notes shall have surrendered their EyeSys Notes to EyeSys and shall have given written notice to EyeSys that such noteholders have elected to convert his or its EyeSys Note into EyeSys Common Stock on the terms and conditions set forth in Section 1(iii) of the Conversion Rights and Procedures section of such EyeSys Notes.

Each of the holders of the EyeSys Notes, Preferred Stock and those holders of EyeSys Common Stock listed on Schedule 2.1(a) shall indicate approval of the Merger and of the other required approvals by executing and delivering to EyeSys by no later than January 15, 1997 an EyeSys Investor Consent in the form attached hereto as Exhibit A (the "EyeSys Investor Consents").

   (b) The  board  of  directors  of SAI has  duly  adopted  and  approved  this
Agreement, and this Agreement shall be submitted to Sunrise, the sole stockholder of SAI, for approval in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

   (c) Prior to the Closing, Sunrise shall request its stockholders to authorize
(1) the issuance of a total of 75,000,000 shares of Sunrise Common, (2) the adoption of the Sunrise Technologies International 1996

Stock Option Plan (the "Sunrise Stock Option Plan"), pursuant to which Sunrise would be authorized to issue up to 3,000,000 shares of Sunrise Common Stock, including shares of Sunrise Common Stock issuable upon exercise of the Sunrise Options, and (3) the Asset Sale.

   2.2 The Merger.

   (a) At the Effective Time, subject to the terms and conditions of this Agreement, SAI shall be merged with and into EyeSys pursuant to the Certificate of Merger, with EyeSys as the surviving corporation, and the separate existence of SAI shall thereupon cease, and EyeSys, as the surviving corporation in the Merger and a wholly owned subsidiary of Sunrise, shall continue its corporate existence under the laws of the State of Delaware.

   (b) Subject to Section 2.2(c) and Section 2.3, at the Effective Time:

      (i) each EyeSys Note outstanding immediately prior to the Effective Time, but after giving effect to the conversion of the EyeSys Notes held by Converting Noteholders, shall be converted into the right to receive such number of the Merger Shares as is equal to the sum of the (A) Principal, (B) the Contingency Payment and (C) Interest payable under such EyeSys Note, divided by the Deemed Sunrise Stock Value.

      (ii) each share of Series B Preferred Stock shall be converted into the right to receive such number of the Merger Shares as is equal to the sum of
   (A) the Series B Preference thereon divided by the Deemed Sunrise Stock Value, and (B) the Series B Participation thereon.

      (iii) each Preferred Warrant shall be converted into the right to receive a Sunrise Warrant to purchase such number of the Merger Shares as is equal to the sum of (A) the Series B Warrant Preference thereon divided by the Deemed Sunrise Stock Value, and (B) the Series B Warrant Participation thereon.

      (iv) each share of Series A Preferred Stock shall be converted into the right to receive such number of the Merger Shares as is equal to the Series A Preference, divided by the Deemed Sunrise Stock Value.

      (v) each share of EyeSys Common Stock, including EyeSys Common Stock issued upon conversion of the EyeSys Notes held by Converting Noteholders, shall be converted into the right to receive such number of the Merger Shares as is equal to the Common Stock Conversion Rate.

      (vi) each EyeSys Option which is vested immediately prior to the Effective Time and each EyeSys Common Warrant shall be converted into the right to receive a Sunrise Option or Sunrise Warrant, as the case may be, to purchase such number of the Merger Shares as is equal the Common Stock Conversion Rate.

      (vii) each EyeSys Option which is not vested immediately prior to the Closing shall be converted into the right to receive a Sunrise Option to purchase such number of the shares of Sunrise Common Stock as is equal to the Common Stock Conversion Rate.

    (c) Notwithstanding anything herein, with respect to each holder of Interests in EyeSys, if the aggregate number of shares of Sunrise Common Stock collectively issuable to such a holder for conversion of all of such holder's EyeSys Common Stock, Preferred Stock and EyeSys Notes pursuant to Section 2.2(b) includes a fractional share, such fractional share shall be rounded up to the nearest whole number. The aggregate number of shares of Sunrise Common Stock purchasable under Sunrise Options and Sunrise Warrants issued in conversion for EyeSys Options and EyeSys Warrants, respectively, shall be rounded down to the nearest whole number and the exercise price per share thereof shall be proportionately adjusted (rounding up to the nearest whole cent) so that the aggregate exercise price of the Sunrise Option or Sunrise Warrant shall remain substantially identical to the exercise price of the EyeSys Option or EyeSys Warrant being converted. As so adjusted, except as expressly set forth herein to the contrary with respect to certain registration rights and other provisions of the EyeSys Warrants, each such Sunrise Option and Sunrise Warrant shall have the same terms and conditions as the EyeSys Options and EyeSys Warrants, respectively, being converted. Notwithstanding any other provision of this Agreement, the maximum number of shares of Sunrise Common Stock issued under Section 2.2(b) shall not exceed the sum of the aggregate number of Merger Shares and the shares of Sunrise Common Stock issuable under Section 2.2(b)(vii).

   To the extent that any of the holders of Interests in EyeSys have presently outstanding rights to purchase shares of EyeSys capital stock which expire in whole or in part unexercised, the exchange ratios set forth above with respect to the exchange of interests in EyeSys into shares of Sunrise Common Stock shall not be adjusted after the Effective Time of the Merger. All shares of EyeSys Common Stock or EyeSys Preferred Stock that are owned by EyeSys shall be canceled, and no securities of Sunrise or other consideration shall be delivered in exchange therefor.

   2.3 Escrow. Twenty percent of all shares otherwise issuable in respect of EyeSys Common Stock, Preferred Stock and the EyeSys Notes pursuant to Section 2.2(b)(i), (ii), (iv) and (v) (collectively, the "Escrow Shares") shall be deducted from the Merger Shares on a prorata basis among the holders of EyeSys Common Stock, Preferred Stock and the EyeSys Notes and placed in an escrow for a one (1) year period as the source of payment for the indemnification obligations of EyeSys pursuant to Article 7 of this Agreement and the Escrow Agreement.

   2.4 The  Closing.  Subject to  termination  of this  Agreement as provided in
Article 8 below, the closing of the Merger shall take place at the offices of Thelen, Marrin, Johnson & Bridges, Two Embarcadero Center, San Francisco, California, at 10:00 a.m. January 31, 1997, or such other place, time and date as Sunrise, SAI and EyeSys may mutually select (the "Closing").

   2.5 Effective Time. Upon the complete satisfaction or satisfactory waiver of all conditions set forth in Article 6 of this Agreement, the Certificate of Merger shall be executed and filed as set forth herein. Simultaneously with the Closing, the Certificate of Merger shall be submitted for filing in the office of the Secretary of State for the State of Delaware. The Merger shall become effective immediately upon the filing of the Certificate of Merger in the office of the Secretary of State for the State of Delaware (the "Effective Time").

   2.6 Registration Rights.

   (a) The Merger Shares and the Cowen Shares shall be registered pursuant to the Registration Statement to be filed with the Securities and Exchange Commission. Sunrise and EyeSys shall furnish their respective shareholders with a Proxy Statement/Prospectus for special meetings of the shareholders of each company to be held on or about January 31, 1997.

   (b) The shares of Sunrise Common Stock to be issued pursuant to the Sunrise Stock Option Plan to employees or consultants shall be registered on a Form S-8 registration statement on or about the Effective Time.

   (c) During 1997, for the benefit of the holders of Sunrise Warrants, Sunrise shall include on any registration statement it may file in connection with a private placement which occurs after the Closing the issuance and resale of shares issuable pursuant to the exercise of Sunrise Warrants (excluding any such shares held by EyeSys Stockholders).

   (d) Within a reasonable period of time after March 31, 1998, for the benefit of the holders of Sunrise Warrants, Sunrise shall file a registration statement for the registration of the issuance and resale of shares issuable pursuant to the exercise of Sunrise Warrants, including any such shares held by EyeSys Stockholders.

   2.7 Restrictions on Securities. The Sunrise Common Stock issued to certain holders of Interests in EyeSys shall be subject to the following agreements: (a) the Lock Up Agreement, executed by the EyeSys stockholders listed on Schedule
2.7 (the "EyeSys Stockholders") in the form attached hereto as Exhibit C (the "EyeSys Lock Up Agreements"); and

   (b) the Escrow Agreement.

   2.8 Surrender and Exchange of Outstanding Certificates, Sunrise Warrants for EyeSys Warrants and Sunrise Options for EyeSys Options; Status of Outstanding Certificates.

   (a) The conversion of the EyeSys Notes, the EyeSys Common Stock and Preferred Stock into the right to receive Merger Shares as provided for by this Agreement shall occur automatically at the Effective Time without further action by the holders thereof. Until surrendered, each certificate that prior to the Effective Time represented shares of EyeSys Common Stock and Preferred Stock, and each EyeSys Note will be deemed to evidence the right to receive the number of shares of Sunrise Common Stock into which such EyeSys Common Stock, Preferred Stock or EyeSys Note have been converted. Sunrise shall, within ten (10) business days after the Effective Time, use reasonable efforts to notify each holder of a certificate or certificates theretofore representing a share or shares of EyeSys Common Stock, Preferred Stock and EyeSys Notes to surrender all of such holder's certificates or EyeSys Notes, as the case may be, to Sunrise and upon such surrender such holder shall be entitled to receive in exchange a certificate or certificates representing the Sunrise Common Stock into which such shares or EyeSys Notes have been converted.

   (b) The conversion of outstanding EyeSys Options into the right to receive options for Sunrise Common Stock, which options shall be on terms consistent with the terms of the Sunrise Stock Option Plan (the "Sunrise Options") and the conversion of the outstanding EyeSys Warrants into the right to receive warrants to purchase Merger Shares on the form attached hereto as Exhibit E (the "Sunrise Warrants") shall occur automatically at the Effective Time without further action on the part of the holders thereof. As of the Effective Time, the holders of EyeSys Options and EyeSys Warrants shall no longer have any right to purchase EyeSys Common Stock. Until surrendered, each vested EyeSys Option or EyeSys Warrant, as the case may be, shall be deemed to evidence the right to receive a Sunrise Option or Sunrise Warrant to purchase the number of Merger Shares specified pursuant to Section 2.2(b)(vi). The holders of unvested EyeSys Options shall be entitled to purchase such number of shares of Sunrise Common Stock as is specified in Section 2.2(b)(vii). As soon as practicable, but in no event later than ten (10) business days after the Effective Time, Sunrise shall use reasonable efforts to notify each holder of an EyeSys Option or an EyeSys Warrant to surrender all of such holder's EyeSys Options or EyeSys Warrants, as the case may be, and shall issue a form of a Sunrise Option or Sunrise Warrant to each such holder that evidences the substitution of the Sunrise Option for the EyeSys Option, and the Sunrise Warrant for the EyeSys Warrant. Upon such surrender to Sunrise and receipt of an executed Sunrise Option or Sunrise Warrant, as the case may be, by the holder thereof, Sunrise shall deliver to each such holder the Sunrise Options or Sunrise Warrants, acknowledged and executed by Sunrise. Notwithstanding any provision in the Agreement to the contrary, with respect to each EyeSys Option which was intended to be an incentive stock option prior to the Effective Time, the option price, the number of Merger Shares or shares of Sunrise Common Stock, as applicable, purchasable and the other terms and conditions of exercise of the Sunrise Option received in substitution for the EyeSys Option shall be determined in order to comply with
Section 424(a) of the Code.

   2.9 Appraisal Rights. Holders of EyeSys Common Stock or Preferred Stock who have complied with all requirements for perfecting the appraisal rights as set forth in the Delaware General Corporation Law shall be entitled to their rights under such laws. EyeSys shall give Sunrise prompt written notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instrument in respect thereof received by EyeSys.

    2.10 Reorganization. The parties intend to adopt the Agreement as a plan of reorganization and to consummate the Merger in accordance with Section 368(a) of the Code. To the best of its knowledge, EyeSys believes that (a) the fair market value of the Merger Shares and other consideration received by each EyeSys shareholder from Sunrise in respect of the Merger is approximately equal to the fair market value of the Interests in EyeSys surrendered in the exchange, and
(b) that the fair market value of the assets of EyeSys after the Effective Time will equal or exceed the sum of the liabilities to which the transferred assets are subject.

   2.11 Certificate of Incorporation; Bylaws; Directors and Officers of Sunrise and the Surviving Corporation.

   (a) The Certificate of Incorporation of Sunrise as in effect as of the date of this Agreement shall be the Certificate of Incorporation of Sunrise after the Merger, unless and until thereafter amended, except that such Certificate of Incorporation shall be amended to authorize the issuance of up to 75,000,000 shares of Sunrise Common Stock. The Certificate of Incorporation of EyeSys, modified as indicated in the Certificate of Merger, shall be the Certificate of Incorporation of EyeSys as the surviving corporation after the Merger, unless and until thereafter amended.

   (b) The Bylaws of Sunrise as in effect immediately prior to the Effective Time shall be the Bylaws of Sunrise after the Merger, unless and until thereafter amended. The Bylaws of SAI in effect immediately prior to the Merger shall be the Bylaws of EyeSys as the surviving corporation after the Merger, unless and until thereafter amended.

   (c) The directors and officers of Sunrise immediately following the Effective Time of the Merger shall be as follows until their successors are elected or appointed and qualified:

David W. Light .............. Chairman   of  the  Board  of   Directors,   Chief
                              Executive Officer, Principal Financial Officer and Director
C. Russell Trenary, III  .... President, Chief Operating Officer and Director
Joseph W. Shaffer ........... Vice President, Secretary and Director
Joseph D. Koenig ............ Director
Ronald A. Slocum ............ Director
James E. Crawford ........... Director

   (d) The directors and officers of EyeSys as the surviving corporation immediately following the Effective Time of the Merger shall be as follows until their successors are elected or appointed and qualified:

David W. Light .............. Director
C. Russell Trenary, III  .... Director
Joseph D. Koenig ............ Director


                                  ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF EYESYS

   Except as set forth in the EyeSys Letter, which disclosures shall be deemed representations and warranties hereunder, EyeSys represents and warrants to Sunrise and SAI as follows:

   3.1 Organization and Standing.

   (a) EyeSys is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

   (b) EyeSys has delivered to Sunrise and SAI complete and accurate copies of its current Certificate of Incorporation and Bylaws, and minutes of all of its directors' and shareholders' meetings. EyeSys' stock books provided to Sunrise and SAI are complete and accurate as of the date hereof.

    3.2 Capitalization.

   (a) EyeSys' current outstanding capitalization (common stock, preferred stock, warrants and options and any other issued or granted security) is as set forth in the EyeSys Letter. The EyeSys Letter accurately describes the vesting schedules associated with EyeSys Options, states the number of shares of EyeSys Common Stock which may be acquired pursuant to unvested EyeSys Options and includes the addresses of all of the EyeSys security holders. EyeSys does not have in effect any stock appreciation rights plan and no stock appreciation rights are currently outstanding.

   (b) Other than as set forth in the EyeSys Letter, EyeSys does not have outstanding any preemptive or subscription rights, options, warrants, rights to convert, capital stock equivalents or other rights to purchase or otherwise acquire any of EyeSys' capital stock or other securities.

   (c) All of the issued and outstanding shares of EyeSys Common Stock and EyeSys Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, and such common and preferred stock has been issued in full compliance with all applicable federal and state securities laws. All of EyeSys' incentive stock options have been issued in compliance with all laws, rules and regulations necessary to preserve such incentive stock option treatment. All EyeSys Options have been issued in accordance with EyeSys' current stock option plan. None of EyeSys' Warrants or Options are entitled to be accelerated as a result of the Merger.

   (d) Except for any restrictions imposed by applicable state and federal securities laws, and except as set forth in the EyeSys Letter, there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of EyeSys Common or Preferred Stock.

   (e) Except as set forth in the EyeSys Letter, (i) none of the holders of EyeSys Option or EyeSys Warrants has registration rights, and (ii) EyeSys is not and will not be under any obligation to register under the Securities Act any shares of EyeSys Common or Preferred Stock or any other of its securities that might be issued in the future if the Merger were not consummated.

   (f) Except as set forth in the EyeSys Letter, EyeSys is not a party or subject to any agreement or understanding, and, to EyeSys' knowledge, there is no agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any security.

   (g) Except as set forth in the EyeSys Letter, there have not been and are not outstanding any adjustments made or required to be made to the conversion prices of the Preferred Stock from those set forth in EyeSys' Restated Certificate of Incorporation. The number of Merger Shares into which each share of EyeSys Common Stock, Preferred Stock and the EyeSys Notes convert pursuant to Section
2.2 of this Agreement is consistent with that which the holders of the respective Interests in EyeSys are entitled to under the amendments to the EyeSys Notes and the First Amendment to the Restated Certificate of Incorporation of EyeSys. Upon obtaining the approvals and consents described in
Section 2.1(a) of this Agreement, (i) the EyeSys Notes shall have been duly amended and such amended EyeSys Notes shall be the legal, valid and binding obligation of EyeSys and the holders of the EyeSys Notes, and (ii) the First Amendment to the Restated Certificate of Incorporation of EyeSys shall have been duly adopted in accordance with Delaware Law upon the filing with the Secretary of State for the State of Delaware, and shall constitute the certificate of incorporation of EyeSys.

   3.3 Subsidiaries. EyeSys does not own or control, directly or indirectly, any corporation, partnership, business, trust or other entity.

   3.4 Authority, Approval and Enforceability.

   (a) Subject to obtaining the approval of the holders of EyeSys Common Stock, Preferred Stock and the holders of the EyeSys Notes required pursuant to Section 2.1(a), EyeSys has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all corporate action on its part necessary for such execution, delivery and performance has been duly taken.

   (b) Subject to obtaining all necessary consents, the execution and delivery by it of this Agreement do not, and the performance and consummation of the transactions contemplated by this Agreement shall not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of the First Amendment to the Restated Certificate of Incorporation of EyeSys or its Bylaws, or, to the best of EyeSys' knowledge, any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment, or any agreement, lease, license, permit or other instrument to which it is a party or to which any of its assets is subject, the breach, violation, default, termination or forfeiture of which could or would result in a Material Adverse Effect.

   (c) To the best of EyeSys' knowledge, no consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on its part for the consummation by it of the transactions contemplated by this

Agreement, except the filing of the First Amendment to the Restated Certificate of Incorporation of EyeSys, the amendment to the Sunrise Certificate of Incorporation contemplated by Section 2.1(c) of this Agreement, and the Certificate of Merger in the office of the Secretary of State of the State of Delaware.

   (d) Subject to Sunrise,  SAI and EyeSys obtaining the approvals identified in
Section 2.1, this Agreement is the legal, valid and binding obligation of EyeSys, enforceable against EyeSys in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the availability of equitable remedies.

   3.5 Financial Statements.

   (a) EyeSys has delivered to Sunrise and SAI complete copies of its consolidated balance sheets as at December 31 for calendar years 1991 through 1995, and the related statements of operations, shareholders' equity and cash flows for the calendar years 1990 through 1995 and the notes thereto (collectively, the "Audited Financials"), accompanied by the auditors' report containing the unqualified opinion of its independent certified public accountants. EyeSys' Audited Financials present fairly its consolidated financial position as of those dates and the results of its operations and cash flows for the years then ended in conformity GAAP applied on a consistent basis.

   (b) EyeSys has delivered to Sunrise and SAI an unaudited consolidated balance sheet as of September 30, 1996 and the related unaudited statements of operations, shareholders' equity and cash flows for the nine (9) months then ended (the "Interim Financials"). EyeSys' Interim Financials present fairly its financial condition as of September 30, 1996 and the results of its operations and cash flows for the nine (9) months then ended, in conformity with GAAP applied on a basis consistent with its Audited Financials (except for the absence of notes thereto and subject to normal year-end audit adjustments which are not material). The Audited Financials and the Interim Financials are hereinafter collectively referred to as the "EyeSys Financials."

   (c) There are no debts, liabilities or claims against EyeSys as of the dates of the EyeSys Financials that are not currently reflected in such EyeSys Financials, contingent or otherwise, which are or would be of a nature required to be reflected in a balance sheet prepared in accordance with GAAP. EyeSys' revenue recognition policies with respect to the EyeSys Financials have been made in accordance with GAAP. All of EyeSys' general ledgers, books and records are located at EyeSys' principal place of business. EyeSys does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of EyeSys.

   (d) Subject to any reserves set forth in the EyeSys Financials, all of the accounts receivable and notes receivable owing to EyeSys, as of the date hereof, constitute and as of the Effective Time will constitute, valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known or asserted claims, refusals to pay, or other rights of set-off against any thereof. Except as set forth in the EyeSys Letter, there is
(i) no account debtor or note debtor delinquent in its payment by more than 60 days, (ii) no account debtor or note debtor that has refused (or, to the best knowledge of EyeSys, threatened to refuse) to pay its currently outstanding obligations to EyeSys for any reason, (iii) to the best knowledge of EyeSys, no account debtor or note debtor that is insolvent or bankrupt, and (iv) no account receivable or note receivable pledged to any third party by EyeSys.

   (e) Except for any Transaction Costs, all accounts payable and notes payable by EyeSys to third parties as of the date hereof arose, and as of the Closing will have arisen, in the ordinary course of business, and, there is no such account payable or note payable delinquent in its payment, except as set forth in the EyeSys Letter, or any update thereto prior to the Closing.

   3.6 Material Changes. Since September 30, 1996, except as set forth in the EyeSys Letter, there has not been:

      (a) any material change in its assets, liabilities, financial condition, or operating results from that reflected in the Financials, except changes in the ordinary course of business that have not been, in the aggregate, material; or any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting its business, properties, prospects, or financial condition (as such business is presently conducted and as it is proposed to be conducted);

      (b) any waiver or compromise by it of a valuable right or of a debt owed to it; or any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by it, except in the ordinary course of business and that is not material to its business, properties, prospects, or financial condition (as such business is presently conducted and as it is proposed to be conducted);

      (c) any material change to a material contract or material arrangement by which it or any of its material assets is bound or subject; any material change in any compensation arrangement or agreement with any employee, consultant, officer, director or shareholder; any sale, assignment, or transfer of any patents, trademarks, copyrights, trade secrets, or other intangible assets; or notification that there has been a loss of or material order or contract cancellation by any of its customers;

      (d) any resignation or termination of employment of any of its key officers or employees; and EyeSys, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer or employee;

      (e) any mortgage, pledge, transfer of a security interest in, or lien created by it, with respect to any of its material properties or assets, except liens for taxes not yet due or payable; any loans or guarantees made by it to or for the benefit of its employees, officers, or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business; or any declaration, setting aside, or payment or other distribution in respect of any of its capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by it;

      (f) any other event or condition of any character that would result in a Material Adverse Effect; or (other than in the ordinary course of business) any agreement or commitment by it to do any of the things described in this
   Section 3.6.

   3.7 Returns. EyeSys has not had any of its products returned by a purchaser or user thereof, other than for minor, nonrecurring warranty problems. EyeSys is not aware of any pending warranty claims.

   3.8 Properties and Inventories.

   (a) EyeSys has good and marketable title to and the right to use all of the assets used in its operations or necessary for the conduct of its business, free and clear of any mortgages, pledges, security interests, licenses, encumbrances, restrictions or adverse claims, except as disclosed in the notes to its Financials and except for the lien of taxes not yet due and payable. All of the physical assets reflected on its balance sheets as at December 31, 1995 and September 30, 1996 are in good operating condition, normal wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used.

   (b) Since September 30, 1996, there has not occurred any transfer of title other than in the ordinary course of business, any abandonment, any pilferage or any other material loss with respect to, any of its property, plant or equipment.

   (c) Included in the EyeSys Letter is a true and correct list of all of the physical assets (including fixed assets) having a net book value in excess of $5,000 owned by EyeSys. EyeSys does not own any real property. To the best knowledge of EyeSys, all improvements on leased property used in the business of EyeSys and the present use thereof are in accordance with all applicable laws. The net book value of any fixed assets owned by EyeSys has not been written up or down, other than pursuant to depreciation or amortization expense in accordance with its historical practice.

   (d) The EyeSys Letter lists all real property leases to which EyeSys is a party. Assuming due authorization, execution and delivery by the other parties thereto, such leases are legal, valid, binding and enforceable in accordance with their respective terms (except as limited by bankruptcy, insolvency, reorganization or other laws of general application affecting creditors' rights generally). EyeSys has a valid and subsisting leasehold interest in its leased real property, free and clear of all material encumbrances. Neither EyeSys nor, to the knowledge of EyeSys, any other party to any of such leases, is in material default under any of such leases or has performed any act or omitted to perform any act which act or omission, with notice or lapse of time or both, will become a material default thereunder.

   3.9 Insurance. EyeSys maintains policies of insurance covering its assets, properties, business and liabilities in types and amounts customary for similarly sized companies engaged in similar businesses. To the best knowledge of EyeSys, it is in compliance with each of such policies such that none of the coverage provided under such policies has been invalidated. EyeSys has fully paid all premiums and other payments which have become due to its insurers. The EyeSys Letter contains a complete and accurate list of all insurance policies, bonds and surety instruments. To the knowledge of EyeSys, there is no threat by any of the insurers to terminate or materially increase the premiums payable under any of such insurance policies due to the activities or loss experience of EyeSys.

   3.10 Purchase, Sale and Other Agreements.

   (a) Except as described in the EyeSys Letter, EyeSys is not a party to or subject to any written:

      (i) agreement for the purchase of inventory, supplies, or equipment, other real or personal property, or the procurement of services, except individual purchase orders or aggregate purchase orders to a single vendor involving payments of less than $10,000 or as have been entered into in the ordinary course of the business of EyeSys;

      (ii) lease or ownership of equipment, machinery or other personal property;

      (iii) agreement for the sale or lease of products or furnishing of its services except individual purchase orders or aggregate purchase orders from a single customer involving payments of less than $10,000 or as have been entered into in the ordinary course of the business of EyeSys;

      (iv) joint venture, partnership or other contract or arrangement involving the sharing of profits;

      (v) agreement relating to the purchase or acquisition, by merger or otherwise, of a significant portion of its business, assets or securities by any other person or of any other person by it other than as contemplated herein;

      (vi) agreement containing a covenant or covenants which purport to limit its ability or right to engage in any lawful business activity or compete with any person or entity;

      (vii) agreement presently in effect pursuant to which it has appointed any organization or person to act as its distributor or sales agent or pursuant to which it has been appointed a distributor or sales agent by any third party;

      (viii) agreement with any of its officers, directors or affiliates, other than stock option or stock purchase plans or agreements or proprietary information or consulting or independent contractor agreements;

      (ix) agreement for the license of any patent, copyright, trade secret or other proprietary right or indemnification by it with respect to infringements of proprietary rights, except employee or consultant proprietary information agreements and except for those end user licenses sold in the ordinary course of business by EyeSys in connection with the sale of its products;


      (x) agreements involving payments to or obligations of it not otherwise described in this Section 3.10 in excess of $10,000 or as have been entered into in the ordinary course of the business of EyeSys; or

      (xi) agreements of indebtedness, capital equipment leases or guarantees of the obligations of others.

   (b) To the best of EyeSys' knowledge, no party to any such contract, agreement or arrangement intends to cancel, withdraw, modify or amend such agreement or arrangement or return a product for reimbursement or discontinue any provision of agreed upon services.

   (c) Except as described in the EyeSys Letter, EyeSys has performed all material obligations required to be performed by it on or prior to the date hereof under each contract, obligation, commitment, agreement, undertaking, arrangement or lease referred to in this Agreement or the EyeSys Letter, and it is not in default, breach or violation thereunder, or under any other agreements to which it is a party, except for such defaults, breaches, or violations under such instruments or obligations that would not have a Material Adverse Effect.

   3.11 Intellectual Property Rights.

   (a) EyeSys has complete and undisputed title and ownership and the right to utilize all patents, trademarks, license rights, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes (collectively, "Intellectual Property") necessary for or used in its business as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others. Except as disclosed in the EyeSys Letter, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is it bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity. It has not received any communications nor is it aware of any entity alleging that it has violated or, by conducting its business as proposed, would violate any Intellectual Property of any other person or entity. It is not aware that any of its employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of EyeSys or that would conflict with its business as proposed to be conducted. EyeSys does not believe it is or will be necessary to utilize any inventions of any of its employees or consultants (or persons it currently intends to hire as service providers) made prior to their employment by it. The EyeSys Letter sets forth all patents, patent applications, trademarks
(registered or unregistered), license agreements, independent contractor or consulting agreements and any other Intellectual Property that requires a consent or waiver to consummate the transactions contemplated in this Agreement. All of EyeSys' license agreements with respect to its Intellectual Property are in writing and evidence legitimate ownership of such rights in EyeSys. All royalty obligations of EyeSys are listed in the EyeSys Letter. No claims for royalties have been, are or will be asserted against EyeSys. No invention that is shown as being owned by any individual service provider of EyeSys is necessary for the conduct of EyeSys' business.

   (b) To the best of its knowledge, and after due inquiry, EyeSys is not making use of any confidential information of third parties nor any confidential information in which any of its present or, to its actual knowledge, past employees or other service providers, has claimed a proprietary interest; and EyeSys is not actually aware of any facts that would give rise to such a claim.

   (c) Without limiting the generality of the foregoing representations, except as described in the EyeSys Letter, EyeSys expressly represents and warrants that:

      (i) EyeSys has satisfied all obligations pursuant to any and all consulting agreements;

      (ii) To the best of its knowledge, EyeSys has no reasonable basis to believe that it has any present or future liability under any agreement to
   (x) provide indemnification for infringement of any third party rights or otherwise; or (y) provide updates, enhancements, modifications, bug fixes, support, maintenance or the like of any products, or technology;

      (iii) Except as disclosed in the EyeSys Letter, as of the date of this Agreement, EyeSys has not entered into nor negotiated with others to enter into any consulting agreements, software development agreements, license agreements or similar agreements; and

      (iv) EyeSys has retained all rights, title and interest (including, without limitation, rights to derivatives, modifications, updates and enhancements) to the components necessary for its business as now conducted and as proposed to be conducted in the future.

   3.12 Employees and Employee Benefit Plans.

   (a) Other than as set forth in the EyeSys Letter regarding employee benefit plans, programs or arrangements maintained or sponsored by EyeSys (such plans, the "Employee Plans"), neither EyeSys nor any entity or trade or business which together with EyeSys is treated as a single employer under Sections 414(b), (c),
(m) or (o) of the Code (its "ERISA Affiliates") is a party to any pension, profit sharing, savings, retirement or other deferred compensation plan, any bonus (whether payable in cash or stock), stock option, stock purchase or incentive program, or any group health plan (whether insured or self-funded), or any disability or group life insurance plan, severance or other employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or to any collective bargaining agreement or other agreement, written or oral, with any trade or labor union, employees association or similar organization. EyeSys is not a party to, nor has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

   With respect to each such Employee Plan, EyeSys has furnished to Sunrise and SAI or their counsel complete and accurate copies of the plan documents (including plan amendments currently under consideration, trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications), and all IRS Forms 5500 filed with respect to any Employee Plans.

   (b) With respect to each of the Employee Plans subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(l) of ERISA, EyeSys has prepared in good faith and timely filed all requisite governmental reports and has properly and timely posted or distributed all notices and reports to employees required to be filed, posted or distributed with respect to each such Employee Plan.

   (c) Each such Employee Plan has at all times been operated and administered in all material respects in accordance with its terms and all applicable laws, including, but not limited to, ERISA and the Code.

   (d) Each Employee Plan that is intended to be qualified under Code Section 401(a) ("EyeSys Pension Plan") has received a favorable determination letter from the Internal Revenue Service that such Employee Plan is qualified under Code Section 401(a) and that the trust under such Employee Plan is exempt from tax under Code Section 501(a). EyeSys knows of no reasonable basis for the disqualification of any EyeSys Pension Plan from exemption under Section 401(a) of the Code.

   (e) Neither EyeSys nor any EyeSys Pension Plan, nor any fiduciary, trustee thereof, nor, to the best knowledge of EyeSys, the administrator thereof or any party in interest (as defined in Section 3(14) of ERISA) or disqualified person (as defined in Section 4975(e)(2) of the Code) with respect to such plan has engaged in any transaction which would subject EyeSys, the EyeSys Pension Plan, any trust created under such plan, or any trustee or administrator thereof, or any party dealing with such EyeSys Pension Plan or any such trust to either civil liability or a civil penalty assessed pursuant to Section 409 or 502 of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4979 of the Code. EyeSys has no knowledge of any breach of fiduciary duties owed to EyeSys Pension Plan participants pursuant to the provisions of Part 4 of Title I of ERISA.

   (f) There are no pending claims by or on behalf of any of the EyeSys Employee Plans, by any employee or beneficiary covered under any such EyeSys Employee Plan, or otherwise involving any such EyeSys Employee Plan (other than claims for benefits in the ordinary course).

   (g) No EyeSys Pension Plan is subject to Section 412 of the Code or Title IV of ERISA.

    (h) There are no strikes or labor disputes pending or threatened by or any attempts at union organization of any EyeSys employees.

   (i) The EyeSys Letter includes a full and complete list of all directors, officers and employees of EyeSys as of the date of this Agreement, specifying their names and job title. The EyeSys Letter provides accurate information to Sunrise and SAI regarding the total amount of base salary, whether it is fixed or commission or a combination thereof with respect to each of the foregoing. Except as set forth in the EyeSys Letter, the employment of each of EyeSys' employees is "at will" employment, except as may be required to the contrary under applicable law. Except as set forth in the EyeSys Letter, EyeSys does not have any obligation (i) to provide any particular form or period of notice prior to termination, or (ii) to pay any of such employees any severance benefits in connection with their termination of employment or service. In addition, except as set forth in the EyeSys Letter, no severance pay will become due to any EyeSys employees under any EyeSys agreement, plan or program as a result of the Merger. EyeSys does not owe and has not accrued any bonuses or vacation pay or retirement benefits to employees or former employees, other than as set forth on the payroll records delivered by EyeSys to Sunrise and SAI prior to the Closing.

   (j) EyeSys has not violated any of the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") applicable to its employees prior to the Effective Time of the Merger.

   3.13 Environmental and Safety Laws. Except as described in the EyeSys Letter, to the best knowledge of EyeSys after due inquiry, there are no Hazardous Substances (as hereinafter defined) at any of the facilities owned or used by EyeSys. The EyeSys Letter describes the way in which EyeSys disposes of any Hazardous Substances used by it, including the names and locations of any offsite storage or disposal facilities used by EyeSys. EyeSys has not released, discharged or disposed of Hazardous Substances on or under any of such facilities or on or under any premises previously occupied by EyeSys during the period in which such facilities have been owned or used by EyeSys. To the best knowledge of EyeSys, facilities owned or used by EyeSys do not now contain, nor did such facilities or any premises previously occupied by EyeSys contain, any underground storage tanks for any Hazardous Substances. EyeSys has complied and is in compliance with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, use, sale, storage, handling, transfer and disposal of any Hazardous Substances. EyeSys has not been alleged to be in violation of, or been subject to any administrative, judicial or regulatory proceeding pursuant to, such laws or regulations either now or any time during the past twenty-four months. No Claims have been or are currently asserted against EyeSys or, to EyeSys' knowledge, will be asserted against EyeSys after the Effective Time based on EyeSys' acts or failures to act prior to the Effective Time with respect to Hazardous Substances.

   3.14 Proprietary Information and Inventions and Confidentiality Agreements. Each employee, officer and director of EyeSys has executed a proprietary information and inventions and confidentiality agreement, copies of which have been provided to counsel to Sunrise and SAI. EyeSys is not aware that any of such persons is in violation thereof.

   3.15 Powers of Attorney. Except as set forth in the EyeSys Letter, no person holds a power of attorney from EyeSys.

   3.16 Compliance with Laws and Permits. Except where the failure to so comply would not have a Material Adverse Effect, EyeSys has all valid and current permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments (and each is in full force and effect) and EyeSys has made all filings and registrations and the like necessary or required by law to conduct its business. EyeSys has not received any governmental notice within two years of the date hereof of any violation by EyeSys of any such laws, rules, regulation or orders. . Except where the failure to comply would not have a Material Adverse Effect, (a) EyeSys is not in default or noncompliance under any such permits, consents, or similar instruments, and (b) the business and operations of EyeSys are in compliance with all foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity.

    3.17 Absence of Litigation. Except as disclosed in the EyeSys Letter, neither EyeSys nor, to the best of its knowledge, any of its officers or directors is engaged in, or has been threatened with, any litigation, arbitration, investigation or other proceeding relating to it, its employee benefit plans, property, business, assets, licenses, permits or goodwill, or against or affecting the Merger or the actions taken or contemplated in connection therewith, nor, to the best of its knowledge, is there any reasonable basis therefor. There is no action, suit, proceeding or investigation pending or threatened against EyeSys that questions the validity of this Agreement or the Agreement of Merger or the right of EyeSys to enter into this Agreement or the Agreement of Merger or to consummate the transactions contemplated hereby or thereby or which might result in any Material Adverse Effect. The foregoing includes actions pending or threatened (or any reasonable basis therefor known to it) involving any dispute with its consultants or the prior employment of any of its employees, their use in connection with its business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. There is no action, suit, proceeding or investigation by EyeSys currently pending or which it intends to initiate. Neither EyeSys nor, to the best of its knowledge, any of its officers or directors is bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person which would have a Material Adverse Effect.

   3.18 No Brokers. Except with respect to the fees payable to Cowen pursuant to
Section 1.2(d), EyeSys is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby.

   3.19 The Registration Statement and Proxy Statement/Prospectus. The information supplied by EyeSys for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by EyeSys for inclusion in the Proxy Statement/Prospectus to be sent to the holders of Interests in EyeSys will not, on the date the Proxy Statement/ Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Interests in EyeSys or Sunrise stockholders, at the time of the Stockholder Meeting of either EyeSys or Sunrise, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statement made therein not false or misleading. If at any time prior to the Effective Time any event relating to EyeSys or any of its respective affiliates, officers or directors should be discovered by EyeSys which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, EyeSys shall promptly inform Sunrise and SAI. The Proxy Statement/Prospectus, including all financial statements of EyeSys required to be included therein, shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, EyeSys makes no representation or warranty with respect to any information supplied or required to be supplied by Sunrise or SAI which is contained in any of the foregoing documents.

   3.20 Taxes.

   (a) Definitions. For purposes of this Agreement:

      (i) the term "Taxes" means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and the term "Tax" means any one of the foregoing Taxes; and

      (ii)  the  term  "Returns"  means  all  returns,  declarations,   reports,
   statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

   (b) EyeSys has properly completed and filed on a timely basis all Returns required to be filed on or prior to the date of this Agreement. As of the time of filing, the foregoing Returns properly reflected the applicable facts then known to EyeSys regarding its income, business, assets, operations, activities, status or any other information required to be shown thereon. No extension of time within which to file any Return that has been required to be filed has failed to be requested and granted. EyeSys will properly complete and file on a timely basis all Returns required to be filed on or prior to the Closing.

   (c) With respect to all Taxes imposed upon EyeSys, or for which EyeSys is or was liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the date of Closing, EyeSys has fully complied with all applicable tax laws and agreements, and all such amounts required to be paid by EyeSys to taxing authorities on or before the date of this Agreement have been paid. The Company does not owe any taxes on compensation paid to any of its employees.

   (d) No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns. No extensions or waivers of statutes of limitations with respect to the Returns have been given by or requested from EyeSys. The EyeSys Letter sets forth: (i) the taxable years of EyeSys as to which the respective statutes of limitations with respect to Taxes have not expired, and (ii) with respect to such taxable years sets forth those years for which state or federal income tax examinations have been completed, those years for which state or federal income tax examinations are presently being conducted, those years for which state or federal income tax examinations have not been initiated, and those years for which required Returns have not yet been filed. Except to the extent indicated in the EyeSys Letter, all deficiencies asserted or assessments made as a result of any state or federal income tax examinations have been fully paid, or are fully reflected as a liability in the Financials of EyeSys, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Financials of EyeSys.

   (e) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of EyeSys. EyeSys is not a party to or bound by (nor will EyeSys become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement. EyeSys has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. EyeSys has not filed a consent pursuant to the collapsible corporation provisions of
Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by it.

   (f) EyeSys has not  elected to be  treated as an S  Corporation  pursuant  to
Section 1362(a) of the Code. None of the assets of EyeSys is property that EyeSys is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of EyeSys directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of EyeSys is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

   (g) EyeSys has not made and has not agreed to make a deemed dividend election under Treas. Reg. 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. EyeSys has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of any applicable state or foreign tax laws by reason of a change in accounting method or otherwise. EyeSys has not participated in (and has not agreed to participate in) an international boycott within the meaning of Section 999 of the Code.

    (h) EyeSys is not a party to any agreement, contract, arrangement or plan that has resulted or would result, whether separately or in the aggregate, in connection with the Merger, or with any change of control of EyeSys or any other transaction contemplated by this Agreement, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. To the best knowledge of EyeSys, except as set forth in the EyeSys Letter, no Shareholder of EyeSys is other than a United States person within the meaning of the Code. EyeSys does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, and EyeSys has not engaged in a trade or business within any foreign country.

   (i) Except as set forth in the EyeSys Letter, EyeSys is not party to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for federal income tax purposes.

   (j) The unpaid Taxes of EyeSys do not exceed any reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in EyeSys' balance sheets as at December 31, 1995 and September 30, 1996 as adjusted for the passage of time through the Effective Time in good faith in accordance with the past custom and practice of EyeSys. No Tax liability of EyeSys has been incurred since December 31, 1995 other than in the ordinary course of business and an adequate reserve on the Financials has been made for all Taxes since that date.

   (k) After the date of this Agreement, no material election with respect to Taxes shall be made by EyeSys without the prior written consent of Sunrise and SAI.

   (l) The liabilities of EyeSys to which the transferred assets of EyeSys are subject were incurred by EyeSys in the ordinary course of its business.

   (m) To the best knowledge of EyeSys, there is no plan or intention on the part of the shareholders of EyeSys to sell, exchange, or otherwise dispose of such number of the Merger Shares as would reduce the EyeSys shareholders' ownership of shares of Sunrise Common Stock to a number of shares having a value, determined as of the Effective Time of less than 50 of the value, determined as of the Effective Time, of all of the shares of EyeSys Common and Preferred Stock outstanding immediately prior to the Effective Time. For purposes of this representation, shares of EyeSys Common or Preferred Stock exchanged for cash or other property surrendered by dissenters, shall be treated as outstanding EyeSys Common or Preferred Stock at the Effective Time of the Merger. Moreover, shares of EyeSys Common or Preferred Stock and shares of Sunrise Common Stock held by EyeSys shareholders as of the date hereof and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

   (n)   EyeSys  is  not  an   investment   company   as   defined   in  Section
368(a)(2)(F)(iii) and (iv) of the Code.

   (o) At least ninety percent (90) of the fair market value of the net assets and at least seventy percent (70) of the fair market value of the gross assets held by EyeSys immediately prior to the Merger will be held by the surviving corporation immediately after the Merger. For the purpose of determining the percentage of EyeSys' net and gross assets held by the surviving corporation immediately following the Merger, the following assets will be treated as property held by EyeSys immediately prior to the Merger that is not held by the surviving corporation subsequent to the Merger: (i) assets disposed of by EyeSys prior to the Merger and in contemplation thereof (including without limitation any asset disposed of by EyeSys, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending on the Effective Time of the Merger and beginning with the commencement of negotiations (whether formal or informal) with Sunrise regarding the Merger), (ii) assets disposed of after the Merger pursuant to a binding obligation entered into by EyeSys before the Merger and in contemplation thereof other than in the ordinary course of business, (iii) assets used by EyeSys to pay shareholders perfecting dissenters' rights or other expenses or liabilities incurred in connection with the Merger, and (iv) assets used to make distribution, redemption or other payments in respect of EyeSys capital stock or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or related thereto.

    (p) EyeSys has not sold, exchanged or discontinued any line or lines of business with a value representing in the aggregate more than 25of the current fair market value of the total assets of EyeSys as of the Closing.

   3.21 Other Taxes.

   (a) The hours worked by and payments made to EyeSys' employees have not been, to the best of knowledge of EyeSys, in violation of the Fair Labor Standards Act or any other applicable federal, foreign, state or local labor laws.

   (b) All payments due from EyeSys on account of employee health and welfare insurance have been paid or accrued as a liability on its balance sheets as at December 31, 1995 and September 30, 1996.

   (c) All severance and vacation payments which are or were due and payable by EyeSys under the terms of any agreement have been paid or accrued as a liability on its balance sheets as at December 31, 1995 and September 30, 1996.

   3.22 Compliance with Instruments. EyeSys is not in violation of or conflict with, breach of or in default under (either with the giving of notice or the passage of time or both) any term or provision of the Restated Articles of Incorporation or Bylaws.

   3.23  Foreign  Status.   EyeSys  is  not  a  foreign   corporation,   foreign
partnership, foreign trust or foreign establishment (as each such term is defined in the Code).

   3.24 Consents and Approvals. The EyeSys Letter lists all consents and approvals required for the execution and delivery of this Agreement by EyeSys and the consummation of the Merger by EyeSys, including those that are necessary because of the transactions contemplated by this Agreement or those which are necessary to avoid the loss of the rights to use EyeSys' Intellectual Property or other rights.

   3.25 Accounts Receivable. The EyeSys Letter lists all accounts receivable, unbilled invoices and other debts due or recorded in the records of EyeSys. At least 95 of the amount of all accounts receivable, unbilled invoices and other debts due or recorded in the records and books of account of EyeSys as being due to EyeSys as at the Closing will be good, payable and collectible in full in the ordinary course of business within one hundred twenty (120) days after the Closing, net of applicable reserves; no contest with respect to the amount or validity of any amount is pending; and none of such accounts receivable or other debts is or will at the Closing, to the best knowledge of EyeSys, be subject to any counterclaim or set-off. The values at which accounts receivable are carried reflect the accounts receivable valuation policy of EyeSys which is consistent with GAAP applied on a consistent basis.

   3.26 Inventory. The inventories shown on the Financials as of December 31, 1995 and September 30, 1996 or thereafter acquired by EyeSys, consisted of items of a quantity and quality usable or salable in the ordinary course of business. The inventories exclude scrap, slow-moving items and obsolete items and are valued at the lower of cost or market value, determined in accordance with generally accepted accounting principles consistently applied and on a basis which is consistent with the past practices of EyeSys. Since December 31, 1995, EyeSys has continued to replenish inventories in a normal and customary manner consistent with past practices. EyeSys has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. Except as disclosed in the EyeSys Letter, EyeSys does not have any sole source suppliers and has been and is able to acquire component parts from multiple sources on a timely basis. The values at which inventories are carried reflect the inventory valuation policy of EyeSys which is consistent with its past practice and in accordance with GAAP applied on a consistent basis.

   3.27 No Undisclosed Liabilities. To the best knowledge of EyeSys there is no outstanding claim, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, other than: (a) the liabilities and obligations that are fully reflected, accrued or reserved against on the Financials for which the reserves are appropriate and reasonable; (b) liabilities incurred in the ordinary course of business since the date of the Financials, (c) Transactional Costs, or (d) contractual liabilities or obligations not required to be disclosed in the Financials prepared in accordance with GAAP.

    3.28 Related Party Transactions. Except as set forth in the EyeSys Letter, no employee, officer or director of EyeSys or member of his or her immediate family is indebted to EyeSys, nor is EyeSys indebted (or committed to make loans or extend or guarantee credit) to any of them. Except as set forth in the EyeSys Letter, to the best of EyeSys' knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which EyeSys is affiliated or with which EyeSys has a business relationship, or any firm or corporation that competes with EyeSys, except that the employees, officers or directors of EyeSys and members of their immediate families may own stock in publicly traded companies that may compete with EyeSys. No member of the immediate family of any officer or director of EyeSys is directly interested in any material contract with EyeSys.

When used in this Article 3, "knowledge" means information actually known or which should have been known by any one of the directors of EyeSys or any of the following: Youssef Wakil, Frederick Ruegsegger, Nicholas Colucci, Kenneth
Carbonari, David Liu or Henry Kuehn after inquiry by such persons of EyeSys personnel who report to them.

                                   ARTICLE 4
              REPRESENTATIONS AND WARRANTIES OF SUNRISE AND SAI

   Except as set forth in Sunrise Letter, which disclosures shall be deemed representations and warranties hereunder, each of Sunrise and SAI represents and warrants to EyeSys as follows:

   4.1 Organization and Standing.

   (a) Each of Sunrise and SAI is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify could or would have a Material Adverse Effect.

   (b) Prior to Closing, each of Sunrise and SAI shall have delivered or made available to EyeSys complete and accurate copies of its current Certificates of Incorporation and Bylaws, as the case may be, and minutes of all of its directors' and stockholders' meetings.

   4.2 Subsidiaries. Sunrise does not own or control, directly or indirectly, any corporation, partnership, business, trust or other entity, except Laser Biotech, Inc. and SAI.

   4.3 Authority, Approval and Enforceability.

   (a) Subject to obtaining any required approvals of their respective stockholders, each of Sunrise and SAI has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and all corporate action on their respective parts necessary for such execution, delivery and performance has been duly taken.

   (b) Subject to obtaining all necessary consents, the execution and delivery by each of Sunrise and SAI, as the case may be, of this Agreement do not, and the performance and consummation of the transactions contemplated by this Agreement shall not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of its current Certificates of Incorporation or Bylaws, as the case may be, or, to the best of Sunrise's and SAI's knowledge, any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment, or any agreement, lease or other instrument to which either is a party or to which any of its assets is subject, the breach, violation, default, termination or forfeiture of which could or would result in a Material Adverse Effect.

   (c) To the best of Sunrise's and SAI's knowledge, no consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on its part for the consummation by each of Sunrise and SAI, as the case may be, of the transactions contemplated by this Agreement, except the filing of the First Amendment to the Restated Certificate of Incorporation of EyeSys, the amendment to the Sunrise Certificate of Incorporation contemplated by Section 2.1(c) of this Agreement, and the Certificate of Merger in the Secretary of State of the State of Delaware.

   (d) Subject to Sunrise,  SAI and EyeSys obtaining the approvals identified in
Section 2.1 of this Agreement, this Agreement is the legal, valid and binding obligation of Sunrise and SAI, respectively, and enforceable against Sunrise and SAI in accordance with the respective terms hereof and thereof, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the availability of equitable remedies.

   4.4 Financial Statements.

   (a) Sunrise has delivered or made available to EyeSys complete copies of its consolidated balance sheets as at December 31 for the calendar years 1991 through 1995 and the related statements of operations, shareholders' equity and cash flows for the years ended on each December 31 for the years 1990 through 1995 and the notes thereto (collectively, the "Sunrise Audited Financials") accompanied by the auditors' report and the unqualified opinion of its independent certified public accountants. Sunrise's

Audited Financials present fairly its consolidated financial position as of those dates and the results of its operations and cash flows for the years then ended in conformity with GAAP applied on a consistent basis.

   (b) Sunrise has delivered to EyeSys an unaudited consolidated balance sheet as of September 30, 1996 and the related unaudited statements of operations for the nine (9) months then ended (the "Sunrise Interim Financials"). Sunrise's Interim Financials present fairly its financial condition as of September 30, 1996 and the results of its operations and cash flows for the nine (9) months then ended, in conformity with GAAP applied on a basis consistent with the Sunrise Audited Financials (except for the absence of notes thereto and subject to normal year-end audit adjustments which are not material). The Audited Financials and the Interim Financials are hereinafter collectively referred to as the "Sunrise Financials."

   4.5 Material Changes. Since September 30, 1996, there has not been any material change in Sunrise's assets, liabilities, financial condition, or operating results from that reflected in the Sunrise Financials or the Registration Statement, except changes in the ordinary course of business that have not been, in the aggregate, material.

   4.6 Absence of Litigation. Neither Sunrise nor, to the best of its knowledge, any of its officers or directors is engaged in, or has been threatened with, any litigation, arbitration, investigation or other proceeding relating to it, its employee benefit plans, property, business, assets, licenses, permits or goodwill, or against or affecting the Merger or the actions taken or contemplated in connection therewith, nor, to the best of its knowledge, is there any reasonable basis therefor. There is no action, suit, proceeding or investigation pending or threatened against Sunrise that questions the validity of this Agreement or the right of Sunrise or SAI to enter into this Agreement or to consummate the transactions contemplated hereby or thereby or which might result in any Material Adverse Effect. The foregoing includes, without limitation, actions pending or threatened (or any reasonable basis therefor known to Sunrise) involving the prior employment of any of its employees, their use in connection with its business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. There is no action, suit, proceeding or investigation by Sunrise currently pending or which it intends to initiate. Neither Sunrise nor, to the best of its knowledge, any of its officers or directors is bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person which would or could have a Material Adverse Effect.

   4.7 No Brokers.  Except with respect to the fees payable to Cowen pursuant to
Section 2.2(d), Sunrise is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

   4.8 Insurance. Sunrise maintains policies of insurance covering its assets, properties and business in types and amounts customary for similarly sized companies engaged in similar businesses. To the best knowledge of Sunrise, it is in compliance with each of such policies such that none of the coverage provided under such policies has been invalidated. Sunrise has fully paid all premiums and other payments which may be due to its insurers. The Sunrise Letter contains a complete and accurate list of all insurance policies, bonds and surety instruments. There is no threat by any of the insurers to terminate or materially increase the premiums payable under any of such insurance policies due to the activities or loss experience of Sunrise.

   4.9 Capitalization.

   (a) Sunrise's capitalization (common stock, preferred stock, warrants and options and any other issued or granted security) is as set forth in the Sunrise Letter. Sunrise does not have in effect any stock appreciation rights plan and no stock appreciation rights are currently outstanding.

   (b) Other than as set forth in the Sunrise Letter, Sunrise does not have outstanding any preemptive or subscription rights, options, warrants, rights to convert, capital stock equivalents or other rights to purchase or otherwise acquire any of Sunrise's capital stock or other securities.

   (c) All of the issued and outstanding shares of Sunrise's capital stock have been duly authorized, validly issued, are fully paid and nonassessable, and such capital stock has been issued in full compliance with all applicable federal and state securities laws. All of Sunrise's incentive stock options have been issued in compliance with all laws, rules and regulations necessary to preserve such incentive stock option treatment. All of Sunrise's options have been issued in accordance with Sunrise's current stock option plan. None of Sunrise's options are entitled to be accelerated as a result of the Merger.

   (d) Except for any restrictions imposed by applicable state and federal securities laws, there is no right of first refusal, co-sale right, right of participation, right of first offer, or other restriction on transfer applicable to any shares of Sunrise capital stock.

   (e) Except as described in the Sunrise Letter, Sunrise is not and will not be under any obligation to register under the Securities Act any shares of its capital stock or any other of its securities that might be issued in the future if the Merger were not consummated.

   (f) Sunrise is not a party or subject to any agreement or understanding, and, to Sunrise's knowledge, there is no agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any security.

   (g) More than one-half of the outstanding voting securities of Sunrise, excluding from consideration any securities held in the name of broker-dealers, nominees for broker-dealers (including clearing corporations) or banks, associations or other entities holding securities in a nominee name or otherwise on behalf of a beneficial owner, are held of record by persons having addresses outside the State of California.

   4.10 Compliance with Laws. To the best of Sunrise's and SAI's knowledge, the business and operations of Sunrise and SAI are in compliance with all foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity, except where the failure to so comply would not have a Material Adverse Effect. Each of Sunrise and Sunrise SAI has all valid and current permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments (and each is in full force and effect) and each of Sunrise and SAI has made all filings and registrations and the like necessary or required by law to conduct its business, except where the failure to maintain such permits and other instruments or to make such filings and registrations would not have a Material Adverse Effect. Neither Sunrise nor SAI has received any governmental notice within two years of the date hereof of any violation by it of any such laws, rules, regulation or orders. Neither Sunrise nor SAI is in material default or material noncompliance under any such permits, consents, or similar instruments.

   4.11 The Registration Statement and Proxy Statement/Prospectus. The Registration Statement pursuant to which the Sunrise Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Sunrise and SAI for inclusion in the Proxy Statement/ Prospectus to be sent to the holders of Interests in EyeSys and the Sunrise stockholders will not, on the date the Proxy Statement/ Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Interests in EyeSys or Sunrise stockholders, at the time of the Stockholder Meeting of either EyeSys or Sunrise, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statement made therein not false or misleading. If at any time prior to the Effective Time any event relating to Sunrise or SAI or any of their respective affiliates, officers or directors should be discovered by Sunrise or SAI which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Sunrise and SAI shall promptly inform EyeSys. The Proxy Statement/Prospectus, including all financial statements of Sunrise and SAI required to be included therein, shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Sunrise and SAI make no representation or warranty with respect to any information supplied by EyeSys which is contained in any of the foregoing documents.

   4.12 Taxes.

   (a) Prior to the Merger, Sunrise will be in control of SAI within the meaning of Section 368(c) of the Code. Sunrise shall not cause or permit SAI to issue additional shares of its stock that would result in Sunrise losing control of SAI within the meaning of Section 368(c) of the Code. No stock of SAI will be issued in the Merger.

   (b) During its corporate existence, SAI has owned no assets and prior to the Merger shall not own any assets other than the Merger Shares of Sunrise to be distributed in the Merger.

   (c) As of the date hereof and as of the Effective Time, Sunrise has no plan or intention to reacquire any of its stock issued in the Merger other than the possible acquisition of the Escrow Shares pursuant to Article 7 hereof and the possible acquisition in the ordinary course of business of stock held by EyeSys employees pursuant to Sunrise's issuance of options in replacement of EyeSys' options.

   (d) Sunrise shall not liquidate SAI; merge SAI with or into another corporation; to sell or otherwise dispose of the stock of SAI in any transaction other than this Merger; or to cause SAI to sell or otherwise dispose of any of the assets of EyeSys acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a) of the Code. Following the Merger, Sunrise will cause EyeSys to continue the historic business of EyeSys or use a significant portion of EyeSys' business assets in a business.

   (e) There is no intercorporate indebtedness existing between EyeSys and Sunrise or between EyeSys and SAI that was issued, acquired, or will be settled at a discount. Sunrise is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

   4.13 Shares Fully Paid and Non-Assessable. The shares of Sunrise Common Stock issuable to holders of Interests in EyeSys pursuant to Section 2.2, when issued as contemplated by this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights of any security holder of Sunrise.

   4.14 SEC Documents. Sunrise has furnished EyeSys with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Sunrise with the SEC since November 1, 1994 (the "SEC Documents"), which are all the documents that Sunrise was required to file with the SEC under the Exchange Act since that date. The SEC Documents as of their respective dates complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, applicable to such SEC Documents, and none of the SEC Documents as of the date thereof contained any untrue statement of a material fact or omitted to state a material fact required to be state therein or necessary to make the statements therein not misleading. Except to the extent that the information contained in Sunrise's Annual Report on Form 10-K for its fiscal year ended December 31, 1995 ("Form 10-K") has been revised or superseded by a later-filed SEC Document, or except as set forth in the Registration Statement or the Sunrise Letter, the Form 10-K does not currently contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Sunrise included in the SEC Documents as of their respective dates complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q and subject to normal recurring audit adjustments.

                                    ARTICLE 5
                      COVENANTS OF SUNRISE, SAI, AND EYESYS

   Each of Sunrise, SAI and EyeSys, as the case may be, covenants to the other, except as expressly provided otherwise herein, as follows:

   5.1 Maintenance of Business.

   (a) During the period from the date hereof to the Effective Time, it shall carry on and preserve its business, goodwill and its relationships with customers, suppliers, officers, employees, agents and others in substantially the same manner as it did prior to the date of this Agreement. It will use its best efforts to keep and maintain the existing favorable business relationship with each of such customers, suppliers, officers, employees and agents. If it becomes aware of a deterioration in a relationship with any customer, supplier, officer, employee or agent which is material to its business or prospects, it will promptly bring such information to the attention of the other and will use its best efforts to restore such relationship or establish a reasonable replacement relationship, as may be appropriate. EyeSys recognizes that Sunrise and SAI intend to continue certain of EyeSys' existing businesses after the Effective Date and that Sunrise and SAI intend to continue EyeSys' current relationships with its customers and other parties.

   (b) EyeSys agrees to consult with Sunrise concerning any material operating decisions (including, without limitation, proposed employee hiring, layoff and termination decisions). Notwithstanding the foregoing, EyeSys expressly acknowledges that EyeSys alone shall make such operating decisions and shall be solely responsible for their implementation, consequences and liabilities, if any.

   (c) EyeSys recognizes that Sunrise shall be entitled (without EyeSys' approval) to conduct discussions with any prospective buyer in connection with the Asset Sale.

   5.2 Absence of Certain Changes. Prior to the Closing, except as expressly permitted or contemplated hereby, or except as set forth in the EyeSys Letter or the Sunrise Letter, as the case may be, neither party shall, without the prior written consent of the other party:

      (a) incur any additional indebtedness for money borrowed or guarantee any indebtedness or obligation of any other party; set aside or pay any dividend or distribution of assets to, or repurchase any of its stock from any of its shareholders; issue or grant any securities or securities convertible into capital stock or grant or issue any options, warrants or rights to subscribe for its capital stock or securities convertible into its capital stock;

      (b) enter into, amend or terminate any employment or consulting agreement or any similar agreement or arrangement; increase the compensation payable or to become payable to any of its officers, employees or agents above the amount payable as of September 30, 1996, or adopt or amend any employee benefit plan or arrangement;

      (c) acquire or dispose of any properties or assets used in its business except in the ordinary course of business; permit any change in the nature of business or the manner in which its books and records are maintained;

      (d) waive any statute of limitations so as to extend any tax or other liability; create or suffer to be imposed any lien, mortgage, security interest or other charge on or against its properties or assets; or enter into, amend or terminate any lease of real or personal property otherwise than in the ordinary course of business;

      (e) except as contemplated by Section 2.1, amend its Certificate of Incorporation or Bylaws; engage in any activities or transactions outside the ordinary course of its business as conducted at the date hereof; make any amendments or changes in any instruments, agreements, other documents or written information delivered by it or its representatives to the other or its representatives; or accelerate the vesting of any employee stock benefit (including vesting under stock purchase agreements or the exercisability of stock options).

   5.3 Actions Contrary to Stated Intent. Each party will use its best efforts to cause the Merger to qualify as a tax-free reorganization under Section 368(a) of the Code and accordingly will not, either before or after consummation of the Merger, take any action or fail to take any action which would prevent the Merger from so qualifying as a tax-free reorganization under Section 368(a) of the Code or be inconsistent with such qualification.

    5.4 Access to Information. Each party will give to the other party and their respective accountants, legal counsel and other representatives full access, during normal business hours throughout the period prior to the Closing, to all of the properties, books, contracts, commitments and records relating to its business, assets and liabilities, and each party will furnish to the other party, their respective accountants, legal counsel and other representatives during such period all such information concerning its affairs as the other may reasonably request but subject to Section 9.10 below; provided, that any furnishing of such information pursuant hereto or any investigation by each party hereto shall not affect such party's right to rely on the representations, warranties, agreements and covenants made by the other party in this Agreement.

   5.5 Other Discussions. From the date hereof until the Closing or the termination of this Agreement in accordance with Article 8 hereof, whichever occurs first, neither EyeSys nor any officer, director, shareholder, agent or representative of EyeSys will discuss or negotiate, or authorize any person or entity to discuss or negotiate on its or their behalf, with any other party, concerning the possible disposition of EyeSys' business, assets or capital stock, except that such persons may discuss and negotiate back-up offers to sell or otherwise dispose of EyeSys' business, assets or capital stock in case the Merger is not consummated pursuant to this Agreement, provided that EyeSys must inform any potential purchaser or acquirer that EyeSys has entered into this definitive Agreement with Sunrise.

   5.6 EyeSys Investor Consents and Lock Up Agreements. EyeSys shall use its reasonable best efforts to cause (a) the holders of Interests in EyeSys indicated in Section 2.1 to deliver executed EyeSys Investor Consents, and (b) the EyeSys Shareholders to execute and deliver to Sunrise the EyeSys Lock Up Agreements.

   5.7 Reasonable Best Efforts. Each party will use its reasonable best efforts to cause all conditions to the Closing to be satisfied, including obtaining any of its consents necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement.

   5.8 [intentionally omitted]

   5.9 Registration Statement and Proxy Statement/Prospectus. As promptly as practicable, Sunrise, SAI and EyeSys shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement/Prospectus and the Registration Statement of Sunrise with respect to the Sunrise Common Stock to be issued in connection with the Merger and shall use all reasonable efforts to cause the Registration Statement to become effective as soon as practicable, and to mail the Proxy Statement/Prospectus to EyeSys shareholders, as soon thereafter as practicable. The Proxy Statement/ Prospectus shall include the recommendation of the Boards of Directors of Sunrise and EyeSys in favor of the Merger; provided, that the Boards of Directors of Sunrise or EyeSys may, at any time prior to the Effective Time, withdraw, modify or change such recommendation if, in the opinion of either such Board of Directors, the Board determines in good faith that there is a reasonable possibility that the failure to withdraw, modify or change such recommendation could be a breach of its fiduciary duties under applicable law. EyeSys and Sunrise shall each call and hold a shareholder meeting as promptly as practicable after the date on which the Registration Statement becomes effective and in accordance with applicable laws for the purpose of obtaining the approvals required herein.

   5.10 EyeSys Payables. EyeSys shall pay its accounts payable, including (without limitation) its payroll, amounts due under equipment and facilities leases, loan agreements and similar leases and agreements, sales and payroll taxes and trade payables, and all other taxes, in a timely manner.

   5.11 Tax Forms. EyeSys shall not make or change any material Tax election, adopt or change any material Return or any amendment to a material Return, enter into any closing agreement, settle any Tax claim or assessment, file any state or federal income tax return prior to March 15, 1997, or consent to any extension or waiver of limitation period applicable to any Tax claim or assessment, without the prior consent of Sunrise, which consent will not be unreasonably withheld.

   5.12 Notification of Certain Matters. EyeSys shall give prompt notice to Sunrise, and Sunrise and SAI shall give prompt notice to EyeSys, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of the notifying party contained in this Agreement to become materially untrue or inaccurate, or (b) any failure of the notifying party to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

   5.13 Merger Expenses. EyeSys will use its best efforts to limit all of its non merger-related fees and expenses to be incurred by it prior to or on the Closing.

   5.14 Extension of Bank Loan Agreement. EyeSys and the Silicon Valley Bank ("Bank") have entered into that certain Bank Loan Agreement, dated as of March 11, 1995, as amended, pursuant to which the Bank agreed to loan EyeSys up to $2,100,000 (the "Loan Agreement"). Up to $650,000 of such loan has been guaranteed by each of Frontenac VI Limited Partnership and American Healthcare Fund II, L.P., shareholders of EyeSys (the "Shareholder Guarantees"). EyeSys shall use its reasonable best efforts to obtain the agreement of the Bank, or another lender acceptable to Sunrise, to agree to advance at least $2,100,000 for at least one year after Closing at advance rates no greater than those specified in the Loan Agreement, with such adjustments to the loan covenants as reflect the merger companies and are acceptable to Sunrise.

   5.15 The Sunrise Prepayment. For the benefit of Frontenac VI Limited Partnership and American Healthcare Fund II, L.P. (collectively, the "Shareholder Guarantors"), Sunrise shall have executed an agreement (the "Sunrise Prepayment Agreement") in favor of Guarantors in a form reasonably acceptable to Guarantors, to use its best efforts, subject to the conditions described in Section 5.14, to restructure the Loan Agreement to eliminate the Shareholder Guarantees. The Sunrise Prepayment Agreement shall provide that in the event that Sunrise is unable to persuade the Bank to continue the Loan Agreement without such Shareholder Guarantees, Sunrise shall use twenty percent (20%) of the proceeds of any stock offering after the Closing and ten percent (10%) of the net proceeds from the Asset Sale to prepay a portion of the loan covered by the Shareholder Guarantees.

   5.16. Sunrise Covenant Regarding SEC Filings. For the benefit of affiliates of EyeSys, Sunrise agrees to make all filings it is required to make pursuant to the Exchange Act through 1998 on a timely basis; provided, however, that Sunrise shall be entitled to cure any late filings in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

                                    ARTICLE 6
              CONDITIONS TO OBLIGATIONS OF SUNRISE, SAI AND EYESYS

   The obligations of Sunrise, SAI and EyeSys to consummate the transactions contemplated hereby are, at the election of each such party, subject to satisfaction of the following conditions by the other party, to the extent applicable to the other party, or waiver thereof:

   6.1 Consents and Approvals. The parties hereto shall have obtained all consents and approvals of stockholders and third parties (including governmental authorities) required to consummate the transactions contemplated by this Agreement and the Certificate of Merger.

   6.2 Representations, Warranties and Agreements. All representations and warranties (including those contained in the Sunrise and EyeSys Letters) made herein by the other party and those contained in any documents executed by stockholders of the other party shall be true, accurate and correct in all material respects as of the date made and as if made as of the Closing. The other party shall have performed in all material respects all obligations and agreements undertaken by it herein to be performed at or prior to the Closing.

   6.3 Certificate. The parties shall have received at the Closing a certificate, dated as of the Closing and executed by the other's President and Secretary, to the effect that the conditions set forth in Sections 6.1 and 6.2 shall have been satisfied or waived by the other party.

   6.4 Opinions of Counsel. Sunrise and SAI shall have received at the Closing the opinion of Epstein Becker & Green, P.C. counsel to EyeSys, in form and substance satisfactory to Sunrise and SAI and their counsel.

EyeSys shall have received at the Closing the opinion of Thelen, Marrin, Johnson & Bridges, counsel to Sunrise and SAI, in form and substance satisfactory to EyeSys and its counsel.

   6.5 No Actions. Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having jurisdiction.

   6.6 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance reasonably satisfactory to its counsel, and it shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

   6.7 Accuracy of Documents and Information. The copies of all material instruments, agreements, other documents and written information delivered to the other by it or its representatives, including, without limitation, the EyeSys Letter and the Sunrise Letter, shall be complete and correct as of the Closing.

   6.8 Lock Up Agreements and EyeSys Investor Consents. Sunrise and SAI shall have received an EyeSys Shareholder Lock Up Agreement executed by each EyeSys Shareholder and EyeSys shall have received executed EyeSys Investor Consents in accordance with the requirements of Section 2.1 of this Agreement.

   6.9 Contracts. Sunrise shall be satisfied that EyeSys shall have amended or obtained waivers in respect of any and all rights pursuant to contract that will be necessary in order to consummate the Merger and to enable EyeSys to conduct its business and operations after the Effective Time of the Merger substantially as EyeSys did immediately preceding the Effective Time of the Merger.

   6.10 Securities Approval. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC.

   6.11 Delaware Filings. Sunrise and EyeSys shall be satisfied that as of the Effective Time, the First Amendment to the Restated Certificates of Incorporation of EyeSys, the Second Amendment to the Certificate of Incorporation of Sunrise Technologies, Inc., and the Certificate of Merger shall have been filed in the office of the Secretary of State of the State of Delaware.

   6.12 Termination of EyeSys Stock Option Plan. The EyeSys Board of Directors shall have voted to terminate the EyeSys' Stock Option Plan as of the Effective Time.

   6.13 Transactional Costs. EyeSys shall deliver to Sunrise at least two business days prior to the Closing a list of the transactional fees claimed by the parties listed on Schedule 6.13 in connection with the Merger. At the Effective Time, Sunrise shall pay the Transactional Costs of such parties, including a payment of $100,000 in cash to Cowen and shall also issue the Cowen Shares to Cowen in payment of the balance of the investment fee due Cowen. At the Effective Time, Sunrise also shall repay on behalf of EyeSys approximately $60,000 of stockholder indebtedness currently on the books of EyeSys (not including any indebtedness evidenced by EyeSys Notes).

   6.14 Options, Warrants and EyeSys Notes. Holders of at least 85% of the outstanding principal under the EyeSys Notes shall have converted such EyeSys Notes into EyeSys Common Stock pursuant to Section 2.1(a). All outstanding rights, options, warrants and convertible securities of EyeSys described in the EyeSys Letter shall have been terminated, canceled, replaced or otherwise eliminated to the satisfaction of Sunrise. All existing registration rights of holders of Interests in EyeSys shall have been terminated and Sunrise shall have received a certificate to such effect signed on behalf of EyeSys by the President and Secretary of EyeSys.

   6.15 Foreign Status Representation Letter. EyeSys shall furnish Sunrise with an affidavit stating under penalty of perjury that EyeSys is not a foreign corporation, foreign partnership, foreign trust or foreign establishment (as each term is defined in the Code) and will provide in such affidavit its taxpayer identification number and shall have executed a representation letter substantially in the form provided before Closing to EyeSys and its counsel.

   6.16 Appointment of Board Member. As of the Effective Time, EyeSys shall have
one  representative,   James  E.  Crawford,  appointed  to  Sunrise's  board  of
directors.

   6.17 Sunrise Private Placement and Asset Sale. Neither Sunrise nor EyeSys shall be obligated to proceed to Closing unless Sunrise shall have (a) completed a financing that has produced the greater of (i) $1,700,000 in cash or liquid assets and (ii) sufficient cash or liquid assets to pay the Transaction Costs, cover the initial costs of integration, bring current the outstanding payables of EyeSys and cover the reasonably anticipated working capital requirements of Sunrise and EyeSys for a period of at least three (3) months after the Effective Time, and (b) entered into a binding contract for the Asset Sale for a cash purchase price of at least $4,000,000, which sale shall be expected to close within ninety (90) days of the Effective Time and shall not be subject to any financing contingency not waived by the purchaser under such binding contract prior to the Effective Time.

   6.18 Escrow Agreement. The Escrow Agreement shall be executed by all of the appropriate parties.

   6.19 Bank Loan Agreement. Bank, or another lender acceptable to Sunrise, shall have agreed to continue to loan at least $2,100,000 for at least one year after Closing at the advance rates currently available to EyeSys, as specified in the Loan Agreement, with such adjustments to the loan covenants as reflect the merged companies and are acceptable to Sunrise.

   6.20 Sunrise Prepayment Agreement. Sunrise shall have delivered the Sunrise Prepayment Agreement to the Shareholder Guarantors.

   6.21 No EyeSys Material Adverse Effect. Sunrise shall not have become aware of any fact, event or condition, or the absence of any fact, event or condition, as the context requires, which, individually or in the aggregate would have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of EyeSys.

   6.22 No Sunrise Material Adverse Effect. EyeSys shall not have become aware of any fact, event or condition, or the absence of any fact, event or condition, as the context requires, which, individually or in the aggregate would have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Sunrise.

                                    ARTICLE 7
                                    INDEMNITY

   7.1 Indemnification. EyeSys agrees to indemnify, defend and hold harmless Sunrise and SAI from and against and shall reimburse Sunrise and SAI against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, remedies and penalties, including interest, penalties and reasonable attorneys' fees and expenses (collectively, "Losses") that Sunrise or SAI shall incur or suffer and which arise from or are attributable to by reason of or in connection with any breach or inaccuracy of or any failure to perform or comply with any of EyeSys' representations, warranties, agreements or covenants contained in this Agreement (including any exhibit, letter, schedule or certificate referred to herein) or in the Escrow Agreement.

   7.2 Escrow Agreement. The indemnity obligations of EyeSys hereunder shall be met pursuant to the terms and conditions of the Escrow Agreement. The indemnification made pursuant to Section 7.1 and the representations, warranties, covenants and other agreements set forth in this Agreement and in the Escrow Agreement, shall survive Closing for a period of twelve (12) months after the Effective Time, except that indemnity for Losses for which claim has been made pursuant to the terms of the Escrow Agreement against the Escrow Shares within such twelve (12) month period shall survive until resolved pursuant to the terms of the Escrow Agreement. As set forth herein, the indemnity obligations of EyeSys under this Article 7 (together with all of EyeSys' representations, warranties, covenants and other agreements) set forth herein shall survive the Closing and, absent fraud, shall be satisfied solely and exclusively by recourse against the Escrow Shares in accordance with the Escrow Agreement and this Agreement.

   7.3 No Waiver. No investigation made by or on behalf of Sunrise or SAI with respect to EyeSys shall be deemed to affect Sunrise's or SAI's reliance on the representations, warranties, covenants and agreements made by EyeSys contained in this Agreement and shall not be a waiver of Sunrise's or SAI's rights to indemnity as herein provided for the breach or inaccuracy of or failure to perform or comply with any of EyeSys' representations, warranties, covenants or agreements under this Agreement or the Escrow Agreement.

   7.4 Indemnification of EyeSys Agents. Sunrise agrees that until six (6) years from the Effective Time, Sunrise shall maintain all rights to indemnification existing in favor of the present and former directors, officers, employees, fiduciaries and agents of EyeSys under the terms of its charter and bylaws in effect immediately prior to the Effective Time, and that the charter and bylaws of EyeSys as the surviving corporation, or any successor in interest of EyeSys, shall not be amended to reduce or limit the rights of indemnity afforded to such persons.

                                    ARTICLE 8
                                   TERMINATION

   8.1 Termination by Mutual Consent. At any time prior to the Closing, this Agreement and the Agreement of Merger may be terminated by written consent of Sunrise, SAI and EyeSys, notwithstanding approval of the Merger by the stockholders of SAI or EyeSys.

   8.2 Termination by Sunrise or SAI or EyeSys.

   (a) Sunrise or SAI may terminate this Agreement at any time prior to the Closing by delivery of written notice to EyeSys if: (1) EyeSys has breached or violated this Agreement in any material respect and, if such breach or violation is curable, has failed to cure such violations within ten (10) days of receiving written notice thereof; (2) any representation or warranty made by EyeSys is false or inaccurate in any material respect or there is any material misrepresentation or omission by EyeSys; (3) upon the occurrence of a Material Adverse Effect with respect to EyeSys or (4) the Closing has not occurred by February 28, 1997.

   (b) EyeSys may terminate this Agreement at any time prior to the Closing by delivery of written notice to Sunrise and SAI if: (1) Sunrise or SAI has breached or violated this Agreement in any material respect and, if such breach or violation is curable, has failed to cure such violations within ten (10) days of receiving written notice thereof; (2) any representation or warranty made by Sunrise or SAI is false or inaccurate in any material respect or there is any material misrepresentation or omission by either Sunrise or SAI; or (3) the Closing has not occurred by February 28, 1997.

   8.3 Effect of Termination. In the event of termination as provided above, all parties hereto shall bear their own costs associated with this Agreement and all transactions mentioned herein and there shall be no obligation on the part of either party's officers, directors or stockholders; provided, that (a) Sections 9.5, 9.9, 9.10 and 9.11 shall survive such termination and continue in full force and effect, and (b) nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.

                                    ARTICLE 9
                                  MISCELLANEOUS

   9.1 Notices. Any notice given hereunder shall be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by certified or registered mail, postage prepaid as follows:

      (a) If to Sunrise or SAI:

          Sunrise Technologies International, Inc.
          47257 Fremont Boulevard
          Fremont, CA 94538
          Attention: Chief Executive Officer
          Facsimile: (510) 623-9163

      With a copy to:

          Thelen, Marrin, Johnson & Bridges
          333 West San Carlos Street
          17th Floor
          San Jose, CA 95110-2701
          Attention: Jay L. Margulies, Esq.
          Facsimile: (408) 287-8040

      (b) If to EyeSys

          EyeSys Technologies, Inc.
          2776 Bingle Road
          Houston, TX 77055
          Attention: President and Chief
                     Executive Officer
          Facsimile: (713) 465-2418

      With a copy to:

          Epstein Becker & Green, P.C.
          250 Park Avenue
          New York, NY 10177
          Attention: Lowell S. Lifschultz, Esq.
          Facsimile: (212) 661-0989

or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

   9.2 Entire Agreement;  Modifications;  Waiver. Except as set forth in Section
9.10 herein, this Agreement constitutes the final, exclusive and complete understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and discussions with respect thereto, including, without limitation, the Memorandum of Understanding, dated October 29, 1996, by and among Sunrise and EyeSys. No variation or modification of this Agreement and no waiver of any provision or condition hereof, or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought. After the Effective Time, the rights and remedies available to Sunrise and SAI pursuant to this Agreement and all exhibits hereunder shall be as set forth in Article 7.

   9.3 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

   9.4   Counterparts.   This  Agreement  may  be  executed  in  any  number  of
counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

   9.5 Publicity. Except for disclosure (if any) required by any law to which any party is subject, the timing and content of any announcements, press releases and public statements concerning the acquisition contemplated hereby shall be by mutual agreement of Sunrise and EyeSys.

   9.6 Successors and Assigns. No party may, without the prior express written consent of each other party, assign this Agreement in whole or in part. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

   9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts between California residents made and to be performed entirely within the State of California; provided that matters affecting the validity of the corporate action taken by the parties relating to the Merger shall be governed by the General Corporation Law of the State of Delaware.

   9.8 Further Assurances. At the request of any of the parties hereto, and without further consideration, the other parties agree to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the Merger.

   9.9 Each Party to Bear Own Costs. Subject to Section 6.13, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and the Agreement of Merger and in closing and carrying out the transactions contemplated by this Agreement and the Agreement of Merger; provided, however, that any costs related to the Merger other than the Transactional Costs shall be paid by EyeSys shareholders. Each of the parties and its respective advisors shall use its best efforts to minimize all Merger-related fees and expenses.

   9.10 Confidentiality and Nondisclosure Agreements. Except as required by law, statute, rule or regulation, all confidential information which shall have been furnished or disclosed by one party to the other pursuant to this Agreement shall be held in confidence pursuant hereto or pursuant to the confidential information non-disclosure agreements entered into by such parties and shall not be disclosed to any person other than their respective employees, directors, legal counsel, accountants or financial advisors, with a need to have access to such information.

   9.11 Attorneys' Fees. In the event of any suit or other proceeding to construe or enforce any provision of this Agreement or any other agreement to be entered into pursuant hereto, or otherwise in connection with this Agreement, the prevailing party's or parties' reasonable attorneys' fees and costs (in addition to all other amounts and relief to which such party or parties may be entitled) shall be paid by the other party or parties.

   9.12 Transfer of EyeSys Books and Assets. EyeSys agrees, at any time after the Closing, upon the request of Sunrise or SAI to do, execute, acknowledge and deliver or to cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, power of attorney and assurances as may be required for the better assigning, transferring, conveying and confirming to Sunrise, or to its successors and assigns, or for the aiding, assisting, collecting and reducing to possession of any or all of the books, records and assets of EyeSys. EyeSys and its counsel shall provide Sunrise and its counsel upon request all documentation covering all aspects of EyeSys' business operations.

   9.13 Appointment and Indemnity of Escrow Committee.

   (a) By approval of this Agreement (by written consent or at a duly authorized shareholders' meeting) the EyeSys shareholders shall appoint James E. Crawford, or any successor designated by James E. Crawford or his legal representative, as the EyeSys Representative pursuant to the Escrow Agreement. Mr. Crawford or his designated successor shall have all of the authority granted to the EyeSys Representative pursuant to the Escrow Agreement.

   (b) The EyeSys Representative shall not be liable to anyone whatsoever by reason of any error or judgment or of any act done or step taken or omitted by him in good faith or for any mistake of fact or law as is provided in Section 11 of the Escrow Agreement.

   9.14 Survival of Representations and Warranties. The representations and warranties made by EyeSys in this Agreement shall survive the Effective Time for a one (1) year period consistent with the provisions of Article 7 of this Agreement. The representations and warranties of Sunrise and SAI shall terminate as of the Effective Time; provided, however, the representation made by Sunrise and SAI in Section 4.13 of this Agreement shall survive the Closing for a one
(1) year period.

   IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.


                                          SUNRISE TECHNOLOGIES
                                          INTERNATIONAL, INC.


                                          By:   /s/ David W. Light
                                              -------------------------------
                                              Name:  David W. Light
                                              Title: Chairman of the Board and
                                                     Chief Executive Officer


                                          SUNRISE ACQUISITION, INC.


                                          By:   /s/ David W. Light
                                              -------------------------------
                                              Name:  David W. Light
                                              Title: Chief Executive Officer


                                          EYESYS TECHNOLOGIES, INC.


                                          By:  /s/ Frederick J. Ruegsegger
                                              -------------------------------
                                              Name:  Frederick J. Ruegsegger
                                              Title: President and Chief
                                                     Executive Officer

                                   APPENDIX B
               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262. APPRAISAL RIGHTS.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) or
   (g) of Section 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more then 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective dated, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, Section 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, Section 24; 57 Del. Laws, c. 148, Sections 27-29; 59 Del. Laws, c. 106, Section 12; 60 Del. Laws, c. 371, Sections 3-12; 63 Del. Laws, c. 25, Section 14; 63 Del. Laws, c. 152, Sections 1, 2; 64 Del. Laws, c. 112, Sections 46-54; 66 Del. Laws, c. 136, Sections 30-32; 66 Del. Laws, c. 352, Section 9; 67 Del. Laws, c. 376, Sections 19, 20; 68 Del. Laws, c. 337, Sections 3, 4; 69 Del. Laws, c. 61, Section 10; 69 Del. Laws, c. 262, Sections 1-9; 70 Del. Laws. c. 79. Section 16.)

                                   APPENDIX C
                           SUNRISE TECHNOLOGIES, INC.
                             1996 STOCK OPTION PLAN

   1. Purposes of the Plan. The purposes of this Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Employees and Consultants of the Company and to promote the success of the Company's business.

   Options  granted   hereunder  may  be  either   Incentive  Stock  Options  or
Nonstatutory Stock Options, at the discretion of the Board and as reflected in the terms of the written option agreement.

   2. Definitions. As used herein, the following definitions shall apply:

      "Applicable Laws" shall mean the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, and the rules of any applicable stock exchange or national market system.

      "Board" shall mean the Committee, if one has been appointed, or the Board of Directors of the Company, if no Committee is appointed.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Committee" shall mean the Committee appointed by the Board of Directors in accordance with Section 4 of the Plan, if one is appointed.

      "Common Stock" shall mean the Common Stock of the Company.

      "Company" shall mean Sunrise Technologies International, Inc., a Delaware corporation.

      "Consultant" shall mean any person who is engaged by the Company or any Parent or Subsidiary to render consulting services and is compensated for such consulting services, and any director of the Company whether or not compensated for such services.

      "Continuous Status as an Employee or Consultant" shall mean the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interpreted in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

      "Covered Employee" shall mean an Employee who is, or in the opinion of the Board may become, a "covered employee" under Section 162(m)(3) of the Code at the time of the grant of an Option.

      "Employee" shall mean any person, including officers and directors, employed by the Company or any Parent or Subsidiary of the Company. The payment of a director's fee by the Company shall not be sufficient to constitute "employment" by the Company.

      "Incentive Stock Option" shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

      "Nonstatutory Stock Option" shall mean an Option not intended to qualify as an Incentive Stock Option.

      "Option" shall mean a stock option granted pursuant to the Plan.

      "Optioned Stock" shall mean the Common Stock subject to an Option.

      "Optionee" shall mean an Employee or Consultant who receives an Option.

      "Parent" shall mean a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

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

      "Performance-Based Compensation" shall mean compensation qualifying as "performance-based compensation" under Section 162(m) of the Code.

      "Plan" shall mean this 1996 Stock Option Plan.

      "Share" shall mean a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

      "Subsidiary" shall mean a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

   3. Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of shares which may be issued under Options granted under the Plan is three million five hundred thousand (3,500,000) shares of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock.

   If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. Notwithstanding any other provision of the Plan, shares issued under the Plan and later repurchased by the Company shall not become available for future grant or sale under the Plan.

   4. Composition of Administrator.

      (a) Multiple Administrative Bodies. If permitted by the Applicable Laws, the Plan may (but need not) be administered by different administrative bodies with respect to Covered Employees (in connection with Performance-Based Compensation), directors, officers who are not directors and Consultants and Employees who are neither directors nor officers.

      (b) Administration with respect to Directors and Officers. With respect to grants of Options to Employees or Consultants who are also officers or directors of the Company, the Plan shall be administered by (A) the Board, if the Board may administer the Plan in compliance with the Applicable Laws, or
   (B) a Committee designated by the Board to administer the Plan, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws.

      (c) Administration with respect to Other Persons. With respect to grants of Options to Employees or Consultants who are neither directors nor officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws.

      (d) Administration With Respect To Covered Employees. Notwithstanding the foregoing, grants of Options to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is composed solely of two or more Directors eligible under the Code to serve on a committee making grants qualifying as Performance-Based Compensation. In the case of such grants to Covered Employees, references to the "Board" shall be deemed to be references to such Committee or subcommittee.

      (e) General.  Once a Committee has been  appointed  pursuant to subsection
   (b), (c) or (d) of this Section 4, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of any Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies (however caused) and remove all members of a Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws.

   5. Eligibility.

      (a) Nonstatutory Stock Options may be granted only to Employees and Consultants. Incentive Stock Options may be granted only to Employees. An Employee or Consultant who has been granted an Option may, if he is otherwise eligible, be granted an additional Option or Options.

      (b) The maximum aggregate number of Shares with respect to which Options may be granted to any Employee in any fiscal year of the Company shall be one million (1,000,000) Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company's capitalization pursuant to Section 11, below. This Section 5(b) is intended to comply with the requirements for the award of Performance-Based Compensation applicable to stock options and shall be construed in accordance with the requirements of Section 162(m) of the Code and the regulations thereunder.

      (c) No Incentive Stock Option may be granted to an Employee which, when aggregated with all other incentive stock options granted to such Employee by the Company or any Parent or Subsidiary, would result in Shares having an aggregate fair market value (determined for each Share as of the date of grant of the Option covering such Share) in excess of $100,000 becoming first available for purchase upon exercise of one or more incentive stock options during any calendar year.

      (d) Section 5(c) of the Plan shall apply only to an Incentive Stock Option evidenced by an "Incentive Stock Option Agreement" which sets forth the intention of the Company and the Optionee that such Option shall qualify as an incentive stock option. Section 5(c) of the Plan shall not apply to any Option evidenced by a "Nonstatutory Stock Option Agreement" which sets forth the intention of the Company and the Optionee that such Option shall be a Nonstatutory Stock Option.

      (e) The Plan shall not confer upon any Optionee any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his right or the Company's right to terminate his employment or consulting relationship at any time, with or without cause.

   6. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company as described in Section 17 of the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 13 of the Plan.

   7. Term of Option. The term of each Incentive Stock Option shall be ten (10) years from the date of grant thereof or such shorter term as may be provided in the Incentive Stock Option Agreement. The term of each Nonstatutory Stock Option shall be ten (10) years from the date of grant thereof or such shorter term as may be provided in the Nonstatutory Stock Option Agreement. However, in the case of an Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, (a) if the Option is an Incentive Stock Option, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Incentive Stock Option Agreement, or (b) if the Option is a Nonstatutory Stock Option, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Nonstatutory Stock Option Agreement.

   8. Exercise Price and Consideration.

      (a) The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Board, but shall be subject to the following:

      (i) In the case of an Incentive Stock Option

         (A) granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the fair market value per Share on the date of grant.

         (B) granted to any Employee, the per Share exercise price shall be no less than 100% of the fair market value per Share on the date of grant.

      (ii) In the case of a Nonstatutory Stock Option

      (A) granted to a person who, at the time of the grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the fair market value per Share on the date of the grant.

      (B) granted to any person, other than a Covered Employee, the per Share exercise price shall be no less than 85% of the fair market value per Share on the date of grant as determined by the Board.

      (C) granted to any Covered Employee, the per Share exercise price shall be no less than the fair market value per Share on the date of grant as determined by the Board.

      (b) The fair market value shall be determined by the Board in its discretion; provided, however, that where there is a public market for the Common Stock, the fair market value per Share shall be the bid price (or the closing price per share if the Common Stock is listed on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System) of the Common Stock for the date of grant, as reported in the Wall Street Journal (or, if not so reported, as otherwise reported by the NASDAQ System) or, in the event the Common Stock is listed on stock exchange, the fair market value per Share shall be the closing price on such exchange on the date of grant of the Option, as reported in the Wall Street Journal.

      (c) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Board and may consist entirely of cash, check, promissory note, other Shares of Common Stock which (i) either have been owned by the Optionee for more than six (6) months on the date of surrender or were not acquired, directly or indirectly, from the Company, and (ii) have a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, or any combination of such methods of payment, or such other consideration and method of payment for the issuance of Shares to the extent permitted under Sections 408 and 409 of the California General Corporation Law. In making its determination as to the type of consideration to accept, the Board shall consider if acceptance of such consideration may be reasonably expected to benefit the Company (Section 315(b) of the California General Corporation Law).

   9. Exercise of Option.

      (a) Procedure for Exercise; Rights as a Shareholder. Any option granted hereunder shall be exercisable at such times and under such conditions as determined by the Board, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan.

      An Option may not be exercised for a fraction of a Share.

      An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the option is exercised has been received by the Company. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 8(c) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.

      Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

      (b) Termination of Status as an Employee or Consultant. In the event of termination of an Optionee's Continuous Status as an Employee or Consultant (as the case may be), such Optionee may, but only within thirty (30) days (or such other period of time, not exceeding three (3) months in the case of an Incentive Stock Option or six (6) months in the case of a Nonstatutory Stock Option, as is determined by the Board, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) after the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise his Option to the extent that he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to exercise the Option at the date of such termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

      (c) Disability of Optionee. Notwithstanding the provisions of Section 9(b) above, in the event of termination of an Optionee's Continuous Status as an Employee or Consultant as a result of his total and permanent disability (as defined in Section 22(e)(3) of the Code), he may, but only within six (6) months (or such other period of time not exceeding twelve (12) months as is determined by the Board, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) from the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise his Option to the extent he was entitled to exercise it at the date of such termination. To the extent that he was not entitled to exercise the Option at the date of termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

      (d) Death of Optionee. In the event of the death of an Optionee:

         (i) during the term of the Option who is at the time of his death an Employee or Consultant of the Company and who shall have been in Continuous Status as an Employee or Consultant since the date of grant of the Option, the Option may be exercised, at any time within twelve (12) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as an Employee or Consultant twelve (12) months after the date of death, subject to the limitation set forth in Section 5(b); or

         (ii) within thirty (30) days (or such other period of time not exceeding three (3) months as is determined by the Board, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) after the termination of Continuous Status as an Employee or Consultant, the Option may be exercised, at any time within six (6) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

   10. Transferability of Options.

      (a) Incentive Stock Options. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. The designation of a beneficiary by an Optionee does not constitute a transfer. An Incentive Stock Option may be exercised, during the lifetime of the Optionee, only by the Optionee or a transferee permitted by this Section 10(a).

      (b) Nonstatutory Stock Options. Nonstatutory Stock Options may permit transfer of all or a portion of the Option by such Optionee to (i) the spouse, children or grandchildren of the Optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, provided that (x) there may be no consideration for any such transfer, (y) the stock option agreement pursuant to which such Nonstatutory Stock Options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred options shall be prohibited except those in accordance with Section 10(a). Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 8(c) hereof the term "Optionee" shall be deemed to refer to the transferee. The events of termination of employment of Section 9 hereof shall continue to be applied with respect to the original Optionee, following which the options shall be exercisable by the transferee only to the extent, and for the periods specified at Sections 9(b), (c) and (d).

   11. Adjustments Upon Changes in Capitalization or Merger.

      (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

      (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable.

      (c) Merger or Asset Sale. In the event of the proposed sale of substantially all of the assets of the Company or a merger of the Company, in which the Company is not the surviving entity:

         (i) Options. Each Option shall be assumed or an equivalent option shall be substituted by such successor corporation (including as a "Successor" any purchaser of substantially all of the assets of the Company) or a parent or subsidiary of such successor corporation. In the event that the successor corporation or a parent or subsidiary of such successor corporation does not agree to assume the Option or to substitute an equivalent option, the Board shall, as soon as practicable prior to the effective date of such transaction, provide for the Optionee to have the right to exercise the Option as to all of the Optioned Stock, including Shares that would not otherwise be exercisable. In such event the Board shall notify the Optionee as soon as practicable prior to the effective date of such transaction that the Option shall be fully exercisable for a period of ten (10) days from the date of such notice, and the Option shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if following the merger, the option confers the right to purchase, for each Share of Optioned Stock subject to the Option immediately prior to the merger, the consideration (whether stock, cash or other securities or property) received in the merger by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger was not solely common stock of the successor corporation or Parent, the Board may, with the consent of the successor corporation, provide for the consideration received upon the exercise of the Option, for each Share of Optioned Stock subject to the Option, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger.

         (ii) Shares Subject to Repurchase Option. Any Shares subject to a repurchase option of the Company shall be exchanged for the consideration (whether stock, cash or other securities or property) received in the merger or asset sale by the holders of Common Stock for each Share held on the effective date of the transaction, as described in the preceding paragraph. If the Optionee receives shares of stock of the successor corporation or a parent or subsidiary of such successor corporation in exchange for Shares subject to a repurchase option, such exchanged shares shall continue to be subject to the repurchase option as provided in the restricted stock purchase agreement.

   12. Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date on which the Board makes the determination granting such Option. Notice of the determination shall be given to each Employee or Consultant to whom an Option is so granted within a reasonable time after the date of such grant.

   13. Amendment and Termination of the Plan.

      (a) Amendment and Termination. The Board may at any time amend, suspend or terminate the Plan. To the extent necessary and desirable to comply with Applicable Laws, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

      (b) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

   14. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

   As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

   15. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

   The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

   16. Option Agreement. Options shall be evidenced by written option agreements in such form as the Board shall approve.

   17. Shareholder Approval. Continuance of the Plan with respect to the grant of Incentive Stock Options and grants to Covered Employees shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted, and such stockholder approval shall be a condition to the right of a Covered Employee to receive Performance-Based Compensation hereunder. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws.

   18. Information to Optionees. The Company shall provide to each Optionee, during the period for which such Optionee has one or more Options outstanding, copies of all annual reports and other information which are provided to all shareholders of the Company. The Company shall not be required to provide such information if the issuance of Options under the Plan is limited to key employees whose duties in connection with the Company assure their access to equivalent information.

   19. Miscellaneous.

      (a) Code Section 162(m). In the sole discretion of the Committee, Agreements may provide that, in the event Code Section 162(m), or any successor provision relating to excessive employee remuneration, would operate to disallow a deduction by Company for all or part of any compensation attributable to an Option under the Plan, an Employee's exercise of an Option, to the extent that the exercise would result in compensation that would not be deductible by Company, shall be deferred until the next succeeding year or years in which the Employee's remuneration either does not exceed the limit set forth in Code Section 162(m) or is not subject to Code
   Section 162(m).

      (b) Withholding. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including any restrictions required by rules of the Securities and Exchange Commission.

      (c) Pooling. If any Option, or any provision of any Option, granted under the Plan would prevent a transaction from being account for as a pooling of interests (in the opinion of the Company's accountants), the Option, or the provision shall be void. No consent shall be required to void the Option or the provision.

                                   APPENDIX D

                           PROPOSED CHARTER AMENDMENTS

   EyeSys Technologies, Inc. (the "Corporation") proposes to amend its Restated Certificate of Incorporation (the "EyeSys Certificate") as follows (proposed additions to the text of the current EyeSys Certificate appear in bold-type):

   (1) EyeSys Merger Proposal 1 is to amend Section 4.2.4(b)(ii) of the EyeSys Certificate so that Section 4.2.4(b) will read in its entirety as follows:

      Mergers. A merger, reorganization, or sale of all or substantially all of the assets of this Corporation in which the stockholders of this Corporation immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction shall be deemed to be a Liquidation within the meaning of this
   Section II of Article FOURTH. Any securities to be delivered to the holders of the Series A Preferred Stock and Common Stock upon merger, reorganization or sale of substantially all the assets of the Corporation shall be valued for purposes of this Section 4.2.4 as follows:

         (i) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

         (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; PROVIDED, HOWEVER, IN THE CASE OF THE COMMON STOCK OF SUNRISE TECHNOLOGIES INTERNATIONAL, INC. ("SUNRISE STOCK") TO BE DELIVERED TO THE HOLDERS OF SERIES A PREFERRED STOCK UNDER THE AGREEMENT AND PLAN OF MERGER DATED AS OF DECEMBER 27, 1996, BY AND AMONG SUNRISE TECHNOLOGIES INTERNATIONAL, INC., SUNRISE ACQUISITION, INC. AND EYESYS TECHNOLOGIES, INC. (THE "SUNRISE MERGER AGREEMENT"), THE SUNRISE STOCK SHALL BE VALUED AT THE GREATER OF $1.25 PER SHARE AND THE AVERAGE OF THE CLOSING BID PRICES, AS REPORTED ON THE OTC BULLETIN BOARD, OVER THE FIVE-DAY PERIOD ENDING THREE BUSINESS DAYS PRIOR TO THE CLOSING OF THE SUNRISE MERGER AGREEMENT (THE "OTC CURRENT MARKET VALUE"); and

         (iii) if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors of the Corporation.

   (2) EyeSys Merger Proposal 2 is to amend Section 4.3.4(c) of the EyeSys Certificate to read in its entirety as follows:

      (c) EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 4.3.4(C), if any of the assets of the Corporation are to be distributed other than in cash under this
   Section 4.3.4 or for any other purpose, then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Series A Preferred Stock, Series B Preferred Stock or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series B Preferred Stock of the appraiser's valuation. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE VALUE OF THE SUNRISE STOCK TO BE DELIVERED TO HOLDERS OF SERIES B PREFERRED STOCK UNDER THE SUNRISE MERGER AGREEMENT SHALL BE THE GREATER OF $1.25 PER SHARE AND THE OTC CURRENT MARKET VALUE OF THE SUNRISE STOCK.

                                   APPENDIX E

                        [LETTERHEAD OF COWEN & COMPANY]




December 27, 1996

Board of Directors
EyeSys Technologies, Inc.
2776 Bingle Road
Houston, TX 77055


Gentlemen:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.001 per share ("EyeSys Common Stock"), Series A Preferred Stock and Series B Preferred Stock (collectively, "EyeSys Stock") of EyeSys Technologies, Inc. ("EyeSys" or the "Company"), of the terms of the Merger (as hereinafter defined) with Sunrise Technologies International, Inc. ("Sunrise"). For the purposes of this opinion, the "Merger" means the transaction described below pursuant to that certain Agreement and Plan of Merger among the Company, Sunrise and Sunrise Acquisition, Inc. ("SAI") dated December 27, 1996 (the "Merger Agreement").

As more specifically set forth in the Merger Agreement, and subject to certain terms and conditions thereof, the Merger contemplates that SAI shall be merged with and into EyeSys pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement). At the Effective Time, Sunrise will exchange 12,186,479 shares of common stock of Sunrise for the issued and outstanding shares of EyeSys Stock, vested options and warrant to purchase EyeSys Common Stock, warrants to purchase Series B Preferred Stock and convertible subordinated notes due 1997.

Consummation of the Merger on the foregoing terms will be subject to the approval of the respective stockholders of the Company and Sunrise.

In the ordinary course of its services, Cowen & Company ("Cowen") is regularly engaged in the valuation and pricing of businesses and their securities and in advising corporate securities issuers on related matters.

In arriving at our opinion, Cowen has, among other things:

      (1) reviewed the Merger Agreement;

      (2) held meetings and discussions with representatives of the management of EyeSys and Sunrise to discuss the business operations, historical financial results and future prospects of EyeSys, Sunrise and the combined company;

      (3) reviewed certain information, furnished to us by EyeSys, of a business and financial nature regarding EyeSys;

      (4) discussed with the Company's management EyeSys' competitive position, current and anticipated future conditions in the ophthalmic instrument industry and the potential strategic synergies of a combination with Sunrise;

      (5) considered the financial terms, to the extent publicly available, of selected recent business transactions deemed to be similar in whole or in part to the Merger;

      (6) compared EyeSys from a financial point of view, with certain other similar companies which we deemed relevant;

      (7) performed a discounted future net income valuation analysis of the Company based on projections provided by the Company's management;

      (8) reviewed certain publicly available filings of Sunrise with the Securities and Exchange Commission, including consolidated financial statements for the fiscal years ended December 31, 1993, 1994, and 1995 and the fiscal quarter ended September 30, 1996;

      (9) reviewed historical market prices and trading volumes of Sunrise Common Stock from December 1, 1995 to December 19, 1996, and compared those trading histories with other companies deemed relevant;

      (10) analyzed pro forma ownership in the combined company by EyeSys' current shareholders;

      (11) at the request of the EyeSys Board, solicited third party indications of interest in acquiring all or substantially all of the stock or assets of EyeSys; and

      (12) reviewed  other  publicly  available  information  and conducted such
   other  studies,   analyses,   inquiries  and   investigations  as  it  deemed
   appropriate.


On December 23, 1996, the closing price of common stock of Sunrise, in the last transaction reported by the electronic bulletin board established for securities that do not meet the Nasdaq listing requirements, was $0.875 per share.

In rendering our opinion, we relied upon the Company's management with respect to the accuracy and completeness of the financial and other information furnished to us as described above. Cowen was not provided with detailed financial projections for Sunrise. We have not assumed any responsibility for independent verification of such information, including financial information, nor have we made an independent evaluation or appraisal of any of the properties or assets of the Company or Sunrise.

We have acted as financial advisor to the Board of Directors of the Company in connection with the transaction contemplated by the Agreement and will receive a fee for our services. Such fee is contingent upon the closing of the Merger.

On the basis of our review and analysis, as described above, it is our opinion as investment bankers that, as of the date hereof, the financial terms of the Merger are fair, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.001 per share, Series A Preferred Stock and Series B Preferred Stock of EyeSys Technologies, Inc.

Very truly yours,

/s/ Cowen & Company

Cowen & Company

                                     PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

SUNRISE

   Section 102(b)(7) of the General Corporation Law of the State of Delaware ("Delaware Law") grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Sunrise's Certification of Incorporation contains a provision eliminating director liability to Sunrise and its stockholders for monetary damages for breach of fiduciary duty as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to Sunrise or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, for improper payment of dividends or improper stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of Sunrise protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of Sunrise or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Commission has taken the position that the provision will have no effect on claims arising under federal securities laws.

   Section 145 of the Delaware Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Sunrise's Bylaws provide that the corporation shall, subject to limited exceptions, indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware Law. Sunrise's Bylaws provide further that the corporation shall have the power to indemnify its other officers, employees and other agents as set forth in the Delaware Law. Such indemnification rights include reimbursement for expenses incurred by such director, executive officer, other officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware Law.

   Sunrise has entered into agreements with each of its directors and officers pursuant to which Sunrise has agreed to indemnify such directors and officers to the fullest extent permitted under applicable law. [In addition, Sunrise has purchased insurance containing customary terms and conditions as permitted by law on behalf of its directors and officers, which may cover liabilities under the Securities Act of 1933.]

EYESYS

   Section 102(b)(7) of the Delaware Law grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. EyeSys' Restated Certificate of Incorporation contains a provision eliminating director liability to EyeSys and its stockholders for monetary damages for breach of fiduciary duty as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to EyeSys or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable for improper payment of dividends or improper stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of EyeSys protection against awards of monetary damages resulting from breaches of their fiduciary duty (except as indicated above). As a result of this provision, the ability of EyeSys or a stockholder thereof to successfully prosecute an action against a director for a breach of the director's fiduciary duty is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a breach of a director's fiduciary duty. The SEC has taken the position that the provision will have no effect on claims arising under federal securities laws.

   Section 145 of the Delaware Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. The EyeSys Restated Certificate of Incorporation provides that each director or officer shall be indemnified by EyeSys in accordance with, and to the fullest extent authorized by, the Delaware Law. The EyeSys By-laws provide that such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware Law. In addition, EyeSys has purchased insurance containing customary terms and conditions as permitted by law on behalf of its directors and officers, which may cover liabilities under the Securities Act of 1933.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits

     EXHIBIT                                     DESCRIPTION
     -------                                     -----------

      2         AGREEMENT AND PLAN OF MERGER, BY AND AMONG SUNRISE  TECHNOLOGIES
                INTERNATIONAL,   INC.,  SUNRISE  ACQUISITION,  INC.  AND  EYESYS
                TECHNOLOGIES, INC., DATED AS OF DECEMBER 27, 1996*

      3         CHARTER DOCUMENTS

      3.1       Certificate of Incorporation of Sunrise, as amended(1)

      3.2       Bylaws of Sunrise(1)

      5 OPINION OF THELEN, MARRIN, JOHNSON & BRIDGES LLP AS TO THE LEGALITY OF THE MERGER SHARES BEING REGISTERED*

      8 OPINION OF THELEN, MARRIN, JOHNSON & BRIDGES LLP AS TO CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER*

      10        MATERIAL CONTRACTS

      10.1 Lease Agreement with Bayside Spinnaker Partners III, as lessor, for the lease of facilities at 47257 Fremont Boulevard, Fremont, California, dated July 16, 1991(2)

      10.2 Patent License Agreement between Sunrise and Patlex Corporation dated January 1, 1990(3)

      10.3      Agreement   between   Sunrise  and  the   University  of  Miami,
                Department of Ophthalmology, dated October 28, 1991(2)

      10.4 Joint Development and Exclusive Manufacturing Agreement dated April 17, 1993 between Sunrise and Danvill Engineering, Inc.(1)

      10.5      Settlement  Agreement between Sunrise and American Dental Laser,
                Inc.,  dated  February  4,  1993  (confidential   treatment  has
                previously been granted for portions of this exhibit)(4)

      10.6      License  Agreement  between  Sunrise and American  Dental Laser,
                Inc.,  dated  February  4,  1993  (confidential   treatment  has
                previously been granted for portions of this exhibit)(4)

      10.7      Settlement   Agreement   between  Sunrise  and  American  Dental
                Technologies, dated July 30, 1996

      10.8 Form of Indemnification Agreement between Sunrise and each of its officers and directors(3)

      10.10     1988 Stock Option Plan, as amended(5)

      10.11     1996 Stock Option Plan  (incorporated by reference to Appendix C
                to  the  Joint  Proxy  Statement/Prospectus   included  in  this
                registration statement).

      10.12 Employment Agreement entered into between Sunrise and Joseph W. Shaffer, dated April 5, 1989(5)

      10.16 Common Stock and Warrant Purchase Agreement between Sunrise and each of the signatories thereto, dated August 28, 1992(4)

     EXHIBIT                                     DESCRIPTION
     -------                                     -----------

      10.17 Form of Consent to the Amendment of the Common Stock and Warrant Purchase Agreement(4)

      10.18 Registration Rights Agreement between Sunrise and the Purchasers under the Common Stock and Warrant Purchase Agreement, dated August 28, 1992(4)

      10.19     Form of 1992 Private Placement Warrant(4)

      10.20 Form of Warrant issued to Pennsylvania Merchant Group to purchase an aggregate of 25,000 shares of Sunrise Stock(4)

      11        STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

      11.1      Statement  re   Computation   of  Per  Share  Loss  for  Sunrise
                Technologies International, Inc.

      21        SUBSIDIARIES OF SUNRISE

      23        CONSENTS

      23.1 Consents of Thelen, Marrin, Johnson & Bridges LLP (included in the opinions filed as Exhibits 5 and 8)*

      23.2      Consent of Ernst & Young LLP

      23.3      Consent of Coopers & Lybrand L.L.P.

      23.4      Consent of Cowen & Company

      99 OPINION OF COWEN & COMPANY (incorporated by reference to Appendix E to the Joint Proxy Statement/Prospectus included in this registration statement)
------------
*   To be filed by amendment.

(1) Incorporated by reference to the registrant's Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 0-17816).

(2) Incorporated by reference to the registrant's Annual Report on Form 10-K for the year ended December 31, 1991 (File No. 0-17816).

(3) Incorporated by reference to the registrant's Registration Statement on Form S-1, as amended (File No. 33-36768).

(4) Incorporated by reference to the registrant's Annual Report on Form 10-K for the year ended December 31, 1992 (File No. 9-17816).

(5) Incorporated by reference to the registrant's Registration Statement on Form S-18, as amended (File No. 33-27029-LA).


   (b) Financial Statement Schedules

       Schedule II--Valuation and Qualifying Accounts (see page F-20),

       Schedules not listed above have been omitted from this registration statement because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or Notes thereto.

   (c) Opinion of Financial Advisor

       The opinion of Cowen & Company delivered to the board of directors of EyeSys is summarized in the Joint Proxy Statement/Prospectus and is attached thereto as Appendix E.

ITEM 22. UNDERTAKINGS

   PURSUANT TO ITEM 512(G) OF REGULATION S-K

   (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   PURSUANT TO ITEM 512(H) OF REGULATION S-K

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   PURSUANT TO ITEM 22(B) OF FORM S-4

   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   PURSUANT TO ITEM 22(C) OF FORM S-4

   The undersigned registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, state of California, on December 30, 1996.

                                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.


                                    By:      /s/ David W. Light
                                       ---------------------------------------
                                    Name:  David W. Light
                                    Title:   Chairman of the Board and Chief
                                    Executive Officer

                               POWERS OF ATTORNEY

   Each person whose signature  appears below hereby appoints David W. Light and
C. Russell Trenary, III, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact with authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, necessary or advisable to enable the Registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such changes in this registration statement as the aforesaid attorney-in-fact deems appropriate.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

December 30, 1996      /s/ David W. Light
-----------------      ---------------------------------------------------------
Date                   David W. Light
                       Chairman  of the Board and Chief  Executive  Officer  and
                       Director   (Principal   Executive   Officer,    Principal
                       Financial Officer and Principal Accounting Officer)

December 30, 1996      /s/ C. Russell Trenary, III
-----------------      ---------------------------------------------------------
Date                   C. Russell Trenary, III
                       Director

December 30, 1996      /s/ Joseph W. Shaffer
-----------------      ---------------------------------------------------------
Date                   Joseph W. Shaffer
                       Director

December 30, 1996      /s/ Joseph D. Koenig
-----------------      ---------------------------------------------------------
Date                   Joseph D. Koenig
                       Director

December 30, 1996      /s/ Ronald A. Slocum
-----------------      ---------------------------------------------------------
Date                   Ronald A. Slocum
                       Director

                                  EXHIBIT INDEX

     EXHIBIT                                     DESCRIPTION
     -------                                     -----------

      2         AGREEMENT AND PLAN OF MERGER, BY AND AMONG SUNRISE  TECHNOLOGIES
                INTERNATIONAL,   INC.,  SUNRISE  ACQUISITION,  INC.  AND  EYESYS
                TECHNOLOGIES, INC., DATED AS OF DECEMBER 27, 1996*

      3         CHARTER DOCUMENTS

      3.1       Certificate of Incorporation of Sunrise, as amended(1)

      3.2       Bylaws of Sunrise(1)

      5 OPINION OF THELEN, MARRIN, JOHNSON & BRIDGES LLP AS TO THE LEGALITY OF THE MERGER SHARES BEING REGISTERED*

      8 OPINION OF THELEN, MARRIN, JOHNSON & BRIDGES LLP AS TO CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER*

      10        MATERIAL CONTRACTS

      10.1 Lease Agreement with Bayside Spinnaker Partners III, as lessor, for the lease of facilities at 47257 Fremont Boulevard, Fremont, California, dated July 16, 1991(2)

      10.2 Patent License Agreement between Sunrise and Patlex Corporation dated January 1, 1990(3)

      10.3      Agreement   between   Sunrise  and  the   University  of  Miami,
                Department of Ophthalmology, dated October 28, 1991(2)

      10.4 Joint Development and Exclusive Manufacturing Agreement dated April 17, 1993 between Sunrise and Danvill Engineering, Inc.(1)

      10.5      Settlement  Agreement between Sunrise and American Dental Laser,
                Inc.,  dated  February  4,  1993  (confidential   treatment  has
                previously been granted for portions of this exhibit)(4)

      10.6      License  Agreement  between  Sunrise and American  Dental Laser,
                Inc.,  dated  February  4,  1993  (confidential   treatment  has
                previously been granted for portions of this exhibit)(4)

      10.7      Settlement   Agreement   between  Sunrise  and  American  Dental
                Technologies, dated July 30, 1996

      10.8 Form of Indemnification Agreement between Sunrise and each of its officers and directors(3)

      10.10     1988 Stock Option Plan, as amended(5)

      10.11     1996 Stock Option Plan  (incorporated by reference to Appendix C
                to  the  Joint  Proxy  Statement/Prospectus   included  in  this
                registration statement).

      10.12 Employment Agreement entered into between Sunrise and Joseph W. Shaffer, dated April 5, 1989(5)

      10.16 Common Stock and Warrant Purchase Agreement between Sunrise and each of the signatories thereto, dated August 28, 1992(4)

      10.17 Form of Consent to the Amendment of the Common Stock and Warrant Purchase Agreement(4)

      10.18 Registration Rights Agreement between Sunrise and the Purchasers under the Common Stock and Warrant Purchase Agreement, dated August 28, 1992(4)

      10.19     Form of 1992 Private Placement Warrant(4)

      10.20 Form of Warrant issued to Pennsylvania Merchant Group to purchase an aggregate of 25,000 shares of Sunrise Stock(4)

      11        STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

      11.1      Statement  re   Computation   of  Per  Share  Loss  for  Sunrise
                Technologies International, Inc.

     EXHIBIT                                     DESCRIPTION
     -------                                     -----------

      21        SUBSIDIARIES OF SUNRISE

      23        CONSENTS

      23.1 Consents of Thelen, Marrin, Johnson & Bridges LLP (included in the opinions filed as Exhibits 5 and 8)*

      23.2      Consent of Ernst & Young LLP

      23.3      Consent of Coopers & Lybrand L.L.P.

      23.4      Consent of Cowen & Company

      99 OPINION OF COWEN & COMPANY (incorporated by reference to Appendix E to the Joint Proxy Statement/Prospectus included in this registration statement)
------------
*   To be filed by amendment.

(1) Incorporated by reference to the registrant's Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 0-17816).

(2) Incorporated by reference to the registrant's Annual Report on Form 10-K for the year ended December 31, 1991 (File No. 0-17816).

(3) Incorporated by reference to the registrant's Registration Statement on Form S-1, as amended (File No. 33-36768).

(4) Incorporated by reference to the registrant's Annual Report on Form 10-K for the year ended December 31, 1992 (File No. 9-17816).

(5) Incorporated by reference to the registrant's Registration Statement on Form S-18, as amended (File No. 33-27029-LA).